     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 1997



                                                      REGISTRATION NO. 333-18687

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                           --------------------------


                              IVAC HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


                DELAWARE                                    3841                                   13-3800335
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                           --------------------------

                          IVAC OVERSEAS HOLDINGS, INC.
       (Exact name of additional registrant as specified in its charter)

                DELAWARE                                    3841                                   13-3800332
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                           --------------------------

                        IMED INTERNATIONAL TRADING CORP.
       (Exact name of additional registrant as specified in its charter)

                DELAWARE                                    3841                                   33-0712032
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                           --------------------------

                             10221 WATERIDGE CIRCLE
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 458-7000
    (Address, including ZIP Code, and telephone number, including area code, of each registrant's principal executive offices)

                         ------------------------------

                              DANIEL A. ETNA, ESQ.
                             GORDON ALTMAN BUTOWSKY
                             WEITZEN SHALOV & WEIN
                              114 WEST 47TH STREET
                            NEW YORK, NEW YORK 10036
                                 (212) 626-0872
(Name, address, including ZIP Code and telephone number, including area code, of agent for service)

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon the effectiveness of this registration statement, IVAC Holdings, Inc. will offer to exchange its 9 3/4% Senior Subordinated Notes due 2006, which will have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 9 3/4% Senior Subordinated Notes due 2006.


    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED MARCH 28, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              IVAC HOLDINGS, INC.
                             OFFER TO EXCHANGE ITS
                   9 3/4% SENIOR SUBORDINATED NOTES DUE 2006,
     WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT 1933, AS AMENDED,
                       FOR ANY AND ALL OF ITS OUTSTANDING
                   9 3/4% SENIOR SUBORDINATED NOTES DUE 2006
                            ------------------------

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                     ON           , 1997, UNLESS EXTENDED.

                           --------------------------

    IVAC Holdings, Inc., a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 9 3/4% Senior Subordinated Notes due 2006 ("New Notes"), registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Registration Statement (as defined) of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 9 3/4% Senior Subordinated Notes due 2006 ("Old Notes," and, together with New Notes, "Notes"), of which $200.0 million aggregate principal amount is outstanding. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes (which they replace), except that the New Notes (i) have been registered under the Securities Act and, therefore, do not bear legends restricting their transfer and (ii) do not contain certain provisions providing for the payment of Liquidated Damages (as defined) under certain circumstances relating to the Registration Rights Agreement (as defined). The New Notes will evidence the same debt as the Old Notes (which they replace) and, except as set forth in the immediately preceding sentence, will be entitled to the benefits of the Indenture (as defined), under which both the Old Notes were, and the New Notes will be, issued. See "The Exchange Offer" and "Description of Notes."


    As a result of the Company's failure to have the Registration Statement (as defined), of which this Prospectus is a part, declared effective by the Securities and Exchange Commission (the "Commission") by March 26, 1997, the Company commenced paying Liquidated Damages on March 27, 1997 to each holder of Old Notes in an amount equal to $.05 per week per $1,000 principal amount of Old Notes held by such holder. The Company's obligation to pay the aforesaid Liquidated Damages terminated as of the date of this Prospectus. See "The Exchange Offer-- Purpose and Effect of the Exchange Offer."



    Interest on the New Notes will accrue from November 26, 1996, the date of the original issuance of the Old Notes, and will be payable in cash semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 1997. No interest will be payable on the Old Notes accepted for exchange. The Company will not be required to make any mandatory redemption or sinking fund payment with respect to the New Notes prior to maturity. The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 2001 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to December 1, 1999, the Company may, on one or more occasions, redeem up to $70.0 million in aggregate principal amount of the Notes with any of the net proceeds of one or more public or private offerings of common stock of (i) Advanced Medical, Inc., a Delaware corporation ("Advanced Medical"), or any other corporate parent of the Company to the extent the net proceeds thereof are contributed to the Company as a capital contribution to common equity or (ii) the Company, in each case, at a redemption price of 109.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the applicable date of redemption; PROVIDED that at least $130.0 million in aggregate principal amount of the Notes remain outstanding immediately after the occurrence of each such redemption; PROVIDED, FURTHER, that, with respect to a private offering of the common stock of the Company, such common stock shall be issued at a price no lower than the fair market value thereof, as evidenced by an independent investment banking firm of national standing delivered to the Trustee (as defined). In the event of a Change of Control (as defined), the holders of the New Notes will have the right to require the Company to purchase their New Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of Notes--Optional Redemption" and "--Repurchase at the Option of Holders."



    The New Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt (as defined) of the Company, including indebtedness pursuant to the New Credit Facility (as defined). The New Notes will be guaranteed (the "Subsidiary Guarantees"), jointly and severally, on an unconditional senior subordinated basis by certain of the Company's domestic subsidiaries (which are the only subsidiaries that guarantee the Company's obligations under the New Credit Facility) (the "Guaranteeing Subsidiaries"). As of the date of this Prospectus, the Guaranteeing Subsidiaries are IMED International Trading Corp., a Delaware corporation, and IVAC Overseas Holdings, Inc., a Delaware corporation. The Subsidiary Guarantees will be subordinated in right of payment to all existing and future Senior Debt of the Guaranteeing Subsidiaries, including the guarantees of the Guaranteeing Subsidiaries of the Company's obligations under the New Credit Facility. At December 31, 1996, the Company had approximately $223.9 million of Senior Debt outstanding and the Guaranteeing Subsidiaries had no Senior Debt outstanding (excluding guarantees by the Guaranteeing Subsidiaries of the Company's obligations under the New Credit Facility). The Indenture provides that the obligations of the Guaranteeing Subsidiaries under the Subsidiary Guarantees are limited to amounts which will not result in the Subsidiary Guarantees beign fraudulent conveyances under applicable law. See "Description of Notes--Subsidiary Guarantees."

    The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires (the "Expiration Date"), which will be
          , 1997, unless the Exchange Offer is extended. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. The Exchange Offer, however, is subject to certain customary conditions which may be waived by the Company. Old Notes may be tendered only in integral multiples of $1,000. See "The Exchange Offer."


    The Old Notes were sold by IMED Corporation ("IMED") on November 26, 1996 to the Initial Purchasers (as defined) in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act (the "Offering"). The Initial Purchasers subsequently placed the Old Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act ("Rule 144A") and with a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy the obligations of the Company and the Guaranteeing Subsidiaries under the Registration Rights Agreement. See "The Exchange Offer--Purpose and Effect of the Exchange Offer."



    Based on no-action letters issued by the staff of the Commission to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company or either of the Guaranteeing Subsidiaries within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, PROVIDED that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to, and does not intend to, participate in the distribution of such New Notes. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "The Exchange Offer--Resale of the New Notes." Each broker-dealer (a "Participating Broker-Dealer") that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company and the Guaranteeing Subsidiaries have agreed that, for a period of 180 days after the Expiration Date, they will make this Prospectus, as it may be amended or supplemented from time to time, available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."


    Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. The Old Notes are designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. There is no established trading market for the New Notes. The Company does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.


    The New Notes will be available initially only in book-entry form and the Registrants expect that the New Notes issued pursuant to the Exchange Offer will be issued in the form of a Global Note (as defined), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Note representing the New Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Note, New Notes in certificated form will be issued in exchange for beneficial interests in the Global Note only under the limited circumstances set forth in the Indenture. See "Description of Notes--Book-Entry; Delivery and Form."


    The Company will not receive any proceeds from the Exchange Offer. The Company will pay all of the expenses incident to the Exchange Offer. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."


    SEE "RISK FACTORS" BEGINNING ON PAGE 20 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING OLD NOTES IN THE EXCHANGE OFFER.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS          , 1997.

                             AVAILABLE INFORMATION


    The Company and the Guaranteeing Subsidiaries have filed with the Commission a registration statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company, the Guaranteeing Subsidiaries and the Exchange Offer, reference is made to the Registration Statment. Statments made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.


    The Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Regional Offices of the Commission at 75 Park Place, New York, New York 10007 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

    As a result of the filing of the Registration Statement with the Commission, the Company and the Guaranteeing Subsidiaries will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. The obligation of the Company and the Guaranteeing Subsidiaries to file periodic reports and other information with the Commission will be suspended if the Notes are held of record by fewer than 300 holders as of the beginning of any fiscal year of the Company and the Guaranteeing Subsidiaries other than the fiscal year in which the Registration Statement is declared effective. The Company and the Guaranteeing Subsidiaries will nevertheless be required to continue to file reports with the Commission if the New Notes are listed on a national securites exchange. The Company has agreed pursuant to the Indenture that, whether or not required by the rules and regulations of the Commission, for so long as any Notes are outstanding, the Company shall furnish to the holders of the Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its Restricted Subsidiaries (as defined) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company was required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company shall file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Moreover, the Company and the Guaranteeing Subsidiaries have agreed that, for so long as any Notes remain outstanding, they will furnish to holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL DATA APPEARING ELSEWHERE IN THIS PROSPECTUS AND THE DOCUMENTS REFERRED TO HEREIN. IMMEDIATELY FOLLOWING THE CLOSING OF THE OFFERING, A SERIES OF MERGERS (COLLECTIVELY, THE "MERGER") WERE EFFECTED PURSUANT TO WHICH THE OPERATIONS OF IMED AND IVAC MEDICAL SYSTEMS, INC. ("IVAC MEDICAL SYSTEMS"), FORMERLY KNOWN AS IVAC CORPORATION AND A SUBSIDIARY OF IVAC HOLDINGS, INC. ("IVAC HOLDINGS"), WERE TRANSFERRED TO IVAC HOLDINGS AND IVAC HOLDINGS BECAME A WHOLLY OWNED SUBSIDIARY OF ADVANCED MEDICAL. AS A RESULT OF THE MERGER, THE COMPANY BECAME THE SUCCESSOR OBLIGOR WITH RESPECT TO THE OLD NOTES. REFERENCES HEREIN TO THE "COMPANY" REFER TO IVAC HOLDINGS AFTER THE MERGER. REFERENCES HEREIN TO "IMED" REFER TO IMED CORPORATION AND ITS SUBSIDIARIES PRIOR TO THE MERGER. REFERENCES HEREIN TO "IVAC" REFER TO IVAC HOLDINGS AND ITS SUBSIDIARIES (OTHER THAN RIVER MEDICAL, INC. ("RIVER"), THE OPERATIONS OF WHICH WERE DISCONTINUED BY IVAC IN JUNE 1996 (THE "RIVER DIVESTITURE")) PRIOR TO THE MERGER.

                                  THE COMPANY


    The Company is a leading provider of infusion systems and related technologies to the United States hospital market, with the largest installed base of pump delivery lines ("channels"). In addition, the Company is a leader in the international infusion systems market with a number one or two market position based on installed base of infusion pumps in eight Western European countries, the largest installed base of infusion pumps in Australia and Canada, and a developing position in Latin America and Asia. The Company's infusion systems, which are used to deliver fluids, generally pharmaceuticals or nutritionals, accurately and safely to patients, consist of single and multi-channel infusion pumps and controllers, and proprietary and non-proprietary disposable administration sets (plastic tubing and pump interfaces). In addition, the Company is a leading provider of vital signs measurement products that measure and monitor temperature, pulse and blood pressure, with the largest installed base of hospital thermometry systems in the United States.



    The Company sells a full range of products through a direct sales force consisting of over 230 salespersons and through more than 150 distributors to over 5,000 hospitals worldwide. On a pro forma basis, the Company's United States sales and sales to customers located outside of the United States would have accounted for approximately 65% and 35%, respectively, of the Company's pro forma net sales for 1996. For the year ended December 31, 1996, on a pro forma basis, the Company would have had net sales of $346.3 million and Adjusted EBITDA (as defined in Note 4 of the summary financial data) of $76.9 million.



    Infusion Systems. At December 31, 1996, the Company had approximately 214,000 single and multi-channel large volume infusion pumps installed in the United States, with a market share of approximately 40% of the installed base of infusion pump channels in the United States. The Company offers a wide variety of infusion pumps designed to meet the varying price and technological requirements of its broad array of customers. These infusion pumps include the Gemini series, consisting of single, dual and four channel infusion pumps designed for use in all hospital settings by customers with sophisticated technological requirements; the Signature Edition system, a versatile, user-friendly single and dual channel infusion pump for use in general medical and surgical settings; the MedSystem III instrument ("MS III"), a compact, lightweight, programmable three channel infusion pump targeted for the hospital critical care setting; and the 560/570 Series, consisting of single channel infusion pumps designed for the price-conscious customer. In addition, the Company offers the ReadyMED ambulatory infusion pump ("ReadyMED"), which is compact, lightweight and disposable, for use in the alternate site market and a variety of syringe infusion pumps for use primarily outside the United States.


                            ------------------------


    The Company has registered or applied to register the following trademarks:
IMED-Registered Trademark-, Accuset-Registered Trademark-,
Graviset-Registered Trademark-, Microset-Registered Trademark-,
Flo-Stop-Registered Trademark-, Gemini-Registered Trademark-, Gemini PC-1-Registered Trademark-, Gemini PC-2-Registered Trademark-, Gemini PC-4-Registered Trademark-, Gemini PC-2TX-Registered Trademark-,
PC-1-Registered Trademark-, PC-2-Registered Trademark-,
PC-4-Registered Trademark-, Autotaper-Registered Trademark-,
Versataper-Registered Trademark-, microSTAR-Registered Trademark-, ReadyMED-Registered Trademark-, VersaSafe-Registered Trademark-,
IVAC-Registered Trademark-, IVAC MEDICAL SYSTEMS-TM-,
CORE-CHECK-Registered Trademark-, DYNAMIC MONITORING-TM-, MEDSYSTEM III-TM-, PCAM-TM-, SIGNATURE EDITION-TM-, TEMP-PLUS-Registered Trademark-,
VITAL-CHECK-Registered Trademark-, ACCUSLIDE-TM- and SmartSite-TM-. SAFSITE-Registered Trademark- is a registered trademark of B. Braun, Inc.

    The Company manufactures higher margin proprietary disposable administration sets which can only be used with the Company's large volume infusion pumps. Since the useful life of the Company's infusion pumps is typically seven to ten years, the Company's industry-leading installed base allows it to generate stable, predictable and recurring revenues from sales of disposable
administration sets. In 1996, the Company sold approximately    million
proprietary and   million non-proprietary disposable administration sets. The
Company's disposable administration sets offer protection features designed to prevent the unregulated flow of fluids into a patient's blood stream ("free flow"). In addition, the Company has recently introduced several enhancements to its disposable administration sets, including needleless access systems that are designed to reduce the risk to health care providers of diseases, such as AIDS and hepatitis, that may be transmitted through accidental needlesticks and, in the case of the SmartSite System, to eliminate patient exposure to latex which can cause severe allergic or anaphylactic shock reactions. These features continue to provide the Company's customers with the latest cost-effective technology for the Company's installed base of infusion pumps. For the year ended December 31, 1996, on a pro forma basis, the Company's infusion systems net sales would have been approximately $292.1 million, representing approximately 84% of the Company's pro forma net sales.



    Vital Signs Measurement Products. The vital signs measurement products market consists of discrete market niches, each of which has different competitive dynamics. The Company primarily operates in the United States, Canada and Western Europe in two market niches of the vital signs measurement products market: (i) hospital thermometry systems and (ii) stand-alone, non-invasive, multi-parameter instruments used to measure and monitor a combination of temperature, pulse and blood pressure. The Company's large base of installed hospital thermometry instruments allows it to generate stable, predictable and recurring revenues from sales of related disposable probe covers. In 1996, the Company manufactured and sold over 595 million proprietary disposable probe covers. For the year ended December 31, 1996, on a pro forma basis, the Company's vital signs measurement products net sales would have been approximately $33.2 million, representing approximately 10% of the Company's pro forma net sales.



    At December 31, 1996, the Company's installed base of thermometry instruments constituted approximately 42% of the United States hospital electronic and infrared thermometry market, making the Company the largest provider of hospital thermometry systems in the United States. The Company's principal thermometry instruments are the TEMP-PLUS II electronic thermometer and the CORE-CHECK infrared thermometer, both of which are widely used in hospitals and alternate site settings. The Company is also the second largest participant in the United States infrared thermometry market, the fastest growing segment of the hospital thermometry market, and, at December 31, 1996, had approximately 31% of the United States hospital installed base. In addition, the Company's hospital installed base of stand-alone, non-invasive, multi-parameter instruments, which measure and monitor temperature, pulse and blood pressure, is the second largest in this market niche in the United States.


    The Company's principal executive offices are located at 10221 Wateridge Circle, San Diego, California 92121 and its telephone number is (619) 458-7000.

                               OPERATING STRATEGY


    The Company believes that the Merger will enable it to: (i) significantly expand the breadth of its product lines; (ii) capitalize on its established global distribution network; (iii) enhance existing products and introduce new products through the use of complementary patents and other proprietary technologies; (iv) benefit from the combined experience of IMED and IVAC management teams; and (v) identify and realize cost savings through synergies and economies of scale. The Company believes that these benefits will enable it to achieve increased sales, profitability and Adjusted EBITDA in future periods.


    The Company's goals are to: (i) enhance its worldwide position as a leading provider of cost-effective, high-quality infusion systems in the hospital setting; (ii) expand its presence in the alternate site market;

(iii) expand its product lines through strategic acquisitions and alliances; and
(iv) increase sales, profitability and Adjusted EBITDA. In order to achieve these goals, management will focus on implementing the following strategies:



    Expanding Internal Growth. The Company will seek to expand internal growth by continuing to develop, manufacture and market new products while also making innovations to its existing product lines in order to respond to evolving customer preferences, changing market dynamics and technological advancements. Moreover, the Company will introduce certain of its products to geographic and user markets that have traditionally not used such products as part of their therapeutic programs. The Company will strive to introduce and market products with innovative features that are not presently available while manufacturing these products at a reasonable cost. The Company is currently developing several new infusion system products and product line extensions, including: (i) a modular infusion pump that incorporates innovations in microprocessor and electromechanical technology and will offer advanced programming features, compact size and a one to four channel capability; (ii) an electromechanical ambulatory infusion pump, targeted for both the hospital and alternate site markets, that is lightweight, compact and capable of performing multiple therapeutic applications and other advanced functions; and (iii) a single channel infusion pump designed for the price-conscious customer. The Company believes that, in addition to increasing revenues from infusion pump sales, to the extent the introduction of these new infusion pumps increases its installed base of infusion pumps, the Company will benefit from increased cash flows attributable to sales of higher margin proprietary disposable administration sets used in connection with these new infusion pumps. Anticipated additions to the Company's vital signs measurement product line in the next twelve months include: (i) a seven-to-ten second electronic thermometer and (ii) a multi-parameter patient monitoring system, manufactured by Criticare Systems, Inc., which will provide non-invasive temperature, pulse oximetry and blood pressure monitoring.



    Increasing International Operations. The Company believes that sales of products outside of the United States represents a significant potential source of growth. For the year ended December 31, 1996, sales to customers of IMED and IVAC located outside of the United States represented 22% and 41% of their respective net sales. The Company intends to expand its global presence and increase its penetration in markets where it does not currently enjoy significant market shares by: (i) cross-selling the full range of IMED and IVAC products to the Company's expanded customer base; (ii) establishing distribution channels through strategic partnerships and direct sales forces in countries where the Company has little or no existing distribution network; (iii) establishing direct distribution systems in markets where the Company utilizes local distributors; and (iv) developing products or modifying existing products to satisfy local market preferences or requirements.



    In furtherance of this strategy, the Company, with respect to capitalizing on cross-selling opportunities, has initiated efforts to register its consolidated product line in all served countries in Southeast Asia. Additionally, the Company is evaluating opportunities for increasing its international sales focus on vital signs measurement products.



    With respect to establishing distribution channels, the Company currently is assessing candidates to assume the role of its primary sales/distribution partner for Japan and evaluating the potential for establishing original equipment manufacturer supply relationships for certain of its products both domestically and internationally. The Company also has begun to implement its strategic plan to consolidate its international distributor network by terminating redundant distributors in a number of countries. Terminated distributors are being replaced by new or existing distributors or, as in the case of the Australian market, by an existing direct sales force.



    With respect to developing products or modifying existing products to satisfy local market preferences, the Company has entered into discussions to distribute a complementary product line manufactured by another company through its international sales network. In addition, the Company's international Research and Development/Engineering group (located in the United Kingdom) is developing several product modifications in response to customer preferences in the European market, including the P6000 syringe pump, which is based on the Company's P7000 syringe pump technology platform.



    Reducing Production and Operating Costs. The Company will seek to significantly reduce production and operating costs by eliminating redundant expenses and by monitoring and controlling fixed and variable operating expenses. In this regard, the Company has: (i) reduced overall head count through termination and attrition; (ii) consolidated all of its instrument manufacturing operations in the United States at the former IVAC Medical Systems facility in San Diego; (iii) combined its United States and United Kingdom administrative offices; (iv) consolidated the Company's Canadian sales and distribution operations; and (v) transferred all disposable-related manufacturing operations in San Diego to maquiladoras in Mexico. To achieve additional cost reductions, the Company will focus on: (i) consolidating supply sources and (ii) further rationalizing underutilized assets.



    The Company, as part of its program to consolidate supply sources, has identified potential savings of over $3.0 million annually from the consolidation of supply sources and is negotiating to complete the outsourcing of certain instrument subassembly operations, such as assembly of printed circuit boards and wiring harnesses. Discussions are also underway to transfer the manufacture of all disposable products consumed in Europe to European suppliers. In addition, the Company has notified the operator of its two existing maquiladora operations in Mexico that it will terminate these arrangements by the end of 1997. Thereafter, the Company plans to directly operate a consolidated disposables manufacturing facility in Mexico. Moreover, conversion to a new, company-wide information management system has been initiated to provide more flexibility in meeting the Company's changing information needs, while eliminating costly mainframe outsourcing contracts.



    With respect to the further rationalization of underutilized assets, the Company has initiated steps to close its domestic service depots (other than San Diego) by the end of the third quarter of 1997 and utilize an outside service contractor to provide instrument warranty and repair services to its customers in the United States.



    Historically, IVAC's and IMED's executives have demonstrated an ability to enhance productivity and reduce costs. The Company believes that a low-cost manufacturer should be well positioned to succeed in the current cost-conscious health care environment through aggressive pricing while maintaining profitability.



    Capitalizing on Strategic Acquisitions. The Company intends to supplement internal growth by engaging in strategic product, technology and business acquisitions focused primarily on complementing the Company's existing product lines. Acquisition candidates will be assessed primarily based on: (i) opportunities for improving the Company's established United States and international sales presence; (ii) market leadership potential; (iii) ability to increase the Company's revenue per account; (iv) ability to access niche markets; and (v) synergy with the Company's existing technological base and manufacturing capabilities. The acquisition of products used in the alternate site market will also be a priority.



    The Company has retained Bear, Stearns & Co. Inc. to assist it in identifying potential acquisition targets which will provide additional synergy with existing operations and product lines. The Company has not yet identified any specific acquisition target. The Company intends to support its acquisition strategy by utilizing funding available under the New Credit Facility. If such funding is insufficient, the Company may consider various conventional means for raising capital including, without limitation, a public or private offering of the common stock of Advanced Medical or additional Senior Debt. See "Risk Factors-- Significant Leverage."


                 FUNDING OF THE MERGER AND RELATED TRANSACTIONS


    IMED, a wholly owned subsidiary of Advanced Medical prior to the Merger, used the net proceeds of the Offering, borrowings of $204.2 million under the New Credit Facility, the proceeds of a capital contribution (the "Capital Contribution") of approximately $19.6 million from Advanced Medical and existing cash balances to: (i) pay the cash portion of the Merger Consideration (as defined); (ii) refinance (the "Refinancing") IMED's and IVAC's existing bank indebtedness; (iii) repurchase the Existing Senior Notes (as defined) pursuant to the Debt Tender Offer and Consent Solicitation (as defined); (iv) repay the 13.2% Junior Subordinated Notes due 2006 of IVAC Holdings (the "Junior Notes Repayment"); and (v) pay transaction fees and expenses.

    The Capital Contribution was funded in part through the sale to Decisions Incorporated ("Decisions"), a corporation wholly owned by Advanced Medical's principal stockholder, by Advanced Medical of 13,333,333 shares of its common stock for aggregate proceeds of $40.0 million (the "Decisions Contribution"). The balance of the Capital Contribution was funded with existing cash balances of Advanced Medical. The portion of the net proceeds of the Decisions Contribution not applied to make the Capital Contribution was used by Advanced Medical to redeem approximately $22.0 million principal amount of its 15% Subordinated Debentures due 1999 and fund the redemption of Advanced Medical's outstanding preferred stock. In connection with the Decisions Contribution, Decisions exchanged an aggregate of $37.5 million in principal amount of convertible promissory notes issued by Advanced Medical for 29,416,086 shares of Advanced Medical common stock.

    The Merger, the Offering, the Capital Contribution, the Refinancing, the Debt Tender Offer and Consent Solicitation and the Junior Notes Repayment are collectively referred to herein as the "Transactions."

                                  THE OFFERING


NOTES........................................  The Old Notes were sold by IMED on November
                                               26, 1996 to Donaldson, Lufkin & Jenrette
                                               Securities Corporation, BT Securities
                                               Corporation, Bear, Stearns & Co. Inc. and
                                               Paribas Corporation (collectively, the
                                               "Initial Purchasers") pursuant to a purchase
                                               agreement dated November 19, 1996 (the
                                               "Purchase Agreement") by and among IMED, IMED
                                               International Trading Corp. and the Initial
                                               Purchasers. The Initial Purchasers
                                               subsequently resold the Old Notes to
                                               qualified institutional buyers pursuant to
                                               Rule 144A and to a limited number of
                                               institutional accredited investors that
                                               agreed to comply with certain transfer
                                               restrictions and other conditions. See "The
                                               Exchange Offer-- Purpose and Effect of the
                                               Exchange Offer."

RANKING......................................  The Old Notes are general unsecured obligations of the Company, subordinated in
                                               right of payment to all existing and future
                                               Senior Debt of the Company, including
                                               indebtedness pursuant to the New Credit
                                               Facility. At December 31, 1996, the Company
                                               had approximately $423.9 million of
                                               indebtedness outstanding, of which $223.9
                                               million constituted Senior Debt. See
                                               "Description of Notes-- Subordination."

REGISTRATION RIGHTS AGREEMENT................  Pursuant to the Purchase Agreement, IMED,
                                               IMED International Trading Corp. and the
                                               Initial Purchasers entered into a
                                               registration rights agreement dated as of
                                               November 26, 1996 (the "Registration Rights
                                               Agreement"), which grants the holders of the
                                               Old Notes certain exchange and registration
                                               rights. The Exchange Offer is intended to
                                               satisfy such exchange rights which terminate
                                               upon the consummation of the Exchange Offer.
                                               See "The Exchange Offer--Purpose and Effect
                                               of the Exchange Offer."

                                     THE EXCHANGE OFFER

SECURITIES OFFERED...........................  $200.0 million in aggregate principal amount of 9 3/4% Senior Subordinated Notes due 2006,
                                               which have been registered under the
                                               Securities Act.

THE EXCHANGE OFFER...........................  $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of
                                               Old Notes that are validly tendered and not
                                               withdrawn prior to 5:00 p.m., New York City
                                               time, on the Expiration Date. As of the date
                                               hereof, $200.0 million

                                               aggregate principal amount of the Old Notes
                                               are outstanding. The Company will issue the
                                               New Notes to holders as promptly as
                                               practicable following the Expiration Date.

RESALE.......................................  Based on no-action letters issued by the staff of the Commission to third parties, the
                                               Company believes the New Notes issued
                                               pursuant to the Exchange Offer may be offered
                                               for resale, resold and otherwise transferred
                                               by any holder thereof (other than any such
                                               holder that is an "affiliate" of the Company
                                               or either of the Guaranteeing Subsidiaries
                                               within the meaning of Rule 405 under the
                                               Securities Act) without compliance with the
                                               registration and prospectus delivery
                                               provisions of the Securities Act, PROVIDED
                                               that such New Notes are acquired in the
                                               ordinary course of such holder's business and
                                               such holder has no arrangement or
                                               understanding with any person to, and does
                                               not intend to, participate in the
                                               distribution of such New Notes.

                                               Any Participating Broker-Dealer that acquired
                                               Old Notes for its own account as a result of
                                               market-making activities or other trading
                                               activities may be a statutory underwriter.
                                               Each Participating Broker-Dealer that
                                               receives New Notes for its own account
                                               pursuant to the Exchange Offer must
                                               acknowledge that it will deliver a prospectus
                                               in connection with any resale of such New
                                               Notes. The Letter of Transmittal states that
                                               by so acknowledging and by delivering a
                                               prospectus, a Participating Broker-Dealer
                                               will not be deemed to admit that it is an
                                               "underwriter" within the meaning of the
                                               Securities Act. This Prospectus, as it may be
                                               amended or supplemented from time to time,
                                               may be used by a Participating Broker-Dealer
                                               in connection with resales of New Notes
                                               received in exchange for Old Notes where such
                                               Old Notes were acquired by such Participating
                                               Broker-Dealer as a result of market-making
                                               activities or other trading activities.

                                               The Company and the Guaranteeing Subsidiaries
                                               have agreed that, for a period of 180 days
                                               after the Expiration Date, they will make
                                               this Prospectus, as it may be amended or
                                               supplemented from time to time, available to
                                               any Participating Broker-Dealer for use in
                                               connection with any such resale. See "Plan of
                                               Distribution."

                                               Any holder who tenders Old Notes in the
                                               Exchange Offer with the intention to
                                               participate, or for the purpose of
                                               participating, in a distribution of the

                                               New Notes may not rely on the position of the
                                               staff of the Commission enunciated in the
                                               aforesaid no-action letters and, in the
                                               absence of an exemption therefrom, must
                                               comply with the registration and prospectus
                                               delivery requirements of the Securities Act
                                               in connection with any secondary resale
                                               transaction. Failure to comply with such
                                               requirements in such instance may result in
                                               such holder incurring liability under the
                                               Securities Act for which the holder is not
                                               indemnified by the Company and the
                                               Guaranteeing Subsidiaries.

EXPIRATION DATE..............................  The Exchange Offer will expire at 5:00 p.m.,
                                               New York City time, on          , 1997,
                                               unless extended, in which case the term
                                               "Expiration Date" shall mean the latest date
                                               and time to which the Exchange Offer is
                                               extended.

ACCRUED INTEREST ON THE NEW NOTES AND
  THE OLD NOTES..............................  Each New Note will bear interest from
                                               November 26, 1996, the date of the original
                                               issuance of the Old Notes. No interest will
                                               be paid on the Old Notes accepted for
                                               exchange.

CONDITIONS TO THE EXCHANGE OFFER.............  The Exchange Offer is subject to certain customary conditions, which may be waived by
                                               the Company. See "The Exchange
                                               Offer--Conditions." The Exchange Offer is not
                                               conditioned upon any minimum principal amount
                                               of Old Notes being tendered.

PROCEDURES FOR TENDERING OLD NOTES...........  Each holder of Old Notes wishing to accept the Exchange Offer must transmit a properly
                                               completed Letter of Transmittal, (or a
                                               facsimile thereof) or an Agent's Message (as
                                               defined), in accordance with the instructions
                                               contained herein and therein, together with
                                               such Old Notes and any other required
                                               documentation to the Exchange Agent (as
                                               defined), at one of the addresses set forth
                                               herein and therein. By executing the Letter
                                               of Transmittal (or a facsimile thereof) or
                                               delivering an Agent's Message, each holder of
                                               Old Notes will represent to the Company and
                                               the Guaranteeing Subsidiaries that, among
                                               other things (i) the New Notes being acquired
                                               pursuant to the Exchange Offer are being
                                               obtained in the ordinary course of business
                                               of the person receiving such New Notes,
                                               whether or not such person is the holder; and
                                               (ii) neither the holder nor any such other
                                               person (A) has any arrangement or
                                               understanding with any person to participate
                                               in the distribution of such New Notes or is
                                               engaging or intends to engage in the
                                               distribution of such New Notes; or (B) is an

                                               "affiliate" of the Company or either of the
                                               Guaranteeing Subsidiaries within the meaning
                                               of Rule 405 under the Securities Act. Each
                                               Participating Broker-Dealer that receives New
                                               Notes for its own account in exchange for Old
                                               Notes must acknowledge that it (i) acquired
                                               the Old Notes for its own account as a result
                                               of market-making activities or other trading
                                               activities; (ii) has not entered into any
                                               arrangement or understanding with the Company
                                               or any "affiliate" of the Company or either
                                               of the Guaranteeing Subsidiaries within the
                                               meaning of Rule 405 under the Securities Act
                                               to distribute the New Notes to be received in
                                               the Exchange Offer; and (iii) will deliver a
                                               prospectus meeting the requirements of the
                                               Securities Act in connection with any resale
                                               of such New Notes. See "Plan of
                                               Distribution," "The Exchange Offer--Purpose
                                               and Effect of the Exchange Offer" and
                                               "--Procedures for Tendering."

SHELF REGISTRATION STATEMENT.................  If (i) any holder of Old Notes (A) is prohibited by law or Commission policy from
                                               participating in the Exchange Offer; (B) may
                                               not resell the New Notes acquired by it in
                                               the Exchange Offer to the public without
                                               delivering a prospectus and this Prospectus,
                                               as it may be amended or supplemented from
                                               time to time, is not appropriate or available
                                               for such resales; or (C) is a Participating
                                               Broker-Dealer and owns Old Notes acquired
                                               directly from the Company or an affiliate of
                                               the Company or either of the Guaranteeing
                                               Subsidiaries and (ii) such holder has
                                               satisfied certain conditions relating to the
                                               provision of information to the Company for
                                               use therein, the Company and the Guaranteeing
                                               Subsidiaries have agreed to register such Old
                                               Notes on a shelf registration statement (the
                                               "Shelf Registration Statement") and use their
                                               respective best efforts to cause it to be
                                               declared effective by the Commission on or
                                               prior to 120 days after the date on which the
                                               Company and the Guaranteeing Subsidiaries
                                               became obligated to file the Shelf
                                               Registration Statement. The Company and the
                                               Guaranteeing Subsidiaries have agreed to
                                               maintain the effectiveness of the Shelf
                                               Registration Statement for, under certain
                                               circumstances, a maximum of three years, to
                                               cover resales of Old Notes held by any such
                                               holders. See "The Exchange Offer--Purpose and
                                               Effect of the Exchange Offer."

SPECIAL PROCEDURES FOR BENEFICIAL OWNERS.....  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer,

                                               commercial bank, trust company or other
                                               nominee and who wishes to tender such Old
                                               Notes in the Exchange Offer should contact
                                               such registered holder promptly and instruct
                                               such registered holder to tender on such
                                               beneficial owner's behalf. If such beneficial
                                               owner wishes to tender on his own behalf,
                                               such beneficial owner must, prior to
                                               transmitting a properly completed Letter of
                                               Transmittal (or facsimile thereof) or an
                                               Agent's Message and delivering his Old Notes
                                               to the Exchange Agent, either make
                                               appropriate arrangements to register
                                               ownership of the Old Notes in such beneficial
                                               owner's name or obtain a properly completed
                                               bond power from the registered holder.

                                               The transfer of registered ownership may take
                                               considerable time and may not be able to be
                                               completed prior to the Expiration Date. See
                                               "The Exchange Offer--Procedures for
                                               Tendering."

GUARANTEED DELIVERY PROCEDURES...............  Holders of Old Notes who wish to tender their
                                               Old Notes and whose Old Notes are not
                                               immediately available or who cannot deliver
                                               their Old Notes, the Letter of Transmittal
                                               (or a facsimile thereof) or an Agent's
                                               Message, or any other documents required by
                                               the Letter of Transmittal to the Exchange
                                               Agent (or comply with the procedures for
                                               book-entry transfer) prior to the Expiration
                                               Date, must tender their Old Notes according
                                               to the guaranteed delivery procedures set
                                               forth in "The Exchange Offer--Guaranteed
                                               Delivery Procedures."

ACCEPTANCE OF OLD NOTES AND DELIVERY
  OF NEW NOTES...............................  Subject to certain conditions (as described more fully in "The Exchange
                                               Offer--Conditions"), the Company will accept
                                               for exchange any and all Old Notes which are
                                               properly tendered in the Exchange Offer and
                                               not withdrawn, prior to 5:00 p.m., New York
                                               City time, on the Expiration Date. The New
                                               Notes issued pursuant to the Exchange Offer
                                               will be delivered as promptly as practicable
                                               following the Expiration Date.

WITHDRAWAL RIGHTS............................  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time
                                               prior to 5:00 p.m., New York City time, on
                                               the Expiration Date. See "The Exchange
                                               Offer--Withdrawal of Tenders."

ABSENCE OF APPRAISAL OR DISSENTERS' RIGHTS...  Holders of Old Notes do not have any appraisal or dissenters' rights under the
                                               Delaware General Corporation Law or the
                                               Indenture in connection

                                               with the Exchange Offer. See "The Exchange
                                               Offer--Terms of the Exchange Offer--General."

EXCHANGE AGENT...............................  United States Trust Company of New York.

UNTENDERED OLD NOTES.........................  Holders of Old Notes eligible to participate in the Exchange Offer but who do not tender
                                               their Old Notes will not have any further
                                               exchange rights and such Old Notes will
                                               continue to be subject to certain
                                               restrictions on transfer. Accordingly, the
                                               liquidity of the market for such Old Notes
                                               could be adversely affected.

FEDERAL INCOME TAX CONSEQUENCES..............  The exchange of Old Notes for New Notes will not be a taxable exchange for United States
                                               federal income tax purposes. See "Certain
                                               Federal Income Tax Consequences."

CONSEQUENCES OF FAILURE TO EXCHANGE
  OLD NOTES..................................  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the
                                               Exchange Offer will continue to be subject to
                                               the restrictions on transfer of such Old
                                               Notes as set forth in the legend thereon as a
                                               consequence of the issuance of the Old Notes
                                               pursuant to exemptions from, or in
                                               transactions not subject to, the registration
                                               requirements of the Securities Act and
                                               applicable state securities laws. In general,
                                               the Old Notes may not be offered or sold,
                                               unless registered under the Securities Act,
                                               except pursuant to an exemption from, or in a
                                               transaction not subject to, the Securities
                                               Act and applicable state securities laws. The
                                               Company does not currently anticipate that it
                                               will register Old Notes under the Securities
                                               Act. See "The Exchange Offer--Consequences of
                                               Failure to Exchange."

USE OF PROCEEDS..............................  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange
                                               Offer. The net proceeds from the Offering
                                               were used, together with borrowings under the
                                               New Credit Facility, the proceeds from the
                                               Capital Contribution and existing cash
                                               balances, to pay the cash portion of the
                                               Merger Consideration, consummate the
                                               Refinancing, the Debt Tender Offer and
                                               Consent Solicitation and the Junior Notes
                                               Repayment, and pay transaction fees and
                                               expenses. See "Use of Proceeds."

                                       THE NEW NOTES

GENERAL......................................  The Exchange Offer applies to $200.0 million aggregate principal amount of Old Notes. The
                                               form and terms of the New Notes will be
                                               identical in all material respects to the
                                               form and terms of the Old Notes, except that
                                               the New Notes (i) have been registered under
                                               the Securities Act and, therefore, will not
                                               bear legends restricting their transfer and
                                               (ii) do not contain certain provisions
                                               providing for the payment of Liquidated
                                               Damages under certain circumstances relating
                                               to the Registration Rights Agreement. The New
                                               Notes will evidence the same debt as the Old
                                               Notes and, except as set forth in the
                                               immediately preceding sentence, will be
                                               entitled to the benefits of the Indenture,
                                               under which both the Old Notes were, and the
                                               New Notes will be, issued. See "Description
                                               of Notes--General."

SECURITIES OFFERED...........................  $200.0 million in aggregate principal amount of 9 3/4% Senior Subordinated Notes due 2006,
                                               which have been registered under the
                                               Securities Act.

MATURITY DATE................................  December 1, 2006.

INTEREST PAYMENT DATES.......................  June 1 and December 1, commencing June 1,
                                               1997.

MANDATORY REDEMPTION.........................  The Company will not be required to make mandatory redemption or sinking fund payments
                                               with respect to the New Notes.

OPTIONAL REDEMPTION..........................  The New Notes will be redeemable at the option of the Company, in whole or in part,
                                               at any time on or after December 1, 2001 at
                                               the redemption prices set forth herein, plus
                                               accrued and unpaid interest, if any, to the
                                               date of redemption. In addition, at any time
                                               prior to December 1, 1999, the Company may,
                                               on one or more occasions, redeem up to $70.0
                                               million in aggregate principal amount of the
                                               Notes with any of the net proceeds of one or
                                               more public or private offerings of common
                                               stock of (i) Advanced Medical or any other
                                               corporate parent of the Company to the extent
                                               the net proceeds thereof are contributed to
                                               the Company as a capital contribution to
                                               common equity or (ii) the Company, in each
                                               case, at a redemption price of 109.75% of the
                                               principal amount thereof, plus accrued and
                                               unpaid interest, if any, to the date of
                                               redemption; PROVIDED that at least $130.0
                                               million in aggregate principal amount of the
                                               Notes remain outstanding immediately after
                                               the occurrence of each such redemption;
                                               PROVIDED, FURTHER, that, with respect to a
                                               private offering of the common stock of

                                               the Company, such common stock shall be
                                               issued at a price no lower than the fair
                                               market value thereof, as evidenced by an
                                               appraisal from an independent investment
                                               banking firm of national standing delivered
                                               to the Trustee. See "Description of
                                               Notes--Optional Redemption."

CHANGE OF CONTROL............................  In the event of a Change of Control, each holder of the New Notes will have the right
                                               to require the Company to purchase such
                                               holder's New Notes at 101% of the principal
                                               amount thereof, plus accrued and unpaid
                                               interest, if any, to the date of repurchase.
                                               The source of funds for any such purchase
                                               will be dependent upon the Company's
                                               available cash or cash generated from
                                               operating or other sources, including
                                               borrowing, sales of assets, sales of equity
                                               or funds provided by a new controlling
                                               person. There can be no assurance, however,
                                               that sufficient funds will be available at
                                               the time of any Change of Control to make the
                                               required repurchases of Notes tendered, or
                                               that, if applicable, restrictions in the New
                                               Credit Facility will allow the Company to
                                               make such required repurchases. See "Risk
                                               Factors--Possible Inability to Repurchase
                                               Notes upon a Change of Control" and
                                               "Description of Notes--Repurchase at the
                                               Option of Holders--Change of Control."

RANKING......................................  The New Notes will be general unsecured obligations of the Company, subordinated in
                                               right of payment to all existing and future
                                               Senior Debt of the Company, including
                                               indebtedness pursuant to the New Credit
                                               Facility. At December 31, 1996, the Company
                                               had approximately $223.9 million of Senior
                                               Debt outstanding. See "Description of
                                               Notes--Subordination."

SUBSIDIARY GUARANTEES........................  The New Notes will be guaranteed, jointly and severally, on an unconditional senior
                                               subordinated basis by each of the
                                               Guaranteeing Subsidiaries. The Subsidiary
                                               Guarantees will be subordinated in right of
                                               payment to all existing and future Senior
                                               Debt of the Guaranteeing Subsidiaries,
                                               including the guarantees of the Guaranteeing
                                               Subsidiaries of the Company's obligations
                                               under the New Credit Facility. At December
                                               31, 1996, the Guaranteeing Subsidiaries had
                                               no Senior Debt outstanding (excluding
                                               guarantees by the Guaranteeing Subsidiaries
                                               of the Company's obligations under the New
                                               Credit Facility). The Indenture provides that
                                               the obligations of the Guaranteeing
                                               Subsidiaries under the Subsidiary Guarantees
                                               are limited to

                                               amounts which will not result in the
                                               Subsidiary Guarantees being fraudulent
                                               conveyances under applicable law. See
                                               "Description of Notes-- Subsidiary
                                               Guarantees."

CERTAIN COVENANTS............................  The Indenture pursuant to which the Old Notes were, and the New Notes will, be issued
                                               contains covenants that, among other things:
                                               (i) limit the incurrence by the Company and
                                               its Restricted Subsidiaries of additional
                                               indebtedness; (ii) limit the issuance by the
                                               Company and the Guaranteeing Subsidiaries of
                                               Disqualified Stock (as defined) and the
                                               issuance by Restricted Subsidiaries that are
                                               not Guaranteeing Subsidiaries of preferred
                                               stock; (iii) restrict the ability of the
                                               Company and its Restricted Subsidiaries to
                                               make dividends and other restricted payments
                                               or investments; (iv) limit the ability of the
                                               Company and its Restricted Subsidiaries to
                                               enter into sale-leaseback transactions; (v)
                                               limit transactions by the Company and its
                                               Restricted Subsidiaries with affiliates; (vi)
                                               limit the ability of the Company and its
                                               Restricted Subsidiaries to make asset sales;
                                               (vii) limit the ability of the Company and
                                               its Restricted Subsidiaries to incur certain
                                               liens; and (viii) limit the ability of the
                                               Company to consolidate or merge with or into,
                                               or to transfer all or substantially all of
                                               its assets to, another person. See "Risk
                                               Factors--Certain Covenants."


                                  RISK FACTORS

    Holders of Old Notes should carefully consider the matters set forth under the caption "Risk Factors" and all other information set forth in this Prospectus before making a decision to tender their Old Notes in the Exchange Offer.

                             SUMMARY FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)



    The summary statement of operations and summary pro forma unaudited statement of operations and other data for the year ended December 31, 1996 and the balance sheet data at December 31, 1996 set forth below (the "Summary Financial Data") is qualified in its entirety by reference to, and should be read in conjunction with, the Consolidated Financial Statements and the Pro Forma Condensed Consolidated Financial Statements included elsewhere in this Prospectus. The pro forma Summary Financial Data does not purport to represent what the Company's results of operations would have been if any of the Transactions had actually occurred at such dates nor does such data purport to represent the Company's results of operations for any future period.



                                                                                         YEAR ENDED DECEMBER 31,
                                                                                        --------------------------
                                                                                                        PRO FORMA
                                                                                                       (UNAUDITED)
                                                                                            1996          1996
STATEMENT OF OPERATIONS DATA:
  Sales...............................................................................   $   136,371    $ 346,348
  Gross margin........................................................................        57,729      161,580
  Restructuring and special item(1)...................................................        59,277           --
  Lease interest income(2)............................................................         2,501        4,601
  Income (loss) from operations.......................................................       (43,608)      43,624
  Interest expense....................................................................         6,303       40,384
  Net loss............................................................................       (50,674)        (150)
  Ratio of earnings to fixed charges(3)...............................................            --          1.1x



BALANCE SHEET DATA:                                                     AT DECEMBER 31, 1996
                                                                        ---------------------
 Cash.................................................................        $   9,148
  Working capital.....................................................           84,469
  Total assets........................................................          586,141
  Long-term debt (including current portion)..........................          423,941
  Stockholder's equity................................................           50,021



                                                                                         YEAR ENDED DECEMBER 31,
                                                                                        --------------------------
                                                                                                        PRO FORMA
                                                                                                       (UNAUDITED)
                                                                                            1996          1996
OTHER DATA:
  Adjusted EBITDA(4)..................................................................   $    29,023    $  76,860
  Cash interest expense(5)............................................................         5,190       37,990
  Depreciation and amortization.......................................................        10,453       32,686
  Capital expenditures(6).............................................................         9,502       20,251
  Net cash provided by operating activities(7)........................................        16,676           --
  Net cash used in investing activities(7)............................................       241,411           --
  Net cash provided by financing activities(7)........................................       233,742           --
  Ratio of Adjusted EBITDA to cash interest expense...................................           5.6x         2.0x


------------------------


(1) Restructuring and special items include one-time restructuring and integration charges and a non-cash purchased in-process research and development charge.


(2) Lease/contract interest income consists of interest income associated with contracts or agreements pursuant to which a third party acquires infusion pumps either (i) under sales type and direct financing leases or (ii) at no or reduced initial cost, by paying a premium (a portion of which is recorded by the Company in accordance with generally accepted accounting principles as interest income) for subsequent purchases of disposable administration sets.

(3) For purposes of determining the ratio of earnings to fixed charges, earnings includes pre-tax income adjusted for fixed charges. Fixed charges consist of interest on all indebtedness, estimated interest component of rental expense and amortization of deferred financing costs. As a result of losses, earnings would have been inadequate to cover fixed charges by $49,404 for the year ended December 31, 1996.



(4) Adjusted EBITDA represents income (loss) from operations before restructuring charges, non-recurring, non-cash purchase accounting charges, depreciation and amortization. Adjusted EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company has included information concerning Adjusted EBITDA herein because it understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt.



(5) Cash interest expense excludes $1,113, actual, and $2,394, pro forma, of debt issuance cost amortization for the year ended December 31, 1996.



(6) The pro forma capital expenditures represent the combined capital expenditures of IMED and IVAC (exclusive of River) for 1996.



(7) Pro forma cash flow information related to operating, investing and financing activities has not been included as it is not required and computation of such pro formas measures is not practicable.

                                  RISK FACTORS

    HOLDERS OF OLD NOTES SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER. THE RISK FACTORS SET FORTH BELOW (OTHER THAN "FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT HOLDERS" AND "CONSEQUENCES OF FAILURE TO EXCHANGE AND REQUIREMENTS FOR TRANSFER OF NEW NOTES") ARE GENERALLY APPLICABLE TO THE OLD NOTES, AS WELL AS THE NEW NOTES.

SIGNIFICANT LEVERAGE


    As a result of the Transactions, the Company has substantial indebtedness and significant debt service obligations. At December 31, 1996, the Company had approximately $423.9 million of indebtedness outstanding, approximately $586.1 million of total assets, approximately $262.6 million of total tangible assets and approximately $50.0 million of stockholder's equity. See "Pro Forma Condensed Consolidated Financial Statements." The Company believes that it will generate sufficient cash flow from operations to fund its operations, make planned capital expenditures and make required payments of principal and interest under the New Credit Facility and interest on the Notes; however, the Company may not generate sufficient cash flow from operations to repay the Notes at maturity. Accordingly, the Company may have to refinance the Notes at or prior to maturity or sell assets or raise equity capital to repay the principal amount of the Notes. No assurance can be given that any such debt or equity financing will be available to the Company on acceptable terms, if at all. In addition, the Company's ability to fund its operations, to make planned capital expenditures and to make scheduled principal and interest payments will be dependent on the Company's future operating performance, which is itself dependent on a number of factors, many of which the Company cannot control, including prevailing economic conditions, availability of other sources of liquidity, and financial, business, regulatory and other factors affecting the Company's business and operations. Futhermore, Advanced Medical has guaranteed the New Credit Facility and, accordingly, any failure by Advanced Medical to pay interest on its outstanding indebtedness or to repay such indebtedness at or prior to maturity would cause a default under the New Credit Facility which, in turn, could cause a default under the Notes. Advanced Medical currently has outstanding $16.2 million of indebtedness pursuant to the 7 1/4% Convertible Subordinated Debentures due 2002 of Advanced Medical (the "Convertible Debentures") and has no significant operations other than operations conducted through the Company. As a result, Advanced Medical will be dependent on dividends or advances from the Company or proceeds from additional equity offerings to fund its debt service obligations. The Indenture and the New Credit Facility do not restrict distributions to Advanced Medical to pay interest on the Convertible Debentures; PROVIDED THAT, with respect to the New Credit Facility, there exists no default or event of default under the New Credit Facility. The Indenture and the New Credit Facility do, however, limit the ability of the Company to pay dividends and make other distributions to Advanced Medical to repay the Convertible Debentures at maturity. If the Company is prohibited from funding the repayment of the Convertible Debentures at maturity, Advanced Medical could seek to refinance the Convertible Debentures or to repay the Convertible Debentures with proceeds from the sale of additional equity; no assurance can be given, however, that any such refinancing or equity offering could be consummated on acceptable terms, if at all.



    The Company's high degree of leverage may have important consequences to the holders of the Notes including, without limitation, the following: (i) a substantial portion of the Company's net cash provided by operations is committed to the payment of the Company's interest expense and principal repayment obligations and is not available to the Company for its operations, capital expenditures, acquisitions or other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions may be limited; (iii) the Company is more highly leveraged than certain of its competitors, which may place it at a disadvantage and limit the Company's flexibility in reacting to changes in its business. In addition the Company's borrowings under the New Credit Facility bear interest at variable rates, which could result in higher interest expense if interest rates rise. A one percent increase in the rate of interest charged on indebtedness outstanding under the New Credit Facility at December 31, 1996 would result in additional annual interest expense of approximately $2.3 million. The Company is required under the New Credit Facility to enter into an interest rate protection agreement covering at least 50% of its term loan borrowings. The Company expects to enter into an interest rate protection agreement by the end of the second quarter of 1997. See "Description of Notes" and "Description of New Credit Facility."


LIMITATIONS IMPOSED BY CERTAIN INDEBTEDNESS


    The documents governing the outstanding indebtedness of the Company (including the Indenture and the New Credit Facility) contain significant covenants that limit the Company's and its subsidiaries' ability to engage in various transactions and, in the case of the New Credit Facility, require satisfaction of specified financial performance criteria. In addition, under each of the foregoing documents, the occurrence of certain events (including, without limitation, failure to comply with the foregoing covenants, material inaccuracies of representations and warranties, certain defaults under or acceleration of other indebtedness and events of bankruptcy or insolvency) would, in certain cases after notice and grace periods, constitute an event of default permitting acceleration of the indebtedness covered by such documents. The limitations imposed by the documents governing the outstanding indebtedness of the Company and its subsidiaries are substantial, and failure to comply with them could have a material adverse effect on the Company and its subsidiaries. See "Description of Notes--Certain Covenants" and "--Events of Default and Remedies" and "Description of New Credit Facility--Certain Covenants" and "--Events of Default."


SUBORDINATION


    The payment of principal, premium, if any, and interest on the Notes is subordinated to the prior payment in full of all existing and future Senior Debt of the Company, including indebtedness under the New Credit Facility, and, therefore, in the event of the bankruptcy, liquidation or reorganization of the Company, the assets of the Company will not be available to pay obligations under the Notes until all such Senior Debt has been paid in full. Furthermore, any payment with respect to a Subsidiary Guarantee also is subordinated to the payment of Senior Debt of that Guaranteeing Subsidiary, including the Guaranteeing Subsidiary's guarantee of the Company's obligations under the New Credit Facility. As a result, there may not be sufficient assets remaining after such bankruptcy, liquidation or reorganization to pay amounts due on the Notes. At December 31, 1996, the Company had approximately $223.9 million of Senior Debt outstanding and the Guaranteeing Subsidiaries had no Senior Debt outstanding (excluding guarantees by the Guaranteeing Subsidiaries of the Company's obligations under the New Credit Facility).


    The subordination provisions of the Indenture provide that no payment may be made by the Company with respect to the Notes upon the occurrence of a default in the payment of principal, premium, if any, or interest on certain Designated Senior Debt (as defined) beyond any applicable grace period. In addition, upon the occurrence of any other event entitling the holders of such Designated Senior Debt to accelerate the maturity thereof and receipt by the Trustee of written notice of such occurrence, the holders of such Designated Senior Debt will be able to block payment on the Notes for specified periods of time. If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an event of default under the Indenture and would entitle the holders of the Notes to accelerate the maturity thereof. See "Description of Notes--Subordination."


    The Notes are also effectively subordinated to all existing and future liabilities of the Company's subsidiaries that are not Guaranteeing Subsidiaries. The Notes, on the date of the Indenture, were and continue to be, guaranteed by certain of the Company's domestic subsidiaries and were not, and continue not to be, guaranteed by any of the Company's foreign subsidiaries. See "Description of Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

POSSIBLE INABILITY TO REPURCHASE NOTES UPON A CHANGE OF CONTROL


    The New Credit Facility prohibits the Company from purchasing any of the Notes and also provides that certain change of control events with respect to the Company and Advanced Medical constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing the Notes by the relevant Senior Debt. In such case, the Company's failure to purchase the tendered Notes would constitute an event of default under the Indenture which would, in turn, constitute a default under the New Credit Facility and/or other Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of the Notes. Furthermore, the source of funds for any such purchase will be dependent upon the Company's available cash or cash generated from operating or other sources, including borrowing, sales of assets, sales of equity or funds provided by a new controlling person. There can be no assurance that the Company will have sufficient resources to satisfy its purchase obligation with respect to the Notes following a Change of Control. See "Description of Notes--Repurchase at the Option of Holders--Change of Control."


ABILITY TO SUCCESSFULLY INTEGRATE IMED AND IVAC

    The integration and consolidation of IMED and IVAC following the Merger requires substantial management, financial and other resources and may pose risks with respect to production, other operations, customer service and market share. While the Company believes it has sufficient financial and management resources to accomplish this integration, there can be no assurance in this regard or that the Company will not experience difficulties with customers, personnel or others. In addition, although the Company believes that the Merger will enhance its competitive position and business prospects, there can be no assurance that such benefits will be realized or that the combination of IMED and IVAC will be successful.

    As the Company adapts to the current health care environment and integrates IMED and IVAC subsequent to the Merger, it has made and will make further operational changes, including consolidating certain operations, in order to improve the future profitability of the Company. However, there can be no assurance that the Company will recognize improved profitability as a result of such operational changes. In addition, these actions may result in significant disruption to the Company's operations, which could have a material adverse effect on the Company's business.


DEPENDENCE ON NEW PRODUCTS AND MARKETS; UNCERTAIN PACE OF TECHNOLOGICAL CHANGE



    The primary markets for the Company's products are relatively mature and highly competitive. The Company's success is therefore dependent on the development of new infusion technologies and the development of other markets for its products. The Company's older infusion therapy and thermometry product lines have experienced declining sales and market share recently, primarily due to competitors who offer volume discounts based on "bundled" purchases of a broader range of medical equipment and supplies, as well as to the aging of the Company's core products. See "--Substantial Competition" and "Business--Competition." The Company's introduction of new products may offset future declines in sales and market share. There can be no assurance, however, that new products will be successfully completed or marketed for sale, will not necessitate upgrades or technical adjustments after market introduction, can be manufactured in sufficient volumes to satisfy demand, or will offset declines in sales and market share experienced with respect to existing products. See "Business--Products and Services." Moreover, there can be no assurance that the Company's efforts to take advantage of opportunities it perceives in the alternate site and international markets will be successful. In addition, although the pace of technological change in the Company's industry historically has been relatively slow, the Company is unable to predict the pace of such change in the future. There can be no assurance that technological change will not place one or more of the Company's existing or proposed products at a significant competitive disadvantage. Additionally, to the extent the Company does not successfully reposition existing products for sale to different markets, the introduction of new products by the Company will reduce sales of such existing products.


SUBSTANTIAL COMPETITION



    The Company faces substantial competition in all of its markets. Many of the Company's competitors have greater financial, research and development, and marketing resources than the Company. Some of the Company's principal competitors are able to offer volume discounts based on "bundled" purchases of a broader range of their medical equipment and supplies than the Company, including infusion systems and intravenous solutions used with such systems, a strategy that the Company is currently unable to and may continue to be unable to pursue. There can be no assurance that such competition will not adversely affect the Company's results of operations or ability to maintain or increase sales and market share. See
"--Dependence on New Products and Markets; Uncertain Pace of Technological Change," "--Concentration of Buying Power" and "Business--Competition."


CONCENTRATION OF BUYING POWER


    Many existing and potential customers for the Company's products have combined into group purchasing organizations ("GPOs") which are quite large and which effectively police compliance with exclusive purchase commitments. GPOs often enter into exclusive purchase commitments with as few as one or two providers of infusion systems and/or vital signs measurement products for a period of several years. If the Company is not one of the selected providers, it may be precluded from making sales to members of a GPO for several years and, in certain situations, the GPO may require removal of the Company's existing installed infusion pumps, which would result in a loss of the related disposable administration set sales. Even if the Company is one of the selected providers, the Company may be at a disadvantage relative to other selected providers which are able to offer volume discounts based on "bundled" purchases or a broader range of medical equipment and supplies. Further, the Company may be required to commit to pricing which has a material adverse effect on net sales and profit margins. In addition, many of the Company's competitors may have advantages over the Company in competing for GPOs' business. See "--Substantial Competition" and "Business--Competition."


RELIANCE ON PATENTS AND PROPRIETARY RIGHTS; EXPIRATION AND PROTECTION OF
  SIGNIFICANT PATENTS


    The Company relies heavily on patented and other proprietary technology. There can be no assurance that patent applications submitted by the Company or its licensors will result in patents being issued or that, if issued, such patents and patents already issued will afford protection against competitors with similar technology. Legal standards relating to the scope of claims are still evolving in the courts and no assurance can be given as to the degree of protection that will be accorded the Company's patents in the future.



    There can also be no assurance that any patents issued to or licensed by the Company will not be infringed or designed around by others, that others will not obtain patents that the Company will need to license or design around, that the Company's products will not inadvertently infringe the patents of others, or that others will not manufacture and distribute similar products upon expiration of such patents. There can also be no assurance that key patents of the Company will not be invalidated or that the Company or its licensors will have adequate funds to finance the high cost of prosecuting or defending patent validity or infringement issues. See "Business--Patents, Trademarks and Proprietary Rights" and "Business--Legal Proceedings."

    The United States patent code was recently amended. As a result, certain statutory remedies for patent infringement are no longer available for a medical practitioner's otherwise infringing performance of a medical activity. As defined in the United States patent code, medical activity does not include "the use of a patented machine, manufacture or composition of matter in violation of such patent." The aforesaid amendment does not apply to patents issued before September 30, 1996. Legislation which would have prohibited the issuance of patents directed to surgical and medical procedures did not pass in the 104th Congress and no such legislation presently is pending.


GOVERNMENT REGULATION

    Government regulation is a significant factor in the research, development, testing, production and marketing of the Company's products. Non-compliance with applicable requirements may result in recall or seizure of products, total or partial suspension of production, refusal of the government to allow clinical testing or commercial distribution of products, refusal of the government to allow new products to be marketed, civil penalties or fines and criminal prosecution. There can be no assurance that the Company's existing products will be found to comply with such regulations or that new products will be approved in a timely manner or at all. See "Business--Government Regulation."


    The United States Food and Drug Administration (the "FDA"), pursuant to the Federal Food, Drug, and Cosmetic Act (the "FDC Act"), regulates the introduction of medical devices, as well as manufacturing procedures, labelling, adverse event reporting and record-keeping with respect to such products. The process of obtaining market clearances from the FDA for new products can be time-consuming and expensive and there can be no assurance that such clearances will be granted or that FDA review will not involve delays adversely affecting the marketing and sale of products. Current regulations depend heavily on administrative interpretation and there can be no assurance that interpretations made by the FDA or other regulatory bodies will not adversely affect the Company. The FDA and state agencies routinely inspect the Company to determine whether the Company is in compliance with various regulations relating to manufacturing practices, testing, quality control and product labelling. Such audits/inspections can result in the agencies requiring the Company to take certain corrective actions for non-complying conditions observed during the audits/inspections. A determination that the Company is in violation of such regulations could lead to the imposition of civil sanctions, including fines, recall orders or product seizures and criminal sanctions. Since 1992, the Company has on thirteen occasions removed products from the market that were found not to meet acceptable standards. None of such recalls materially interfered with the Company's operations and all such product lines were subsequently returned to the market. Two such product recalls, both of which are voluntary, related to the Company's Signature Edition and Gemini PC-1 infusion pumps, have not been closed with the FDA. In addition, the Company has initiated a voluntary safety alert of its (i) P1000, P2000, P3000 and P4000 syringe pumps, which are marketed internationally, and (ii) Model 599 Series infusion pumps (which the Company discontinued selling in March 1997). The Company continues to sell administration sets and replacement parts for the Model 599 Series infusion pump. There can be no assurance that the Company will not remove additional products from the market in the future. See "Business--Government Regulation."



    The Company has received ISO 9000 certification for certain of its facilities regarding the quality of its manufacturing systems, a requirement for doing business in European Community ("EC") countries, and is in the process of applying for ISO 9000 certification for the balance of its manufacturing facilities. The Company has been granted approval to affix the CE mark, pursuant to the EC Medical Device Directives on certain of its products. This does not necessarily preclude, however, additional restrictions on marketing in any individual country in the EC.


    Certain countries will require the Company to obtain clearances for its products prior to marketing the products in those countries. In addition, certain countries impose product specifications, standards or other requirements which differ from or are in addition to those mandated in the United States. The EC and certain other countries are in the process of developing new modes of regulating medical products which may result in lengthening the time required to obtain permission to market new products. These changes could have a material adverse effect on the Company's ability to market its devices in such countries and could hinder or delay the successful implementation of the Company's planned international expansion. In addition, since MS III does not meet European standards for resistance to electromagnetic and radio frequency interference, it is currently not marketed in Europe. See "Business--Government Regulation."


HEALTH CARE REFORM


    Because the cost of health care delivery has been steadily rising and because the cost of a significant portion of medical care in the United States and other countries is typically funded by governmental insurance programs, there have been a number of government initiatives to reduce health care costs. Congress and various state legislatures currently are proposing changes in law and regulation that could effect major restructuring of the health care industry. Although many of these proposals may seek to maintain or expand access to health care services, the common objective of proposed legislation is to achieve cost containment in the health care sector. Changes in governmental support of health care services, the methods by which such services are delivered, the prices for such services, or the regulations governing such services or mandated benefits, as well as the growth of managed care organizations, may all have a material adverse effect on the Company's net sales and expenses. Even if the ultimate impact of any such changes on net sales is positive, no assurance can be given that the costs of complying with possible new requirements would not have a negative impact on the Company's future earnings. No assurance can be given that any such legislation will not have a material adverse effect on the Company's business and results of operations. In addition, the Company believes that the trend toward cost containment in the health care industry resulted in a change of protocol at certain hospitals whereby the maximum time between changes of disposable administration sets increased from every 24 hours to as much as every 72 hours. Unless sales of disposable administration sets increase because of an increased installed base of infusion pumps, this change in protocol, which the Company expects other hospitals will adopt, will have an adverse effect on the Company's business and results of operations. Moreover, this change in protocol and other changes in the United States health care market which may occur in the future could force the Company to alter its approach in selling, marketing, distributing and servicing its customer base. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations of IVAC" and "Business--Government Regulation."


PRODUCT LIABILITY

    The Company faces an inherent business risk of exposure to product liability claims in the event that the use of its products is alleged to have resulted in injury or other adverse effects. The Company currently maintains product liability insurance coverage but there can be no assurance that the Company will be able to obtain such insurance on acceptable terms in the future, if at all, or that any such insurance will provide adequate coverage against potential claims. Current product liability insurance for products which constituted the IMED product line provides for a deductible of $100,000 per occurrence, a deductible cap of $500,000 per year, and a coverage limitation of $25 million per occurrence and in the aggregate. Current product liability insurance for products which constituted the IVAC product line provides for a deductible of $100,000 per occurrence, a deductible cap of $500,000 per year, and a coverage limitation of $5 million per occurrence and, together with other policies taken out by IVAC, maximum aggregate coverage of $30 million per year. Each of IMED's and IVAC's insurance excludes coverage for punitive damages. The Company's financial condition and its ability to market and sell its products could be adversely affected by a successful product liability claim.

CONTROL OF THE COMPANY


    The Company is a wholly owned subsidiary of Advanced Medical which is indirectly controlled through Decisions, JD Partnership, L.P ("JD Partnership") and JA Special Partnership Limited ("JA Special") by Jeffry M. Picower. Mr. Picower is (i) the sole stockholder and sole Director of Decisions, which is the sole general partner of JD Partnership, (ii) the sole general partner of JA Special and (iii) a Director and executive officer of each of Advanced Medical and the Company. Mr. Picower beneficially owns, indirectly through Decisions, JD Partnership and JA Special, approximately 79% of Advanced Medical's common stock. Accordingly, Mr. Picower has the power to elect all of the Company's Directors, appoint new management, determine the outcome of any action requiring the approval of the holders of the Company's common stock, including adopting amendments to the Company's certificate of incorporation, and approve mergers or sales of all of the Company's assets. See "Management--Directors and Key Executive Officers" and "Principal Stockholders."


DEPENDENCE ON KEY PERSONNEL


    The Company's business is managed by a small number of key executive officers, the loss of certain of whom could have a material adverse effect on the Company. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. Upon consummation of the Merger, the Company's Chief Executive Officer entered into an employment contract with Advanced Medical and the Company for an initial term of five years. In March 1997, the Company's Chief Financial Officer resigned. The Company has initiated a nationwide recruitment search to find a qualified replacement. The Company does not presently maintain "key man" life insurance with respect to any executive officer or other employee of the Company. See "Management--Employment Agreements."


FOREIGN OPERATIONS


    A substantial portion of the Company's sales and earnings are attributable to operations conducted abroad. See "Business--International Operations." In addition, the Company's current operating strategy contemplates expansion of the Company's international operations. See "Business--Operating Strategy-- Increasing International Operations." Foreign operations are subject to special risks that can materially affect the sales, profits and cash flows of the Company, including currency exchange rate devaluations and fluctuations, the impact of inflation, exchange controls, labor unrest, political instability, export duties and quotas, domestic and international customs and tariffs, unexpected changes in regulatory environments, potentially adverse tax consequences and other risks. Changes in certain exchange rates could have an adverse effect on the Company's ability to meet interest and principal obligations with respect to its United States dollar-denominated debt and could also have a material adverse effect on the Company.



MATERIAL LEGAL PROCEEDING



    The Company is a defendant in a lawsuit filed in June 1996 by Sherwood (as defined) against IVAC. The lawsuit, which is pending in the United States District Court for the Southern District of California, alleges infringement of two Sherwood patents by reason of certain activities including the sale by IVAC of disposable probe covers for use with infrared tympanic thermometers. The lawsuit seeks injunctive relief, treble damages and the recovery of costs and attorney fees. The discovery phase of the lawsuit has recently commenced. The Company is currently unable to quantify its exposure in the lawsuit. The Company believes it has sufficient defenses to all claims by Sherwood, including the defenses of noninfringement and invalidity. However, there can be no assurance that the Company will successfully defend all claims made by Sherwood and the failure of the Company to successfully prevail in this lawsuit could have a material adverse effect on the Company's operations, business and financial condition. See "Business--Legal Proceedings."

FRAUDULENT TRANSFER CONSIDERATIONS

    The incurrence by the Company of indebtedness such as the Old Notes to finance the Merger may be subject to review under relevant state and federal fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of the Company. The Company believes that the indebtedness represented by the Old Notes was incurred for proper purposes and in good faith. Notwithstanding the Company's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or representative of creditors (such as a trustee in bankruptcy or debtor-in-possession) were to find that, at the time of the issuance of the Old Notes, the Company was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things: (i) void all or a portion of the Company's obligations to the holders of the Notes, the effect of which would be that the holders of the Notes may not be repaid in full or at all and/or (ii) subordinate the Company's obligations to the holders of the Notes to other existing and future indebtedness of the Company, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes.

ENFORCEABILITY OF SUBSIDIARY GUARANTEES


    The Company's obligations under the Notes will be guaranteed, jointly and severally, on an unconditional senior subordinated basis by each of the Guaranteeing Subsidiaries. The Company believes that the Subsidiary Guarantees were incurred for proper purposes and in good faith. Notwithstanding the Company's belief however, if a court of competent jurisdiction in a suit by an unpaid creditor or representative of creditors (such as a trustee in bankruptcy or debtor-in-possession) were to find that, at the time of the incurrence of a Subsidiary Guarantee, a Guaranteeing Subsidiary was insolvent, was rendered insolvent by reason of such issuance, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things: (i) void all or a portion of such Guaranteeing Subsidiary's obligations to the holders of the Notes, the effect of which would be that the holders of the Notes may not be repaid in full or at all and/or (ii) subordinate such Guaranteeing Subsidiary's obligations to the holders of the Notes to other existing and future indebtedness of such Guaranteeing Subsidiary, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes. Among other things, a legal challenge of a Subsidiary Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Guaranteeing Subsidiary as a result of the issuance by the Company of the Old Notes. The Indenture provides that the obligations of the Guaranteeing Subsidiaries under the Subsidiary Guarantees are limited to amounts which will not result in the Subsidiary Guarantees being fraudulent conveyances under applicable law. See "Description of Notes--Subsidiary Guarantees."


FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT HOLDERS


    To participate in the Exchange Offer, holders of Old Notes must transmit a properly completed Letter of Transmittal (or a facsimile thereof) or an Agent's Message and all other documents required by such Letter of Transmittal to the Exchange Agent at one of the addresses set forth below under "The Exchange Offer--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. In addition (i) certificates for Old Notes tendered must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date; (ii) a Book-Entry Confirmation (as defined) of such Old Notes, if such procedure is available, into the Exchange Agent's account at the Book-Entry Transfer Facility (as defined) must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the

Expiration Date; or (iii) the holder of such Old Notes must comply with the guaranteed delivery procedures described herein. See "The Exchange Offer--Procedures for Tendering."

CONSEQUENCES OF FAILURE TO EXCHANGE AND REQUIREMENT FOR TRANSFERS OF NEW NOTES

    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer--Consequences of Failure to Exchange."

    Based on no-action letters issued by the staff of the Commission to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company or either of the Guaranteeing Subsidiaries within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, PROVIDED that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to, and does not intend to, participate in the distribution of such New Notes.

    Any Participating Broker-Dealer that acquired Old Notes for its own account as a result of market-making activities or other trading activities may be a statutory underwriter. Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities.

    The Company and the Guaranteeing Subsidiaries have agreed that, for a period of 180 days after the Expiration Date, they will make this Prospectus, as it may be amended or supplemented from time to time, available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

    If (i) any holder of Old Notes (A) is prohibited by law or Commission policy from participating in the Exchange Offer; (B) may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this Prospectus, as it may be amended or supplemented from time to time, is not appropriate or available for such resales; or (C) is a Participating Broker-Dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company or either of the Guaranteeing Subsidiaries and (ii) such holder has satisfied certain conditions relating to the provision of information to the Company for use therein, the Company and the Guaranteeing Subsidiaries have agreed to register such Old Notes pursuant to the Shelf Registration Statement and to use their respective best efforts to cause it to be declared effective by the Commission on or prior to 120 days after the date on which the Company and the Guaranteeing Subsidiaries became obligated to file the Shelf Registration Statement. The Company and the Guaranteeing Subsidiaries have agreed to maintain the effectiveness of the Shelf

Registration Statement for, under certain circumstances, a maximum of three years, to cover resales of Old Notes held by such holders. See "The Exchange Offer--Purpose and Effect of the Exchange Offer."

LACK OF PUBLIC MARKET FOR NEW NOTES

    The New Notes are being offered to the holders of the Old Notes. The Old Notes were issued in November 1996 to a small number of qualified institutional buyers and institutional accredited investors, and are eligible for trading in the PORTAL market. There is no existing market for the New Notes, and there can be no assurance regarding the future development of such a market, the liquidity of any market that may develop for the New Notes, the ability of holders of the New Notes to sell their New Notes, or the price at which holders would be able to sell their New Notes. Future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. The Company does not intend to apply for listing of the New Notes on any securities exchange or the Nasdaq National Market.

FORWARD-LOOKING STATEMENTS


    Certain statements contained in this Prospectus, including without limitation, statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both domestic and foreign; industry capacity; demographic changes; existing government regulations and changes in, or the failure to comply with, government regulations; legislative proposals for health care reform; liability and other claims asserted against the Company; competition; the loss of any significant customers; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; the significant indebtedness of the Company after the Merger; the successful integration of IMED's and IVAC's operations following the Merger; the availability and terms of capital to fund the expansion of the Company's business; and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including, without limitation, under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations of IVAC" and "Business." GIVEN THESE UNCERTAINTIES, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    The Old Notes were sold by IMED on November 26, 1996 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes only to "qualified institutional buyers" (as defined in Rule 144A) in compliance with Rule 144A and to a limited number of other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that, prior to their purchase of Old Notes, delivered to the Initial Purchasers a letter containing certain representations and agreements. As a condition to the Purchase Agreement, IMED, IMED International Trading Corp. and the Initial Purchaser entered into the Registration Rights Agreement.

    Immediately subsequent to the Merger, the Company entered into a series of assumption agreements under which it assumed all of the obligations of IMED (i) under the Registration Rights Agreement; (ii) under the Old Notes and the Indenture; and (iii) under the Purchase Agreement. In addition, immediately subsequent to the Merger, IVAC Overseas Holdings, Inc. executed and delivered
(i) a supplemental indenture under which it agreed to guarantee the Notes on a senior subordinated basis; (ii) a registration rights assumption agreement under which IVAC Overseas Holdings, Inc. became a party to the Registration Rights Agreement; and (iii) a purchase agreement assumption under which IVAC Overseas Holdings, Inc. became a party to the Purchase Agreement.


    Under existing interpretations of the staff of the Commission contained in several no-action letters issued to third parties, the New Notes would in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any holder of Old Notes who is an "affiliate" of the Company or either of the Guaranteeing Subsidiaries within the meaning of Rule 405 under the Securities Act, or who intends to participate in the Exchange Offer for the purpose of distributing New Notes (i) will not be able to rely on the aforesaid interpretations of the staff of the Commission;
(ii) will not be able to tender its Old Notes in the Exchange Offer; and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the its Old Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.



    As contemplated by the aforesaid no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company and the Guaranteeing Subsidiaries pursuant to the Letter of Transmittal that, among other things (i) the New Notes being acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder; and (ii) neither the holder nor any such other person (A) has any arrangement or understanding with any person to participate in the distribution of such New Notes or is engaging or intends to engage in the distribution of such New Notes; or (B) is an "affiliate" of the Company or either of the Guaranteeing Subsidiaries within the meaning of Rule 405 under the Securities Act. Each Participating Broker-Dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it (i) acquired the Old Notes for its own account as a result of market-making activities or other trading activities; (ii) has not entered into any arrangement or understanding with the Company or any "affiliate" of the Company or either of the Guaranteeing Subsidiaries within the meaning of Rule 405 under the Securities Act to distribute the New Notes to be received in the Exchange Offer; and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."


    Pursuant to the Registration Rights Agreement, the Company and the Guaranteeing Subsidiaries agreed to file with the Commission the Registration Statement, of which this Prospectus is a part, covering the Exchange Offer. If
(i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities (as defined) notifies the Company, within the 20 business day time period specified in the Registration Rights Agreement, that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer; (B) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this Prospectus, as it may be amended or supplemented from time to time, is not appropriate or available for such resales; or (C) that it is a Participating Broker-Dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company or either of the Guaranteeing Subsidiaries, the Company and the Guaranteeing Subsidiaries will file with the Commission a Shelf Registration Statement to cover resales of the Old Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will, in the event of the filing of the Shelf Registration Statement, provide to each applicable holder of Old Notes copies of the prospectus which is a part of the Shelf Registration Statement; notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes covered thereby. A holder of Old Notes that sells such Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers; will be subject to certain civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have its Old Notes included in the Shelf Registration Statement and to benefit from the provisions contained in the Registration Rights Agreement regarding Liquidated Damages.


    For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until the earlier of (i) the date on which such Old Note has been exchanged by a person other than a Participating Broker-Dealer for a New Note in the Exchange Offer; (ii) following the exchange by a Participating Broker-Dealer in the Exchange Offer of an Old Note for a New Note, the date on which such New
Note is sold to a purchaser who receives from such Participating Broker-Dealer on or prior to the date of such sale a copy of this Prospectus, as it may be amended or supplemented from time to time; (iii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or (iv) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Act.


    The Registration Rights Agreement requires, among other things, that (i) the Company and the Guaranting Subsidiaries use their respective best efforts to have the Registration Statement, of which this Prospectus is a part, declared effective by the Commission no later than March 26, 1997; (ii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 days after the date on which the Registration Statement was declared effective by the Commission, New Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer; (iii) if obligated to file the Shelf Registration Statement, the Company and the Guaranteeing Subsidiaries will file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and use their respective best efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises; and (iv)(A) in certain circumstances, cause the Registration Statement to remain effective and usable for a period of 180 days following the initial effectiveness thereof and (B) cause the Shelf Registration Statement to remain effective and usable for a period of three years following the initial effectiveness thereof or such shorter period ending when all the Old Notes available for sale thereunder have been sold. If (a) the Company and the Guaranteeing Subsidiaries fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing; (b) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness; or (c) the Company fails to consummate the Exchange Offer within 30 business days after the date on which the Registration Statement is declared effective; or (d) the Shelf Registration Statement or the Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay liquidated damages ("Liquidated Damages") to each holder of Old Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Old Notes held by such holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Old Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Old Notes. All accrued Liquidated Damages will be paid by the Company on each interest payment date to the Global Note Holder (as defined) by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Securities (as defined) by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.


    As a result of the Company's failure to have the Registration Statement, of which this Prospectus is a part, declared effective by the Commission by March 26, 1997, the Company commenced paying Liquidated Damages on March 27, 1997 to each holder of Old Notes in an amount equal to $.05 per week per $1,000 principal amount of Old Notes held by such holder. The Company's obligation to pay the aforesaid Liquidated Damages terminated as of the date of this Prospectus.


    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

    Participation in the Exchange Offer is voluntary and holders should carefully consider whether to participate. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on whether to participate in the Exchange Offer.

    The Old Notes are designated for trading in the PORTAL market. To the extent Old Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Old Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, holders of Old Notes who were eligible to participate in the Exchange Offer but did not tender their Old Notes will not be entitled to certain rights under the Registration Rights Agreement and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

    GENERAL. Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company hereby offers to exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in amounts that are integral multiples of $1,000 principal amount. The date of the exchange of New Notes for Old Notes will be the next business day following the Expiration Date.

    The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except that the New Notes (i) have been registered under the Securities Act and, therefore, do not bear legends restricting their transfer and (ii) do not contain certain provisions providing for the payment of Liquidated Damages under certain circumstances relating to the Registration Rights Agreement. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.


    As of the date of this Prospectus, $200.0 million aggregate principal amount of the Old Notes is outstanding. The Company has fixed the close of business on
           , 1997 as the record date for the Exchange Offer for the purpose of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent.


    Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and interest thereon will continue to accrue.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral notice (confirmed in writing) or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.


    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."



    EXPIRATION DATE; EXTENSIONS; AMENDMENTS.  The term "Expiration Date" shall
mean 5:00 p.m., New York City time, on            , 1997, unless the Company, in
its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although the Company has no current intention to extend the Exchange Offer, the Company reserves the right to extend the Exchange Offer at any time and from time to time. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral notice (confirmed in writing) or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled expiration date.


    The Company reserves the right, in its sole discretion (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral notice (confirmed in writing) or written notice of such delay, extension or termination to the Exchange Agent or
(ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by public announcement thereof. If the Exchange Offer is amended in any manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the holders of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to such holders, if the Exchange Offer otherwise would expire during such period.

    Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

    INTEREST ON THE NEW NOTES. The New Notes will bear interest from November 26, 1996, the date of original issuance of the Old Notes. No interest will be paid on the Old Notes accepted for exchange.

PROCEDURES FOR TENDERING


    Only a holder (I.E., any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder) of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must transmit a properly completed Letter of Transmittal (or a facsimile thereof) or an Agent's Message, have the signature(s) thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal (or facsimile) or Agent's Message, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition (i) certificates for Old Notes tendered must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date; (ii) a confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at the Book-Entry Transfer Facility (as defined) pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date; or (iii) the holder of such Old Notes must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Old Notes and all documents required by the Letter of Transmittal must be completed and received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.


    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering Old Notes which are subject to Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.


    By executing the Letter of Transmittal (or a facsimile thereof) or transmitting an Agent's Message, each holder will make to the Company and the Guaranteeing Subsidiaries the representations set forth above in the fourth paragraph under the heading "--Purpose and Effect of the Exchange Offer."


    The tender of Old Notes by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. This Prospectus, together with the Letter of
Transmittal, will first be sent on or about            , 1997 to all holders of
Old Notes known to the Company and the Exchange Agent.

    THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to transmitting a properly completed Letter of Transmittal (or a facsimile thereof) or an Agent's Message and delivering his Old Notes to the Exchange Agent, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.



    The signature(s) on a Letter of Transmittal (or facsimile thereof) or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that the signature(s) on a Letter of Transmittal (or facsimile thereof) or a notice of withdrawal, as the case may be, must be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").



    If the Letter of Transmittal (or facsimile thereof) is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature(s) thereon guaranteed by an Eligible Institution.



    If the Letter of Transmittal (or facsimile thereof) or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.



    The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish an account with respect to the Old Notes at the Depositary (the "Book-Entry Transfer Facility") for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, a Letter of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantee or an Agent's Message and all other required documents must, in each case, be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.


    All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES


    Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal (or facsimile thereof) or an Agent's Message, or any other required documents to the Exchange Agent prior to the Expiration Date or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:


        (a) the tender is made through an Eligible Institution;


        (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) or an Agent's Message, together with the certificate(s) representing the Old Notes or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and



        (c) such properly completed and executed Letter of Transmittal (or facsimile thereof) or an Agent's Message, as well as the certificate(s) representing all tendered Old Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.


WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.


    To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"); (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited); (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender; and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

        (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

        (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

        (c) any governmental approval has not been obtained, which approval the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.


    If the Company determines in its reasonable discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders; (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, SUBJECT, HOWEVER, to the rights of holders to withdraw such Old Notes (see "--Withdrawal of Tenders"); or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

EXCHANGE AGENT


    United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Exchange Agent as follows:



                                                               BY OVERNIGHT COURIER AND BY HAND
                                                             AFTER 4:30 P.M., NEW YORK CITY TIME,
                     BY MAIL:                                      ON THE EXPIRATION DATE:

United States Trust Company of New York               United States Trust Company of New York
P.O. Box 843                                          770 Broadway
Peter Cooper Station                                  13th Floor
New York, New York 10276                              New York, New York 10003
Attention: Corporate Trust                            Attention: Corporate Trust
   BY HAND UNTIL 4:30 P.M., NEW YORK                  BY FACSIMILE TRANSMISSION:
    CITY TIME, ON THE EXPIRATION DATE:                (212) 420-6152
United States Trust Company of New York               CONFIRM BY TELEPHONE:
111 Broadway                                          (800) 548-6565
Lower Level
New York, New York 10006
Attention: Corporate Trust


    DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT
CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES


    The expenses of soliciting tenders of Old Notes will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.



    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.



    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include, among others, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees, and printing costs.


ACCOUNTING TREATMENT

    The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE


    The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise); (ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A; (iii) in accordance with

Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company); (iv) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or (v) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.


RESALE OF THE NEW NOTES


    Based on no-action letters issued by the staff of the Commission to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company or either of the Guaranteeing Subsidiaries within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, PROVIDED that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to, and does not intend to, participate in the distribution of such New Notes. Any holder who tenders Old Notes in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes may not rely upon the position of the staff of the Commission enunciated in such no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company and the Guaranteeing Subsidiaries pursuant to the Letter of Transmittal that such conditions have been met. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "Plan of Distribution."



                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES



    The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service will not take a contrary view, and no ruling from the Internal Revenue Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Old Notes for New Notes, including the applicability and effect of any state, local or foreign tax laws.



EXCHANGE OFFER



    The Company believes that the exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be a taxable event to a holder for United States federal income tax purposes. Rather, the New Notes received by a holder should be treated as a continuation of the Old Notes in the hands of such holder. As a result, there will be no United States federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the Exchange Offer. Accordingly, the holding period of the New Notes will include the holding period of the Old Notes and the basis of the New Notes will be the same as the basis of the Old Notes immediately before the exchange.



LIQUIDATED DAMAGES



    The Company intends to treat the payment of Liquidated Damages as additional interest paid on the Notes for United States federal income tax purposes.

                                   THE MERGER


MERGER OVERVIEW



    On November 26, 1996 immediately following the closing of the Offering (the "Merger Closing") of the Old Notes sold by IMED, a direct wholly owned subsidiary of Advanced Medical prior to the Merger, IMED Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of IMED ("IMED Merger Sub"), merged with and into IVAC Holdings (the "Initial Merger"). In connection therewith: (i) each share of the common stock of IVAC Holdings was converted into the right to receive the per share Merger Consideration (as defined); (ii) each outstanding option to acquire common stock of IVAC Holdings was cancelled; and (iii) each share of the common stock of IMED Merger Sub was converted into one share of the corporation (the "Surviving Corporation") surviving the Initial Merger. The aggregate cash consideration paid, including related acquisition costs, in connection with the Initial Merger was approximately $220.0 million. The Initial Merger was completed pursuant to an agreement and plan of merger entered into on August 23, 1996 by and among IMED, IMED Merger Sub, IVAC Holdings, IVAC Medical Systems and approximately twenty participating stockholders (certain of which are affiliates of one of the Initial Purchasers) constituting the holders of in excess of 95% of the voting power of IVAC Holdings.



    As a result of the Initial Merger, the Surviving Corporation became a direct wholly owned subsidiary of IMED and IVAC Medical Systems became an indirect wholly owned subsidiary of IMED. Immediately following the Initial Merger: (i) IVAC Medical Systems was merged with and into the Surviving Corporation and (ii) IMED, which then held all of the outstanding stock of the Surviving Corporation, was merged with and into the Surviving Corporation thereby creating the Company, a direct wholly owned subsidiary of Advanced Medical.

    The following charts depict (i) the organizational structure of Advanced Medical, IMED, IMED Merger Sub and IMED International Trading Corp., on the one hand, and IVAC Holdings, IVAC Medical Systems and IVAC Overseas Holdings, Inc., on the other hand, prior to the Initial Merger and (ii) the organizational structure of Advanced Medical, the Company, IMED International Trading Corp. and IVAC Overseas Holdings, Inc. upon completion of the Merger:


                                    [CHART]

MERGER CONSIDERATION

    The unadjusted aggregate consideration (the "Merger Consideration") paid to the holders of IVAC Holdings common stock on the Merger Closing in connection with the Initial Merger (including in connection with the cancellation of outstanding options to acquire common stock of IVAC) was determined by subtracting the following from the sum of $390.0 million plus the cash of IVAC Medical Systems immediately prior to the Initial Merger: (i) the aggregate amount of all indebtedness of IVAC Holdings and IVAC Medical Systems for borrowed money and certain other outstanding obligations; (ii) the aggregate amount of the cost needed to complete the Debt Tender Offer and Consent Solicitation (including any premium, prepayment penalty and cost of defeasance paid in connection therewith, to the extent such items are, in the aggregate, exceeded $1.0 million); and
(iii) the aggregate amount of certain miscellaneous items and adjustments. On the first business day following the Initial Merger, all of the then outstanding options to acquire common stock of IVAC Holdings were cancelled and the holders thereof received a cash payment equal to the difference between: (i) the per share Merger Consideration paid to holders of IVAC Holdings common stock in connection with the Initial Merger and (ii) the exercise price of such options (as adjusted). Purchase price adjustments based on the amount of cash held by IVAC Holdings and its subsidiaries as of the date of the Initial Merger will be determined through customary post-closing mechanisms. Only limited representations and warranties made by the parties to the Merger survive the Merger Closing. In connection with the Merger, certain former stockholders of IVAC Holdings have agreed to indemnify IMED and others for certain liabilities and obligations relating to River.


THE DEBT TENDER OFFER AND CONSENT SOLICITATION

    In connection with the Merger, IVAC Medical Systems commenced and completed a tender offer to purchase for cash all of its outstanding 9 1/4% Senior Notes due 2002 (the "Existing Senior Notes") and a related consent solicitation to modify certain terms of the indenture governing the Existing Senior Notes (collectively, the "Debt Tender Offer and Consent Solicitation") for an aggregate purchase price of 105.25% of their principal amount plus accrued interest up to, but not including, the date of purchase. On November 13, 1996, IVAC Medical Systems executed a supplemental indenture relating to the Existing Senior Notes and, as of such date, all Existing Senior Notes had been tendered for purchase. The amendments to the Existing Senior Notes set forth in the supplemental indenture became effective and all Existing Senior Notes were accepted for purchase immediately following the Initial Merger. Approximately $109.75 million of the net proceeds from the Offering, the borrowings under the New Credit Facility, the Capital Contribution and existing cash balances were paid to holders of the Existing Senior Notes in connection with the Debt Tender Offer and Consent Solicitation.

                                USE OF PROCEEDS


    The Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes contemplated in this Prospectus, the Company will receive Old Notes in like principal amount, the form and terms of which are the same as the form and terms of the New Notes which replace the Old Notes, except as otherwise described herein. The Old Notes surrendered in exchange for New Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offer in the Pro Forma Condensed Financial Statements.



    The proceeds of the Offering of $194.0 million, net of selling commissions, actual borrowings of $204.2 million under the New Credit Facility, the proceeds from the Capital Contribution ($19.6 million) and existing cash balances were used to pay the Merger Consideration, consummate the Refinancing, the Debt Tender Offer and Consent Solicitation and the Junior Notes Repayment, and pay fees and expenses.



    The following table illustrates the sources and uses of funds for the Transactions.



                                                                                               (DOLLARS IN
                                                                                                THOUSANDS)

SOURCES OF FUNDS:
Notes....................................................................................       $  200,000
New Credit Facility(1):
    Revolving credit facility............................................................            4,200
    Term loan facilities.................................................................          200,000
Capital Contribution(2)..................................................................           19,588
Combined cash(3).........................................................................            7,500
                                                                                                  --------
    Total sources........................................................................       $  431,288
                                                                                                  --------
                                                                                                  --------
USES OF FUNDS(4):
Merger Consideration.....................................................................       $  218,529
Refinancing including accrued interest...................................................           38,841
Debt Tender Offer and Consent Solicitation (including accrued interest
  and tender and consent fees)(5)........................................................          109,758
Junior Notes Repayment...................................................................           38,020
Buyer's fees and expenses(6).............................................................           21,000
Seller's fees and expenses...............................................................            5,140
                                                                                                  --------
    Total uses...........................................................................       $  431,288
                                                                                                  --------
                                                                                                  --------


------------------------


(1) The New Credit Facility consists of $200.0 million of term loan facilities and a $50.0 million revolving credit facility. See "Description of New Credit Facility."



(2) The Capital Contribution was funded from a portion of the Decisions Contribution. The balance of the Capital Contribution was funded with existing cash balances of Advanced Medical. The portion of the net proceeds of the Decisions Contribution not applied to make the Capital Contribution was used by Advanced Medical to redeem approximately $22.0 million principal amount of its 15% Subordinated Debentures due 1999 and fund the redemption of Advanced Medical's outstanding preferred stock. In connection with the Decisions Contribution, Decisions exchanged an aggregate of $37.5 million in principal amount of convertible promissory notes issued by Advanced Medical for 29,416,086 shares of Advanced Medical common stock.



(3) Represents transactions fees paid prior and subsequent to the Merger Close from available cash balances.



(4) As described under "The Merger -- Merger Consideration," the aggregate Merger Consideration paid to holders of IVAC Holdings common stock is calculated by subtracting certain amounts, including indebtedness of IVAC (including accrued interest) at the Merger Closing and, subject to certain limitations, costs of IVAC in connection with the Transactions, from $390.0 million plus IVAC's cash on the date of the Merger Closing. Accordingly, any increase in interest accrued on indebtedness of IVAC prior to the Merger Closing and any increase in estimated transaction costs at the Merger Closing will reduce the Merger Consideration and increase one or more of the amounts applied to the Refinancing, the Debt Tender Offer and Consent Solicitation and/or the Junior Notes Repayment. Any such increase will not, however, increase the aggregate uses of funds in the Transactions.



(5) Debt Tender Offer and Consent Solicitation including $5.25 million of redemption premium and consent fees and $4.5 million of accrued interest.



(6) The fees and expenses consist of debt issuance costs, financial advisory fees and legal, accounting and other professional fees.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)



    On November 26, 1996 IMED acquired all of the outstanding common stock of IVAC Holdings. The acquisition was accounted for as a purchase whereby the purchase price, including related expenses, was allocated to identified assets including intangible assets and liabilities based upon their respective estimated fair values.



    The following Pro Forma Condensed Consolidated Statement of Operations and Other Data for the year ended December 31, 1996 is based on the historical results of operations of IMED and the historical unaudited results of operations of IVAC Holdings, adjusted to give effect to the Transactions and the River Divestiture, as if such transactions had occurred on January 1, 1996.



    The column included in the Pro Forma Condensed Consolidated Statement of Operations entitled "IMED" represents the operating results of IMED from January 1, 1996 through the Merger date of November 26, 1996 and the combined operating results of IMED and IVAC Holdings from November 27, 1996 through December 31, 1996, excluding nonrecurring charges related to the Merger.



    The column included in the Pro Forma Condensed Consolidated Statement of Operations entitled "IVAC Holdings" represents the operating results of IVAC Holdings from January 1, 1996 through November 26, 1996, excluding nonrecurring charges of approximately $5.1 million related to the Transaction incurred by the selling company.



    The unaudited pro forma financial statements are based on assumptions the Company believes are reasonable, are factually supportable and directly attributable to the Merger. The Merger represents a series of mergers, including the Initial Merger, which resulted in the operations of IMED and IVAC Medical Systems being combined into one entity (I.E., the Company). The Initial Merger was the transaction pursuant to which Advanced Medical indirectly acquired IVAC Holdings and its subsidiaries (including, without limitation, IVAC Medical Systems). Such unaudited pro forma financial data should be read in conjunction with the Consolidated Financial Statements of IMED and IVAC Holdings and the respective accompanying notes thereto included elsewhere in this Prospectus.



    The Pro Forma Condensed Consolidated Statement of Operations does not include certain cost savings that management has identified related to the Merger. In connection with the Merger, management identified duplicative costs for certain functional areas and facilities. As a result, approximately 225 employees from all functional areas were given notice of termination in December 1996. Approximately 125 of such terminations were effective December 31, 1996 while the additional 100 employees are being phased-out during the first half of 1997. The costs of the terminations are reflected in the financial statements of the Company for the year ended December 31, 1996.



    Due to excess capacity at the manufacturing facilities of both companies, the Company has consolidated IMED's instrument manufacturing operations into the existing IVAC facility. This was completed in December 1996. In addition, as a result of the employee terminations described above, management decided to consolidate the headquarters of IMED into IVAC's existing headquarters. This consolidation was substantially completed during the first quarter of 1997. Management has also identified additional cost savings related to volume discounts expected to be received as a result of vendor consolidation. Management believes that all of the items described above will lead to reduced manufacturing and operating costs of the Company as compared to the combined historical costs of the two companies. The extent of the savings is dependent upon the timing of when such consolidation and integration is completed. As a result, no estimated cost savings have been included in the Pro Forma Condensed Consolidated Statement of Operations.



    The following pro forma financial data are not necessarily indicative of the Company's results of operations that might have occurred had such transactions been completed at the beginning of the period specified, and do not purport to represent what the Company's consolidated results of operations might be for any future period.

    PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND OTHER DATA


                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)


                                                            YEAR ENDED DECEMBER 31, 1996
                                     --------------------------------------------------------------------------
                                                                          RIVER
                                                  IVAC                 DIVESTITURE   TRANSACTIONS    COMPANY
                                       IMED     HOLDINGS   COMBINED   ADJUSTMENTS(A) ADJUSTMENTS    PRO FORMA
Net sales..........................  $ 136,371  $ 210,350  $ 346,721    $    (373)                  $  346,348
Cost of sales......................     74,628    112,519    187,147       (2,787)   $   1,419(B)      184,768
                                                                                        (1,011) (C)
                                     ---------  ---------  ---------                               ------------
Gross margin.......................     61,743     97,831    159,574                                   161,580
                                     ---------  ---------  ---------                               ------------

Selling and marketing..............     22,273     44,310     66,583         (819)        (379)(C)      65,385
General and administrative.........     13,434     21,038     34,472         (719)       5,900(B)       39,030
                                                                                          (623)(C)
Research and development(H)........      8,854      9,487     18,341         (199)                      18,142
Restructuring(I)...................         --     17,396     17,396      (17,396)                          --
                                     ---------  ---------  ---------                               ------------
    Total operating expenses.......     44,561     92,231    136,792                                   122,557
Lease interest income..............      2,501      2,100      4,601                                     4,601
                                     ---------  ---------  ---------                               ------------
    Income from operations.........     19,683      7,700     27,383                                    43,624
                                     ---------  ---------  ---------                               ------------
Other income (expense):
  Interest income..................        184        428        612                      (379)(D)         233
  Interest expense.................     (6,303)   (16,629)   (22,932)         121      (34,938)(E)     (40,384)
                                                                                        17,365(F)
  Other, net.......................        323       (213)       110                                       110
                                     ---------  ---------  ---------                               ------------
                                        (5,796)   (16,414)   (22,210)                                  (40,041)
                                     ---------  ---------  ---------                               ------------
Income (loss) before income
  taxes............................     13,887     (8,714)     5,173                                     3,583
Provision for (benefit from) income
  taxes(J).........................      8,986      2,105     11,091        2,782      (10,140)(G)       3,733
                                     ---------  ---------  ---------  -------------  ------------  ------------
Net income (loss)..................  $   4,901  $ (10,819) $  (5,918)   $  18,886    $ (13,118)     $     (150)
                                     ---------  ---------  ---------  -------------  ------------  ------------
                                     ---------  ---------  ---------  -------------  ------------  ------------
OTHER DATA:
  Income from operations...........  $  19,683  $   7,700  $  27,383    $  21,547    $  (5,306)     $   43,624
  Depreciation and amortization....      9,340     18,788     28,128         (748)       5,306          32,686
  Technology license fee to
    Advanced Medical(K)............         --         --         --                       550             550
  Restructuring....................         --     17,396     17,396      (17,396)                          --
                                     ---------  ---------  ---------  -------------  ------------  ------------
  Adjusted EBITDA(1)...............  $  29,023  $  43,884  $  72,907    $   3,403    $     550      $   76,860
                                     ---------  ---------  ---------  -------------  ------------  ------------
                                     ---------  ---------  ---------  -------------  ------------  ------------


------------------------


(1) Adjusted EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income as an indicator of operating performance or to cash flows as a measure of liquidity.



    See consolidated statement of cash flows for measures of cash flows in accordance with generally accepted accounting principles.


    See accompanying notes to Pro Forma Condensed Consolidated Statements of
                           Operations and Other Data.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                    STATEMENTS OF OPERATIONS AND OTHER DATA

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

(A) In June 1996, IVAC decided to discontinue River's operations and to divest River's assets. River's primary assets include patents, technologies, trade secrets, inventories and manufacturing equipment. As a result of the River Divestiture, pro forma adjustments have been made to eliminate the historical operating results of River and the related income tax impact to IVAC Holdings.


 (B) Reflects amortization of new intangible assets (primarily goodwill) using estimated useful lives of 3 to 30 years. No adjustment to cost of sales has been made in the Pro Forma Condensed Consolidated Statements of Operations and Other Data related to the purchase accounting adjustment made to inventory as it will result in a non-recurring increase to cost of sales when such inventory is sold.



       The Merger Consideration, including related costs, was allocated to the acquired assets and liabilities based on their estimated fair values. Based on an independent appraisal the following intangible assets were recorded:



                                                                                  ESTIMATED
                                                                     AMOUNT      USEFUL LIFE
                                                                    RECORDED     (IN YEARS)
Workforce.........................................................      7,100            16
Supply Agreements.................................................     10,758             3
Patents...........................................................     20,100            13
Trademarks........................................................     90,000            30
Goodwill..........................................................    132,482            30



 (C) Reflects elimination of depreciation expense on fixed assets disposed of in connection with the Merger.



(D) Reflects elimination of interest income on actual cash balances used to fund the Merger.



 (E) Reflects interest expense related to the borrowings under the New Credit Facility and the Notes:



                                                                                               YEAR ENDED
                                                                                            DECEMBER 31, 1996
New Credit Facility in the principal amount of $204,200 (at actual weighted average
  interest rate of 8.7%)(1)...............................................................      $  15,230
Amortization of issuance costs............................................................          1,469
Notes (at an interest rate of 9.75%)......................................................         17,550
Amortization of issuance costs............................................................            689
                                                                                                  -------
                                                                                                $  34,938
                                                                                                  -------
                                                                                                  -------


    ----------------------------


     (1) The average interest rate for the Company's various borrowings under the New Credit Facility was determined on a weighted average basis using the actual rates of interest in effect under the New Credit Facility and actual borrowings at the time of the Merger financing. Amount excludes eight months of interest expense related to $11,000 of borrowings under the New Credit Facility used to repay borrowings under the Existing Credit Facility incurred in connection with the repurchase of certain European distribution rights on August 30, 1996.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
              STATEMENTS OF OPERATIONS AND OTHER DATA (CONTINUED)

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)


 (F) Reflects elimination of interest expense, including amortization of debt issuance costs in connection with the Refinancing, the Debt Tender Offer and Consent Solicitation, and the Junior Notes Repayment:



                                                                                               YEAR ENDED
                                                                                            DECEMBER 31, 1996
IMED Existing Credit Facility.............................................................      $   2,121
IVAC existing credit facility(1)..........................................................          2,101
Existing Senior Notes.....................................................................          9,084
Junior subordinated notes of IVAC Holdings................................................          4,059
                                                                                                  -------
                                                                                                $  17,365
                                                                                                  -------
                                                                                                  -------


    ----------------------------


    (1) In addition to interest on the $18,000 of indebtedness under IVAC's existing credit facility that was repaid on November 26, 1996 in the Refinancing, the elimination of interest expense related to IVAC includes interest on $14,000 of bank debt which was repaid with the proceeds received from the issuance of the Existing Senior Notes by IVAC Medical Systems during November 1995.



(G) Reflects adjustment to income tax expense related to the Transactions. The pro forma income tax expense represents the estimated income tax provision on the pro forma pretax income.



(H) Does not include $44,000 charged to purchased in-process research and development in connection with the Merger.



 (I) Does not include $15,277 recorded as restructuring, integration and other non-recurring charges in connection with the Merger.



 (J) Does not reflect tax benefit associated with certain one time non-recurring charges incurred in connection with the Merger.



(K) Prior to June 30, 1996, Advanced Medical licensed to IMED certain technology rights for $1,100 per year. Because this license fee could not be paid to Advanced Medical as a result of restrictions in the Existing Credit Facility, IMED accrued a liability in respect of such license fee. Effective June 30, 1996, Advanced Medical contributed the underlying technology to IMED. This non-cash charge has been added to income from operations in computing Adjusted EBITDA.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY



    THE FOLLOWING SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF IMED AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.



GENERAL



    As described in Note 1 to the 1996 consolidated financial statements of IVAC Holdings, Inc., IMED Corporation was the predecessor to IVAC Holdings, Inc. for financial reporting purposes. As a result of the Merger on November 26, 1996, the operating results reported as that of IVAC Holdings for the year ended December 31, 1996 are not comparable to 1995. The 1996 operating results represent those of "IMED" for the entire year plus the results of "IVAC" for the period from November 27, 1996 through December 31, 1996. Unless otherwise indicated, the changes in operating results described herein relate only to IMED exclusive of the impact on such 1996 results due to the Merger. Additionally, "IMED" as used herein represents the Company exclusive of the impact of the Merger. For a detailed description related to IVAC's historical operations and product lines see "Management's Discussion and Analysis of Financial Condition and Results of Operations of IVAC."



    The Company sells and services infusion systems primarily in the United States, Western Europe, Canada, Australia, Latin America and the Middle East. IMED generates revenues from the sale and/or lease of infusion pumps and sales of associated proprietary disposable administration sets. Prior to 1993, disposable administration sets used with IMED's piston cassette infusion pumps had generated a majority of IMED's overall sales of disposable administration sets and total revenues. During 1995 and 1996, virtually all of IMED's revenues from the sale or lease of infusion pumps were attributable to IMED's Gemini series of large volume peristaltic infusion pumps reflecting the trend in the health care industry away from older piston cassette technology toward the peristaltic technology incorporated in the Gemini series. The Company expects that the shift away from piston cassette technology toward peristaltic technology will continue. IMED discontinued manufacturing piston cassette infusion pumps in the first quarter of 1995. IMED's infusion systems are priced at the high end of the industry price range and compete on the basis of technological sophistication, quality, safety and flexibility in application.



    Approximately 68.5% and 71.7% of IMED's net sales during 1995 and 1996, respectively, were attributable to sales of proprietary disposable administration sets. Prior to the third quarter of 1992, a majority of IMED's net sales attributable to disposable administration sets were generated by sales of disposable administration sets used with IMED's piston cassette infusion pumps. During 1995 and 1996, however, approximately 78.5% and 82.6% of IMED's disposable administration set net sales were attributable to sales of disposable administration sets used with IMED's Gemini series infusion pumps reflecting the industry shift away from piston cassette technology toward peristaltic technology and IMED's growing installed base of peristaltic infusion pumps.



    In recent years, IMED's results of operations have been affected by the cost containment pressures applicable to health care providers. In particular, in order to reduce costs, certain hospitals have adopted a new protocol increasing the maximum time between disposable administration set changes from every 24 hours to as much as every 72 hours. Notwithstanding this change in protocol, unit sales volume of IMED's disposable administration sets have increased in every year since 1993, primarily as a result of its growing installed base of infusion pumps. The Company's profitability is also affected by the increasing use of GPOs which are better able to negotiate favorable pricing from providers of infusion systems, such as the Company, and which police compliance with exclusive buying arrangements for their members. These buying arrangements, in certain situations, also may result in the GPO requiring removal of the Company's existing infusion pumps. The Company expects that such GPOs will become increasingly more common and may have an adverse effect on the Company's profitability in the future. Finally, the enactment of national health care reform or other legislation affecting payment mechanisms and health care delivery would affect the Company's future results of operations. Although the final form of any such legislation is not known, it is likely that any such legislation may impose limits on the number and type of medical procedures which may be performed and may restrict a provider's ability to select specific devices or products for use in administering care which, in turn, could adversely impact demand and/or pricing for the Company's infusion systems. It is impossible to predict the extent to which the Company may be affected by any such change in legislation.



    Commencing in 1993, IMED undertook a number of measures designed to reduce manufacturing costs and increase Adjusted EBITDA. These measures included (i) selling IMED's Irish molding manufacturing operations in August 1994; (ii) decreasing IMED's domestic work force by approximately 10% during 1993; and
(iii) modifying certain employee benefit plans in 1993. Since that time, IMED has also undertaken to outsource certain component parts and negotiate price reductions from key suppliers in order to further improve its gross margin.



RESULTS OF OPERATIONS



    The following table sets forth, for the periods indicated, selected financial information expressed as a percentage of net sales:



                                                                                  YEAR ENDED DECEMBER 31,
                                                                  --------------------------------------------------------
                                                                     1994         1995           1996          1996(A)
                                                                                            (AS REPORTED)    (IMED ONLY)
Sales...........................................................      100.0%       100.0%        100.0%          100.0%
Cost of sales...................................................       58.5         56.2          57.7            55.2
                                                                      -----        -----         -----           -----
Gross margin....................................................       41.5%        43.8%         42.3%           44.8%
Selling and marketing expense...................................       15.0         14.7          16.3            15.9
General and administrative expense..............................        7.8          7.9           9.8             9.5
Research and development expense................................        5.7          6.6           6.5             6.9
Purchased in-process research and development...................         --           --          32.3              --
Restructuring, integration and other non-recurring charges......         --           --          11.2              --
Lease interest income...........................................        2.2          2.1           1.8             2.1
                                                                      -----        -----         -----           -----
Income (loss) from operations...................................       15.2         16.7         (32.0)           14.6
Interest expense................................................       (2.5)        (1.8)         (4.6)           (5.5)
Other, net......................................................       (0.2)        (0.3)          0.2             0.3

OTHER DATA:
  Adjusted EBITDA...............................................       21.2%        22.5%         21.3%           21.4%


------------------------------


(A) Amounts represent those of IMED only before impact of the Merger, purchase accounting and restructuring.

    The following table sets forth sales by major product groups for the periods presented:



                                                                                           YEAR ENDED DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1994       1995       1996
                                                                                       ---------  ---------  ---------
                                                                                                (IN MILLIONS)
Piston cassette disposables..........................................................  $    22.1  $    16.6  $    14.1
Peristaltic disposables..............................................................       53.8       60.5       66.9
Piston cassette infusion pumps.......................................................         .7         .5         --
Peristaltic infusion pumps...........................................................       22.5       25.3       22.9
ReadyMED.............................................................................        3.5        2.5        2.1
Products manufactured in Ireland.....................................................        2.6         --         --
Other (1)............................................................................        6.9        7.2        7.0
                                                                                       ---------  ---------  ---------
  Total IMED only....................................................................      112.1      112.6      113.0
IVAC Sales...........................................................................         --         --       23.4
                                                                                       ---------  ---------  ---------
  Total..............................................................................  $   112.1  $   112.6  $   136.4
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------


------------------------------


(1) Consists primarily of operating lease income relating to pumps, service fees, license fee revenue and accessory sales.



YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995



    NET SALES. Net sales increased approximately $23.8 million or 21.2% due to the inclusion of IVAC's sales for December 1996. Excluding IVAC sales, total IMED only sales increased approximately $.4 million during 1996 as compared to 1995. United States sales decreased approximately $4.5 million or 4.9% during 1996 as compared to 1995. Within the United States infusion therapy business, sales decreased for 1996, as compared to 1995, primarily due to a (i) decrease in the volume of infusion pump shipments primarily attributable to several large transactions during 1995 and (ii) decline in the average selling price of IMED's infusion pumps and disposable administration sets, offset in part by an increase in unit volume of disposable administration set sales. Sales to customers located outside of the United States increased $5.0 million, or 24.5%, from $20.4 million for 1995 to $25.4 million for 1996 primarily as a result of increased unit volume of disposable administration sets resulting from IMED's growing installed base in Canada, Australia, Latin America and the Far East. Also contributing to the growth in international sales was IMED's repurchase of the European distribution rights for its products in August 1996. This resulted in higher end-user sales prices being recognized than charged to the European distributor in 1995.



    GROSS MARGIN. Gross margin increased $8.4 million or 17.1% from 1995 to 1996 primarily due to the Merger. Additionally, 1996 gross margin was reduced by $4.0 million due to that portion of the purchase accounting adjustments made to adjust the acquired IVAC inventory to its estimated fair value on the Merger date which was charged to cost of sales during December 1996. Excluding the Merger, IMED only gross margin increased $1.4 million from $49.3 million for 1995 to $50.7 million for 1996 due primarily to the decrease in cost of sales discussed below. Despite the decline in average selling prices of infusion pumps and disposable administration sets discussed above, IMED only gross margin, as a percentage of IMED only net sales, increased from 43.8% for 1995 to 44.8% for 1996 primarily as a result of reductions in the manufacturing cost of disposable administration sets caused by (i) increased outsourcing of molded parts and components; (ii) negotiated price reductions from suppliers; and (iii) the favorable effects of increased manufacturing volume. Gross margin also increased for 1996, compared to 1995, as a result of lower unit cost for inventory at December 31, 1995 that were sold during 1996 compared to the unit cost for inventory at December 31, 1994 that were sold during 1995.



    SELLING AND MARKETING. Selling and marketing expenses increased $5.7 million or 34.4% during 1996 as compared to 1995 primarily due to the Merger. Exclusive of the Merger, as a percentage of IMED only net sales, selling and marketing expense increased from 14.7% for 1995 to 15.9% for 1996. IMED only selling and marketing expense increased from $16.6 million for 1995 to $18.0 million for 1996 primarily due to the recognition of selling and marketing expense by IMED Ltd. in 1996 as a result of IMED's acquisition of the European distribution rights for IMED products from Pharmacia & Upjohn, Inc. Also contributing to this increase were compensation and relocation expenses for selling and marketing management personnel hired during 1996.



    GENERAL AND ADMINISTRATIVE. General and administrative expense increased $4.5 million or 51.1% during 1996 as compared to 1995 primarily due to the Merger. IMED only general and administrative expense increased from $8.9 million for 1995 to $10.7 million for 1996 as a result of recruitment and relocation expenses of development personnel and increased management compensation. General and administrative expense also increased for 1996, compared to 1995, due to the recognition of general and administrative expenses by IMED Ltd. in 1996. As a percentage of IMED only net sales, IMED only general and administrative expense increased from 7.9% for 1995 to 9.5% for 1996 primarily as a result of the increase in general and administrative expenses discussed above.



    RESEARCH AND DEVELOPMENT. Research and development expense increased $1.5 million or 19.9% during 1996 as compared to 1995 primarily due to the Merger. IMED only research and development expense increased from $7.4 million for 1995 to $7.8 million for 1996 primarily as a result of the timing of certain expenses associated with the development of a new modular infusion system. Due to the increase in IMED only research and development costs, research and development expense, as a percentage of net sales, increased from 6.6% for 1995 to 6.9% for 1996.



    PURCHASED RESEARCH AND DEVELOPMENT. In connection with the Merger, the assets and liabilities of IVAC were adjusted to their estimated fair values. As a result of this process the Company incurred a one time $44.0 million write-off related to the value assigned to the acquired in-process research and development of IVAC products.



    RESTRUCTURING, INTEGRATION AND OTHER NONRECURRING COSTS. In connection with the Merger, management performed an extensive review of the operating activities of both IMED and IVAC in order to reduce costs and maximize synergies. Management identified duplicative costs to eliminate and developed and implemented plans to consolidate and integrate the companies' operations including product strategies, manufacturing, service centers, research and development, marketing and other administrative functions. As a result, the Company has recorded a nonrecurring charge related to the implementation of these plans in the amount of $15.3 million in 1996. Estimated dealer termination costs as well as severance and benefits costs related to the acquired company's personnel in the amount of $2.8 million were also accrued at the acquisition date. The remaining unpaid portion of approximately $2.7 million is included in accrued restructuring costs at December 31, 1996 and is expected to be paid during 1997. In accordance with generally accepted accounting principles, such items effectively increased the amount of goodwill recorded in connection with the Merger and were not included in the $15.3 million restructuring and integration expense included in the consolidated statement of operations for the year ended December 31, 1996. At December 31, 1996, the Company has approximately $15.1 million accrued related to restructuring costs, primarily all of which the Company believes will be paid during 1997. Additionally, the Company expects to incur additional integration expenses during 1997 to fully implement its plans.



    As a result of these plans, approximately 225 employees from all functional areas were given notice of termination in December 1996. Approximately 125 of such terminations were effective December 31, 1996 while the additional 100 employees are being phased-out during the first half of 1997.



    Due to excess capacity at the manufacturing facilities of both companies, the Company has consolidated IMED's instrument manufacturing operations into the existing IVAC facility. This was completed in December 1996. In addition, as a result of the employee terminations described above, management decided to consolidate the headquarters of IMED into IVAC's existing headquarters. This consolidation was substantially completed during the first quarter of 1997.

    Management has also identified additional cost savings related to volume discounts expected to be received as a result of vendor consolidation.



    Management believes that all of the items described above will lead to reduced manufacturing and operating costs of the Company in future periods as compared to the combined historical costs of the two companies. The extent of the savings is dependent upon the timing of when such consolidation and integration is completed.



    LEASE INTEREST INCOME. Lease interest income during both periods consists of interest income associated with contracts or agreements pursuant to which a third party acquired infusion pumps under sales type and direct financing leases. Lease interest income increased $.2 million or 7.2% for 1996 as compared to 1995 primarily due to the Merger.



    INCOME (LOSS) FROM OPERATIONS. Income from operations decreased from $18.8 million for 1995 to a loss of $43.6 million for 1996 primarily due to the Merger and resulting purchase accounting adjustments which more than offset the IVAC only operating income generated in December 1996. Excluding the impact of the Merger on the 1996 operating results, IMED only operating income decreased $2.3 million or 12.1% from $18.8 million in 1995 to $16.5 million in 1996 due to the reasons discussed above.



    INTEREST EXPENSE. Interest expense increased $4.3 million from $2.1 million during 1995 to $6.3 million during 1996. The increase in interest expense was due to the increase in debt obtained to finance the Merger. Also contributing to the increase was the interest on approximately $11.0 million of borrowings made by IMED in August 1996 related to the repurchase of the European distribution rights for IMED products.



YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994


    NET SALES. Net sales increased $0.4 million, or 0.4%, from $112.1 million for 1994 to $112.6 million for 1995. United States sales, which were 81.8% of net sales for 1995, increased $0.9 million or 1.0%, from $91.2 million for 1994 to $92.1 million for 1995. Within the United States infusion therapy business, sales increased for 1995 as compared to 1994 primarily due to an increase in the volume of infusion pump and disposable administration set shipments, offset in part by a decline in average selling price of infusion pumps and disposable administration sets and a reduction in ReadyMED sales volume due to lower demand for the product. Sales to customers outside of the United States increased $2.1 million, or 11.5%, from $18.3 million for 1994 to $20.4 million for 1995 primarily as a result of increased (i) unit volume of disposable administration sets in Australia, the Middle East and the Far East and (ii) sales of infusion pumps in the Middle East, the Far East and Western Europe, partially offset by decreased volume of disposable administration sets in Western Europe reflecting a decline in installed instrument base. The increased volume of infusion pumps and disposable administration sets in the Middle East and the Far East reflect the additional investment in direct sales personnel in these territories, which were previously covered exclusively by dealer networks.

    GROSS MARGIN. Gross margin increased $2.8 million from $46.5 million for 1994 to $49.3 million for 1995 primarily due to reductions in cost of sales. Gross margin as a percentage of net sales increased from 41.5% for 1994 to 43.8% for 1995, primarily due to (i) increased outsourcing of molded parts and components; (ii) the discontinuance of lower margin sales generated from the production by IMED of a customer's products; and (iii) the favorable effects of the peso devaluation on the labor cost on the assembly of disposable administration sets at IMED's Mexico facility in 1995, partially offset by the decline in the average selling price of IMED's instruments and disposable administration sets in the United States.

    SELLING AND MARKETING. As a percentage of net sales, selling and marketing expense decreased from 15.0%, or $16.9 million, for 1994 to 14.7%, or $16.6 million, for 1995, primarily due to cost containment programs which continue to reduce expenses, partially offset by expenses associated with certain 1995 sales meetings not held in 1994 and increases in personnel costs associated with additional head count in international territories previously covered exclusively by dealer networks.

    GENERAL AND ADMINISTRATIVE. As a percentage of net sales, general and administrative expense increased from 7.8%, or $8.7 million, for 1994 to 7.9%, or $8.9 million, for 1995.

    RESEARCH AND DEVELOPMENT. Research and development expense increased from $6.3 million, or 5.7% of net sales, for 1994 to $7.4 million, or 6.6% of net sales, for 1995 primarily as a result of increases in personnel and related costs associated with the development of a new modular infusion system.


    LEASE INTEREST INCOME. Lease interest income during both periods consisted of interest income associated with contracts or agreements pursuant to which a third party acquired infusion pumps under sales type and direct financing leases.



    ADJUSTED EBITDA. For the reasons discussed above, as a percentage of net sales, Adjusted EBITDA increased from 21.2%, or $23.7 million, for 1994 to 22.5%, or $25.3 million, for 1995. Adjusted EBITDA represents income from operations before restructuring charges, non-cash purchase accounting charges and depreciation and amortization. Adjusted EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income or to cash flows as an indicator of operating performance or as a measure of liquidity. The Company has included information concerning Adjusted EBITDA herein because it believes that such information is generally used by investors as a measure of an issuer's ability to service its debt obligations. Restructuring and other one time non-recurring charges are excluded from Adjusted EBITDA as the Company believes that the inclusion of these items would not be helpful to an investor's understanding of the Company's ability to service debt. The Company's computation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.



    INCOME FROM OPERATIONS. For the reasons discussed above, as a percentage of net sales, income from operations increased from 15.2%, or $17.0 million, for 1994 to 16.7%, or $18.8 million, for 1995.



    INTEREST EXPENSE. Interest expense decreased from $2.8 million for 1994 to $2.1 million for 1995 primarily as a result of lower average borrowings.


    PROVISION FOR INCOME TAXES. Provision for income taxes was $8.3 million for 1994 compared to $8.1 million for 1995. Provision for income taxes in 1994 includes taxes on foreign earnings relating to the sale of IMED's Irish manufacturing facility in August 1994.

    NET INCOME. For the reasons discussed above, net income increased $2.6 million from $5.6 million for 1994 to $8.3 million for 1995.


LIQUIDITY AND CAPITAL RESOURCES



    In recent years, IMED has met its liquidity needs and capital expenditures requirements with internally generated funds and external borrowings. IMED's primary use of funds had been to fund capital expenditures, pay interest on outstanding indebtedness, repay outstanding indebtedness and pay dividends to and redeem preferred stock held by Advanced Medical.



    The Company expects to continue to meet its liquidity needs, including, in the short-term, funding of restructuring and integration costs, as well as long-term capital expenditures requirements with cash flow from operations and borrowings under its revolving credit facility. The Company's primary future use of funds will be to fund capital expenditures and strategic acquisitions, and to pay debt service on outstanding indebtedness.



    At December 31, 1996, the Company's outstanding indebtedness was $423.9 million, including $200.0 million of bank term debt (the "New Credit Facility") and $200.0 million of Senior Subordinated

Notes (the "Notes"), all of which was borrowed in connection with the Merger. The bank debt bears interest at floating rates based, at the Company's option, on Eurodollar or prime rates. As a result, a one percent point increase in the rate of interest charged on indebtedness outstanding under the New Credit Facility at December 31, 1996 would result in additional annual interest expense of approximately $2.3 million. The Company is required under the New Credit Facility to enter into an interest rate protection agreement covering at least 50% of its term loan borrowings. The Company expects to enter into an interest rate protection agreement by the end of the second quarter of 1997.



    Additionally, in connection with obtaining the Merger financing, the Company obtained a $50.0 million revolving credit facility as part of the New Credit Facility. At December 31, 1996, $15.2 million in borrowings and $.5 million under letters of credit were outstanding under this facility and $34.3 million was available.



    Also, in connection with the Merger, the Company assumed IVAC's obligations to Siemens Infusion Systems Ltd. These obligations relate to the payment of additional purchase consideration related to the acquisition of the MiniMed product line (the predecessor product line to MS III) and provide for the payment of the greater of $3.0 million per year or 8% of the prior year's MS III sales in 1997 through 1999.



    As a result of the Company's significant indebtedness, the Company expects to incur significant interest expense in future periods. The Company believes that cash provided by operations will be sufficient to meet its interest expense obligations.



    Annual amortizations of the Company's indebtedness are $4.0 million, $14.6 million and $15.6 million for 1997, 1998 and 1999, respectively.



    Although the Company is not a guarantor of Advanced Medical's debt, Advanced Medical has no significant operations other than the operations of the Company and is dependent upon the Company to fund its debt service requirements and other operating expenses. At December 31, 1996, Advanced Medical had $16.2 million of outstanding convertible debenture (the "Convertible Debentures"). The Convertible Debentures provide for semi-annual interest payments of approximately $0.6 million and mature on January 15, 2002. The Notes and the New Credit Facility permit the Company to fund interest payments on the Convertible Debentures and to make limited distributions to Advanced Medical to fund operating expenses and to pay income taxes; PROVIDED THAT, with respect to the New Credit Facility, there exists no default or event of default under the New Credit Facility. The Notes and the New Credit Facility, however, restricts distributions to Advanced Medical to fund the repayment of the Convertible Notes at maturity.



    In addition to routine capital expenditures that are expected to be consistent with the combined historical capital expenditures of IMED and IVAC, the Company expects to make a total of approximately $12.0 million of capital and operating expenditures during 1997 and 1998 for the acquisition and implementation of a new enterprise-wide information system. In addition, during 1997 the Company plans to make approximately $5.5 million of capital expenditures with respect to leasehold improvements in connection with the consolidation of the domestic operations of IMED and IVAC.



    The Company believes that it will generate sufficient cash flow from operations to fund its operations, make planned capital expenditures and make required payments of principal and interest under the New Credit Facility and interest on the Notes; however, the Company may not generate sufficient cash flow from operations to repay the Notes at maturity. Accordingly, the Company may have to refinance the Notes at or prior to maturity or sell assets or raise equity capital to repay the principal amount of the Notes. In addition, the Company's ability to fund its operations, to make planned capital expenditures and to make scheduled principal and interest payments will be dependent on the Company's future operating performance, which is itself dependent on a number of factors, many of which the Company cannot control, including conditions affecting the Company's foreign operations, prevailing economic conditions, availability of other sources of liquidity, and financial, business, regulatory and other factors affecting the

Company's business and operations. See "Risk Factors--Significant Leverage," "--Dependence on New Products and Markets; Uncertain Pace of Technological Change," "--Substantial Competition," "--Concentration of Buying Power," "--Government Regulation," "--Health Care Reform," "--Foreign Operations" and "--Material Legal Proceeding."


SEASONALITY


    Infusion pump sales are typically higher in the fourth quarter due to sales compensation plans which reward the achievement of annual quotas and the seasonal nature of the health care industry, including hospital purchasing patterns. First quarter sales are traditionally not as strong as the fourth quarter.



BACKLOG



    The backlog of orders, believed to be firm, at December 31, 1996 was $8.5 milliion.



FOREIGN OPERATIONS



    As a result of the Merger, the Company has significant foreign operations. Accordingly, the Company is subject to various risks, including without limitation, foreign currency translation risks. Historically, neither IMED nor IVAC has entered into foreign currency contracts to hedge such exposure and such risk has not had a material impact on either such company's operating results, financial condition or cash flows.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF IVAC
                             (DOLLARS IN THOUSANDS)


    The following selected historical consolidated financial data as of and for the years ended December 31, 1992 and 1993 have been derived from the Consolidated Financial Statements of the Predecessor Company and subsidiaries and certain related entities. The following selected historical consolidated financial data as of and for the years ended December 31, 1994 and 1995 have been derived from the Consolidated Financial Statements of the Predecessor Company and IVAC Holdings, respectively. The selected historical consolidated financial data as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 have been derived from unaudited financial statements of IVAC Holdings. The summary historical consolidated financial data for all periods prior to and including December 31, 1994 are derived from the Consolidated Financial Statements of the Predecessor Company prior to the consummation of the December 1994 acquisition (the "Prior Acquisition") of IVAC Medical Systems by DLJ Merchant Banking, L.P. and related entities ("DLJMB") and River and related entities (the "River Group") (the "Predecessor Company"). For accounting purposes, the Prior Acquisition was treated as a purchase transaction and accordingly, the summary historical consolidated financial data of the Predecessor Company are not comparable in all respects to the summary historical consolidated financial data of IVAC Holdings for periods subsequent to the Prior Acquisition. The unaudited financial statements include all adjustments which IVAC Holdings considers necessary for a fair presentation of its financial position and results of operations for these periods. Operating results for the nine months ended September 30, 1996 are not indicative of results for future periods.



                                                                                            NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                                 --------------------------------------    --------------------
                                                     PREDECESSOR COMPANY                IVAC HOLDINGS
                                                 ----------------------------  --------------------------------
                                                   1992      1993      1994      1995        1995        1996
STATEMENT OF OPERATIONS DATA:
  Net sales....................................  $213,430  $214,244  $223,227  $240,971    $174,663    $170,155
  Cost of sales................................   123,497   125,542   146,659   157,869(1)  118,255(1)   98,836
                                                 --------  --------  --------  --------    --------    --------
  Gross profit.................................    89,933    88,702    76,568    83,102      56,408      71,319
  Sales and marketing..........................    41,395    40,190    45,055    43,994      32,470      28,872
  General and administrative...................    16,348    16,032    21,586    28,381      18,529      17,479
  Research and development.....................    15,938    18,742    18,504    12,083      10,111       7,663
  Purchased research and development...........        --        --        --    22,883      19,883          --
  Restructuring and special items(2)...........     1,307     3,967    13,143     5,944       4,460      17,396
  Expense allocation from Lilly(3).............     7,411     6,416     7,480        --          --          --
  Other expense, net...........................     2,013       269     3,560     1,497          --          --
                                                 --------  --------  --------  --------    --------    --------
  Total operating expenses.....................    84,412    85,616   109,328   114,782      85,453      71,410
  Contract interest income(4)..................     2,766     2,724     2,927     3,013       2,130       1,812
                                                 --------  --------  --------  --------    --------    --------
  Income (loss) from operations................     8,287     5,810   (29,833)  (28,667)    (26,915)      1,721
  Interest income (expense), net(5)............     1,963     1,316    (2,227)  (27,476)    (19,686)    (13,396)
  Provision for (benefit from) income taxes....     4,755     1,710     3,793      (378)     (3,270)      2,434
                                                 --------  --------  --------  --------    --------    --------
  Net income (loss)............................  $  5,495  $  5,416  $(35,853) $(55,765)   $(43,331)   $(14,109)
                                                 --------  --------  --------  --------    --------    --------
                                                 --------  --------  --------  --------    --------    --------

  Ratio of earnings to fixed charges(6)........     15.9x      7.2x        --        --          --        1.1x

                                                              AT DECEMBER 31,
                                               ----------------------------------------------
                                                     PREDECESSOR COMPANY                           AT SEPTEMBER 30,
                                                                                                   ----------------
                                                                                             IVAC HOLDINGS
                                               --------------------------------      ------------------------------
                                                 1992      1993          1994          1995              1996
BALANCE SHEET DATA:
  Cash and cash equivalents..................  $  5,400  $  4,683      $  3,226      $ 18,308          $ 10,447
  Working capital............................    52,734   119,457        74,124        41,850            24,172
  Total assets...............................   230,012   248,909       174,144       215,995           190,981
  Long-term debt (including current portion
    and related party debt)..................        --    12,000(10)    11,621(10)   165,785           160,489
  Shareholders' equity (deficit).............   185,173   192,511       129,981       (20,515)          (35,591)



                                                                                            NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                                 --------------------------------------    --------------------
                                                     PREDECESSOR COMPANY                IVAC HOLDINGS
                                                 ----------------------------  --------------------------------
                                                   1992      1993      1994      1995        1995        1996

OTHER DATA:
  Adjusted EBITDA(7)...........................  $ 27,267  $ 26,442  $  7,601  $ 35,884    $ 27,296    $ 34,396
  Depreciation and amortization................    10,262    10,249    15,119    20,950(8)   15,094(8)   15,279
  Capital expenditures, net....................     8,324     9,920     9,000    13,752(9)    7,738      12,957
  Net cash provided by operating activities....    18,618     8,115     6,502    38,143      28,544      15,485
  Net cash used in investing activities........    (8,482)  (36,721)   (9,000) (179,287)   (193,693)    (12,957)
  Net cash provided by (used in) financing
    activities.................................    (1,551)   30,217        --   157,605     181,674      (9,332)



                RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME



                                                                                            NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                                 --------------------------------------    --------------------
                                                     PREDECESSOR COMPANY                IVAC HOLDINGS
                                                 ----------------------------  --------------------------------
                                                   1992      1993      1994      1995        1995        1996
  Adjusted EBITDA..............................    27,267    26,442     7,601    35,884      27,296      34,396
  Restructuring and special items..............    (8,718)  (10,383)  (22,315)   (5,944)     (4,460)    (17,396)
  Purchased research and development...........        --        --        --   (22,883)    (19,883)         --
  Purchase accounting adjustments..............        --        --        --   (14,774)    (14,774)         --
  Depreciation and amortization................   (10,262)  (10,249)  (15,119)  (20,950)    (15,094)    (15,279)
  Interest income (expense)....................     1,963     1,316    (2,227)  (27,476)    (19,686)    (13,396)
  (Provision for) benefit from income taxes....    (4,755)   (1,710)   (3,793)      378       3,270      (2,434)
                                                 --------  --------  --------  --------    --------    --------
  Net income...................................     5,495     5,416   (35,853)  (55,765)    (43,331)    (14,109)
                                                 --------  --------  --------  --------    --------    --------
                                                 --------  --------  --------  --------    --------    --------


--------------------------
 (1) Includes $14,774 one-time purchase price allocation to inventories in excess of historical costs.


 (2) See Notes 4 and 5 to Notes to Consolidated Financial Statements of the Predecessor Company, Note 12 to Notes to Consolidated Financial Statements of IVAC Holdings and Note 5 to Condensed Consolidated Financial Statements of IVAC Holdings included elsewhere in this Prospectus.


 (3) Prior to December 31, 1994, IVAC was a wholly owned subsidiary of Lilly. Parent company allocations represent the Predecessor Company's non-cash pro rata share of Lilly's corporate overhead.


 (4) Contract interest income consists of interest income associated with contracts or agreements pursuant to which a third party acquires instruments at no or reduced initial cost by paying a premium (a portion of which is recorded by IVAC in accordance with generally accepted accounting principles as contract interest income) for subsequent purchases of disposable administration sets. See Note 2 to Consolidated Financial Statements of the Predecessor Company and IVAC Holdings included elsewhere in this Prospectus.



 (5) Prior to the Prior Acquisition, interest income (expense), net, consists of interest expense net of intercompany interest income, if any, and, subsequent to the Prior Acquisition, interest income (expense), net, consists of interest expense net of interest earned on cash balances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of IVAC." Includes interest income of $2,060, $1,674, $716 and $493 for the years ended December 31, 1992, 1993, 1994 and 1995, respectively, and $361 and $334 for the nine months ended September 30, 1995 and 1996, respectively.


 (6) For purposes of determining the ratio of earnings to fixed charges, earnings includes pre-tax income adjusted for fixed charges. Fixed charges consist of interest on all indebtedness, estimated interest component of rental expense and amortization of deferred financing costs. As a result of losses, earnings were inadequate to cover fixed charges by $32,060, $56,143, $46,601 and $11,675 for the years ended December 31, 1994 and 1995, and the nine months ended September 30, 1995 and 1996, respectively.


 (7) Adjusted EBITDA represents income (loss) from operations before parent company allocations, restructuring and special items, certain non-recurring, non-cash purchase accounting charges and depreciation and amortization. Adjusted EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income as an indicator of IVAC's operating performance or to cash flows as a measure of liquidity. IVAC has included information concerning Adjusted EBITDA herein because it understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt. Restructuring and other one time non-recurring charges are excluded from Adjusted EBITDA as IVAC believes that the inclusion of these items would not be helpful to an investor's understanding of IVAC's ability to service debt. IVAC's computation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.


 (8) Excludes service support agreement amortization for the year ended December 31, 1995 and nine months ended September 30, 1995 of $2,786. The amount capitalized as service support agreement in 1995 consisted of certain administrative services provided by Lilly on behalf of IVAC for a period of six months.

 (9) Excludes proceeds from the sale of IVAC's 380,000 square foot San Diego facility.


(10) Includes IVAC's minimum royalty payment to Siemens Infusion Systems, Ltd. in conjunction with the sale of the MiniMed product line (the predecessor of MS III) to the Predecessor Company in September 1993. See Note 3 to Consolidated Financial Statements of the Predecessor Company included elsewhere in this Prospectus.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                  CONDITION AND RESULTS OF OPERATIONS OF IVAC

    THE FOLLOWING SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF IVAC HOLDINGS AND THE PREDECESSOR COMPANY AND THE RESPECTIVE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

GENERAL

    IVAC sells and services products primarily in the United States, Canada and Europe to both hospital and alternate site markets. IVAC's two principal lines of business are infusion therapy and vital signs measurement products. In 1995, net sales from infusion therapy and vital signs measurement products (including, in each category, associated disposable sets) accounted for approximately 80% and 14%, respectively, of IVAC's net sales.

    In order to provide continued support for its products, IVAC offers repair and other services in connection with its installed base of instruments. Net sales from such services were less than 10% of total net sales in all of the periods discussed below.

    Pursuant to the Prior Acquisition, IVAC Holdings was formed and, after the close of business on December 31, 1994, IVAC Medical Systems was acquired from Lilly by DLJMB and the River Group. Prior to the Prior Acquisition, IVAC Medical Systems was a wholly owned subsidiary of Lilly. In connection with the Prior Acquisition, all of the outstanding capital stock of River was contributed to IVAC Holdings (which, in turn, contributed such stock to IVAC Medical Systems) and, as a result, River became a wholly owned subsidiary of IVAC Medical Systems. River's primary product was SmartDose, a pre-filled, disposable infusion pump used primarily in the alternate site market. As a result of the Prior Acquisition, financial data for IVAC for periods subsequent to December 31, 1994, which give effect to purchase accounting adjustments related to the Prior Acquisition and include financial results for River, are not necessarily comparable to financial data for the Predecessor Company for periods prior to December 31, 1994. In addition, results of operations for periods prior to the Prior Acquisition include parent company allocations of corporate expenses which are not included in subsequent periods.

    In June 1996, IVAC decided to discontinue operations at River and to seek to divest the subsidiary's assets. River's primary assets include patents, technologies, trade secrets, inventories and manufacturing equipment. IVAC recorded a restructuring charge of $17.4 million during the second quarter of 1996 and anticipates that it will make cash payments related to the River Divestiture of approximately $7.8 million.

    Subsequent to the Prior Acquisition, IVAC significantly reduced production and operating costs and eliminated excess expenses incurred by Lilly, its former parent, in connection with Lilly's operation of IVAC Medical Systems as a division. IVAC's efforts focused on improving the overall quality of its product offerings and providing better customer service while achieving a lower-cost manufacturing platform for existing and future products. During 1995, IVAC implemented the following programs: (i) reduced overall head count by approximately 403, or 28% of total employees as of December 31, 1994, through termination and attrition; (ii) consolidated supply sources; (iii) eliminated research and development projects which were judged to be high risk/low market potential; (iv) rationalized underutilized assets, including consolidating certain warehouse operations and reconfiguring materials handling and product lines; and (v) integrated the vital signs manufacturing, engineering and marketing functions with those of the infusion therapy business. In addition, as part of its overall cost reduction strategy, IVAC sold its 380,000 square foot San Diego facility in November 1995 and IVAC relocated its primary instrument manufacturing and corporate headquarters operations to smaller leased facilities in San Diego. IVAC intends to continue implementing cost reduction initiatives in the future, including the possible expansion of its Mexican maquiladora manufacturing facility to realize labor savings. In connection with the Prior Acquisition, IVAC was obligated to pay a defined severance package to employees transferred from the Predecessor Company if such employees were terminated prior to July 1, 1996.

    In recent years, IVAC's results of operations have been affected by the cost containment pressures applicable to health care providers. In particular, in order to reduce costs, certain hospitals adopted a new protocol increasing the maximum time between disposable administration set changes from every 24 hours to as much as every 72 hours. Notwithstanding this change in protocol, unit sales volume of IVAC's disposable administration sets have increased in every period since January 1, 1994, primarily as a result of IVAC's growing installed base of infusion pumps. IVAC's profitability is also affected by the increasing use of GPOs which are better able to negotiate favorable pricing from providers of infusion systems, such as IVAC, and which police compliance with exclusive buying arrangements for their members. These buying arrangements, in certain situations, also may result in the GPO requiring removal of IVAC's existing infusion pumps. IVAC expects that such GPOs will become increasingly common and may have an adverse effect on IVAC's profitability in the future. Finally, the enactment of national health care reform or other legislation affecting payment mechanisms and health care delivery would affect IVAC's future results of operations. Although the final form of any such legislation is not known, it is likely that any such legislation may impose limits on the number and type of medical procedures which may be performed and may restrict a provider's ability to select specific devices or products for use in administering care which, in turn, in each case could adversely impact demand and/or pricing for IVAC's products. It is impossible to predict the extent to which IVAC may be affected by any such change in legislation.


RESULTS OF OPERATIONS OF IVAC

    The following table sets forth, for the periods indicated, selected financial information of IVAC, expressed as a percentage of net sales:


                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                       ------------------------
                                                                                  NINE MONTHS ENDED
                                                        PREDECESSOR
                                                          COMPANY                   SEPTEMBER 30,
                                                                                 --------------------
                                                                               IVAC HOLDINGS
                                                       -------------  -------------------------------
                                                           1994         1995       1995       1996
Net sales............................................        100.0%       100.0%     100.0%     100.0%
Cost of sales........................................         65.7         65.5       67.7       58.1
                                                             -----    ---------  ---------  ---------
Gross profit.........................................         34.3         34.5       32.3       41.9
Selling and marketing................................         20.2         18.3       18.6       17.0
General and administrative...........................          9.7         11.8       10.6       10.3
Research and development.............................          8.3          5.0        5.8        4.5
Purchased research and development...................           --          9.5       11.4         --
Restructuring and special items......................          5.9          2.5        2.5       10.2
Parent company allocations...........................          3.3           --         --         --
Other expense........................................          1.6          0.6         --         --
                                                             -----    ---------  ---------  ---------
Total operating expenses.............................         49.0         47.7       48.9       42.0
Contract interest income.............................          1.3          1.3        1.2        1.1
                                                             -----    ---------  ---------  ---------
Income (loss) from operations........................        (13.4)       (11.9)     (15.4)       1.0
Interest income (expense), net.......................         (1.0)       (11.4)     (11.3)      (7.9)
Provision for (benefit from) income taxes............          1.7         (0.2)      (1.9)       1.4
                                                             -----    ---------  ---------  ---------
Net income (loss)....................................         (16.1)%     (23.1)%     (24.8)%      (8.3)%
                                                              -----   ---------  ---------  ---------
                                                              -----   ---------  ---------  ---------
OTHER DATA:
  Adjusted EBITDA....................................           3.4%       14.9%      15.6%      20.2%

    The following table sets forth for the periods indicated selected financial information of IVAC Holdings expressed as a percentage of net sales, on a pro forma basis, as if the River Divestiture had occurred at the beginning of each of the periods indicated:


                                                             IVAC HOLDINGS, EXCLUDING RIVER
                                                  -----------------------------------------------------
                                                                      NINE MONTHS ENDED SEPTEMBER 30,
                                                     YEAR ENDED      ----------------------------------
                                                  DECEMBER 31, 1995        1995              1996
Net sales.......................................          100.0%             100.0%            100.0%
Cost of sales...................................           63.5               66.0              56.6
                                                        -------            -------           -------
Gross profit....................................           36.5               34.0              43.4
Selling and marketing...........................           17.1               17.4              16.5
General and administrative......................           10.4                9.3               9.9
Research and development........................            4.7                5.4               4.4
Purchased research and development..............            4.2                5.8                --
Restructuring and special items.................            2.4                2.5                --
Other expense...................................            0.6                 --                --
                                                        -------            -------           -------
Total operating expenses........................           39.4               40.4              30.8
Contract interest income........................            1.3                1.2               1.1
                                                        -------            -------           -------
Income (loss) from operations...................           (1.6)              (5.2)             13.7
Interest income (expense), net..................          (11.4)             (11.3)             (7.8)
Provision for (benefit from) income taxes.......            1.4                0.3               3.1
                                                        -------            -------           -------
Net income (loss)...............................          (14.4)%            (16.8)%             2.8%
                                                        -------            -------           -------
                                                        -------            -------           -------
OTHER DATA:
  Adjusted EBITDA...............................           19.4%              19.8%             22.3%


NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

    NET SALES. Net sales decreased $4.5 million, or 2.6%, from $174.7 million for the nine months ended September 30, 1995 to $170.2 million for the nine months ended September 30, 1996. U.S. net sales, which were 66.8% of net sales for the nine months ended September 30, 1996, decreased $4.7 million, or 4.0%, from $118.4 million for the nine months ended September 30, 1995 to $113.7 million for the nine months ended September 30, 1996. Within the United States infusion therapy business, sales decreased for the nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995 as a result of
(i) shipment in 1995 of the MS III product backlog which had resulted from the discontinuation of production due to product design and manufacturing process problems during the fourth quarter 1994 and (ii) attrition in the installed base of older technology products. In addition, IVAC has been impacted by the market trend of increasing concentration of buying power among healthcare providers. The sales decrease was partially offset by an increase in the number of Signature Edition instruments shipped in 1996 as compared to 1995. Separately, in June 1996, IVAC temporarily ceased manufacturing and distribution of its Signature Edition infusion pumps in order to evaluate field complaints. IVAC subsequently implemented a voluntary recall of the Signature Edition pumps. Production and distribution of the Signature Edition product line, incorporating product improvements, resumed during the third quarter of 1996. U.S. vital signs product sales declined as a result of lower instrument placements and decreased sales of thermometer disposable probe covers. International sales increased $0.2 million, or 0.4%, from $56.3 million for the nine months ended September 30, 1995 to $56.5 million for the nine months ended September 30, 1996, primarily as a result of the increased volume of drug infusion disposable administration sets offset in part by the unfavorable impact of exchange rate fluctuations which reduced net sales by $1.3 million. On a pro forma basis for the River Divestiture, net sales would have been $169.8 million for the nine months ended September 30, 1996 and $174.1 million for the nine months ended September 30, 1995.

    GROSS PROFIT. Gross profit increased $14.9 million, or 26.4%, from $56.4 million for the nine months ended September 30, 1995 to $71.3 million for the nine months ended September 30, 1996 due to (i) a one time $14.8 million charge in 1995 for the acquisition purchase price allocation to inventories in excess of historical costs recorded in connection with the Prior Acquisition, (ii) lower repair costs associated with the MS III product line, (iii) the ongoing benefit of lower manufacturing costs associated with restructuring of manufacturing workforce in 1995, and (iv) cost savings realized in connection with the discontinuation of the operations of River in June 1996. These factors were offset in part by decreased net sales, without a reduction in fixed overhead costs, and costs associated with IVAC's voluntary recall of the Signature Edition pumps. Excluding the 1995 effect of the one time purchase accounting adjustment, gross profit as a percentage of net sales improved from 40.8% for the nine months ended September 30, 1995 to 41.9% for the nine months ended September 30, 1996. On a pro forma basis for the River Divestiture, gross profit would have been $73.7 million for the nine months ended September 30, 1996 and $59.3 million for the nine months ended September 30, 1995.


    SELLING AND MARKETING. As a percentage of net sales, selling and marketing expenses decreased from 18.6%, or $32.5 million, for the nine months ended September 30, 1995 to 17.0%, or $28.9 million, for the nine months ended September 30, 1996, primarily as a result of cost savings derived from restructuring the Company's hospital field sales force during 1995, cost savings realized in connection with the discontinuation of the operations of River in June 1996 and lower international spending due to the termination of the services agreement with Lilly (IVAC's former parent). IVAC is currently performing these services. On a pro forma basis for the River Divestiture, selling and marketing expense would have been $28.1 million for the nine months ended September 30, 1996 and $30.2 million for the nine months ended September 30, 1995.

    GENERAL AND ADMINISTRATIVE. As a percentage of net sales, general and administrative expenses decreased from 10.6%, or $18.5 million for the nine months ended September 30, 1995 to 10.3%, or $17.5 million for the nine months ended September 30, 1996, primarily as a result of cost savings realized in connection with the discontinuation of the operations of River in June 1996, including lower legal costs associated with the SmartDose product line, offset in part by legal costs and accounting fees associated with the Merger. On a pro forma basis for the River Divestiture, general and administrative expense would have been $16.8 million for the nine months ended September 30, 1996 and $16.3 million for the nine months ended September 30, 1995.

    RESEARCH AND DEVELOPMENT. As a percentage of net sales, research and development expenses decreased from 5.8%, or $10.1 million, for the nine months ended September 30, 1995 to 4.5%, or $7.7 million, for the nine months ended September 30, 1996, primarily as a result of reduced spending on the new Signature Edition product as it reached the final phase of the development cycle during the fourth quarter of 1995 and 1995 head count reductions. On a pro forma basis for the River Divestiture, research and development expense would have been $7.5 million for the nine months ended September 30, 1996 and $9.5 million for the nine months ended September 30, 1995.


    RESTRUCTURING AND SPECIAL ITEMS. The restructuring and special items for 1995, totaling $4.5 million, consisted of a non-recurring charge for severance costs incurred in connection with head count reductions undertaken as part of a restructuring in September 1995. The restructuring and special items for the nine months ended September 30, 1996, totaling $17.4 million, consisted of a non-recurring charge for the River Divestiture. The restructuring charge included the writedown of the book value of River's assets including intangible assets of $5.3 million, manufacturing equipment of $5.2 million and inventories of $1.4 million. The restructuring charge also included approximately $5.5 million in exit and severance costs calculated at the present value of the estimated amount to be paid. River has ceased operations and IVAC is continuing to seek the most advantageous sale of River's assets. River developed and manufactured the SmartDose product line. The SmartDose product line was specifically designed for the alternate site market and comprised a pre-filled, non-mechanical, disposable infusion pump. Management decided to discontinue River's operations to allow IVAC to focus on its core products in the infusion therapy and vital signs monitoring markets. For the nine months ended September 30, 1995 and 1996, River experienced negative margins of $2,849 and $2,414, respectively, due to high production costs caused by low production volume coupled with reduced sales prices resulting from poor market acceptance of its products.


    PURCHASED RESEARCH AND DEVELOPMENT. During the nine months ended September 30, 1995, IVAC recorded a one time purchase accounting adjustment of $19.9 million for purchased research and development relating to the revaluation of assets in conjunction with the acquisition of IVAC Medical Systems and River in the Prior Acquisition. On a pro forma basis for the River Divestiture, the purchased research and development expense would have been $10.1 million for the nine months ended September 30, 1995.


    CONTRACT INTEREST INCOME. Contract interest income consists of interest income associated with contracts or agreements pursuant to which a third party acquires instruments at no or reduced initial cost by paying a premium (a portion of which is reported by IVAC in accordance with generally accepted accounting principles as contract interest income) for subsequent purchase of disposable administration sets.



    ADJUSTED EBITDA. For the reasons discussed above, Adjusted EBITDA increased $7.1 million, or 26.0%, from $27.3 million for the nine months ended September 30, 1995 to $34.4 million for the nine months ended September 30, 1996. Adjusted EBITDA margin increased from 15.6% for the nine months ended September 30, 1995 to 20.2% for the nine months ended September 30, 1996. On a pro forma basis for the River Divestiture, Adjusted EBITDA would have been $37.8 million for the nine months ended September 30, 1996 and $34.4 million for the nine months ended September 30, 1995. Adjusted EBITDA represents income from operations before restructuring charges, non-cash purchase accounting charges and depreciation and amortization. Adjusted EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income or to cash flows as an indicator of operating performance or as a measure of liquidity. IVAC has included information concerning Adjusted EBITDA herein because it believes that such information is generally used by investors as a measure of an issuer's ability to service its debt obligations. Restructuring and other one time non-recurring charges are excluded from Adjusted EBITDA as IVAC believes that the inclusion of these items would not be helpful to an investor's understanding of IVAC's ability to service debt. IVAC's computation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.



    INCOME (LOSS) FROM OPERATIONS. Loss from operations decreased $28.6 million from a loss of $26.9 million for the nine months ended September 30, 1995 to an income from operations of $1.7 million for the nine months ended September 30, 1996. Excluding the one time acquisition purchase accounting charges of $34.7 million during the nine months ended September 30, 1995, of which $14.8 million was included in cost of sales and $19.9 million in purchased research and development, the 1995 restructuring charge of $4.5 million and the 1996 one time restructuring charge of $17.4 million for the River Divestiture, income from operations increased $7.2 million, or 70.6%, from $10.2 million for the nine months ended September 30, 1995 to $17.4 million for the nine months ended September 30, 1996. The $7.2 million increase reflects the reduction in production and operating costs attributed to IVAC's restructuring and cost savings actions initiated in 1995 and continuing in 1996, including the discontinuance of the operations of River in June 1996. On a pro forma basis for the River Divestiture, income from operations would have been $21.5 million for the nine months ended September 30, 1996 and loss from operations would have been $11.2 million for the nine months ended September 30, 1995.


    INTEREST INCOME (EXPENSE), NET. Net interest expense for the nine months ended September 30, 1995 was $19.7 million, compared to net interest expense for the nine months ended September 30, 1996 of $13.4 million. Interest income during both periods consisted of interest earned on actual cash balances. Interest expense was lower for the nine months ended September 30, 1996 as a result of refinancing and repayment of debt during the fourth quarter of 1995. On a pro forma basis for the River Divestiture, net interest expense would have been $13.3 million for the nine months ended September 30, 1996 and $19.6 million for the nine months ended September 30, 1995. See "--Liquidity and Capital Resources."


    INCOME (LOSS) BEFORE INCOME TAXES. Excluding the effect of (i) pre-tax 1995 acquisition purchase accounting adjustments of $34.7 million, (ii) 1995 pre-tax restructuring charges of $4.5 million and (iii) 1996 pre-tax restructuring charge of $17.4 million, income before income taxes increased $13.1 million, from a loss before taxes of $7.4 million for the nine months ended September 30, 1995 to income before taxes of $5.7 million for the nine months ended September 30, 1996, reflecting the cost savings discussed above. On a pro forma basis for the River Divestiture, income before income taxes would have been $10.0 million for the nine months ended September 30, 1996 and loss before income taxes would have been $28.7 million for the nine months ended September 30, 1995.

    PROVISION FOR (BENEFIT FROM) INCOME TAXES. The benefit from income taxes was $3.3 million for the nine months ended September 30, 1995 compared to income tax expense of $2.4 million for the nine months ended September 30, 1996. The 1995 benefit reflects the write-off of purchased research and development partially offset by foreign taxes. IVAC has recorded a valuation allowance against its deferred tax assets based on an assessment that it is more likely than not that the deferred tax assets will not be realized. On a pro forma basis for the River Divestiture, provision for income taxes would have been $5.2 million for the nine months ended September 30, 1996 and $0.6 million for the nine months ended September 30, 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    NET SALES. Net sales increased $17.8 million, or 8.0%, from $223.2 million for 1994 to $241.0 million for 1995. United States sales, which comprised 67.8% of net sales for 1995, increased 6.5%, or $9.9 million, from $153.4 million for 1994 to $163.3 million for 1995 as a result of increases in drug infusion product sales. Within the United States infusion therapy business, sales of IVAC's more mature product lines, such as the 560/570 Series and 590/599 Series, increased modestly and sales of MS III increased as compared to 1994 net sales as a result of (i) a backlog resulting from discontinuance of production due to product design and manufacturing process problems during 1994 and (ii) the transfer of selling efforts from a small number of MS III specialists to IVAC's larger sales force beginning in the second quarter of 1994. International sales increased 11.2%, or $7.8 million, from $69.8 million for 1994 to $77.6 million for 1995 primarily as a result of the increased volume of sales of infusion therapy products, particularly the P-Series syringe pumps, the favorable impact of exchange rate fluctuations and the increased volume of vital signs measurement products sales. On a pro forma basis for the River Divestiture, net sales would have been $240.2 million for the year ended December 31, 1995.

    GROSS PROFIT. Excluding the effect of purchase accounting of $14.8 million, gross profit increased $21.3 million, or 27.8%, from $76.6 million for 1994 to $97.9 million for 1995. This increase resulted from increased sales, decreased manufacturing costs achieved through cost savings and improved manufacturing efficiencies, and improvements in product quality, offset in part by increased spending associated with manufacturing of the SmartDose product line. On a pro forma basis for the River Divestiture, gross profit would have been $87.7 million for the year ended December 31, 1995.

    SELLING AND MARKETING. As a percentage of net sales, selling and marketing expense decreased from 20.2%, or $45.1 million, for 1994 to 18.3%, or $44.0 million, for 1995 primarily as a result of cost savings derived from restructuring the Company's hospital field sales force during the first quarter of 1995 and on-going expense management of items such as travel and entertainment, offset in part by increased expenses attributable to the establishment of an alternate site sales force. On a pro forma basis for the River Divestiture, selling and marketing expense would have been $41.0 million for the year ended December 31, 1995.

    GENERAL AND ADMINISTRATIVE. As a percentage of net sales, general and administrative expense increased from 9.7%, or $21.6 million, for 1994 to 11.8%, or $28.4 million, for 1995 primarily reflecting (i) increased expenses incurred by River (without corresponding River sales volume increases); (ii) amortization of excess purchase price over net assets acquired associated with the Prior Acquisition; and (iii) expenses for studies conducted to identify improvement opportunities for domestic and international operations. On a pro forma basis for the River Divestiture, general and administrative expense would have been $24.9 million for the year ended December 31, 1995.

    RESEARCH AND DEVELOPMENT. As a percentage of net sales, research and development expense decreased from 8.3%, or $18.5 million, for 1994 to 5.0%, or $12.1 million, for 1995 primarily as a result of the elimination of certain research projects and reduced spending on the new Signature Edition line as it neared the final phase of the development cycle. Such reductions were offset in part, however, by development expenses related to the SmartDose system. This increase is partially offset by reduced costs resulting from 1995 head count reductions. On a pro forma basis for the River Divestiture, research and development expense would have been $11.3 million for the year ended December 31, 1995.


    RESTRUCTURING AND SPECIAL ITEMS. The restructuring and special items for 1995, totaling $5.9 million, consisted of a non-recurring charge of $5.3 million for severance costs incurred in connection with head count reductions undertaken as part of the restructuring and $0.6 million in costs for relocating the corporate headquarters and primary instrument manufacturing facilities. The restructuring and special items for 1994, totaling $13.1 million, were solely related to a write-down of excess purchase price over net assets acquired as a result of the acquisition of the MS III product line. The write-down recognized design and other defects of the acquired product line, together with a change in market conditions which caused the sales and earnings of MS III products to be significantly below those that had been projected at the time of the acquisition of the product line. Based on significantly higher than anticipated returns of MSIII units during fiscal 1994, management determined that there existed a fundamental flaw in the MedSystem design and manufacturing process. As a result, the Company ceased production and shipments of MSIII in October, 1994 and began to redesign the unit configuration to correct the aforementioned flaws. Based on the lost sales resulting from shut-down and the lost value of the MedSystem name in the marketplace, and considering the costs associated with correcting the design problems, it was determined than an impairment had occurred.



    The methodology used to assess the recoverability of the Company's goodwill recorded in connection with the MedSystem acquisition was to discount future projected cash flows over the remaining estimated useful life of the MedSystem technology. The projected cash flows represented management's best estimate of the Company's future results of operations related to this product line. The Company discounted the resulting projected cash flows using a discount rate of 12% which was considered a reasonable approximation of the Company's cost of capital at the time of impairment. Based on the estimated discounted cash flows, the Company determined that approximately $1.1 million of the remaining unamortized goodwill would be recoverable. The same method and discount rate were used to measure potential impairment as of December 31, 1993 for the MedSystem goodwill. Management determined that no other assets were impaired by the circumstances that led to the discontinuance of the MiniMed product line. On a pro forma basis for the River Divestiture, restructuring and special items would have been $5.8 million for the year ended December 31, 1995.



    CONTRACT INTEREST INCOME. Contract interest income consists of interest income associated with contracts or agreements pursuant to which a third party acquires instruments at no or reduced initial cost by paying a premium (a portion of which is reported by IVAC in accordance with generally accepted accounting principles as contract interest income) for subsequent purchase of disposable administration sets.



    ADJUSTED EBITDA. For the reasons discussed above, Adjusted EBITDA increased 372.1%, or $28.3 million, from $7.6 million for 1994 to $35.9 million for 1995. Adjusted EBITDA margin increased from 3.4% for 1994 to 14.9% for 1995. On a pro forma basis for the River Divestiture, Adjusted EBITDA would have been $46.5 million for the year ended December 31, 1995. Adjusted EBITDA represents income from operations before restructuring charges, non-cash purchase accounting charges and depreciation and amortization. Adjusted EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income or to cash flows as an indicator of operating performance or as a measure of liquidity. IVAC has included information concerning Adjusted EBITDA herein because it believes that such information is generally used by investors as a measure of an issuer's ability to service its debt obligations. Restructuring and other one time non-recurring charges are excluded from Adjusted EBITDA as IVAC believes that the inclusion of these items would not be helpful to an investor's understanding of IVAC's ability to service debt. IVAC's computation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.



    INCOME (LOSS) FROM OPERATIONS. For the reasons discussed above, IVAC recorded a loss from operations of $29.8 million for 1994 as compared to a loss from operations of $28.7 million for 1995. Loss from operations in 1995 included $37.7 million of one-time-purchase accounting adjustments of which $14.8 million is included in cost of sales and $22.9 million in purchased research and development, as well as a $5.9 million charge for restructuring and special items. Loss from operations in 1994 included a $13.1 million write-down of excess purchase price over net assets associated with the MS III product line, as well as $7.5 million of corporate expense allocations from IVAC Medical System's former parent company, Lilly. On a pro forma basis for the River Divestiture, loss from operations would have been $7.0 million for the year ended December 31, 1995.



    INTEREST INCOME (EXPENSE), NET. Net interest expense for 1995 was $27.5 million compared to net interest expense for 1994 of $2.2 million. Interest expense in 1995 was comprised primarily of interest expense attributable to indebtedness incurred to fund the Prior Acquisition. On a pro forma basis for the River Divestiture, net interest expense would have been $27.3 million for the year ended December 31, 1995.



    PROVISION FOR (BENEFIT FROM) INCOME TAXES. Benefit from income taxes was $0.4 million in 1995 compared to income tax expense of $3.8 million for 1994. The 1995 benefit reflects the write-off of purchased research and development partially offset by foreign taxes. As of December 31, 1995, IVAC recorded a valuation allowance against its deferred tax assets based on an assessment that it is more likely than not that the deferred tax assets will not be realized. This determination was based on historical losses, uncertainties surrounding new product introduction, lack of evidence that sufficient future income would be generated to utilize the net deferred assets, and no carryback period existed in which to utilize such losses. Had management fully recognized these deferred tax assets, the effect would have been a one-time benefit to net income of $21.2 million. On a pro forma basis for the River Divestiture, provision for income taxes would have been $3.5 million for the year ended December 31, 1995.


    NET LOSS. For the reasons discussed above, net loss increased $19.9 million from a net loss of $35.9 million for 1994 to a net loss of $55.8 million for 1995. The net loss in 1995 included $37.7 million of pre-tax one-time-purchase accounting adjustments and $5.9 million of pre-tax non-recurring charges for severance costs and facility relocation expenses. On a pro forma basis for the River Divestiture, net loss would have been $34.7 million for the year ended December 31, 1995.


LIQUIDITY AND CAPITAL RESOURCES


    During the nine months ended September 30, 1996, cash and cash equivalents decreased to $10.4 million from $18.3 million at December 31, 1995 due primarily to (i) $13.0 million of capital expenditures inclusive of leasehold improvements associated with IVAC's relocation of its corporate and primary instrument manufacturing facilities in San Diego; (ii) the March 1996 prepayment of $5.5 million of bank term loans (concurrent with the amendment and restatement of IVAC's old bank credit facility (the "Old Facility")); and (iii) the payment of $4.5 million related to the 1993 acquisition of the MS III product line; all of the above being offset in part by $15.5 million of cash provided by operating activities (resulting from operating profitability and reductions in certain working capital components).

    At September 30, 1996, IVAC had working capital of $24.2 million, a decrease of $17.7 million, or 42.2%, from the level at December 31, 1995 of $41.9 million. The decrease in working capital was due primarily to the (i) impact of the prepayment of $5.5 million of term loans under the Old Facility concurrent with the conversion of the Old Facility to a new revolving credit facility (the "New Facility"), which resulted in a reclassification of $9.7 million from long-term debt to current debt; (ii) $7.4 million working capital impact of the write-down for the River Divestiture; (iii) decreased accounts receivable due to increased collection efforts and reduced net sales; and (iv) inventory build-up in anticipation of fourth quarter sales of Signature Edition instruments.

    The New Facility matures on March 29, 1999 and provides for borrowings of up to $40.0 million, secured by substantially all of the Company's domestic assets. Borrowings under the New Facility bear interest at a rate equal to the Alternate Base Rate (as defined in the New Facility) plus 0.25% or Adjusted LIBOR (as defined in the New Facility) plus 1.5%, at the option of IVAC. The interest rate is also subject to change quarterly based upon certain debt and interest coverage ratios. In connection with the Prior Acquisition, IVAC entered into and became the borrower under the Old Facility with a syndicate of financial institutions providing for facilities of $80.0 million, consisting of $60.0 million of term loans and a $20.0 million revolving credit facility. Initial borrowings under the Old Facility were used to finance the Prior Acquisition. See Notes 5 and 13 to Notes to Consolidated Financial Statements of IVAC Holdings included elsewhere herein. At September 30, 1996, IVAC had $24.5 million of available revolving borrowings under the New Facility and cash and cash equivalents of $10.4 million.

    In the fourth quarter of 1995, IVAC Medical Systems issued $100.0 million of the Existing Senior Notes through a public debt offering, the net proceeds of which were used to prepay $80.0 million of bridge financing incurred to fund the Prior Acquisition (plus accrued interest) and $14.0 million of term loans under the Old Facility. This refinancing reduced interest expense as the result of the lower interest rate applicable to the Existing Senior Notes.

    Also, in the fourth quarter of 1995, IVAC sold its San Diego facility for $26.0 million and relocated its corporate headquarters and the operations previously conducted at the San Diego facility to smaller leased premises. The net proceeds from the sale were used to prepay $25.0 million of term loans under the Old Facility.

    IVAC is obligated to pay additional purchase consideration related to two previous acquisitions. In connection with the acquisition of MS III, IVAC paid additional consideration to Siemens Infusion Systems, Ltd. of $4.5 million during the three months ended March 31, 1996, based on 1994 and 1995 product sales, and is obligated to pay the greater of $3.0 million per year or 8% of the prior year's product sales in 1997 through 1999. IVAC is also contingently liable for up to approximately $1.9 million for additional purchase considerations through 1996 based upon the P-Series syringe pump product line achieving certain sales and pre-tax performance in each year.

BACKLOG


    The backlog of orders, believed to be firm, at December 31, 1996 was $8.5 million. The comparable backlog at September 30, 1995 was $3.4 million.


INFLATION


    In 1994, 1995 and the first nine months of 1996, IVAC has experienced moderate upward pressure on the cost of supplies and services. Greater upward pressure has historically been exerted upon labor costs, a trend that IVAC expects will continue. IVAC has generally been able to offset the impact of inflation through increased economies related to higher sales and manufacturing efficiencies.

                                    BUSINESS

OVERVIEW


    The Company is a leading provider of infusion systems and related technologies to the United States hospital market, with the largest installed base of channels. In addition, the Company is a leader in the international infusion systems market with a number one or two market position based on installed base of infusion pumps in eight Western European countries, the largest installed base of infusion pumps in Australia and Canada, and a developing position in Latin America and Asia. The Company's infusion systems, which are used to deliver fluids, generally pharmaceuticals or nutritionals, accurately and safely to patients, consist of single and multi-channel infusion pumps and controllers, and proprietary and non-proprietary disposable administration sets (plastic tubing and pump interfaces). In addition, the Company is a leading provider of vital signs measurement products that measure and monitor temperature, pulse and blood pressure, with the largest installed base of hospital thermometry systems in the United States.



    The Company sells a full range of products through a direct sales force consisting of over 230 salespersons and through more than 150 distributors to over 5,000 hospitals worldwide. On a pro forma basis, the Company's United States sales and sales to customers located outside the United States would have accounted for approximately 65% and 35%, respectively, of the Company's pro forma net sales for 1996. For the year ended December 31, 1996, on a pro forma basis, the Company would have had net sales of $346.3 million and Adjusted EBITDA of $76.9 million.



    INFUSION SYSTEMS. At December 31, 1996, the Company had approximately 214,000 single and multi-channel large volume infusion pumps installed in the United States, with a market share of approximately 40% of the installed base of infusion pump channels in the United States. The Company offers a wide variety of infusion pumps designed to meet the varying price and technological requirements of its broad array of customers. These infusion pumps include the Gemini series, consisting of single, dual and four channel infusion pumps designed for use in all hospital settings by customers with sophisticated technological requirements; the Signature Edition system, a versatile, user-friendly single and dual channel infusion pump for use in general medical and surgical settings; MS III, a compact, lightweight, programmable three channel infusion pump targeted for the hospital critical care setting; and the 560/570 Series, consisting of single channel infusion pumps designed for the price-conscious customer. In addition, the Company offers ReadyMED, an ambulatory infusion pump which is compact, lightweight and disposable, for use in the alternate site market and a variety of syringe infusion pumps for use primarily outside the United States.



    The Company manufactures higher margin proprietary disposable administration sets which can only be used with the Company's large volume infusion pumps. Since the useful life of the Company's infusion pumps is typically seven to ten years, the Company's industry-leading installed base allows it to generate stable, predictable and recurring revenues from sales of disposable
administration sets. In 1996, the Company sold approximately    million
proprietary and   million non-proprietary disposable administration sets. The
Company's disposable administration sets offer protection features designed to prevent free flow. In addition, the Company has recently introduced several enhancements to its disposable administration sets, including needleless access systems that are designed to reduce the risk to health care providers of diseases, such as AIDS and hepatitis, that may be transmitted through accidental needlesticks and, in the case of the SmartSite System, to eliminate patient exposure to latex which can cause severe allergic or anaphylactic shock reactions. These features continue to provide the Company's customers with the latest cost-effective technology for the Company's installed base of infusion pumps. For the year ended December 31, 1996, on a pro forma basis, the Company's infusion systems net sales would have been approximately $292.1 million, representing approximately 84% of the Company's pro forma net sales.


    VITAL SIGNS MEASUREMENT PRODUCTS. The vital signs measurement products market consists of discrete market niches, each of which has different competitive dynamics. The Company primarily operates in the United States, Canada and Western Europe in two market niches of the vital signs measurement products market: (i) hospital thermometry systems and (ii) stand-alone, non-invasive, multi-parameter instruments used to measure and monitor a combination of temperature, pulse and blood pressure. The Company's large base of installed hospital thermometry instruments allows it to generate stable, predictable and recurring revenues from sales of related disposable probe covers. In 1996, the Company manufactured and sold over 595 million proprietary disposable probe covers. For the year ended December 31, 1996, on a pro forma basis, the Company's vital signs measurement products net sales would have been approximately $33.2 million, representing approximately 10% of the Company's pro forma net sales.



    At December 31, 1996, the Company's installed base of thermometry instruments constituted approximately 42% of the United States hospital electronic and infrared thermometry market, making the Company the largest provider of hospital thermometry systems in the United States. The Company's principal thermometry instruments are the TEMP-PLUS II electronic thermometer and the CORE-CHECK infrared thermometer, both of which are widely used in hospitals and alternate site settings. The Company is also the second largest participant in the United States infrared thermometry market, the fastest growing segment of the hospital thermometry market, and, at December 31, 1996, had approximately 31% of the United States hospital installed base. In addition, the Company's hospital installed base of stand-alone, non-invasive, multi-parameter instruments, which measure and monitor temperature, pulse and blood pressure, is the second largest in this market niche in the United States.


OPERATING STRATEGY


    The Company believes that the Merger will enable it to: (i) significantly expand the breadth of its product lines; (ii) capitalize on its established global distribution network; (iii) enhance existing products and introduce new products through the use of complementary patents and other proprietary technologies; (iv) benefit from the combined experience of IMED and IVAC management teams; and (v) identify and realize cost savings through synergies and economies of scale. The Company believes that these benefits will enable it to achieve increased sales, profitability and Adjusted EBITDA in future periods.



    The Company's goals are to: (i) enhance its worldwide position as a leading provider of cost-effective, high-quality infusion systems in the hospital setting; (ii) expand its presence in the alternate site market; (iii) expand its product lines through strategic acquisitions and alliances; and (iv) increase sales, profitability and Adjusted EBITDA. In order to achieve these goals, management will focus on implementing the following strategies:



    EXPANDING INTERNAL GROWTH. The Company will seek to expand internal growth by continuing to develop, manufacture and market new products while also making innovations to its existing product lines in order to respond to evolving customer preferences, changing market dynamics and technological advancements. Moreover, the Company will introduce certain of its products to geographic and user markets that have traditionally not used such products as part of their therapeutic programs. The Company will strive to introduce and market products with innovative features that are not presently available while manufacturing these products at a reasonable cost. The Company is currently developing several new infusion system products and product line extensions, including: (i) a modular infusion pump that incorporates innovations in microprocessor and electromechanical technology and will offer advanced programming features, compact size and a one to four channel capability; (ii) an electromechanical ambulatory infusion pump, targeted for both the hospital and alternate site markets, that is lightweight, compact and capable of performing multiple therapeutic applications and other advanced functions; and (iii) a single channel infusion pump designed for the price-conscious customer. The Company believes that, in addition to increasing revenues from infusion pump sales, to the extent the introduction of these new infusion pumps increases its installed base of infusion pumps, the Company will benefit from increased cash flows attributable to sales of higher margin proprietary disposable administration sets used in connection with these new infusion pumps. Anticipated additions to the Company's vital signs measurement product line in the next twelve months include: (i) a seven-to-ten second electronic thermometer and (ii) a multi-parameter patient monitoring system, manufactured by Criticare Systems, Inc., which will provide non-invasive temperature, pulse oximetry and blood pressure monitoring.

    INCREASING INTERNATIONAL OPERATIONS. The Company believes that sales of products outside of the United States represents a significant potential source of growth. For the year ended December 31, 1996, sales to customers of IMED and IVAC located outside of the United States represented approximately 22% and 41% of their respective net sales. The Company intends to expand its global presence and increase its penetration in markets where it does not currently enjoy significant market shares by: (i) cross-selling the full range of IMED and IVAC products to the Company's expanded customer base; (ii) establishing distribution channels through strategic partnerships and direct sales forces in countries where the Company has little or no existing distribution network; (iii) establishing direct distribution systems in markets where the Company utilizes local distributors; and (iv) developing products or modifying existing products to satisfy local market preferences or requirements.



    In furtherance of this strategy, the Company, with respect to capitalizing on cross-selling opportunities, has initiated efforts to register its consolidated product line in all served countries in Southeast Asia. Additionally, the Company is evaluating opportunities for increasing its international sales focus on vital signs measurement products.



    With respect to establishing distribution channels, the Company currently is assessing candidates to assume the role of its primary sales/distribution partner for Japan and evaluating the potential for establishing original equipment manufacturer supply relationships for certain of its products both domestically and internationally. The Company also has begun to implement its strategic plan to consolidate its international distributor network by terminating redundant distributors in a number of countries. Terminated distributors are being replaced by new or existing distributors or, as in the case of the Australian market, by an existing direct sales force.



    With respect to developing products or modifying existing products to satisfy local market preferences, the Company has entered into discussions to distribute a complementary product line manufactured by another company through its international sales network. In addition, the Company's international Research and Development/Engineering group (located in the United Kingdom) is developing several product modifications in response to customer preferences in the European market, including the P6000 syringe pump, which is based on the Company's P7000 syringe pump technology platform.



    REDUCING PRODUCTION AND OPERATING COSTS. The Company will seek to significantly reduce production and operating costs by eliminating redundant expenses and by monitoring and controlling fixed and variable operating expenses. In this regard, the Company has: (i) reduced overall head count through termination and attrition; (ii) consolidated all of its instrument manufacturing operations in the United States at the former IVAC Medical Systems facility in San Diego; (iii) combined its United States and United Kingdom administrative offices; (iv) consolidated the Company's Canadian sales and distribution operations; and (v) transferred all disposable-related manufacturing operations in San Diego to macquiladoras in Mexico. To achieve additional cost reductions, the Company will focus on: (i) consolidating supply sources and (ii) further rationalizing underutilized assets.



    The Company, as part of its program to consolidate supply sources, has identified potential savings of over $3.0 million annually from the consolidation of supply sources and is negotiating to complete the outsourcing of certain instrument subassembly operations, such as assembly of printed circuit boards and wiring harnesses. Discussions are also underway to transfer the manufacture of all disposable products consumed in Europe to European suppliers. In addition, the Company has notified the operator its its two existing maquiladora operations in Mexico that it will terminate these arrangements by the end of 1997. Thereafter, the Company plans to directly operate a consolidated disposables manufacturing facility in Mexico. Moreover, conversion to a new, company-wide information management system has been initiated to provide more flexibility in meeting the Company's changing information needs, while eliminating costly mainframe outsourcing contracts.



    With respect to the further rationalization of underutilized assets, the Company has initiated steps to close its domestic service depots (other than San Diego) by the end of the third quarter of 1997 and utilize an outside service contractor to provide instrument warranty and repair services to its customers in the United States.



    Historically, IVAC's and IMED's executives have demonstrated an ability to enhance productivity and reduce costs. The Company believes that a low-cost manufacturer should be well positioned to succeed in the current cost-conscious health care environment through aggressive pricing while maintaining profitability.


    CAPITALIZING ON STRATEGIC ACQUISITIONS. The Company intends to supplement internal growth by engaging in strategic product, technology and business acquisitions focused primarily on complementing the Company's existing product lines. Acquisition candidates will be assessed primarily based on: (i) opportunities for improving the Company's established United States and international sales presence; (ii) market leadership potential; (iii) ability to increase the Company's revenue per account; (iv) ability to access niche markets; and (v) synergy with the Company's existing technological base and manufacturing capabilities. The acquisition of products used in the alternate site market will also be a priority.


    The Company has retained Bear, Stearns & Co. Inc. to assist it in identifying potential acquisition targets which will provide additional synergy with existing operations and product lines. The Company has not yet identified any specific acquisition target. The Company intends to support its acquisition strategy by utilizing funding available under the New Credit Facility. If such funding is insufficient, the Company may consider various conventional means for raising capital including, without limitation, a public or private offering of the common stock of Advanced Medical or additional Senior Debt. See "Risk Factors-- Significant Leverage."


INDUSTRY

    GENERAL. Cost containment measures both imposed and proposed by federal and state regulators and private payors, combined with increased utilization review and case management, have led to greater financial pressure on hospitals. In response to these cost-containment pressures, hospitals and other potential customers for the Company's products are increasingly combining into GPOs which may be large and which effectively police compliance with exclusive purchase commitments. GPOs may enter into exclusive purchase commitments with as few as one or two providers of infusion systems and/or vital signs measurement products, for a period of several years. See "Risk Factors--Concentration of Buying Power." These trends have, in turn, led to downward pricing pressure on manufacturers of medical products, including the Company, and greater use of alternate sites for treatment. Growth in the alternate site market is also attributable to advances in technology that have facilitated the provision of care outside of the hospital, an increased number of illnesses and diseases considered to be treatable with home infusion therapy and increased acceptance by the medical community of, and patient preference for, non-hospital treatment. As both the complexity of infusion therapy treatments and the potency of drugs administered have increased, the demand for technologically-advanced infusion systems has risen significantly. In the vital signs measurement products markets, similar trends of cost reduction of health care delivery and technological innovation have resulted in the creation of a number of new products and product areas, such as infrared thermometry products, pulse oximetry and multi-parameter patient monitoring products.


    The Company believes that as the infusion system and vital signs measurement products markets continue to mature, providers of goods and services in these markets will need to increase the scale of their operations and broaden the scope of their product lines in order to leverage worldwide sales, service and research and development infrastructures. These trends are driving industry consolidation which, in turn, provides opportunities for leading suppliers to increase market share and participate in strategic alliances, joint ventures and acquisitions. See "--Operating Strategy."


    The United States hospital market consists of approximately 5,300 hospitals with a total of approximately 900,000 licensed beds and can be divided into three major areas: critical care (E.G., adult, pediatric and neonatal intensive care units), specialty units (E.G., oncology, ob/gyn, coronary care and emergency room/trauma) and general medical/surgical. The alternate site market encompasses all health care provided outside a hospital and is comprised primarily of home health care, freestanding clinics, skilled nursing facilities and long-term care facilities.

    INFUSION SYSTEMS. Intravenous infusion therapy generally involves the delivery of one or more fluids, primarily pharmaceuticals or nutritionals, to a patient through an infusion line inserted into the circulatory system. Over the past 20 years, as both the reliance on intravenous drug therapy and the potency of the drugs administered have increased, the need for extremely precise administration and monitoring of intravenous fluids has risen significantly.

    Infusion systems are differentiated on a number of characteristics including size, weight, number of delivery channels, programmability, mechanism of infusion, cost and service. One of the key differences among infusion systems is the level of control that such systems afford to both medical staffs and patients. Infusion systems are generally designed for either critical care or general care use, with the latter group being used both in hospitals and at alternate site facilities.


    The United States infusion therapy market had sales of approximately $1.5 billion in 1996 and has grown at an estimated compound annual growth rate of approximately 3.8% from 1992 to 1996. There are two principal markets for infusion systems: the hospital market and the alternate site market. These markets had sales in the United States of approximately $1.1 billion and $360 million, respectively, in 1996, and estimated annual compound growth rates of approximately 1.6% and 12%, respectively, from 1992 to 1996.



    Infusion systems include three major delivery technologies: pumps/controllers, disposable pumps and gravity delivery products. In 1996, these three segments had sales in the United States of approximately $800 million, $80 million and $350 million, respectively. While the Company competes in the pumps/ controllers and disposable pumps segments, it has never competed in gravity delivery products because of the commodity nature of this market.


    Controllers typically are nonvolumetric devices that regulate flow by electronically counting drops rather than by measuring a specific volume of fluid. The Company does not currently market a traditional controller, but some of its infusion pumps can be used in a controller mode. Infusion pumps use positive pressure to overcome the resistance in the infusion tubing and the back pressure generated by the patient's circulatory system. Infusion pumps administer precise, volumetrically measured quantities of fluids more accurately and over a wider range of infusion rates than controllers. For this reason, infusion pumps are used more frequently than controllers to administer expensive, critical or potent therapeutics. Syringe pumps operate by gradually depressing the plunger on a standard disposable syringe, thereby delivering a more concentrated dose of medication at a very precise rate of accuracy. Disposable pumps are single-use products designed for use primarily in general care settings.


    Historically, controllers have held a major share of the installed base of infusion instruments, principally because they were significantly less expensive than infusion pumps. As infusion pump prices declined and their technological capabilities increased, the purchasing trend has been toward infusion pumps. As of the end of 1996, infusion pumps represented approximately 98%, and controllers represented approximately 2%, of the installed base of infusion instruments in the United States hospital market and less than 1% of the infusion instruments sold in 1996 were controllers.



    The infusion systems sold in the markets in which the Company competes consist of single and multi-channel infusion pumps and disposable administration sets. As treatment regimens have become more complex and as the critically ill constitute an increasing percentage of hospital patients, the average hospital patient now requires a greater number of intravenous lines and more potent therapeutics, thereby creating a greater need for technologically-advanced infusion systems. As a result, United States sales of channels relating to multi-channel infusion pumps have increased from approximately 28% of total United States channels sold in 1991 to approximately 39% of total United States channels sold in 1996.

    All infusion pumps and controllers require the use of disposable administration sets. A set consists of a plastic interface and tubing and may have a variety of features such as volume control, pumping segments or cassette pumping systems for more accurate delivery, clamps for flow regulation and multiple ports for injecting medication and delivery of more than one solution. Components such as burettes and filters may also be added for critical drugs or special infusion. Almost all of these sets, including those manufactured by the Company, are compatible only with their particular manufacturer's line of infusion systems. Since these disposable administration sets tend to have significantly higher margins than infusion pumps, the establishment of an extensive installed base, such as the Company's, is important for generating ongoing disposable administration set sales and enhancing overall margins.


    VITAL SIGNS MEASUREMENT PRODUCTS. Vital signs measurement products are used to measure and monitor temperature, pulse, blood pressure and respiration rate. Products sold in this market have varying levels of technological sophistication and are used in a variety of diagnostic and health care settings. The vital signs measurement products market consists of discrete market niches each of which has different competitive dynamics. The Company competes in two niches--hospital thermometry systems, and stand-alone, non-invasive, multi-parameter instruments which measure and monitor a combination of temperature, pulse and blood pressure. In the United States, these two market niches had sales of approximately $55.0 million and $25.0 million, respectively, in 1996.



    The three major instrument types in the hospital thermometry market are glass, electronic and infrared devices, which in 1996 accounted for approximately 5%, 65% and 30%, respectively, of the United States hospital market installed base. The Company offers electronic and infrared instruments but does not compete in the glass thermometry market. Over the last several years, there has been a shift toward increased use of infrared instruments due primarily to their ease of use. While infrared thermometers constituted only approximately 30% of the installed base in the United States in 1996, sales of these products accounted for approximately 58% of total market sales in 1996.


    As with the infusion therapy market, the hospital thermometry market has higher margin disposable products that are used in concert with instruments and, consequently, the existence of an installed base is important for generating ongoing disposable product sales and enhancing overall margins.

PRODUCTS AND SERVICES


    The Company manufactures and markets both single and multi-channel infusion pumps and disposable administration sets. At December 31, 1996, the Company had approximately 214,000 single and multi-channel large volume infusion pumps installed in the United States, with a market share of approximately 40% of all installed channels in the United States. The Company's infusion pumps include large volume infusion pumps such as its Gemini series, the Signature Edition system, MS III and 560/570 Series pumps, syringe infusion pumps such as P1000, P3000, PCAM and P7000, which are sold primarily in Western Europe, and ReadyMED. The Company's large volume infusion pumps require the use of higher margin proprietary disposable administration sets. The Company also sells non-proprietary disposable administration sets for use with syringe infusion pumps manufactured by the Company and others. Furthermore, the Company manufactures and markets hospital thermometry instruments and related disposable probe covers, and stand-alone, non-invasive, multi-parameter instruments which measure and monitor temperature, pulse and blood pressure. In the United States hospital electronic and infrared thermometry market, the Company had an installed base market share of approximately 42% in 1996 and was the second largest supplier of hospital thermometry products in the infrared market. In its niche of stand-alone, non-invasive, multi-parameter instruments, the Company had an installed base market share of approximately 14% in the United States in 1996.



    The table set forth below summarizes the key features, actual or estimated market introduction dates and predecessor product line information with respect to the Company's product line and products in development.

                                                                                               PREDECESSOR
          PRODUCT                    DESCRIPTION                    STATUS                    PRODUCT LINE
---------------------------  ---------------------------  ---------------------------  ---------------------------
LARGE VOLUME INFUSION PUMPS

PISTON CASSETTE PUMPS        Full line of single channel  Various models introduced    IMED
                               pumps                        between 1974 and 1981

PERISTALTIC PUMPS

  GEMINI PC-1                Single channel instrument    Marketed since 1988          IMED
                               with pump and controller
                               capability; for use in
                               all hospital settings

  GEMINI PC-2                Dual channel instrument      Marketed since 1987          IMED
                               with pump and controller
                               capability; for use in
                               all hospital settings

  GEMINI PC-2TX              Dual channel instrument      Marketed since May 1994      IMED
                               with pump and controller
                               capability; programmable
                               drug delivery/dose
                               calculations and pressure
                               history; for use in all
                               hospital settings

                                                                                               PREDECESSOR
          PRODUCT                    DESCRIPTION                    STATUS                    PRODUCT LINE
---------------------------  ---------------------------  ---------------------------  ---------------------------
  GEMINI PC-4                Four channel instrument      Marketed since December      IMED
                               with pump and controller     1992
                               capability; programmable
                               drug delivery/dose
                               calculations and pressure
                               history; for use in all
                               hospital settings

  MODULAR INFUSION PUMP      Compact, flexible,           Market introduction planned  IMED
                               lightweight modular          for 1998
                               infusion pump with an
                               adjustable hardware and
                               software platform with
                               advanced programming
                               capabilities; for use in
                               all hospital and certain
                               alternate site settings

  560/570 SERIES             Single channel pump with     On market since 1983 and     IVAC Medical Systems
                               largest installed base       1990, respectively
                               worldwide; for general
                               care use in the United
                               States, and general and
                               critical care use in
                               Europe

  597/598 SERIES             Single channel, multi-pump   On market in Europe since    IVAC Medical Systems
                               configuration of reduced     1993
                               size and weight; used
                               frequently for delivery
                               of nutritional products;
                               sold in Europe; for
                               general care and
                               alternate site use

  MS III                     Three channel pump;          Originally introduced in     IVAC Medical Systems
                               smallest and lightest        late 1980s by Siemens
                               multi-channel pump           Infusion Systems, Ltd. as
                               available on the United      MiniMed; reengineered
                               States market; for           since its acquisition in
                               critical care use            1993

                                                                                               PREDECESSOR
          PRODUCT                    DESCRIPTION                    STATUS                    PRODUCT LINE
---------------------------  ---------------------------  ---------------------------  ---------------------------
  SIGNATURE EDITION          Single and dual channel      Selectively marketed since   IVAC Medical Systems
    (MODEL 7100/7200)          pump; incorporates           September 1995; full
                               intuitive user interface;    commercial availability
                               for critical and general     in the United States
                               care use                     achieved in the first
                                                            quarter of 1996;
                                                            introduction in Europe
                                                            planned for the second
                                                            half of 1997

  SIGNATURE EDITION          Single channel pump using    Market introduction planned  IVAC Medical Systems
    (MODEL 7000)               the Signature Edition        for late 1997
                               technology platform
                               designed for the
                               price-conscious consumer;
                               intended to be marketed
                               in the United States for
                               general care use

SYRINGE INFUSION PUMPS

  P1000, P2000, P3000,       Preferred method of          Various models introduced    IVAC Medical Systems
    P4000                      delivery in many markets     between late 1980s and
                               outside the United           early 1990s
                               States; for critical and
                               non-critical care use

  P7000                      Syringe pump with advanced   Introduced to European       IVAC Medical Systems
                               features for critical,       market during second
                               non-critical and neonatal    quarter of 1996
                               care use in markets
                               outside the United States

  P6000                      Syringe pump using the       Introduction to European     IVAC Medical Systems
                               P7000 technology platform    market planned for the
                               designed for the             second half of 1997
                               price-conscious consumer
                               in markets outside the
                               United States; for
                               critical and non-critical
                               care use

                                                                                               PREDECESSOR
          PRODUCT                    DESCRIPTION                    STATUS                    PRODUCT LINE
---------------------------  ---------------------------  ---------------------------  ---------------------------
  PCAM (PATIENT CONTROLLED   Syringe pump used in         Introduced internationally   IVAC Medical Systems
    ANALGESIA PUMP)            markets outside the          in first quarter of 1995
                               United States that allows
                               patients to control the
                               delivery of pain
                               medication

AMBULATORY PUMPS

  READYMED                   Compact, disposable,         100 mL marketed since July   IMED
                               lightweight ambulatory       1992 and 50 mL and 250 mL
                               infusion pump designed       introduced in 1993
                               for alternate site use

  MICROSTAR                  Compact, mobile,             United States market         IMED
                               lightweight multiple         introduction planned for
                               therapy infusion pump        late 1997
                               designed for hospital,
                               ambulatory and alternate
                               site infusions requiring
                               device-based flow control

DISPOSABLE ADMINISTRATION    Proprietary and non-         On market and in             IMED and IVAC Medical
  SETS                         proprietary                  development                  Systems
                               administration sets for
                               use with each of the
                               Company's existing and
                               proposed infusion pumps

NEEDLELESS ACCESS PRODUCTS

  IVAC NEEDLELESS SYSTEM     Infusion system component    On market since fourth       IVAC Medical Systems
                               designed to eliminate use    quarter of 1994
                               of hypodermic needle to
                               access administration
                               set; may reduce risk of
                               caregiver needlestick
                               injuries

                                                                                               PREDECESSOR
          PRODUCT                    DESCRIPTION                    STATUS                    PRODUCT LINE
---------------------------  ---------------------------  ---------------------------  ---------------------------
  VERSASAFE                  Infusion system component    Marketed since 1994 through  IMED
                               utilizing a blunt cannula    a non- exclusive license
                               device combined with a
                               split-septum "Y" site

  SAFSITE                    Valve which provides         Introduced in 1995           IMED
                               needle-free access to the
                               administration set
                               through the use of a
                               standard male luer

  SMARTSITE SYSTEM           Needleless, capless,         Introduced in 1996           IVAC Medical Systems
                               latex-free infusion
                               system component intended
                               to increase safety of
                               patients and health care
                               workers

THERMOMETRY SYSTEMS

  TEMP-PLUS II (MODEL 2080)  Electronic thermometer; for  On market since mid-1980s    IVAC Medical Systems
                               general hospital and
                               alternate site use

  TEMP-PLUS III              Electronic thermometer; a    Market introduction planned  IVAC Medical Systems
                               7-to-10-second version of    for the second half of
                               the Model 2080; intended     1997
                               for general hospital use

  CORE-CHECK (MODEL 2090)    Infrared tympanic            On market since 1991         IVAC Medical Systems
                               thermometer that saves
                               time, reduces patient
                               interruption and lowers
                               risk of infection; for
                               general hospital use

  DISPOSABLE PROBE COVERS    Proprietary covers for use   On market since mid-1980s    IVAC Medical Systems
                               with each of the
                               Company's existing and
                               proposed thermometers

                                                                                               PREDECESSOR
          PRODUCT                    DESCRIPTION                    STATUS                    PRODUCT LINE
---------------------------  ---------------------------  ---------------------------  ---------------------------
OTHER VITAL SIGNS
  MEASUREMENT PRODUCTS

  VITAL-CHECK                Continuous monitoring model  On market in the United      IVAC Medical Systems
    (MODEL 4200)               that rapidly measures        States since late 1980s
                               pulse, blood pressure and
                               temperature; for general
                               hospital use

  VITAL-CHECK                Multiparameter non- invasive Market introduction planned  IVAC Medical Systems
    (MODEL 4400)               patient monitor providing    for second half of 1997
                               blood pressure, pulse
                               oximetry and temperature
                               monitoring


    LARGE VOLUME INFUSION PUMPS. The Company's large volume infusion pumps consist of volumetric piston cassette pumps, which regulate the flow of fluid through a syringe-like mechanism, and peristaltic pumps, which regulate fluid flow by means of a multi-finger-like mechanism that alternately compresses sections of the tubing contained in the pumping chamber. Peristaltic pumps represent the largest portion of the Company's installed base of infusion pumps. The Company discontinued manufacturing piston cassette pumps in the first quarter of 1995 and all subsequently recognized revenue relating to piston cassette pumps results primarily from the shipment of reconditioned pumps.


    The Gemini peristaltic infusion pump series, which consists of single, dual and four channel pumps, is based on a flexible hardware and software technology platform. This technology platform has enabled the Company over time to offer incremental feature enhancements based on evolving customer needs. The Gemini series currently offers the following features: free flow protection (which the Company pioneered); independent channel operation; ability to switch from pump to controller mode without changing the disposable administration set; programmable to automatically taper-up and taper-down infusion rates to facilitate delivery of complex drug-dosing regimens; capability to operate in either micro mode (0.1 to 99.9 mL/hr) for use with neonatal patients, among others, or macro mode (1 to 999 mL/hr) for use with adult patients; drug dose calculation; pressure monitoring; pressure history and volume/time dosing; and nuisance alarm (alarms with no clinical significance) reduction. The Gemini PC-1 infusion pump is currently subject to a voluntary recall initiated by the Company. See "--Government Regulation."



    The 560/570 Series and the 597/598 Series are single channel peristaltic infusion pumps that offer cost-effective solutions for drug delivery in the general care setting. The Company believes that the 560/570 Series has the largest installed base of any individual infusion pump worldwide.


    MS III is a compact, lightweight, programmable, three channel, peristaltic infusion pump used primarily in the critical care market. The MS III predecessor product line was acquired from Siemens Infusion Systems, Ltd. in September 1993. Since such time, significant resources have been invested to reengineer MS III. The Company believes that as a result of this reengineering, MS III is one of the smallest, most versatile and most technologically advanced multi-channel pumps currently on the market.

    The Signature Edition line of peristaltic infusion pumps includes a single channel and dual channel pump. The Signature Edition line of infusion pumps is designed for use primarily in hospitals. The Signature Edition line of infusion pumps features reduced size and weight, improved ease of use and other advanced features, including new safety features designed to minimize the chance of free flow. The Signature Edition line of infusion pumps is currently subject to a voluntary recall initiated by the Company. See "--Government Regulation."

    During the fourth quarter of 1993, the Company commenced designing a modular infusion pump, which can operate in a one to four channel mode, as the basis for its next generation of infusion pumps. In addition to all of the features available on the Gemini series, the modular infusion pump is being designed to incorporate advanced programming capabilities in a smaller infusion pump that is simpler to operate. A modular, building-block design is intended to allow the user to configure the various features of the modular infusion pump to specific situations resulting in lower cost operation and greater asset utilization.

    SYRINGE PUMPS. The Company offers syringe pumps, which are small-volume fluid delivery systems used in neonatal care, oncology, anesthesia, critical care and labor and delivery. While these infusion pumps represent a relatively small portion of the industry installed base in the United States, such pumps are widely used in Europe, where they constitute approximately 60% of the infusion pump market. Syringe pumps are more widely used in Europe because of the general practice of European doctors to administer medications in smaller volumes of fluid. The Company believes that it is one of the two largest suppliers of syringe pumps in Western Europe, with a number one or number two installed base market share in eight countries. The Company is currently evaluating customer interest and regulatory requirements in the United States for syringe pumps.


    In 1995, the Company introduced the PCAM patient controlled analgesia pump that allows patients to control the delivery of pain medication. Designed for general care settings, the PCAM pump is one of the most advanced patient controlled analgesia pump on the European market today, with pre-programmed and user programmable drug delivery protocols, comprehensive patient history logging and an ergonomically designed handset with status indicator.


    The Company continued to expand its syringe pump product line by introducing the P7000 syringe pump to the international market during the second quarter of 1996. Designed for critical, non-critical and neonatal care settings, the P7000 offers several advanced features, including an automatic dose rate calculator; a pre-programmable drug menu; a range of pre-programmed infusion administration protocols; and an automatic pressure reduction capability in response to administration set occlusions.

    The Company has initiated a voluntary safety alert of its P1000, P2000, P3000 and P4000 syringe pumps, which are marketed internationally. See "--Government Regulation."


    AMBULATORY PUMPS. ReadyMED is a disposable, compact, ambulatory pump for the intravenous administration of antibiotics. ReadyMED is designed to offer a number of advantages over systems currently in use for this purpose. Traditional systems require the patient to attach a small bag and tubing set, through which the antibiotics are administered, to a catheter placed in the patient's circulatory system. The patient must eliminate all air from the system and set a manual rate adjustment clamp, a process that generally must be repeated every four to six hours. Since traditional systems are gravity driven, the bag must remain on an intravenous solution pole during infusion, thereby restricting the patient's movement. ReadyMED is pre-filled (in 50 mL, 100 mL and 250 mL sizes) and pre-primed, allowing infusion to be initiated when the patient simply opens a clamp. In addition, since ReadyMED is small and uses positive pressure, the patient is able to carry the device in a pocket or wear it on a belt. In March 1992, the Company entered into a five-year agreement with McGaw, Inc. ("McGaw") pursuant to which McGaw obtained the exclusive right to distribute the 50 mL, 100 mL and 250 mL sizes of ReadyMED in the United States and Puerto Rican alternate site markets. The Company and McGaw are currently in the process of amending their distribution agreement to: (i) extend its term; (ii) adjust the price paid by McGaw for ReadyMEDs; and (iii) convert McGaw's exclusive distribution right into a non-exclusive distribution right.

    In May 1995, the Company entered into a fifteen-year agreement with Debiotech SA, a privately-held company located in Lausanne Switzerland, which grants the Company exclusive rights to distribute the microSTAR ambulatory pump in certain North and Central American countries, including the United States. The microSTAR ambulatory pump is electromechanical, lightweight, compact and capable of multiple therapeutic applications including continuous delivery, total parenteral nutrition administration with adjustable tapering regimes and intermittent dose delivery (for example, intravenous antibiotics). Design criteria for the development of this pump have included patient safety, as well as ease of use for medical and nonmedical personnel.



    The microSTAR ambulatory pump includes many advanced features such as user adjustable air-in-line sensitivity, automatic secondary delivery, and delayed start. In addition to its alternate site use, the microSTAR ambulatory pump is well suited for patient transport and transition from hospital to home infusion therapies.



    DISPOSABLE ADMINISTRATION SETS. The Company estimates that it has approximately 214,000 single and multi-channel large volume infusion pumps installed in the United States, each of which uses proprietary disposable administration sets designed and manufactured only by the Company. Disposable administration sets consist of a plastic pump interface and tubing and have a variety of features, such as volume control, pumping segments or cassette pumping systems for more accurate delivery, clamps for flow regulation and multiple entry ports for injecting medication and delivery of more than one solution. Components such as burettes and filters may also be added for critical drugs or special infusion. In addition, many of the Company's disposable administration sets offer protection features designed to prevent free flow. Each of the Company's current and proposed large volume infusion pumps uses only disposable administration sets designed by the Company for that particular pump.


    NEEDLELESS ACCESS PRODUCTS. There is increasing pressure by regulatory agencies, such as the Occupational Safety and Health Administration ("OSHA") and the FDA, for more stringent control of needles in hospitals. OSHA requires that hospitals must put in place systems to reduce the potential for accidental needle sticks. The FDA recommends using needleless systems or protected needle systems to replace hypodermic needles for accessing intravenous lines. The Company's needleless access products are designed to permit access to the Company's disposable administration sets without the use of needles, thus reducing the potential for accidental needle sticks. The Company's Needleless System introduced in the fourth quarter of 1994, is a component which is compatible with standard luer or luer-locking syringes and disposable administration sets, thereby allowing users to integrate the Needleless System into existing care practices. The VersaSafe system utilizes a blunt cannula device combined with a split-septum "Y" site. The Company has a non-exclusive license, which expires in April 2000, to the VersaSafe system which was a cooperative development effort of IMED, Elcam Plastic of Israel and Medical Associates Network. Additionally, the Company has entered into an agreement with
B. Braun, Inc. for the purchase of their SAFSITE valve. The SAFSITE valve provides needle-free access through the use of a standard male luer, eliminating the need for needleless blunt cannulae to access the administration set. The Company's latest needleless access product, the SmartSite System, which is based upon the Company's Needleless System, offers a fully integrated design and eliminates the need for separate caps to maintain an infection control barrier. The SmartSite System is latex-free and therefore reduces the risk of exposure of patients and health care workers to latex which can cause severe allergic or anaphylactic shock reactions. The Company's needleless access products have received strong interest from customers and provide the Company with an opportunity to increase revenues in what has previously been a commodity market.


    THERMOMETRY. The Company is a leader in hospital thermometry systems, which consist of thermometers and disposable probe covers, and maintains a strong position in both the United States and Western Europe. The Company believes that in 1996 its installed base comprised approximately 42% of the United States hospital electronic and infrared thermometry market, thereby making the Company the largest provider of hospital thermometry systems in the United States. The Company's primary product is an electronic thermometer which is widely used in hospitals and alternate site settings. The Company is currently developing the TEMP-PLUS III (formerly known as the "Fast" 2080), an improved cost-effective and technologically-advanced electronic thermometer designed to provide a temperature reading in seven to ten seconds. The Company also manufactures and markets the CORE-CHECK system, a thermometer that measures temperature by detecting the emission of infrared energy in the ear. In the infrared market, the fastest growing segment of the industry's market, the Company is currently the second largest domestic participant, with a United States hospital installed base market share of approximately 31% at December 31, 1996. The only disposable probe covers which can be used with the Company's thermometry instruments are those manufactured by the Company.



    OTHER VITAL SIGNS MEASUREMENT PRODUCTS. The Company also produces stand-alone, non-invasive, multi-parameter instruments which measure and monitor temperature, pulse and blood pressure. In 1996, the Company's hospital installed base of these instruments was approximately 14%, making it the second largest participant in this market niche in the United States.



    In January 1997, the Company entered into two agreements with Criticare Systems, Inc., a manufacturer of patient monitoring systems and non-invasive sensors for use in the hospital and alternate site markets. Under these agreements, Criticare Systems, Inc. obtained the right to use the Company's electronic thermometry technology in certain monitoring systems to be manufactured and distributed by both Criticare Systems, Inc. and the Company. The Company also obtained exclusive distribution rights to certain of these monitoring systems in the United States hospital market and in all Canadian markets. The first of these exclusive systems, which will be marketed as the Vital-Check 4400, will provide non-invasive blood pressure, pulse oximetry and temperature monitoring.



    CUSTOMER SERVICE. The Company provides repair service for its products in San Diego, and at its customers' facilities through third-party contractors. Customers may elect to enter into service agreements or to receive service on a time and materials basis. The Company also trains customers as to the use of its products and maintains a technical support help-line to answer customers' questions. In addition, the Company maintains its parts inventory at levels which enables it to deliver critical supplies immediately and minimize back-ordered products. The Company believes that the availability of such services is important for maintaining strong customer relations.


MARKETING AND SALES

    The Company has historically focused its sales efforts on the hospital market. In response to the industry shift toward health care delivery outside of the hospital, the Company has recently begun to expand its selling efforts and products to the alternate site market. The Company's sales strategy emphasizes increasing instrument placements and the number of units installed in order to increase sales of its proprietary disposable administration sets and probe covers. Sales representatives work closely with on-site primary decision makers, which include physicians, pharmacists, nurses, materials managers, biomedical staff and administrators. The Company has over 5,000 hospital customers worldwide.


    The Company has contracts with a number of GPOs that are emerging in response to cost containment pressures and health care reform. In January 1997, the Company entered into a five-year sole-source supply contract with Premier Purchasing Partners, L.P. ("Premier"), an affiliate of Premier, Inc., the nation's largest healthcare alliance enterprise, for tympanic and electronic thermometry instruments and related disposable probe covers. Under this agreement, Premier agreed to purchase 80% of its needs for such products from the Company. In addition, in March 1997, the Company entered into a dual source supply agreement with Premier for the purchase of large volume infusion pumps and associated disposable administration sets. The dual source agreement is for a five year period, with a two-year renewal option. Premier had previously signed a seven-year supply contract with Baxter International, Inc. covering a number of hospital supplies, including a dual source award for large volume infusion pumps and disposable administration sets. See "Risk Factors--Concentration of Buying Power" and "--Substantial Competition."


    No single account is material to the business or operations of the Company.

    The Company sells its products through a combined direct sales force consisting of over 230 salespersons and through more than 150 distributors. The Company's domestic marketing efforts are supported by a staff of nurses and pharmacists who consult with customers providing ongoing clinical support in the evaluation, installation and use of the Company's products. The Company believes its sales force in the United States and internationally plays a key role in the effective introduction of new products.

INTERNATIONAL OPERATIONS

    The Company markets products in approximately 120 countries through its direct sales force, affiliates and distributors. The primary markets for the Company's products outside the United States are Western Europe, Canada and Australia. The Company also has established positions in Asia and Latin America. The principal products sold by the Company outside the United States are large volume and syringe infusion pumps and related disposable administration sets. The Company has manufacturing operations in England and Mexico. The Company has also contracted with a number of foreign manufacturers to provide certain of its sourcing needs. The following table sets forth, on a pro forma basis as if the Transactions had occurred at the beginning of each period presented, the approximate amount of net sales made to customers in each of the geographic locations set forth below over the last three fiscal years:


                                                        1994       1995       1996
                                                           (DOLLARS IN MILLIONS)
United States.......................................  $   231.6  $   238.3  $   224.6
International.......................................      103.7      114.4      121.7
                                                      ---------  ---------  ---------
    Total net sales.................................  $   335.3  $   352.7  $   346.3
                                                      ---------  ---------  ---------
                                                      ---------  ---------  ---------



    The Company believes that sales of products to customers outside of the United States represents a significant potential source of growth. As part of its operating strategy, the Company intends to selectively pursue international expansion opportunities, particularly in Europe, Japan, Southeast Asia and Latin America. See "Business--Operating Strategy--Increasing International Operations" and "Risk Factors-- Foreign Operations."


MANUFACTURING


    The Company manufactures its products at plants in San Diego, California; Creedmoor, North Carolina; Tijuana, Mexico; and Hampshire, England. The San Diego facilities are the primary manufacturing facilities for infusion pumps and vital signs measurement instruments and also house a service operation for installed infusion pumps and vital signs measurement instruments. The Creedmoor, North Carolina facility houses a portion of the current disposables operations and is a distribution center for North American disposable finished products. Product sterilization and release are also executed in Creedmoor, North Carolina. The Tijuana facilities primarily focus on the manual assembly of disposables, and the England facility focuses on the manufacturing of syringe pumps. Disposable products for international markets are currently supported through a number of foreign manufacturers.



    Two contractors provide the Company with assembly services for disposable administration sets in Tijuana, Mexico. The agreements between the Company and the contractors require that the Company pay the contractor an hourly rate per employee hour worked on assembly of products.


    The Company has designed and implemented an integrated network of quality systems, including control procedures that are planned and executed by technically-trained professionals. These systems result in establishing written specifications for raw materials, packaging, labels, sterilization and overall manufacturing process control. A substantial number of raw materials require certificates of analysis to help ensure that finished products conform to specifications. In addition, the Company regularly tests components and products at various stages of the manufacturing process to ensure compliance with applicable specifications.

    The Company purchases raw materials worldwide in the ordinary course of business from numerous suppliers. The vast majority of these materials are generally available and the Company has not experienced any serious shortages or material delays in obtaining these materials. In some situations, the Company has long-term supply contracts, although the Company purchases a significant amount of its requirements of certain raw materials by purchase order. Although the Company is generally not dependent upon any single source of supply, it relies upon a limited number of suppliers for PC boards and other parts which are used in certain of its infusion systems. The loss of any such supplier would result in a temporary interruption in the manufacturing of the Company's products. The Company believes, however, that these materials are available as needed from alternative sources.


    The Company has identified the reduction of production and operating costs as a key component of its operating strategy. As part of this strategy, the Company has reduced overall head count through termination and attrition. The Company will now focus on implementing the following programs: (i) consolidating supply sources and (ii) rationalizing underutilized assets, including consolidating executive offices, warehouse operations and manufacturing operations. See "--Operating Strategy."


FACILITIES

    The Company owns or leases the following properties:


                                                                                                            LEASE
                                   APPROXIMATE                                                LEASED     EXPIRATION
                                      SQUARE                                                    OR          DATE
            LOCATION                 FOOTAGE                      PURPOSE                      OWNED     (IF LEASED)
---------------------------------  ------------  ------------------------------------------  ---------  -------------
San Diego, CA(1)                        49,284   Executive Offices                           Leased            1997
San Diego, CA                           45,000   Warehouse                                   Leased            1997(4)
San Diego, CA(1)                        57,590   Manufacturing and Service                   Leased            1997(4)
San Diego, CA(1)                        35,500   Manufacturing, Research and Development     Leased            1997
Buckingham, England(1)                   8,000   Sales Office and Warehouse                  Leased            2001
Tijuana, Mexico(2)                      41,190   Contract Manufacturing of Disposable        Leased            1997
                                                   Products
San Diego, CA                          135,516   Executive Offices                           Leased            2006
San Diego, CA(3)                        83,520   Manufacturing of Instruments                Leased            2005
Creedmoor, NC                          120,000   Manufacturing of Disposable Sets            Owned
Hampshire, England                      10,000   Manufacturing of Syringe Pumps              Leased            2012
Hampshire, England                       7,500   International Headquarters                  Leased            2000
Tijuana, Mexico(2)                      37,946   Contract Manufacturing of Disposable        Leased                (5)
                                                   Products
Geissen, Germany                         6,200   Sales Office                                Leased            2005
Alcobendas, Spain                        8,396   Sales Office                                Leased            1999
Taby, Sweden                             3,337   Sales Office                                Leased            1997
Grimberger, Belgium                      2,530   Sales Office                                Leased            2004
Amersfoort, The Netherlands              2,562   Sales Office                                Leased            1998
Rueil Maimaison, France                  1,939   Sales Office                                Leased            1998(4)
Rafa, Dubai, U.A.E.                          []  Sales Office                                Leased            1997


------------------------


(1) It is currently anticipated that these leases will not be renewed and that the operations at such facilities will be consolidated and conducted at the Company's other San Diego facilities.

(2) Lessee of facility is a contractor that provides the Company with certain assembly services.

(3) Primary instrument manufacturing facility.

(4) Cancellable upon six months written notice.


(5) Cancellable upon 180 days notice. The Company is a surety with respect to the lease.


RESEARCH AND DEVELOPMENT


    The Company believes that a well-targeted research and development program constitutes an essential part of the Company's activities and is an integral part of its future success. IMED has historically devoted a significant portion of its research and development budget to the development of new projects. IMED expended approximately $6.3 million, $7.4 million and $7.8 million on in-house research and development for the years ended December 31, 1994, 1995 and 1996, respectively. Substantially all of each such amount was dedicated to the development of new products.



    IVAC's research and development efforts have most recently been focused primarily on completing the development and commercial introduction of existing product concepts, including the Signature Edition line and TEMP-PLUS III electronic thermometer, as well as enhancing commercially available products such as MS III and disposable administration sets. For information concerning IVAC's expenditures on research and development during the last two years and the nine months ended September 30, 1996, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of IVAC."


    The Company intends to focus a significant portion of its research and development efforts on the development of new products. The Company believes that the combination of IMED's and IVAC's research and development functions will result in the elimination of redundant costs while increasing the productivity of its research and development activities. The Company is currently developing several new products and product line extensions.

PATENTS, TRADEMARKS AND PROPRIETARY RIGHTS

    The Company relies heavily on patented and other proprietary technology. The Company believes its issued and pending patents are important to its competitive position. The Company's policy is to secure patent protection for significant inventions. The Company holds approximately 210 unexpired patents in the United States and approximately 390 unexpired patents in foreign countries, principally in Europe, Canada, Japan and Australia. Additional applications are pending or in preparation. Within the next ten years, approximately 116 of the Company's United States patents and approximately 146 of the Company's foreign patents will expire. The Company does not believe that the expiration of any such patents will, individually or in the aggregate, have a material adverse effect on the Company's results of operations, business or financial condition.


    The patent positions of medical device firms, including the Company, are uncertain and involve complex legal and factual questions for which certain legal principles are unresolved. The coverage claimed in a patent application can be significantly reduced before a patent is issued. In addition, patent law has recently been revised to give effect to international accords to which the United States has become a party. Pursuant to such accords, the patent term has been changed from 17 years from date of grant to 20 years from date of filing and certain provisions favoring United States inventors over foreign inventors have been eliminated. See "Risk Factors--Reliance on Patents and Proprietary Rights; Expiration and Protection of Significant Patents."


    The Company sells its products under a variety of trademarks, some of which are considered by the Company to be of importance to warrant registration in the United States and various foreign countries in which the Company does business. The Company also relies on trade secrets, unpatented know-how and continuing technological advancement to maintain its competitive position. It is the Company's practice to enter into confidentiality agreements with key technical employees and consultants. There can be no assurance that these measures will prevent the unauthorized disclosure or use of the Company's trade secrets and know-how or that others may not independently develop similar trade secrets or know-how or obtain access to the Company's trade secrets, know-how or proprietary technology. In addition, the Company from time to time seeks copyright protection for the software used in certain of its products.


COMPETITION


    The Company faces substantial competition in all of its markets. Many of the Company's competitors have greater financial, research and development and marketing resources than the Company. Some of the Company's principal competitors are able to offer volume discounts based on "bundled" purchases of a broad range of their medical equipment and supplies, a strategy that the Company is currently unable to pursue. The Company expects the trend toward volume discounts to continue in the future. The Company believes that the competitive factors most important in its markets are quality of products and services, technological innovation and price.


    At December 31, 1996, on a pro forma basis, the Company had a market share of approximately 40% of the installed base of infusion pump channels in the United States. Major competitors in this market include Baxter International Inc., Abbott Laboratories, Inc. and McGaw, which in the aggregate had a market share of approximately 55% of the installed base of infusion pump channels in the United States at December 31, 1996.


    The European infusion systems market is much more regionalized and fragmented, with a few strong competitors in each regional market. Major competitors encountered in several markets include Graseby, Fresenius and B. Braun Melsungen AG. The Company is among the leaders in a number of Western European markets, with a number one or number two installed base market share in eight countries.

    The vital signs measurement products market is fragmented by product type. The Company's key competitor in the United States electronic thermometer market is Diatek and its key competitor in the infrared thermometer market is Sherwood Medical Company ("Sherwood").

LEGAL PROCEEDINGS


    The Company is a defendant in a lawsuit filed in June 1996 by Sherwood against IVAC. The lawsuit, which is pending in the United States District Court for the Southern District of California, alleges infringement of two Sherwood patents by reason of certain activities including the sale by IVAC of disposable probe covers for use with infrared tympanic thermometers. The lawsuit seeks injunctive relief, treble damages and the recovery of costs and attorney fees. The discovery phase of the lawsuit has recently commenced. The Company is currently unable to quantify its exposure in the lawsuit. The Company believes it has sufficient defenses to all claims by Sherwood, including the defenses of noninfringement and invalidity. However, there can be no assurance that the Company will successfully defend all claims made by Sherwood and the failure of the Company to successfully prevail in this lawsuit could have a material adverse effect on the Company's operations, business and financial condition.


    The Company is a defendant in a QUI TAM lawsuit filed by a former IMED employee in the United States District Court for the Northern District of Illinois. On November 15, 1996, an amended complaint was filed which alleges fraud in the inducement, breach of employment contract, common law fraud and violations of the Federal False Claims Act and Medicare Fraud and Abuse Act. To date, the United States has declined to intervene in this action. The Company believes it has sufficient defenses to all claims by the plaintiff.

    The Company is also involved in a number of legal proceedings arising in the ordinary course of its business, none of which is expected to have a material adverse effect on the Company's operations, business or financial condition. The Company maintains insurance coverage against claims in an amount which it believes to be adequate.

GOVERNMENT REGULATION

    PRODUCT REGULATION. The research, development, testing, production and marketing of the Company's products are subject to extensive governmental regulation in the United States at the federal, state and local levels, and in certain other countries. Non-compliance with applicable requirements may result in recall or seizure of products, total or partial suspension of production, refusal of the government to allow clinical testing or commercial distribution of products, civil penalties or fines and criminal prosecution.

    The FDA regulates the development, production, distribution and promotion of medical devices in the United States. Virtually all of the products being developed, manufactured and sold by the Company (and products likely to be developed, manufactured or sold in the foreseeable future) are subject to regulation as medical devices by the FDA. Pursuant to the FDC Act, a medical device is classified as a Class I, Class II or Class III device. Class I devices are subject to general controls, including registration, device listing, recordkeeping requirements, labeling requirements, "Good Manufacturing Practices" (as defined in FDA regulations) ("GMP"), prohibitions on adulteration and misbranding, and reporting of certain adverse events ("MDR"). In addition to general controls, Class II devices may be subject to special controls that could include performance standards, postmarket surveillance, patient registries, guidelines, recommendations and other actions as the FDA deems necessary to provide reasonable assurance of safety and effectiveness. Class III devices must meet the most stringent regulatory requirements and must be approved by the FDA before they can be marketed. Such premarket approval can involve extensive preclinical and clinical testing to prove safety and effectiveness of the devices.

    Virtually all of the Company's products are Class II devices. The Company is not currently developing, manufacturing or distributing any Class III devices, although it may do so in the future. Unless otherwise exempt, all medical devices introduced to the market since 1976 are required by the FDA, as a condition of marketing, to secure a 510(k) premarket notification clearance ("510(k)") or a Premarket Approval Application ("PMA"). A product will be cleared by the FDA under a 510(k) if it is found to be substantially equivalent in terms of safety, effectiveness and intended use to another legally marketed medical device that was on the market prior to May 28, 1976 or to a product that has previously received a 510(k) and is lawfully on the market. If a product is not substantially equivalent to such a medical device, and not otherwise exempt, the FDA must first approve a PMA before it can be marketed. An approved PMA indicates that the FDA has determined the product has been proven, through the submission of clinical data and manufacturing and other information, to be safe and effective for its labeled indications. The PMA process typically takes more than a year and requires the submission of significant quantities of clinical data and supporting information. The process of obtaining a 510(k) currently takes, on average, approximately six months from the date of submission. However, the review process for a particular product may be shorter or substantially longer depending upon the circumstances. Moreover, there can be no assurance that a 510(k) will be cleared. The 510(k) must include submission of supporting information, including design details and labeling, and may be required to contain safety and efficacy data. Product modifications intended to be made to a cleared device also may require submission and clearance of a new 510(k) application or submission and approval of a PMA, during which time the modified product cannot be distributed in interstate commerce. Although there can be no assurance, the Company believes that its proposed products under development will qualify for the 510(k) procedure.

    As part of its normal course of business, the FDA regularly conducts inquiries regarding the safety or efficacy of medical products, including those manufactured by the Company, which may result in the Company's inability to market a particular device or cause the Company to need to generate additional data to support submissions for market clearance. Future products developed by the Company may require FDA clearance through either the 510(k), PMA, new drug approval application procedures or abbreviated new drug approval application procedures. There can be no assurance that marketing clearances or approvals will be obtained on a timely basis or at all. Delays in receiving such clearances or approvals could have a material adverse effect on the Company.

    The FDA also regulates the commencement and conduct of clinical investigations to determine the safety and effectiveness of devices, including investigations of devices not cleared or approved for marketing, and investigations involving new intended uses of previously cleared or approved devices. Clinical investigations are regulated by the FDA under the investigational device exemption ("IDE") regulations. The IDE regulations include significant requirements that must be met, including informed patient consent, criteria for selection of study investigators and monitors, review and approval of research protocols, reporting obligations to the FDA, recordkeeping and prohibitions against commercialization of investigational devices. A sponsor must obtain FDA approval of an IDE before starting the investigation, unless the device is found to be a non-significant risk device by the sponsor and each institutional review board ("IRB") that reviews the study. The FDA, however, has the authority to determine that a study designated as involving a non-significant risk device by the sponsor and IRBs involves a significant risk device and an IDE application must be submitted and approved before the study can resume. In addition, a study of a non-significant risk device must still comply with certain provisions of the IDE regulations, and meet other regulatory requirements. The violation of the IDE regulations can result in a variety of sanctions, such as warning letters, prohibition against additional clinical research, the refusal to accept data and criminal prosecution.

    The Company is also providing devices for use in a clinical trial as a contract manufacturer. There can be no assurance that this clinical study will comply with all elements of the FDA's regulations, that the study will provide evidence of the safety or effectiveness of the device, or that the study will ultimately result in the approval of the device.

    Devices manufactured by the Company in the United States are exported by the Company to other countries. Such devices, if not approved for sale in the United States, are subject to the FDA export requirements, including restriction on distribution in the United States.


    The Company has received ISO 9000 certification for certain of its facilities regarding the quality of its manufacturing systems, a requirement for doing business in EC countries, and is in the process of applying for ISO 9000 certification for the balance of its manufacturing facilities. The Company has been granted approval to affix the CE mark, pursuant to the EC Medical Device Directives, on certain of its products. Approval to affix the CE mark to a product does not necessarily preclude, however, additional restrictions on marketing in any individual country in the EC.



    Certain countries require the Company to obtain clearances for its products prior to marketing the products in those countries. In addition, certain countries impose product specifications, standards or other requirements which differ from or are in addition to those mandated in the United States. The EC and certain other countries are in the process of developing new modes of regulating medical products which may result in lengthening the time required to obtain permission to market new products. These changes could have a material adverse effect on the Company's ability to market its products in such countries and would hinder or delay the successful implementation of the Company's planned international expansion. In addition, since MS III does not meet the current EC Electromagnetic Capability Directive (Directive 89/336/EEC) for resistance to electromagnetic and radio frequency interference, it is currently not marketed in Europe.


    The Company is registered as a medical device manufacturer with the FDA and certain state agencies. These agencies inspect the Company periodically to determine whether the Company is in compliance with the FDC Act and regulations, including regulations relating to MDR reporting, product labeling and promotion, and medical device GMPs governing design, manufacturing, testing, quality control, product packaging and storage practices. The FDA has recently proposed revising certain GMP regulations which, if adopted, would increase the cost of regulatory compliance for the Company. The MDR regulations promulgated by the FDA require the Company to provide information to the FDA on certain malfunctions, as well as serious injuries or deaths which may have been associated with the use of a product. The

EC Medical Device Directives also require reporting of serious injuries or deaths which may be associated with the use of a medical device to the competent authority in the country where the incident occurred.


    A determination that the Company is in material violation of the FDC Act or such FDA regulations could lead to the issuance of warning letters, imposition of civil or criminal sanctions against the Company, its officers and employees, including fines, recalls, repair, replacement or refund to the user of the cost of such products. In addition, if the FDA believes any of the Company's products violate the law and present a potential health hazard, the FDA could seek to detain and seize products, to require the Company to cease distribution and to notify users to stop using the product. The FDA could also seek criminal sanctions or seek to close some or all of the Company's manufacturing facilities. Such actions could also result in an inability of the Company to obtain additional market clearances. Since 1992, the Company has on thirteen occasions removed products from the market that were found not to meet performance standards. None of such recalls materially interfered with the Company's operations and all such affected product lines were subsequently returned to the market. One such product recall, a recent voluntary recall related to the Company's Signature Edition infusion pumps, has not yet been terminated or otherwise closed by the FDA and the FDA could take further regulatory action against the Company, including actions such as those described above. The Signature Edition infusion pumps were recalled because of an unacceptable level of malfunction alarms due to less than expected reliability of their pressure monitoring systems. The user of these pumps is notified of such malfunction alarms by both a continuous audible signal and a visual message. The Company is in the process of upgrading and replacing, at no charge to its customers, the current pressure monitoring system contained in certain of the infusion pumps included within the Signature Edition product line. This recall, which is believed to affect approximately 4,000 infusion pumps, is expected to be completed by the end of the second quarter of 1997. In addition, a voluntary recall of approximately 645 Gemini PC-1 infusion pumps (limited to distribution outside the United States) was initiated by the Company in June 1996. At this time, the Company has completed required modifications to all but two of the infusion pumps subject to such voluntary recall. In connection with this recall, estimated expenses of approximately $1.0 million were accrued by the Company at December 31, 1996.



    The Company has initiated a voluntary safety alert of its P1000, P2000, P3000 and P4000 syringe pumps, which are marketed internationally. This safety alert is based on certain operational anomalies that have been observed in the course of electronic laboratory bench testing of these syringe pumps. In particular, under certain unusual conditions which are unlikely to be duplicated in a clinical setting, the syringe pumps may be programmed such that they continue to run at the initial infusion rate set by the operator for longer than the specified length of time. Upon such occurrence, the syringe pumps emit a continuous audible alarm. While the syringe pumps covered by the aforesaid safety alert have been on the market for over three years, the Company is aware of no reported instances of these anomalies occurring in connection with patient use. Although not required to do so by the United Kingdom Department of Health, the Company has offered to provide customers, at their request, with modified software for the approximately 16,000 affected syringe pumps at no charge. The Company has not incurred material costs in providing the upgraded software. In addition, the Company has initiated a voluntary safety alert of its 599 Series infusion pumps, which it discontinued selling in March 1997. This safety alert advises customers to inspect and, if necessary, make an adjustment to the infusion pump in order to prevent misloading of disposable administration sets.


    The Company's manufacturing facilities in San Diego have been licensed by the State of California Department of Health Services, Food and Drug Branch, under the applicable GMP and other regulations.

    ANTI-REMUNERATION LAWS. The sale of the Company's products is subject to the illegal remuneration/ "anti-kickback" provisions of the Social Security Act of 1935, as amended (the "Social Security Act"), which prohibits knowingly and willfully the offering, receiving or paying of any remuneration, whether directly or indirectly, in return for inducing the purchase of items or services, or patient referrals to providers of services, for which payment may be made in whole or in part by Medicare, Medicaid or similar state programs. Violations of the statute are punishable by civil and criminal penalties and exclusion of the provider from future participation in the Medicare and Medicaid programs. The Social Security Act contains exceptions to these prohibitions for, among other things, properly reported discounts and payment of certain administrative fees to GPOs. Because of the breadth of the statutory prohibitions, the lack of court decisions or other authority addressing the types of arrangements that are permissible under the law and the narrowness of statutory exceptions, the Secretary of Health and Human Services published regulations creating "safe harbors" identifying certain practices that will not be treated as violating the "anti-kickback" provisions of the Social Security Act. While failure to satisfy all of the criteria for a safe harbor does not necessarily mean that an arrangement is unlawful, engaging in a business practice for which there is a safe harbor may be regarded as suspect if the practice fails to meet each of the prescribed criteria of the appropriate safe harbor. The enumerated safe harbors include safe harbors which implement, and further refine, the statutory exceptions for discounts and payments to GPOs. Because the Company sells some of its products to customers at prices below list price and in various combinations, the Company is engaged in giving discounts within the meaning of the Social Security Act. The regulations require sellers to fully and accurately report all discounts and inform buyers of their obligations to report such discounts. The Company also pays administrative fees to certain purchasing agents within the meaning of the Social Security Act. In order to qualify for the GPO safe harbor, certain requirements must be met including disclosure of the existence of the GPO fee arrangement to GPO members and that members are neither wholly owned by the GPO nor subsidiaries of a parent corporation that wholly owns the GPO. Certain of the Company's discounts and arrangements with purchasing agents may not meet all the requirements of the appropriate safe harbors.

    Several states also have statutes or regulations prohibiting financial relationships with referral sources that are not limited to services for which Medicare, Medicaid or other state health care program payment may be made. A finding of non-compliance with these anti-remuneration laws by federal or state regulatory officials, including non-compliance with appropriate safe harbors, could have a material adverse effect on the Company.

    COVERAGE AND REIMBURSEMENT. The Company's products are purchased or leased by health care providers or suppliers which submit claims for reimbursement for such products to third-party payors such as Medicare, Medicaid and private health insurers. Although the Company has no knowledge that third-party payors will adopt measures that would limit coverage of, or reimbursement for, its products, any such measures that were applied to the Company's products could have a material adverse effect on the Company.

    HEALTH CARE REFORM. Because the cost of health care delivery has been steadily rising and because the cost of a significant portion of medical care in the United States and other countries is typically funded by governmental insurance programs, there have been a number of government initiatives to reduce health care costs. Congress and various state legislatures currently are proposing changes in law and regulation that could effect major restructuring of the health care industry. Although many of these proposals may seek to maintain or expand access to health care services, the common objective of proposed legislation is to achieve cost containment in the health care sector. Changes in governmental support of health care services, the methods by which such services are delivered, the prices for such services or the regulations governing such services or mandated benefits may all have a material adverse effect on the Company. Even if the ultimate impact of any such changes on net sales is positive, no assurance can be given that the costs of complying with possible new requirements would not have a negative impact on the Company's future earnings. No assurance can be given that any such legislation will not have a material adverse effect on the Company.

    ENVIRONMENTAL MATTERS. The Company is subject to regulation by OSHA, the Environmental Protection Agency and their state and local counterparts, and under extensive and changing foreign, federal, state and local environmental standards, including those governing the handling and disposal of solid and hazardous wastes, discharges to the air and water, and the remediation of contamination associated with releases of hazardous substances. Such standards are imposed by, among other statutes, the Toxic Substances Control Act, the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"). Although there can be no assurances, the Company believes that it is currently in material compliance with current environmental standards. Nevertheless, the Company uses hazardous substances in its day-to-day operations and, as is the case with manufacturers in general, if a release of hazardous substances occurs on or from the Company's properties, the Company may be held liable and may be required to pay the cost of remedying the condition. The amount of any such liability could be material.

    The Company has made, and will continue to make, expenditures to comply with current and future environmental standards. Although no material capital or operating expenditures relating to environmental controls are anticipated, there can be no assurance that changes in, additions to or differing interpretations of, statutory and regulatory requirements will not require material expenditures in the future.

    The Company is subject to liability under CERCLA and analogous state laws for the investigation and remediation of environmental contamination at properties owned and/or operated by it and at off-site locations where it has arranged for the disposal of hazardous substances. Courts have determined that liability under CERCLA is, in most cases, joint and several, meaning that any responsible party could be held liable for all costs necessary for investigating and remediating a release or threatened release of hazardous substances. As a practical matter, liability at most CERCLA (and similar) sites is shared among all the solvent "potentially responsible parties" ("PRPs"). The most relevant factors in determining the probable liability of a party at a CERCLA site usually are the cost of the investigation and remediation, the relative amount of hazardous substances contributed by the party to the site and the number of solvent PRPs.


    The Company currently is involved in one such matter at the Seaboard Chemical site in Jamestown, North Carolina. There are over 675 PRPs at this site. The Company has entered into a DE MICROMIS consent order with the North Carolina Department of Environment, Health and Natural Resources and a group of PRPs (which represent 77% of the known waste disposed of at the site), settling its liability for past and future response costs associated with the site. Under the consent order, the Company receives a release from further liability associated with the site, a covenant not to sue by the other PRPs entering into the consent order, and protection under CERCLA against contribution actions for matters addressed by the consent order. Protection from further liability is conditioned on the absence of information indicating that the Company disposed of a greater quantity of hazardous substances at the site than currently known. Although there can be no assurance that such further information does not exist, the Company believes the amount of its liability at this site will be DE MINIMIS.


    The Company is aware that at one other location at which the Company has disposed of 1,205 gallons of waste alcohol a governmental agency completed a remedial investigation and feasability study in 1991 and an integrated assessment in 1995. As a result, the Company believes that it could be identified as a PRP at some time in the future; however, the Company has not received notice of the commencement of any proceeding against it with respect to such site. If the Company were identified as a PRP with respect to such site, there can be no assurance that such designation, and any resulting liability associated therewith, would not have a material adverse effect on the Company.


    In addition, the Company has recently received notice from a group claiming that the Company has violated California Proposition 65 ("Proposition 65"). Proposition 65 requires, among other things, that warnings be given in connection with the exposure of consumers to products containing certain listed substances. Certain of the Company's disposable administration sets contain one such substance, DEHP. The Company believes that it has meritorious defenses to such claim and intends to defend the action vigorously. No assurance can be given that the Company will be successful in defending such claim or that an adverse determination of such claim would not have a material adverse effect on the Company. A significant portion of the Company's competitors have also recently received similar notices claiming violations of Proposition 65.


EMPLOYEES


    As of January 31, 1997, the Company had a total of 1,356 full-time employees, of which 629 employees were employed in manufacturing, 440 employees in sales and marketing, 183 employees in research and development and 104 employees in executive and administrative functions. None of the employees of the Company is subject to a collective bargaining agreement, nor has the Company experienced any work stoppages.

                                   MANAGEMENT

DIRECTORS AND KEY EXECUTIVE OFFICERS


    The following table sets forth certain information with respect to the Directors and certain key executive officers of the Company as at March 28, 1997:



NAME                                      AGE                          POSITION
------------------------------------      ---      -------------------------------------------------
Jeffry M. Picower...................          54   Director, Chairman of the Board
William J. Mercer...................          49   Director, President, Chief Executive Officer and
                                                     Chief Financial Officer
Norman M. Dean......................          76   Director
Henry Green.........................          54   Director
Richard B. Kelsky...................          41   Director
Frederic Greenberg..................          56   Director
John A. deGroot.....................          41   Vice President and General Counsel
Jake St. Philip.....................          44   Vice President of Sales--North America
Anthony B. Semedo...................          45   Vice President of Research, Development and
                                                     Engineering
Richard M. Mirando..................          54   Vice President of Operations
Henk van Rossem.....................          54   Vice President and General Manager for Europe,
                                                     Africa and the Middle East



    JEFFRY M. PICOWER--Mr. Picower became a Director and the Chairman of the Board of the Company upon consummation of the Merger. Prior thereto, Mr. Picower served as a Director of IMED since March 1993 and the Chairman of the Board of IMED since May 1993. Mr. Picower has served at Advanced Medical as Chief Executive Officer since September 1993, Chairman of the Board since May 1993, a Director since March 1993 and Co-Chairman of the Board from March 1993 to May 1993. He was also a Director, Vice President and Assistant Treasurer of Advanced Medical from September 1988 to March 1989 and Vice Chairman from December 1988 to June 1989. Since 1984, Mr. Picower has been Chairman of the Board and Chief Executive Officer of Monroe Systems for Business, Inc. ("Monroe"), a worldwide office equipment, distribution and service organization. Mr. Picower has been a Director of Physician Computer Network, Inc. ("PCN") since January 1994 and Chairman of the Board since June 1994. PCN, a corporation whose principal shareholder is Mr. Picower, operates a computer network linking its office-based physician members to health care organizations.



    WILLIAM J. MERCER--Mr. Mercer became a Director, the President and the Chief Executive Officer of each of the Company and Advanced Medical upon consummation of the Merger. Mr. Mercer became the Chief Financial Officer of the Company in March 1997. Prior to the Merger, Mr. Mercer served as President, Chief Executive Officer and a Director of IVAC Medical Systems and President and a Director of IVAC Holdings since May 1995 and Chief Executive Officer of IVAC Holdings since January 1996. Prior to joining IVAC Medical Systems, Mr. Mercer held various positions at Mallinckrodt Group Inc. for 17 years, most recently as Senior Vice President. Mallinckrodt Group, Inc. is an international company serving specialty markets in human healthcare, chemicals and animal health.



    NORMAN M. DEAN--Mr. Dean became a Director of the Company upon consummation of the Merger. Prior thereto, Mr. Dean served as a Director of IMED since April 1990. He has been a Director of Advanced Medical since March 1989. Mr. Dean has been a Director and President of Foothills Financial Corporation, a venture capital company, since January 1985 and Chairman of the Board of Miller Diversified Corp., a commercial cattle feeder, since May 1990.



    HENRY GREEN--Mr. Green became a Director of the Company upon consummation of the Merger. Prior thereto, Mr. Green served as a Director of IMED since September 1991. Mr. Green was President and Chief Operating Officer of Advanced Medical from September 1990 to March 1993 and has been a

Director of Advanced Medical since 1991. Mr. Green was employed by PCN in March 1993, elected as President of PCN in May 1993, Chief Executive Officer of PCN in June 1994 and a Director of PCN in July 1993.



    RICHARD B. KELSKY--Mr. Kelsky became a Director of the Company upon consummation of the Merger. Prior thereto, Mr. Kelsky served as a Director of IMED since April 1990. He has served as a Director of Advanced Medical since June 1989. Mr. Kelsky is a Director of Monroe and from 1984 to 1996 served as Vice President and General Counsel of Monroe and has served as Vice Chairman of Monroe since 1996. Mr. Kelsky has served as a Director of PCN since January 1992.



    FREDERIC GREENBERG--Mr. Greenberg became a Director of the Company upon consummation of the Merger. Prior thereto, Mr. Greenberg served as a Director of IMED since October 1996. He has been a Director of Advanced Medical since June 7, 1995. Mr. Greenberg is a partner with EGS Partners LLC, an asset management and merchant banking firm which Mr. Greenberg founded in 1989. From 1974 to 1989, Mr. Greenberg served as a pharmaceutical analyst with Goldman Sachs & Company, an investment banking firm. Mr. Greenberg serves as an advisor to various health care companies and has been a Director of PCN since July 1993.



    JOHN A. DE GROOT--Mr. de Groot became a Vice President and General Counsel of the Company upon consummation of the Merger. Prior thereto, Mr. de Groot served as a Vice President and General Counsel of IVAC Holdings and IVAC Medical Systems since April 1995. From January 1991 to December 1996, Mr. de Groot was a partner in the law firm of Brobeck, Phleger & Harrison LLP, a firm he had been associated with since March 1987.



    JAKE ST. PHILIP--Mr. St. Philip became Vice President of Sales--North America of the Company upon consummation of the Merger. Prior thereto, Mr. St. Philip served as Vice President of Sales--North America of IVAC Medical Systems since June 1994. From 1981 to June 1994, Mr. St. Philip held various sales and marketing positions with IVAC Medical Systems.



    ANTHONY B. SEMEDO--Mr. Semedo became Vice President of Research, Development and Engineering of the Company upon consummation of the Merger. Prior thereto, Mr. Semedo served as Vice President of Research and Development of IVAC Medical Systems since February 1995. From September 1994 to February 1995, Mr. Semedo served as Vice President of Quality of IVAC Medical Systems. From August 1992 to September 1994, Mr. Semedo served as the Business Development Manager of the cardiovascular business and the Quality Assurance Manager of the medical devices and diagnostics division of Eli Lilly and Company. Eli Lilly and Company is engaged in the discovery, development, manufacture and sale of products, and the provision of services in the life sciences industry.



    RICHARD M. MIRANDO--Mr. Mirando became Vice President of Operations of the Company upon consummation of the Merger. Prior thereto, Mr. Mirando served as Vice President and General Manager of International Business of IVAC Medical Systems since January 1995. From 1978 to January 1995, Mr. Mirando held various positions, including Marketing Manager, Director of Market Planning and Research, Director of Sales, Executive Director of International Operations, Vice President Sales and Marketing--Fluid Delivery Division, Vice President--Corporate Accounts and Pricing, and Vice President--Corporate Quality/Service Business Unit, with IVAC Medical Systems.



    HENK VAN ROSSEM--Mr. van Rossem became the Company's Vice President and General Manager for Europe, Africa and the Middle East in January 1997. Prior thereto, Mr. van Rossem held various international marketing and sales positions with Mallinckrodt Group, Inc. since 1984. Mr. van Rossem's last position with Mallinckrodt Group, Inc. was Vice President and General Manager of the European nuclear medicine division.



    There are no family relationships among the above Directors and executive officers.

BOARD OF DIRECTORS

    The Board of Directors of the Company consists of six members. Directors serve for terms of one year and until their successors are duly elected and have qualified. The members of the Board of Directors of the Company also serve as and constitute all of the members of the Board of Directors of Advanced Medical.

COMPENSATION OF DIRECTORS


    Members of the Board of Directors who are not employees of the Company are paid $10,000 per annum. In addition, every three years such directors receive options to purchase 12,000 shares of Advanced Medical common stock pursuant to the Directors Plan, which options vest at a rate of 4,000 shares per annum. See "Stock-Based Benefit Plans--Directors Plan." In 1996, two of the Company's directors were each granted an option on 10,000 shares of Advanced Medical common stock in consideration for service on a special committee of the Board of Directors of Advanced Medical. See "Principal Stockholders." Travel and accommodation expenses of Directors incurred in connection with meetings are reimbursed by the Company. All of the Company's Directors are covered by Advanced Medical's director's liability insurance policy.


EXECUTIVE COMPENSATION


    The following table summarizes certain information regarding compensation paid or accrued by the Company, Advanced Medical, IMED or IVAC Medical Systems to or on behalf of the Company's Chief Executive Officer, each of the four most highly compensated executive officers of the Company, other than the Chief Executive Officer, whose total annual salary and bonus for the year ended December 31, 1996 exceeded $100,000 (collectively, the "Named Executive Officers") and Joseph W. Kuhn:


                           SUMMARY COMPENSATION TABLE


                                                                     1996                      1996
                                                              ANNUAL COMPENSATION            LONG-TERM
                                                      -----------------------------------  COMPENSATION
                                                                                OTHER      -------------    1996 ALL
                                                                               ANNUAL       SECURITIES        OTHER
                                                       SALARY      BONUS    COMPENSATION    UNDERLYING    COMPENSATION
                                                       ($)(1)       ($)        ($)(2)         OPTIONS          ($)
                                                      ---------  ---------  -------------  -------------  -------------
William J. Mercer ..................................    319,334    312,965          --         600,000      2,998,298(3)
  Chief Executive Officer and Chief Financial
  Officer
Joseph W. Kuhn(4)...................................    226,348    139,236      12,519(5)      175,000          3,413(6)
Anthony B. Semedo ..................................    146,808    100,804          --         180,000        671,210(7)
  Vice President of Research, Development and
  Engineering
Jake St. Philip ....................................    144,894    111,425          --         180,000        607,734(8)
  Vice President of Sales--North America
Richard M. Mirando .................................    181,319     92,401      13,216(9)      180,000        622,680(10)
  Vice President of Operations
John A. deGroot ....................................    131,254    125,232          --         180,000        384,108(11)
  Vice President and General Counsel


------------------------------


(1) "Salary" with respect to (i) Messrs. Mercer, Semedo, St. Philip, Mirando and deGroot consists of eleven months of salary paid by IVAC Medical Systems and one month of salary paid by the Company and (ii) Mr. Kuhn consists of eleven months of salary paid by IMED and one month of salary paid by the Company.

(2) "Other Annual Compensation" includes annual compensation, other than salary or bonus, including perquisites and other personal benefits where such exceed the lesser of $50,000 or 10% of the Named Executive Officers' annual salary and bonus.



(3) Consists of (i) $271,980 in relocation and temporary housing expenses paid by IVAC Medical Systems and the Company; (ii) an aggregate contribution of $4,120 made by IVAC Medical Systems and the Company to match pre-tax elective deferred contributions (included under "Salary") made by Mr. Mercer to the IVAC Medical Systems and Advanced Medical 401(k) plans (collectively, the "401(k) Plans"); and (iii) $2,722,198 stock option cancelation payment paid by the Company in connection with the Merger for unexercised options previously granted under the IVAC Holdings 1995 stock option plan.



(4) Mr. Kuhn resigned from his position as the Company's Chief Financial Officer in March 1997. Prior to the Merger, Mr. Kuhn served as President, Treasurer and Secretary of IMED.



(5) Consists of a car allowance paid by IMED and the Company.



(6) Consists of contributions made by IMED to Advanced Medical's 401(k) plan on behalf of Mr. Kuhn to match pre-tax elective deferral contributions (included under "Salary") made by Mr. Kuhn to such plan.



(7) Consists of (i) $8,568 of in relocation expenses paid by IVAC Medical Systems; (ii) an aggregate contribution of $4,404 made by IVAC Medical Systems and the Company to match pre-tax elective deferred contributions (included under "Salary") made by Mr. Semedo to the 401(k) Plans; and (iii) $658,238 stock option cancelation payment paid by the Company in connection with the Merger for unexercised options previously granted under the IVAC Holdings 1995 stock option plan.



(8) Consists of (i) $4,504 of in relocation expenses paid by IVAC Medical Systems; (ii) an aggregate contribution of $4,346 made by IVAC Medical Systems and the Company to match pre-tax elective deferral contributions (included under "Salary") made by Mr. St. Philip to the 401(k) Plans; and
    (iii) $598,884 stock option cancelation payment paid by the Company in connection with the Merger for unexercised options previously granted under the IVAC Holdings 1995 stock option plan.



(9) Consists of a car allowance paid by IVAC Medical Systems and the Company.



(10) Consists of (i) an aggregate contribution of $5,440 made by IVAC Medical Systems and the Company to match pre-tax elective deferral contributions (included under "Salary") made by Mr. Mirando to the 401(k) Plans; (ii) $6,727 in housing expenses paid by IVAC Medical Systems and the Company; and
    (iii) $597,297 stock option cancelation payment paid by the Company in connection with the Merger for unexercised options previously granted under the IVAC Holdings 1995 stock option plan.



(11) Consists of an aggregate contribution of $3,000 made by IVAC Medical Systems and the Company to match pre-tax elective deferral contributions (included under "Salary") made by Mr. deGroot to the 401(k) Plans and (ii) $381,108 stock option cancelation payment paid by the Company in connection with the Merger for unexercised options previously granted under the IVAC Holdings 1995 stock option plan.


EMPLOYMENT AGREEMENTS

    In August 1996, Mr. Mercer entered into an employment agreement whereby he became employed full time by the Company and Advanced Medical upon consummation of the Merger. The agreement is for a term of five years, subject to automatic renewal for successive one-year periods and to earlier termination as provided therein. The agreement provides for, among other things, a base salary of $400,000, certain annual and additional bonuses beginning in the Company's 1997 fiscal year in an aggregate amount up to 100% of Mr. Mercer's base annual salary in each such year, options to purchase an aggregate of 600,000 shares of common stock of Advanced Medical, and, in the event Mr. Mercer's employment is terminated by the Company or Advanced Medical without cause or disability (as defined in the agreement), or by Mr. Mercer for good reason (as defined in the agreement), severance payments in an amount equal to Mr. Mercer's base salary annually until the end of the employment term. The agreement also contains certain confidentiality, non-solicitation and non-competition provisions.


STOCK-BASED BENEFIT PLANS



    1988 STOCK OPTION PLAN. The Third Amended and Restated 1988 Stock Option Plan of Advanced Medical (the "1988 Option Plan") was approved by the Board of Directors of Advanced Medical and became effective on June 28, 1994. Under the 1988 Option Plan, incentive stock options with respect to the common stock of Advanced Medical ("ISOs"), as provided in Section 422 of the Internal Revenue Code, may be granted to key employees of Advanced Medical and its subsidiaries (including the Company), and non-qualified stock options ("NQSOs") may be granted to key employees, Directors (except Directors eligible to participate in the Directors Plan), and officers of Advanced Medical, its subsidiaries (including the Company) and affiliates, as well as independent contractors and consultants performing services for such entities. The maximum aggregate number of shares of Advanced Medical's common stock that may be issued under the 1988 Option Plan is 1,700,200. The number of shares of common stock which remain available for issuance under the 1988 Option Plan is
        , of which         are subject to currently outstanding options. The
number of shares of common stock available under the 1988 Option Plan will be reduced on a share-for-share basis in respect of each share issued other than under the 1988 Option Plan to persons eligible to participate in the 1988 Option Plan. In the event of a change in the capitalization of Advanced Medical which affects the common stock, the 1988 Committee (as defined) may make proportionate adjustments to the number of shares of common stock for which options may be granted and the number and exercise price of shares of common stock subject to outstanding options. Options may not be granted under the 1988 Option Plan on or after December 27, 1998.



    The 1988 Option Plan provides for administration by a committee appointed by the Board of Directors of Advanced Medical (the "1988 Committee"). No member of the 1988 Committee is eligible to receive options under the 1988 Option Plan. The 1988 Committee has authority, subject to the terms of the 1988 Option Plan, to determine the individuals to whom options may be granted, the exercise price and number of shares of common stock subject to each option, whether the options granted to employees are to be ISOs, the time or times during which all or a portion of each option may be exercised and certain other provisions of each option.



    Pursuant to the 1988 Option Plan, the purchase price of shares of common stock subject to ISOs must be not less than the fair market value of the common stock at the date of the grant; provided that the purchase price of shares subject to ISOs granted to any optionee who owns shares possessing more than 10% of the combined voting power of Advanced Medical or any parent or subsidiary of Advanced Medical ("Ten Percent Shareholder") must be not less than 110% of the fair market value of the common stock at the date of the grant. With respect to NQSOs, the purchase price of shares will be determined by the 1988 Committee at the time of the grant, but will not be less than the par value of a share of common stock. The maximum term of an option may not exceed 10 years from the date of grant, except with respect to ISOs granted to Ten Percent Shareholders which must expire within five years of the date of grant. Options granted vest and become exercisable as determined by the 1988 Committee. The 1988 Committee will limit the grant so that no more than 250,000 shares of common stock (subject to certain adjustments) may be awarded to any one employee in any calendar year. During the lifetime of an optionee, his or her options may be exercised only by such optionee. Options are not transferable other than by will or by the laws of descent and distribution.



    Payment of the purchase price for the shares of common stock to be received upon exercise of an option may be made in cash, in shares of common stock or in any combination thereof. In addition, the 1988 Committee may, pursuant to the terms of the stock option agreement between the optionee and Advanced Medical, provide for payment of the purchase price by promissory note or by any other form of consideration permitted by law.



    Options granted to participants under the 1988 Option Plan are subject to forfeiture under certain circumstances in the event an optionee is no longer employed by or performing services for Advanced Medical or the Company. In the event an optionee is terminated for cause, all unexercised options held by such optionee (whether or not vested) expire upon such termination. If an optionee is no longer an officer, Director or employee other than as the result of having been terminated for cause, all unvested options expire at such time and all vested options expire twelve months thereafter, unless by their terms such options expire sooner.



    In the event of a change of control, as defined in the 1988 Option Plan, unless otherwise determined by the 1988 Committee at the time of grant or by amendment (with the holder's consent) of such grant, all options not vested on or prior to the effective time of any such change of control shall immediately vest as of such effective time.


    1996 STOCK OPTION PLAN. The 1996 Stock Option Plan of Advanced Medical (the "1996 Option Plan") was approved by the Board of Directors of Advanced Medical and became effective on November 26, 1996, subject to approval by the stockholders of Advanced Medical at a meeting held within twelve months following such date. Under the 1996 Option Plan, ISOs with respect to the common stock of Advanced Medical may be granted to key employees of Advanced Medical and its subsidiaries (including the Company), and NQSOs with respect to the common stock of Advanced Medical may be granted to key employees, Directors (except Directors eligible to participate in the Directors Plan), and officers of Advanced Medical, its subsidiaries (including the Company) and affiliates, as well as independent contractors and consultants performing services for such entities. The maximum aggregate number of shares of Advanced Medical's common stock that may be issued under the 1996 Option Plan is 3,750,000. The number of shares of common stock which remain available for issuance under the 1996 Option
Plan is 3,750,000, of which         are subject to currently outstanding
options. The number of shares of common stock available under the 1996 Option Plan will be reduced on a share-for-share basis in respect of each share issued other than under the 1996 Option Plan to persons eligible to participate in the 1996 Option Plan. In the event of a change in the capitalization of Advanced Medical which affects the common stock, the 1996 Committee (as defined) may make proportionate adjustments to the number of shares of common stock for which options may be granted and the number and exercise price of shares of common stock subject to outstanding options. Options may not be granted under the 1996 Option Plan on or after November 26, 2006.



    The 1996 Option Plan provides for administration by a committee appointed by the Board of Directors of Advanced Medical (the "1996 Committee"). No member of the 1996 Committee is eligible to receive options under the 1996 Option Plan. The 1996 Committee has authority, subject to the terms of the 1996 Option Plan, to determine the individuals to whom options may be granted, the exercise price and number of shares of common stock subject to each option, whether the options granted to employees are to be ISOs, the time or times during which all or a portion of each option may be exercised and certain other provisions of each option.



    Pursuant to the 1996 Option Plan, the purchase price of shares of common stock subject to ISOs must be not less than the fair market value of the common stock at the date of the grant; provided that the purchase price of shares subject to ISOs granted to any optionee who owns shares possessing more than 10% of the combined voting power of Advanced Medical or any parent or subsidiary of Advanced Medical ("Ten Percent Shareholder") must be not less than 110% of the fair market value of the common stock at the date of the grant. With respect to NQSOs, the purchase price of shares will be determined by the 1996 Committee at the time of the grant, but will not be less than the par value of a share of common stock. The maximum term of an option may not exceed 10 years from the date of grant, except with respect to ISOs granted to Ten Percent Shareholders which must expire within five years of the date of grant. Options granted vest and become exercisable as determined by the 1996 Committee. The 1996 Committee will limit the grant so that no more than 600,000 shares of common stock (subject to certain adjustments) may be awarded to any one employee in any calendar year. During the lifetime of an optionee, his or her options may be exercised only by such optionee or by his or her guardian or legal representative, except that the 1996 Committee may permit a NQSO to be transferred to and exercised by one or more transferees of an optionee during such optionee's lifetime. Options are not transferable other than (i) as provided in the immediately preceding sentence; (ii) by will; (iii) by the laws of descent and distribution; or (iv) to a beneficiary upon the death of the optionee.



    Payment of the purchase price for the shares of common stock to be received upon exercise of an option may be made in cash, in shares of common stock or in any combination thereof. In addition, the 1996 Committee may, pursuant to the terms of the stock option agreement between the optionee and

Advanced Medical, provide for payment of the purchase price by promissory note or by any other form of consideration permitted by law.



    Options granted to participants under the 1996 Option Plan are subject to forfeiture under certain circumstances in the event an optionee is no longer employed by or performing services for Advanced Medical or the Company. In the event an optionee is terminated for cause, all unexercised options held by such optionee (whether or not vested) expire upon such termination. If an optionee is no longer an officer, Director or employee other than as the result of having been terminated for cause, all unvested options expire at such time and all vested options expire twelve months thereafter, unless by their terms such options expire sooner.



    In the event of a change of control, as defined in the 1996 Option Plan, unless otherwise determined by the 1996 Committee at the time of grant or by amendment (with the holder's consent) of such grant, all options not vested on or prior to the effective time of any such change of control shall immediately vest prior to such effective time. Unless otherwise determined by the 1996 Committee in an optionee's stock option agreement or at the time of the change of control, in the event of a change of control, all unexercised options held by such optionee shall terminate and cease to be outstanding immediately following the change of control.



    The following table sets forth certain information with respect to stock options granted during 1996 to the Named Executive Officers and Mr. Kuhn pursuant to the 1988 Option Plan and the 1996 Option Plan.



                       OPTION GRANTS IN FISCAL YEAR 1996



                                         INDIVIDUAL GRANTS
                      --------------------------------------------------------
                                                                                 POTENTIAL REALIZABLE VALUE
                       NUMBER OF     % OF TOTAL                                   AT ASSUMED ANNUAL RATE OF
                      SECURITIES       OPTIONS        EXERCISE                   STOCK APPRECIATION FOR THE
                      UNDERLYING     GRANTED TO        OF BASE                          OPTIONS TERM
                        OPTIONS     EMPLOYEES IN        PRICE      EXPIRATION   -----------------------------
NAME                    GRANTED      FISCAL YEAR      ($/SHARE)       DATE          5%($)          10%($)
--------------------  -----------  ---------------  -------------  -----------  -------------   -------------
William J. Mercer...     600,000           21.1%           3.00      11-26-06       1,132,010       2,868,736
Joseph W. Kuhn......     100,000            3.5%          2.437       3-12-06         141,501         358,592
                          75,000            2.6%           3.00      11-26-06         153,262         388,395
Anthony B. Semedo...     180,000            6.3%           3.00      11-26-06         339,603         860,621
Jake St. Philip.....     180,000            6.3%           3.00      11-26-06         339,603         860,621
Richard M. Mirando..     180,000            6.3%           3.00      11-26-06         339,603         860,621
John A. deGroot.....     180,000            6.3%           3.00      11-26-06         339,603         860,621


------------------------------


(1) The option on 100,000 shares granted to Mr. Kuhn was made under the 1988 Option Plan. The balance of the option grants set forth in the table were made under the 1996 Option Plan.

    The following table sets forth certain information with respect to unexercised stock options during 1996:



                 AGGREGATED OPTION EXERCISE IN FISCAL YEAR 1996
                   AND OPTION VALUES AS OF DECEMBER 31, 1996



                                                                    NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                   SHARES           VALUE            OPTIONS AT 12/31/96             AT 12/31/96 ($)(1)
                                  ACQUIRED        REALIZED      -----------------------------   -----------------------------
NAME                             ON EXERCISE          $          EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------------  -------------   -------------   -------------   -------------   -------------   -------------
William J. Mercer.............            --              --         100,000         500,000          75,000         375,000
Joseph W. Kuhn................            --              --          40,000         260,000          59,688         370,050
Anthony B. Semedo.............            --              --          36,000         144,000          27,000         108,000
Jake St. Philip...............            --              --          36,000         144,000          27,000         108,000
Richard M. Mirando............            --              --          36,000         144,000          27,000         108,000
John A. deGroot...............            --              --          36,000         144,000          27,000         108,000


------------------------


(1) Calculated based on the excess of the closing price of Advanced Medical's common stock on December 31, 1996 ($3.75) as reported in the American Stock Exchange Composite Transactions published in THE WALL STREET JOURNAL over the option exercise price.



    DIRECTORS PLAN. Certain Directors of the Company will be eligible to participate in the Second Amended and Restated 1990 Non-Qualified Stock Option Plan for Non-Employee Directors of Advanced Medical (the "Directors Plan"). The Directors Plan was approved by the Board of Directors and became effective on June 28, 1994. Directors who are eligible participants in the Directors Plan are not eligible to receive awards under the 1988 Option Plan and the 1996 Option Plan. An aggregate of 250,000 shares of Advanced Medical's common stock may be issued under the Directors Plan. The number of shares of common stock which
remained available for issuance under the Directors Plan was        , of which
60,000 are subject to currently outstanding options. The number of shares of common stock available under the Directors Plan will be reduced on a share-for-share basis in respect of each share issued other than under the Directors Plan to persons eligible to participate in the Directors Plan. In the event of a change in the capitalization of Advanced Medical which affects the common stock, the committee of the Board of Directors of Advanced Medical which administers the Directors Plan (the "Plan Committee") may make proportionate adjustments to the number of shares of common stock for NQSOs which may be granted and to the number and exercise price of shares of common stock subject to outstanding NQSOs. NQSOs may not be granted under the Directors Plan on or after September 7, 2000.


    The Plan Committee consists of at least two individuals who are not eligible to participate in the Directors Plan. The Plan Committee has the authority to administer all aspects of the Directors Plan other than (i) the grant of NQSOs;
(ii) the number of shares of common stock subject to NQSOs; (iii) the rate at which options granted thereunder vest and become first exercisable; and (iv) the price at which each share covered by a NQSO may be purchased, all of which are determined automatically under the Directors Plan.


    On September 10, 1990, initial grants of NQSOs covering 12,000 shares of common stock were made automatically under the Directors Plan to each of Advanced Medical's non-employee Directors. An initial grant of NQSOs covering 12,000 shares of common stock also will be made automatically to any person who becomes an eligible participant after September 10, 1990, on the business day following such person's election to the Board of Directors of the Company or Advanced Medical. During the term of the Directors Plan, additional grants of NQSOs covering 12,000 shares of common stock will be made to each participant in the Directors Plan every three years on the anniversary of such person's initial NQSO grant. The NQSOs granted under the Directors Plan will vest and become exercisable at the rate of 4,000 shares for every twelve-month period of continuous service on the Board of Directors, provided that the optionee is still a member of the Board of Directors on that date. For purposes of vesting, participants will receive credit for any period of continuous service prior to September 7, 1990. The term of each NQSO is five years from the date of grant. During the lifetime of an optionee, his or her NQSOs may be exercised only by the optionee and the NQSOs are not transferable other than by will or by the laws of descent and distribution. NQSOs granted under the Directors Plan which have not yet vested are subject to termination if the optionee ceases to be a Director or becomes an employee of Advanced Medical or the Company and all NQSOs which have vested expire twelve months after such change in status, unless by their terms such NQSOs expire sooner. In the event that an optionee is removed from the Board of Directors for cause, all unexercised NQSOs, whether or not vested, expire upon such removal.


    The purchase price of shares of common stock subject to NQSOs is the fair market value of the common stock on the date of the grant. Payment for the shares of common stock to be received by a optionee upon exercise of a NQSO may be in cash or in shares of common stock. In addition, the Plan Committee may provide in such optionee's stock option agreement for payment of the purchase price by promissory note or any other form of consideration permitted by law.

    In the event of a change of control, as defined in the Directors Plan, all NQSOs not vested on or prior to the effective time of any such change in control shall immediately vest as of such effective time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    There are no reportable compensation committee interlocks or insider participation transactions.


    In connection with the Merger, Mr. Mercer entered into a new employment agreement with the Company and Advanced Medical. See "--Employment Agreements."


    For further information regarding certain relationships and related transactions, see "Certain Relationships and Related Transactions."

                             PRINCIPAL STOCKHOLDERS


    All of the outstanding capital stock of the Company is owned by Advanced Medical. The following table sets forth, as of March 28, 1997, information regarding the beneficial ownership of Advanced Medical's common stock by (i) all persons known by the Company who own beneficially more than 5% of Advanced Medical's outstanding common stock; (ii) each Director of the Company; (iii) each of the Named Executive Officers; and (iv) all Directors and executive officers of the Company as a group. Unless otherwise stated, the Company believes that the beneficial owners of the shares listed below have sole investment and voting power with respect to such shares. In addition, unless otherwise indicated, each such person's business address is 10221 Wateridge Circle, San Diego, California 92121.



                                                                              PERCENTAGE
                    NAME AND ADDRESS OF                                        OF CLASS
                     BENEFICIAL OWNERS                           NUMBER          (1)
------------------------------------------------------------  -------------   ----------
Jeffry M. Picower...........................................     46,643,209(2)    79.0%
  South Ocean Blvd.
  Palm Beach, FL 33480
William J. Mercer...........................................        200,000(3)    *
Norman M. Dean..............................................          8,000(4)    *
Henry Green.................................................          5,000(5)    *
Frederic Greenberg..........................................         14,000(6)    *
Richard B. Kelsky...........................................         94,100(7)    *
Anthony B. Semedo...........................................         36,000(8)    *
Jake St. Philip.............................................         36,000(8)    *
Richard M. Mirando..........................................         36,000(8)    *
John A. deGroot.............................................         36,000(8)    *
All directors and officers as a group (10 individuals)......     47,108,309(9)    79.8%


------------------------

 *  Less than 1%


(1) Calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act. At March 25, 1997, Advanced Medical had 59,032,263 shares of its common stock outstanding.



(2) Includes (i) 20,079,477 shares of common stock owned by Decisions; (ii) 2,489,463 shares of common stock owned by JA Special; and (iii) 24,074,269 shares of common stock owned by JD Partnership. Mr. Picower is the sole stockholder and sole Director of Decisions, which is the sole general partner of JD Partnership, and the sole general partner of JA Special. As a result, Mr. Picower shares or has the sole power to vote or direct the vote of and to dispose or direct the disposition of such shares of common stock and may be deemed to be the beneficial owner of such shares.



(3) Includes currently exercisable option on 100,000 shares of common stock granted upon consummation of the Merger under the 1996 Option Plan. In addition, pursuant to an employment agreement with the Company and Advanced Medical, Mr. Mercer has been granted under the 1996 Option Plan an additional option on 500,000 shares of common stock that vests over time. See "Management-- Employment Agreements."



(4) Includes currently exercisable option on 4,000 shares of common stock under the Directors Plan. Does not include (i) option on an additional 8,000 shares of common stock granted under the Directors Plan that vests over time and (ii) option on 10,000 shares of common stock granted in consideration for service on a special committee of the Board of Directors of Advanced Medical that vests over time.



(5) Does not include an option to purchase 12,000 of common stock granted under the Directors Plan that vests over time.



(6) Includes currently exercisable option on 4,000 shares of common stock granted under the Directors Plan. Does not include (i) option on an additional 8,000 shares of common stock granted under the Directors Plan that vests over time and (ii) option on 10,000 shares of common stock granted in consideration for service on a special committee of the Board of Directors of Advanced Medical that vests over time.



(7) Includes currently exercisable option on 12,000 shares of common stock granted under the Directors Plan. Does not include option on an additional 12,000 shares of common stock granted under the Directors Plan that vests over time.



(8) Represents currently exercisable option on 36,000 shares of common stock granted under the 1996 Option Plan. Does not include option of 144,000 shares of common stock granted under the 1996 Option Plan that vests over time.



(9) Includes currently exercisable options on 244,000 shares of common stock granted under the 1996 Option Plan and 20,000 shares of common stock granted under the Directors Plan.


POSSIBLE CHANGES IN CONTROL

    The Company is a wholly owned subsidiary of Advanced Medical. All of the Company's outstanding equity securities will be pledged by Advanced Medical to secure the Company's obligations under the New Credit Facility. In the event of a default under the New Credit Facility, the lenders thereunder have certain rights as secured creditors under the terms of the New Credit Facility to vote and to sell or otherwise dispose of such pledged shares. See "Description of New Credit Facility--Events of Default."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

DECISIONS CONTRIBUTION

    In connection with the Merger, Advanced Medical made the Capital Contribution to IMED. The Capital Contribution was funded in part through the sale to Decisions by Advanced Medical of shares of its common stock. The balance of the Capital Contribution was funded with existing cash balances of Advanced Medical. See "Prospectus Summary--Funding of the Merger and Related Transactions." Mr. Picower is the sole stockholder and sole director of Decisions. See "Risk Factors--Control of the Company" and "Management--Key Executive Officers and Directors."

NON-CASH CONTRIBUTIONS


    Effective June 30, 1996, Advanced Medical made non-cash contributions totaling $41.2 million to IMED. Included in this capital contribution was $2.9 million representing Advanced Medical's net carrying value of certain patents which up to June 30, 1996 had been licensed to IMED for $1.1 million per year. Amounts accrued to Advanced Medical under this license, as well as other intercompany charges due to Advanced Medical totaling $9.4 million were contributed to IMED. Additionally, Advanced Medical contributed $8.8 million representing the outstanding par value and accrued dividends on all outstanding shares of IMED's 12% preferred stock. These preferred shares were then cancelled. Payments to Advanced Medical relating to each of the contributed items were restricted pursuant to the Existing Credit Facility.



    Pursuant to IMED's tax sharing agreement with Advanced Medical, for Federal and California income tax purposes, IMED was required to calculate its current income tax liability on a stand-alone basis as if it were not included in the Advanced Medical consolidated income tax return. The resulting tax liability was payable to Advanced Medical. Due to restrictions on payments from IMED to Advanced Medical contained in the Existing Credit Facility, income tax payments to Advanced Medical were limited to actual tax liabilities of Advanced Medical. Due to losses incurred at the Advanced Medical level which served to reduce the consolidated taxable income, the income tax liabilities recorded by IMED on a stand-alone basis were significantly greater than the amounts actually paid to Advanced Medical. As of June 30, 1996, Advanced Medical agreed to contribute to IMED's stockholder's equity, income tax payments due from IMED but which could not be paid pursuant to the Existing Credit Facility. As a result of this agreement by Advanced Medical, approximately $20.1 million was credited to IMED's capital in excess of par and the corresponding income tax liabilities were eliminated from the IMED consolidated balance sheet. Such liabilities amounted to approximately $18.9 million at December 31, 1995.


TRANSACTIONS WITH MANAGEMENT


    In connection with the Merger, Mr. Mercer entered into a new employment agreement with the Company and Advanced Medical. See "Management--Employment Agreements."

                              DESCRIPTION OF NOTES

GENERAL

    The Old Notes were, and the New Notes will be, issued pursuant to the Indenture dated as of November 26, 1996 (the "Indenture") between the Company, the Guaranteeing Subsidiaries and United States Trust Company of New York, as trustee (the "Trustee"). The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except that the New Notes (i) have been registered under the Securities Act and therefore, will not bear legends restricting their transfer and (ii) do not contain certain provisions providing for the payment of Liquidated Damages under certain circumstances relating to the Registration Rights Agreement.

    The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the Indenture is available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."


    The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt of the Company, including Indebtedness pursuant to the New Credit Facility. See "--Subordination." The Notes are guaranteed, jointly and severally, on an unconditional senior subordinated basis by the Guaranteeing Subsidiaries. The Subsidiary Guarantees are subordinated in right of payment to all existing and future Senior Debt of the Guaranteeing Subsidiaries, including the guarantees of the Guaranteeing Subsidiaries of the Company's obligations under the New Credit Facility. See "--Subsidiary Guarantees." At December 31, 1996, the Company had approximately $223.9 million of Senior Debt outstanding and the Guaranteeing Subsidiaries had no Senior Debt outstanding (excluding guarantees by the Guaranteeing Subsidiaries of the Company's obligations under the New Credit Facility).


    Restrictions in the Indenture on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to make Asset Sales, to enter into transactions with Affiliates and to enter into mergers, consolidations or sales of all or substantially all of its assets, may make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

    As of the date of this Prospectus, all of the Company's Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are not subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

    The Notes are limited in aggregate principal amount to $200.0 million and mature on December 1, 2006. Interest on the Notes accrues at the rate of 9.75% per annum and is payable semi-annually in arrears on June 1 and December 1, commencing on June 1, 1997, to Holders of record on the immediately preceding May 15 and November 15. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes is payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes. Until otherwise designated by the Company, the Company's office or agency in New York is the office of the Trustee maintained for such purpose. The Notes are issued in denominations of $1,000 and integral multiples thereof.

SUBSIDIARY GUARANTEES


    The Company's payment obligations under the Notes are jointly and severally guaranteed (the "Subsidiary Guarantees") on an unconditional senior subordinated basis by the Guaranteeing Subsidiaries. The Subsidiary Guarantee of each Guaranteeing Subsidiary is subordinated to the prior payment in full of all existing and future Senior Debt of such Guaranteeing Subsidiary on substantially the same terms as the Notes are subordinated to the Senior Debt of the Company. The obligations of each Guaranteeing Subsidiary under its Subsidiary Guarantee are limited so as not to constitute a fraudulent conveyance under applicable law. See "Risk Factors--Enforceability of Subsidiary Guarantees."


    The Indenture provides that no Guaranteeing Subsidiary may consolidate with or merge with or into (whether or not such Guaranteeing Subsidiary is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guaranteeing Subsidiary unless: (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guaranteeing Subsidiary) assumes all the obligations of such Guaranteeing Subsidiary pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio set forth in the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock." The foregoing does not prohibit a merger between a Guaranteeing Subsidiary and another Guaranteeing Subsidiary or a merger between a Guaranteeing Subsidiary and the Company.


    The Indenture provides that in the event of a sale or other disposition of all or substantially all of the assets of any Guaranteeing Subsidiary, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guaranteeing Subsidiary, then such Guaranteeing Subsidiary (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guaranteeing Subsidiary) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guaranteeing Subsidiary) will be released and relieved of any obligations under its Subsidiary Guarantee; PROVIDED that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Asset Sales."


SUBORDINATION

    The payment of all Obligations on the Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or Marketable Securities of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

    Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash or Marketable Securities of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not such interest is in an allowed claim under applicable law) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full in cash or Marketable Securities, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of Notes may receive Permitted Junior Securities and any other Permitted Junior Securities issued in exchange for any Permitted Junior Securities and payments made from the trust described below under "--Legal Defeasance and Covenant Defeasance").



    The Company also may not make any payment upon or in respect of the Notes (except in such Permitted Junior Securities, Permitted Junior Securities issued in exchange for such Permitted Junior Securities or from the trust described below under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the holders of any Designated Senior Debt. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until
(i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.


    The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of the Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See "Risk Factors--Subordination."

OPTIONAL REDEMPTION

    Except as provided in the next paragraph, the Notes are not redeemable at the Company's option prior to December 1, 2001. Thereafter, the Notes are subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2001..............................................................................     104.875%
2002..............................................................................     103.250%
2003..............................................................................     101.625%
2004 and thereafter...............................................................     100.000%

    Notwithstanding the foregoing, at any time prior to December 1, 1999, the Company on one or more occasions may redeem up to $70.0 million in aggregate principal amount of Notes with any of the net proceeds of one or more public or private offerings of common stock of: (i) Advanced Medical or any other corporate parent of the Company to the extent the net proceeds thereof are contributed to the Company as a capital contribution to common equity or (ii) the Company, in each case, at a redemption price of 109.75% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the applicable date of redemption; PROVIDED that at least $130.0 million in aggregate principal amount of the Notes remain outstanding immediately after the occurrence of each such redemption; PROVIDED, FURTHER, that with respect to any private offering of the common stock (other than of Advanced Medical), such common stock shall be issued at a price no lower than the fair market value thereof, as evidenced by an independent investment banking firm of national standing delivered to the Trustee; and PROVIDED, FURTHER, that any such redemption must occur within 90 days of the date of the closing of such public or private offering.

MANDATORY REDEMPTION


    Except as set forth below under "--Repurchase at the Option of Holders," the Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.


REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL


    Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Payment"). The source of funds for any such purchase will be dependent upon the Company's available cash or cash generated from operating or other sources, including borrowing, sales of assets, sales of equity or funds provided by a new controlling person. There can be no assurance, however, that sufficient funds will be available at the time of any Change of Control to make the required repurchases of Notes tendered, or that, if applicable, restrictions in the New Credit Facility will allow the Company to make such required repurchases. See "Risk Factors--Possible Inability to Repurchase Notes upon a Change of Control."


    Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; PROVIDED that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture provides that, prior to being required to comply with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the

Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precisely established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

ASSET SALES

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash and/or Marketable Securities; PROVIDED that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), will be deemed to be cash for purposes of this provision; PROVIDED FURTHER, that the 75% limitation referred to above shall not apply to any sale, transfer or other disposition of assets in which the cash portion of the consideration received therefor is equal to or greater than the after-tax net cash proceeds that would have been received by the Company had a transaction involving the same assets complied with the aforementioned 75% limitation but was not structured with the same tax benefits as the actual transaction.

    Within 367 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may apply such Net Proceeds (a) to permanently reduce long-term Indebtedness of a Restricted Subsidiary that is not a Guaranteeing Subsidiary, (b) to permanently reduce Senior Debt (and, in the case of revolving Indebtedness, to permanently reduce the commitments) of the Company or any Guaranteeing Subsidiary, (c) to cash collateralize letters of credit under the New Credit Facility and concurrently therewith permanently reduce commitments under the New Credit Facility by an amount equal to the Net Proceeds applied to such cash collateralization (PROVIDED that any such cash collateral released to the Company and/or its Restricted Subsidiaries upon the expiration of such letters of credit is applied in accordance with clause (a),
(b) or (d) of this sentence not later than the last to occur of (i) 367 days after the original receipt of such Net Proceeds and (ii) 90 days after such release), or (d) to an investment in another business, the making of a capital expenditure or the acquisition of other tangible assets, product distribution rights or intellectual property or rights thereto, in each case, in a line of business permitted by the covenant entitled "Line of Business." Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding sentence of this paragraph will be deemed to constitute, "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess

Proceeds, the Company or any Restricted Subsidiary may use any remaining Excess Proceeds for any purpose not prohibited under the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a PRO RATA basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    Notwithstanding the two immediately preceding paragraphs, the Company and the Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 75% of the consideration received in connection with such Asset Sale constitutes Replacement Assets or a combination of Replacement Assets and cash and (ii) such Asset Sale is for fair market value (which, in the case of any Replacement Assets the fair market value of which exceeds $3.0 million, will be evidenced by the opinion of an accounting, appraisal or investment banking firm of national standing delivered to the Trustee); PROVIDED that any Net Proceeds in the form of cash received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated pursuant to this paragraph shall be subject to the provisions of the immediately preceding paragraph.

    The New Credit Facility prohibits the Company from purchasing any Notes and also provides that certain change of control events with respect to Advanced Medical and/or the Company and certain asset sales will constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs or the Company is required to make an Asset Sale Offer at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the New Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of the Notes. See "Risk Factors--Subordination."

SELECTION AND NOTICE

    If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate, PROVIDED that no Notes with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution (including in connection with any merger or consolidation) on account of any Equity Interests of the Company or any of its Restricted Subsidiaries (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, any of its Restricted Subsidiaries or any other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Notes or a Subsidiary Guarantee, except at the original final maturity thereof or in accordance with the scheduled mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness (but not pursuant to any mandatory offer to repurchase upon the occurrence of any event); or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, and

        (b) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (v), (vi), (x) and (xii) of the next succeeding paragraph), is less than the sum of (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds received by the Company from contributions of capital or the issue or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), PLUS (3) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); PROVIDED that no cash proceeds received by the Company from the issue or sale of any Equity Interests issued by the Company will be counted in determining the amount available for Restricted Payments under this clause (b) to the extent such proceeds were used to redeem, repurchase, retire or acquire any Equity Interests of the Company pursuant to clause (ii) of the next succeeding paragraph, to defease, redeem or repurchase any subordinated Indebtedness pursuant to clause (iii) of the next succeeding paragraph or to repurchase, redeem or acquire any Equity Interests of the Company pursuant to clause
    (iv) of the next succeeding paragraph, and

        (c) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant under "--Incurrence of Indebtedness and Issuance of Preferred Stock."

    The foregoing provisions do not prohibit any or all of the following (each and all of which: (1) constitutes an independent exception to the foregoing provisions and (2) may occur in addition to any action permitted to occur under any other exception): (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (b)(2) of the preceding paragraph; (iii) the defeasance, redemption or repurchase of subordinated Indebtedness with the net proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (b)(2) of the preceding paragraph; (iv) a Restricted Payment to fund the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Advanced Medical or the Company held by any member of Advanced Medical's, the Company's or any of its Restricted Subsidiaries' management pursuant to any management equity subscription agreement or stock option agreement; PROVIDED that (A) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period (or $3.0 million in any single twelve month period during the term of the Notes) PLUS the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by Advanced Medical or the Company to members of management of Advanced Medical, the Company and its Restricted Subsidiaries and (B) no Default or Event of Default shall have occurred and be continuing immediately after such transaction; PROVIDED that the amount in excess of $1.0 million (or $3.0 million, as the case may be) expended for all such repurchases, redemptions and other acquisitions and retirements of Equity Interests pursuant to this clause
(iv) in any twelve month period shall be excluded from clause (b)(2) of the preceding paragraph; (v) the payment of dividends (A) by a Restricted Subsidiary on any class of common stock of such Restricted Subsidiary if such dividend is paid PRO RATA to all holders of such class of common stock and (B) by a Guaranteeing Subsidiary on any class of preferred stock issued in compliance with the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" (vi) the repurchase of any class of common stock of a Restricted Subsidiary if such repurchase is made PRO RATA with respect to such class of common stock; (vii) the payment of dividends or the making of loans or advances by the Company to Advanced Medical in order to permit the payment by Advanced Medical of interest in respect of the Convertible Debentures in accordance with their terms; (viii) the payment of dividends or the making of loans or advances by the Company to Advanced Medical in order to permit the payment by Advanced Medical of principal in respect of the Convertible Debentures at January 15, 2002 in accordance with their terms if, at the time of such Restricted Payment, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" (ix) the payment of dividends or the making of loans or advances by the Company to Advanced Medical not to exceed $1.5 million in any fiscal year for, among other things, costs, expenses and capital expenditures incurred by Advanced Medical in its capacity as a holding company;
(x) payments to Advanced Medical pursuant to the Tax Sharing Agreement; (xi) any other Restricted Payment (other than (A) a dividend or other distribution on account of any Equity Interests of the Company or any of its Restricted Subsidiaries and (B) a purchase, redemption or other acquisition of any Equity Interests of the Company, any of its Restricted Subsidiaries or any Affiliate of the Company) if the amount thereof, together with all other Restricted Payments made pursuant to this clause (xi) since the date of the Indenture does not exceed $15.0 million; and (xii) the redemption, repurchase or other acquisition of Notes.

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such designation, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of (i) the net book value of such Investments at the time of such designation and (ii) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Investment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations shall be based upon the Company's latest available financial statements.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt) and the Company and any Guaranteeing Subsidiary will not issue any Disqualified Stock and will not permit any of their respective Restricted Subsidiaries that are not Guaranteeing Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that the Company and any Guaranteeing Subsidiary may Incur Indebtedness or issue shares of Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least (x) 2.25 to 1 if such incurrence or issuance occurs on or before December 1, 1999, or (y) 2.5 to 1 if such incurrence or issuance occurs at any time thereafter, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

    The foregoing provisions will not apply to any of the following (each and all of which (1) may be issued or incurred, (2) constitutes an independent exception to the foregoing provisions and (3) may be incurred in addition to any other Indebtedness permitted to be incurred under any other exception): (i) the incurrence by the Company or any Guaranteeing Subsidiary of Indebtedness and letters of credit pursuant to any New Credit Facility (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company or the relevant Guaranteeing Subsidiary thereunder) in an aggregate principal amount outstanding at any one time not to exceed $265.0 million (A) LESS the aggregate amount of all mandatory repayments (a "Mandatory Repayment") of the principal of any term Indebtedness under the New Credit Facility that have been made since the date of the Indenture pursuant to the amortization schedule of any New Credit Facility (other than any Mandatory Repayment made concurrently with refinancing or refunding of the New Credit Facility) (B) PLUS the Excess Amount and (C) LESS the aggregate amount of all Net Proceeds of Asset Sales applied pursuant to clause (b) or (c) of the first sentence of the second paragraph under the covenant entitled "Asset Sales" to permanently reduce Indebtedness (and, in the case of revolving Indebtedness, the commitments) under the New Credit Facility or to cash collateralize letters of credit and permanently reduce commitments with respect to revolving Indebtedness under the New Credit Facility; PROVIDED that the amount of Indebtedness permitted to be incurred pursuant to the New Credit Facility in accordance with this clause (i) shall be in addition to any Indebtedness permitted to be incurred pursuant to the New Credit Facility or otherwise in reliance on, and in accordance with, clause (ix) below; (ii) the incurrence by the Company and any Guaranteeing Subsidiary of Indebtedness represented by the Notes and any Subsidiary Guarantee; (iii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (A) represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Restricted Subsidiary, or (B) in connection with sale and leaseback transactions, in an aggregate principal amount with respect to clause
(iii) not to exceed $20.0 million at any time outstanding; PROVIDED THAT in no event shall the aggregate principal amount of Indebtedness incurred pursuant to clause (iii)(B) exceed $5.0 million at any time outstanding; (iv) Existing Indebtedness; (v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture; (vi) the incurrence by Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted

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Subsidiaries; PROVIDED, HOWEVER, that (a) any subsequent issuance or transfer
(other than for security purposes) of Equity Interests and (b) any subsequent sale or other transfer (including for security purposes other than to secure Indebtedness permitted to be incurred pursuant to clause (i) of this paragraph) of such Indebtedness, in each case, that results in any such Indebtedness being held by a Person other than the Company or any of its Restricted Subsidiaries shall be deemed to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, not permitted pursuant to this clause (vi); (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (a) interest rate risk with respect to any floating rate Indebtedness of such Person so long as such floating rate Indebtedness is permitted by the terms of the Indenture to be outstanding or (b) exchange rate risk with respect to agreements or indebtedness of such Person payable or denominated in a currency other than U.S. dollars; (viii) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt; PROVIDED, HOWEVER, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company; (ix) the incurrence by the Company and any Guaranteeing Subsidiary of Indebtedness in an aggregate principal amount at any time outstanding not to exceed $25.0 million; (x) the incurrence by any Foreign Subsidiary of Indebtedness and letters of credit to fund working capital and capital expenditure requirements (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of such Foreign Subsidiary thereunder) in an aggregate maximum principal amount outstanding at any one time not to exceed $15.0 million; (xi) Obligations in respect of performance and surety bonds provided by the Company or any Guaranteeing Subsidiary in the ordinary course of business; and (xii) the incurrence or issuance by any Restricted Subsidiary of the Company of Indebtedness or preferred stock (in addition to Indebtedness and preferred stock that may be incurred or issued pursuant to any other clause of this paragraph) in an aggregate principal amount not to exceed $1.0 million.

    SALE AND LEASEBACK TRANSACTIONS


    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; PROVIDED that the Company and any Guaranteeing Subsidiary may enter into a sale and leaseback transaction if (i) the Company or such Guaranteeing Subsidiary could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to (A) the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" and/or (B) clause
(iii)(B) of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" (as limited by the proviso to such clause), (ii) the Lien to secure such Indebtedness does not extend to or cover any assets of the Company or such Guaranteeing Subsidiary other than the assets which are the subject of the sale leaseback transaction, (iii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iv) the transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such transaction are applied in compliance with, the covenant "Asset Sales."


    LIENS

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) securing any Obligations on any property or asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, unless the Notes and the Subsidiary Guarantees, as applicable, are either (i) secured by a Lien on such property, assets, income or profits, if such other Obligations are subordinated in right of payment to the Notes and/or the Subsidiary Guarantees, that is senior in priority to the Lien securing such other Obligations or (ii) equally

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
and ratably secured by a Lien on such property, assets, income or profits with the Lien securing such other Obligations, if such other Obligations are PARI PASSU in right of payment to the Notes and/or the Subsidiary Guarantees.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or consensual restriction on the ability of any Restricted Subsidiary to: (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; (ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reasons of (a) Existing Indebtedness, as in effect on the date of the Indenture; (b) the New Credit Facility as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive in the aggregate than those contained in the New Credit Facility as in effect on the date of the Indenture;
(c) the Indenture and the Notes; (d) applicable law; (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries, as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; PROVIDED that in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred; (f) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business and consistent with past practices; (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired; (h) Permitted Refinancing Indebtedness; PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced; (i) an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or property or assets of a Restricted Subsidiary; PROVIDED that such restrictions are limited to the Restricted Subsidiary that is the subject of such agreement; or (j) restrictions applicable to any Foreign Subsidiary pursuant to Indebtedness permitted to be incurred pursuant to clause (x) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock"; PROVIDED that such restrictions shall be limited to customary net worth, leverage, cash flow and other financial ratios applicable to such Foreign Subsidiary, customary restrictions on mergers and consolidations involving such Foreign Subsidiary, customary restrictions on transactions with affiliates of such Foreign Subsidiary and customary provisions subordinating the payment of intercompany Indebtedness owed by such Foreign Subsidiary to the Company or any of its Restricted Subsidiaries upon the occurrence of a default in respect of Indebtedness of such Foreign Subsidiary or its Subsidiaries and/or events of insolvency with respect to such Foreign Subsidiary or its Subsidiaries; and PROVIDED FURTHER that in no event shall any Indebtedness incurred by a Foreign Subsidiary prohibit such Foreign Subsidiary from making any dividend or other distribution to the Company or its Restricted Subsidiaries or from otherwise making any loan to the Company or its Restricted Subsidiaries in the absence of a breach by such Foreign Subsidiary of the covenants contained in such Indebtedness.

    MERGER, CONSOLIDATION, OR SALE OF ASSETS

    The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or

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
substantially all of its properties or assets in one or more related transactions to, another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee; (iii) immediately after such transaction, no Default or Event of Default exists; and (iv) the Company or the Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made will, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock." The foregoing does not prohibit a consolidation or merger between the Company and a Wholly Owned Restricted Subsidiary, the transfer of all or substantially all of the properties or assets of the Company to a Wholly Owned Restricted Subsidiary or the transfer of all or substantially all of the properties or assets of a Wholly Owned Restricted Subsidiary to the Company; PROVIDED that if the Company is not the surviving entity of such transaction or the Person to which such transfer is made, the surviving entity or the Person to which such transfer is made shall comply with clause (ii) of this paragraph.

    TRANSACTIONS WITH AFFILIATES

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) if such Affiliate Transaction involves aggregate payments in excess of $5.0 million, the Company delivers to the Trustee a resolution of the Board of Directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors of the Company; PROVIDED, HOWEVER, that (a) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary, (b) transactions between or among the Company and/or its Restricted Subsidiaries, (c) payment of employee benefits, including bonuses, retirement plans and stock options, and director fees in the ordinary course of business, (d) Restricted Payments permitted by the provisions of the Indenture described above under clauses (i), (iv), (v), (vi), (vii),
(viii), (ix) and (x) of the second paragraph of the covenant entitled "Restricted Payments," and (e) transactions permitted by the provisions of the Indenture described below under the covenant entitled "Sales of Accounts Receivable," in each case, shall not be deemed Affiliate Transactions.

    ANTI-LAYERING

    The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is both
(a) subordinate or junior in right of payment to any Senior Debt and (b) senior in any respect in right of payment to the Notes; and (ii) no Guaranteeing Subsidiary will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is both (a) subordinate or junior in right of payment to its Senior Debt and (b) senior in any respect in right of payment to its Subsidiary Guarantee.

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    LINE OF BUSINESS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any line of business other than (i) the same or a similar line of business as the Company and its Restricted Subsidiaries are engaged in on the date of the Indenture and (ii) such business activities as are complementary to or are incidental, ancillary or related to the foregoing.

    SALES OF ACCOUNTS RECEIVABLE


    The Company and any of its Restricted Subsidiaries may sell, at any time and from time to time, all of their respective accounts receivable to an Accounts Receivable Subsidiary; PROVIDED that (i) the cash received in each such sale is not less than 90% of the aggregate face value of the receivables sold and the remainder of the consideration received in each such sale is a promissory note (a "Promissory Note") which is subordinated to no Indebtedness or obligation other than the financial institution or other entity providing the financing to the Accounts Receivable Subsidiary with respect to such accounts receivable (a "Financier"); PROVIDED FURTHER that the Initial Sale will include all eligible accounts receivable of the Company and/or its Restricted Subsidiaries that will be party to such arrangements in existence on the date of the Initial Sale, (ii) the cash proceeds received from the Initial Sale less reasonable and customary transaction costs will be deemed to be Net Proceeds and will be applied in accordance with the second paragraph of the covenant entitled "Asset Sales;" and
(iii) the Company and its Restricted Subsidiaries will sell their accounts receivable to the Accounts Receivable Subsidiary no less frequently than on a weekly basis.


    The Company (i) will not permit any Accounts Receivable Subsidiary to sell any accounts receivable purchased from the Company or any of its Restricted Subsidiaries to any other person except on an arms-length basis and solely for consideration in the form of cash or Marketable Securities, (ii) will not permit the Accounts Receivable Subsidiary to engage in any business or transaction other than the purchase, financing and sale of accounts receivable of the Company and its Restricted Subsidiaries and activities incidental thereto, (iii) will not permit any Accounts Receivable Subsidiary to incur Indebtedness in an amount in excess of the book value of such Accounts Receivable Subsidiary's total assets, as determined in accordance with GAAP, (iv) will, at least as frequently as monthly, cause the Accounts Receivable Subsidiary to remit to the Company as payment on the Promissory Notes, all available cash or Marketable Securities not held in a collection account pledged to a Financier, to the extent not applied to pay or maintain reserves for reasonable operating expenses of the Account Receivable Subsidiary or to satisfy reasonable minimum operating capital requirements and (v) will not, and will not permit any of its Subsidiaries to, sell accounts receivable to any Accounts Receivable Subsidiary upon (1) the occurrence of a Default with respect to the Company and its Restricted Subsidiaries and (2) the occurrence of certain events of bankruptcy or insolvency with respect to such Accounts Receivable Subsidiary.

    REPORTS

    The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its Restricted Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, from and after the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such

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information available to securities analysts and prospective investors upon request. In addition, the Company and the Guaranteeing Subsidiaries have agreed that, for so long as any Notes remain outstanding, they will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture provides that each of the following constitutes an Event of
Default:

        (i) default for 30 days in the payment when due of interest with respect to the Notes (whether or not prohibited by the subordination provisions of the Indenture);

        (ii) default in payment when due of principal or premium, if any, on the Notes at maturity, upon redemption or otherwise (whether or not prohibited by the subordination provisions of the Indenture);

       (iii) failure by the Company or any Guaranteeing Subsidiary for 30 days after receipt of notice from the Trustee or Holders of at least 25% in principal amount of the Notes then outstanding to comply with the provisions described under the covenants entitled "Change of Control," "Asset Sales," "Sale and Leaseback Transactions," "Restricted Payments," "Incurrence of Indebtedness and Issuance of Preferred Stock," "Sales of Accounts Receivable" or "Merger, Consolidation or Sale of Assets;"

        (iv) failure by the Company or any Guaranteeing Subsidiary for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding to comply with its other agreements in the Indenture or the Notes;

        (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of their respective Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of their respective Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (A) (i) is caused by a failure to pay when due at final stated maturity (giving effect to any grace period related thereto) principal of (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and (B) in each case, the principal amount of any such Indebtedness due to be paid, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been accelerated as a result of any matter contemplated in clause (v)(A)(i) or (v)(A)(ii), aggregates $15.0 million or more;

        (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments (to the extent not covered by insurance and as to which the insurer has not acknowledged coverage in writing) aggregating in excess of $15.0 million, which judgments are not paid, fully bonded, discharged or stayed within 60 days after their entry;

       (vii) certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or group of Restricted Subsidiaries of the Company that, together, would constitute a Significant Subsidiary; and

      (viii) the termination of the Subsidiary Guarantee(s) of either a Guaranteeing Subsidiary that is a Significant Subsidiary or group of Guaranteeing Subsidiaries that together constitute a Significant Subsidiary for any reason not permitted by the Indenture, or the denial of any Person acting on behalf of any such Guaranteeing Subsidiary or group of Guaranteeing Subsidiaries of its Obligations under any such Subsidiary Guarantee(s).

    To the extent that the last day of the period referred to in clauses (i),
(iii), (iv) or (vi) of the immediately preceding paragraph is not a Business Day, then the first Business Day following such day

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shall be deemed to be the last day of the period referred to in such clauses.
Any "day" will be deemed to end as of 11:59 p.m., New York City time.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the New Credit Facility, shall become immediately due and payable upon the first to occur of an acceleration under the New Credit Facility or 5 Business Days after receipt by the Company and the Representative under the New Credit Facility of such Acceleration Notice but only if such Event of Default is then continuing. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding, by notice to the Trustee, may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the Notes. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such Holders' interest.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company or any Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company under the Notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Subsidiary Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all obligations of the Company and the Guaranteeing Subsidiaries discharged with respect to the outstanding Notes and the Subsidiary Guarantees ("legal defeasance"). Such legal defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, or on the redemption date, as the case may be,
(b) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (c) the rights, powers, trust, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (d) the legal defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guaranteeing Subsidiaries released with respect to certain covenants that are

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described in the Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.


    In order to exercise either legal defeasance or covenant defeasance, the Company must, among other things, irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Trustee, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable optional redemption date, as the case may be.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture, the Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).


    Without the consent of each Holder affected, however, an amendment or waiver may not (with respect to any Note held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes or any change of control offer; (iii) reduce the rate of or change the time for payment of interest on any Notes; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes; (vi) waive a redemption or repurchase payment with respect to any Note; (vii) make any change in the foregoing amendment and waiver provisions; or (viii) except as provided under "--Legal Defeasance and Covenant Defeasance" or the third paragraph under "--Subsidiary Guarantees," release any of the Guaranteeing Subsidiaries from their obligations under the Subsidiary Guarantees or make any change in the Subsidiary Guarantees that would adversely affect the Holders. Notwithstanding the foregoing, the provisions with respect to Asset Sales may be amended or supplemented with the consent of the Holders of at least two-thirds in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes). In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate amount of Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

    Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company, the Guaranteeing Subsidiaries and the Trustee may amend or supplement the Indenture, the Subsidiary Guarantees or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's or a Guaranteeing Subsidiary's obligations to Holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to allow any Guaranteeing Subsidiary to guarantee the Notes.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.

    The Holders of a majority in principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to the Company, 10221 Wateridge Circle, San Diego, California 92121, Attention: Corporate Secretary.

BOOK-ENTRY, DELIVERY AND FORM

    The Old Notes were, and the New Notes will be initially issued in the form of one Global Note (the "Global Note"). The Global Note for the Old Notes was, and the Global Note for the New Notes will be, deposited with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").


    Notes that are issued as described below under "--Certificated Securities," will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.


    The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

    Pursuant to procedures established by the Depositary, ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

    So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

    Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

    CERTIFICATED SECURITIES

    Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

    Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

    SAME-DAY SETTLEMENT AND PAYMENT

    The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds

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
to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, Notes represented by the Global Note are eligible to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as, any other capitalized terms used herein for which no definition is provided. All calculations made pursuant hereto for any four-quarter period the last day of which is on or prior to December 31, 1997 shall be made on a pro forma basis (i) to exclude the operating results of River for all periods prior to the date of the Indenture and (ii) to exclude any restructuring charges associated with the River Divestiture made prior to the date of the Indenture and in each case, as if such transactions had occurred on September 30, 1995. For purposes of making any determination of any amount under any single definition set forth below, such determination shall be made without double counting of any item; PROVIDED that with respect to the definition of "Fixed Charge Coverage Ratio" it shall not be deemed to be double counting if an item is included in the calculation of each of "Consolidated EBITDA" and "Fixed Charges."

    "ACCOUNTS RECEIVABLE SUBSIDIARY" means a newly created, Wholly Owned Subsidiary of the Company which is formed solely for the purpose of, and which engages in no activities other than activities in connection with, financing accounts receivable of the Company and/or its Restricted Subsidiaries, (ii) which is designated by the Board of Directors of the Company as an Accounts Receivables Subsidiary pursuant to a Board of Directors' resolution set forth in an Officers' Certificate and delivered to the Trustee, (iii) that has total assets at the time of such creation and designation with a book value of $10,000 or less, (iv) no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (a) is at any time guaranteed by the Company or any Restricted Subsidiary of the Company, (b) is at any time recourse to or obligates the Company or any other Restricted Subsidiary of the Company in any way, other than pursuant to representations and covenants entered into in the ordinary course of business in connection with the sale of accounts receivable to such Accounts Receivable Subsidiary or (c) subjects any property or asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations and covenants entered into in the ordinary course of business in connection with sales of accounts receivable, (v) with which neither the Company nor any Restricted Subsidiary of the Company has any contract, agreement, arrangement or understanding other than contracts, agreements, arrangements and understandings entered into in the ordinary course of business in connection with sales of accounts receivable in accordance with the covenant entitled "Sale of Accounts Receivables" and fees payable in the ordinary course of business in connection with servicing accounts receivable and (vi) with respect to which neither the Company nor any Restricted Subsidiary of the Company has any obligation (a) to subscribe for additional shares of Capital Stock or other Equity Interests therein or make any additional capital contribution or similar payment or transfer thereto or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

    "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person merges with or into or becomes a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

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
    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or, indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

    "ASSET SALE" means (i) the sale, lease, conveyance, or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than (A) in the ordinary course of business or (B) sales of accounts receivables to the Accounts Receivable Subsidiary in accordance with the covenant entitled "Sales of Accounts Receivable" (PROVIDED that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the covenant entitled "Change of Control" and/ or the provisions described above under the covenant entitled "Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of their respective Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of clauses (i) and (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $3.0 million or (b) for net proceeds in excess of $3.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (ii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (iii) a Restricted Payment that is permitted by the covenant described above under the covenant entitled "Restricted Payments," and (iv) the sale and leaseback of any assets within 90 days of the acquisition of such assets will not be deemed to be Asset Sales.

    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participation, rights or other equivalents (however designated) of corporate stock and (iii) in the case of a partnership, partnership interests (whether general or limited).


    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as defined in Section 13(d) of the Exchange Act) or "group" (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Principal and his Related Parties; (ii) the adoption of a plan for the liquidation or dissolution of the Company other than a liquidation or dissolution that results in substantially all of the assets of the Company being held by the corporate parent of the Company; (iii) the Company consolidates with, or merges with or into, another "person" (as defined above) or "group" (as defined above) in a transaction or series of related transactions in which the Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any transaction where (A) the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and (B) either
(1) the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act) of the outstanding Voting Stock of the Company immediately prior to such transaction own beneficially, directly or indirectly through one or more Subsidiaries, not less than a majority of the total outstanding Voting Stock of the surviving or transferee corporation immediately after such transaction or (2) if, immediately prior to such transaction the Company is a direct or indirect Subsidiary of any other Person (each such other Person, the "Holding Company"), the "beneficial owners" (as defined above) of the outstanding Voting Stock of such Holding Company immediately prior to such transaction own beneficially, directly or indirectly through one or more Subsidiaries, not less than a majority of the outstanding Voting Stock of the surviving or transferee corporation immediately after such transaction; (iv) the consummation of any transaction or series of related transactions (including, without limitation, by way of merger or consolidation) the result of which is that any "person" (as defined above) or "group" (as defined above) other than the Principal and his Related Parties becomes the "beneficial owner" (as defined above) of more than 40% of the voting power of the Voting Stock of the Company, or (v) during any consecutive two-year period, the first day on which a majority of the members of the Board of Directors of Parent who were members of the Board of Directors at the beginning of such period are not Continuing Directors.

    "CONSOLIDATED EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, PLUS, to the extent deducted in computing Consolidated Net Income, (i) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, (ii) Consolidated Interest Expense of such Person for such period, (iii) depreciation and amortization (including amortization of goodwill and other intangibles) and all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, (iv) any extraordinary or non-recurring loss and any net loss realized in connection with either an Asset Sale or the extinguishment of Indebtedness, in each case, on a consolidated basis determined in accordance with GAAP and (v) cash severance, restructuring and transaction costs incurred within one year of the date of the Indenture in connection with the Merger in an amount not to exceed $17.0 million to the extent included in computing Consolidated Net Income. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount and deferred financing costs, except as set forth in the proviso to this definition, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, net payments, if any, pursuant to Hedging Obligations and imputed interest with respect to Attributable Debt; PROVIDED, HOWEVER, that in no event shall any amortization of deferred financing cost incurred on or prior to the date of the Indenture in connection with the New Credit Facility or any amortization of deferred financing costs incurred in connection with the issuance of the Notes be included in Consolidated Interest Expense).

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED, HOWEVER, that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Restricted Subsidiary thereof in cash, (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) the cumulative effect of a change in accounting principles shall be excluded, and (iv) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of Net Income is not, at the date of determination, permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms

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
of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary.

    "CONVERTIBLE DEBENTURES" means the 7 1/4% Convertible Subordinated Debentures due 2002 of Advanced Medical issued pursuant to the Indenture, dated as of January 15, 1992, between Advanced Medical and U.S. Trust Company of California, N.A. as in effect on the date of the Indenture.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the relevant Person who (i) was a member of such Board of Directors on the date of the Indenture, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election, or (iii) became a member of the Board of Directors as a result of the actions of the Principal; PROVIDED that at the time the Principal took any such action, the Principal was the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) in excess of 50% of the Voting Stock of the Company.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DESIGNATED SENIOR DEBT" means (i) so long as any Indebtedness is outstanding under the New Credit Facility, such Indebtedness, and (ii) thereafter, any other Senior Debt permitted under the Indenture the principal amount of which is $50.0 million or more and that has been designated by the Company as "Designated Senior Debt."

    "DISQUALIFIED STOCK" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, except to the extent such capital stock is exchangeable into indebtedness at the option of the issuer thereof and only subject to the terms of any debt instrument to which such issuer is a party), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, or convertible or exchangeable into Indebtedness on or prior to date on which the Notes mature.

    "ELIGIBLE INSTITUTION" means a commercial banking institution that has combined capital and surplus of not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-3" (or higher) according to Standard & Poor's Ratings Group ("S&P") or "P-2" or higher according to Moody's Investor Services, Inc. ("Moody's") or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EXCESS AMOUNT" means, with respect to any New Credit Facility, the amount by which aggregate payments of principal thereunder exceed the aggregate payments of principal required to by made through the date of determination, in respect of any term Indebtedness, under the amortization schedule of such New Credit Facility.

    "EXISTING INDEBTEDNESS" means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture until such amounts are repaid, including, without limitation, the Existing Senior Notes as amended on the date of the Indenture.

    "FIXED CHARGES" means, with respect to any Person for any period, the sum of
(i) the Consolidated Interest Expense of such Person for such period and (ii) any interest expense on Indebtedness of another Person that is (A) Guaranteed by the referent Person or one of its Restricted Subsidiaries (whether or not such Guarantee is called upon) or (B) secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Lien is called upon); PROVIDED THAT with respect to clause (ii)(B), the amount of Indebtedness (and attributable interest expense) shall be equal to the lesser of (I) the principal amount of the Indebtedness secured by the assets of such Person or one of its Restricted Subsidiaries and

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(II) the fair market value (as determined by the Board of Directors of such
Person and set forth in an Officers' Certificate delivered to the Trustee) of the assets securing such Indebtedness and (iii) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, TIMES (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) acquisitions that have been made the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and shall give pro forma effect to the Indebtedness and the Consolidated EBITDA of the Person which is the subject of any such acquisition, (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

    "FOREIGN SUBSIDIARY" means any Restricted Subsidiary of the Company organized and existing under the laws of any jurisdiction outside of the United States.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, the Securities and Exchange Commission or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time; PROVIDED, HOWEVER, that all reports and other financial information provided by the Company to the Holders, the Trustee and/or the Commission shall be prepared in accordance with GAAP, as in effect on the date of such report or other financial information.

    "GOVERNMENT SECURITIES" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "GUARANTEEING SUBSIDIARY" means (i) prior to the Merger, IMED International Trading Corp., (ii) immediately subsequent to the Merger, each of IMED International Trading Corp. and IVAC Overseas Holdings, Inc., (iii) any other Restricted Subsidiary of the Company that executes a Subsidiary Guarantee

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in accordance with the terms of the Indenture and (iv) each of their respective successors and assigns unless and until any successor replaces any such Guaranteeing Subsidiary in accordance with the Indenture and thereafter includes each such successor.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates and (iii) indemnity agreements and arrangements entered into in connection with the agreements and arrangements described in clauses (i) and (ii).

    "INCUR OR INCUR" means, with respect to any Indebtedness (including Acquired
Debt), to create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of such Indebtedness (including Acquired Debt); PROVIDED that (i) neither the accrual of interest nor the accretion of original issue discount shall be considered an incurrence of Indebtedness, (ii) the issuance of any New Notes in exchange for a like principal amount of Notes shall not be deemed to be an Incurrence of Indebtedness and (iii) the assumption of Indebtedness by the surviving entity of a transaction permitted by the last sentence of the second paragraph under "Subsidiary Guarantees" or the last sentence of the covenant entitled "Merger, Consolidation, or Sale of Assets" in existence at the time of such transaction shall not be deemed to be an incurrence of Indebtedness. The term "incurrence" has corresponding meaning.

    "INDEBTEDNESS" means, with respect to any Person without duplication, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, or representing any Hedging Obligations if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), the maximum fixed repurchase price of Disqualified Stock issued by such Person and the liquidation preference of preferred stock issued by such Person, in each case if held by any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company, and, to the extent not otherwise included, the Guarantee by such Person of any such indebtedness of any other Person.

    "INITIAL SALE" means the first transaction in which accounts receivable are sold by the Company and/or its Restricted Subsidiaries to an Accounts Receivable Subsidiary.

    "INSTRUMENT CONTRACT" means any contract or agreement to which the Company or any of its Restricted Subsidiaries is a party pursuant to which the other party to any such contract or agreement acquires on behalf of itself or another party instruments from the Company or such Restricted Subsidiary at no or reduced initial cost by paying a premium (a portion of which is recorded by the Company in accordance with GAAP as interest income) for subsequent purchases of disposable administration sets.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; PROVIDED that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company, or any Restricted Subsidiary of the Company issues Equity Interests, such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be

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
deemed to have made an Investment on the date of any such sale, disposition or issuance equal to the fair market value of the Equity Interests of such Person held by the Company or such Restricted Subsidiary immediately following any such sale, disposition or issuance.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest).

    "MARKETABLE SECURITIES" means (i) Government Securities, (ii) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution or any lender under the New Credit Facility, (iii) commercial paper maturing not more than 270 days after the date of acquisition of an issuer (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "A-3" (or higher) according to S&P or "P-2" (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments,
(iv) any bankers acceptances or money market deposit accounts issued by an Eligible Institution and (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions or
(b) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

    "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, amounts required to be applied to the repayment of Indebtedness (other than long-term Indebtedness of a Restricted Subsidiary of such Person and Indebtedness under the New Credit Facility) secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "NEW CREDIT FACILITY" means that certain credit agreement, dated as of November 26, 1996, by and among the Company, Advanced Medical, Bankers Trust Company, as administration agent and syndication agent, Banque Paribas, as documentation agent and syndication agent, Donaldson, Lufkin & Jenrette Securities Corporation, as syndication agent, and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (together with any amendment, modification, renewal, refunding, replacement or refinancing to or of any of the foregoing (collectively, a "Modification") or to any Modification, ad infinitum), including, without limitation, any agreement modifying the maturity or amortization schedule of or refinancing or refunding all or any portion of the Indebtedness thereunder or increasing the amount that may be borrowed under such agreement or any successor agreement, whether or not among the same parties.

    "NON-RECOURSE DEBT" means Indebtedness (i) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (ii) as to which the lenders have been notified in

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writing that they will not have any recourse to the stock or assets of the
Company or any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of an default provisions contained in a Guarantee thereof by the Company or any of its Restricted Subsidiaries if the Company or such Restricted Subsidiary was otherwise permitted to incur such Guarantee pursuant to the Indenture.

    "OBLIGATIONS" means any principal, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.


    "PARENT" means (i) Advanced Medical or (ii) if Advanced Medical ceases to either (a) exist or (b) beneficially own, directly or indirectly, in excess of 50% of the Capital Stock of the Company, the ultimate corporate parent of the Company that owns all of the outstanding Capital Stock of the Company either directly or through one or more Wholly Owned Subsidiaries or (iii) if there exists no corporate parent of the Company, the Company.


    "PERMITTED INVESTMENTS" means (i) Investments in the Company or in a Restricted Subsidiary of the Company (including, without limitation, Guarantees of the Indebtedness and/or other Obligations of the Company and/or any Restricted Subsidiary of the Company, so long as such Indebtedness and/or other Obligations are permitted under the Indenture), (ii) Investments in Marketable Securities, (iii) Investments by the Company or any Restricted Subsidiary of the Company in, or the purchase of the securities of, a Person if, as a result of such Investment, (a) such person becomes a Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, (iv) Investments in accounts and notes receivable acquired in the ordinary course of business, (v) Investments in connection with the sale of medical instruments pursuant to Instrument Contracts or any leasing of medical instruments in the ordinary course of business, (vi) any non-cash consideration received in connection with an Asset Sale that complies with the covenant entitled "Asset Sales," (vi) Investments in connection with Hedging Obligations permitted to be incurred under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock," (vii) loans to employees not to exceed $1,000,000 at any time outstanding, and (viii) Investments in an Accounts Receivable Subsidiary received in consideration of sales of accounts receivable in accordance with the covenant entitled "Sales of Accounts Receivable."

    "PERMITTED JUNIOR SECURITIES" means (i) equity securities of Parent and (ii) debt securities of the Company that are unsecured and subordinated at least to the same extent as the Notes to Senior Debt of the Company and guarantees of any such debt by any Guaranteeing Subsidiary that are unsecured and subordinated at least to the same extent as the Subsidiary Guarantee of such Guaranteeing Subsidiary to the Senior Debt of such Guaranteeing Subsidiary, as the case may be, and has a final maturity date at least as late as the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Notes.

    "PERMITTED LIENS" means (i) Liens on property of the Company and any Guaranteeing Subsidiary securing (a) Senior Debt and/or (b) Hedging Obligations permitted to be incurred under the Indenture; (ii) Liens in favor of the Company or any of its Restricted Subsidiaries, (iii) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; PROVIDED, that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation and do not extend to any assets of the Company or any Restricted Subsidiary of the Company other than the assets acquired in such merger or consolidation; (iv) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company; PROVIDED that such Liens were not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and do not extend to any assets of the Company or any other Restricted Subsidiary of the Company; (v) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; PROVIDED that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of the Company or any of its Restricted Subsidiaries other than the property so acquired; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor; (vii) Liens existing on the date of the Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens to secure (A) Indebtedness (including Capital Lease Obligations) permitted by clause (iii) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness or the assets which are the subject of the sale leaseback transaction, as the case may be, and (B) Indebtedness of any Restricted Subsidiary (other than a Guaranteeing Subsidiary) permitted to be incurred by such Restricted Subsidiary pursuant to the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" (x) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations not constituting Indebtedness for borrowed money that do not exceed $15.0 million in the aggregate at any one time outstanding; (xi) Liens securing Indebtedness incurred to refinance Indebtedness that has been secured by a Lien permitted under the Indenture; PROVIDED that (a) any such Lien shall not extend to or cover any assets or property not securing the Indebtedness so refinanced and (b) the refinancing Indebtedness secured by such Lien shall have been permitted to be incurred under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" (xii) Liens in favor of the lessee on instruments which are the subject of leases entered into in the ordinary course of business; PROVIDED that any such Lien shall not extend to or cover any assets or property of the Company and its Restricted Subsidiaries that is not the subject of any such lease; (xiii) Liens in favor of the contracting party in instruments which are the subject of Instrument Contracts entered into in the ordinary course of business; PROVIDED that any such Lien shall not extend to or cover any assets or property of the Company and its Restricted Subsidiaries that is not the subject of any such Instrument Contract; and (xiv) Liens to secure Attributable Debt that is permitted to be incurred pursuant to the covenant entitled "Sale and Leaseback Transactions;" PROVIDED that any such Lien shall not extend to or cover any assets of the Company or any Guaranteeing Subsidiary other than the assets which are the subject of the sale leaseback transaction in which the Attributable Debt is incurred.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; PROVIDED that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date at least as late as the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PRINCIPAL" means Jeffry M. Picower.


    "RELATED PARTY" means, with respect to the Principal, (i) any spouse or immediate family member of the Principal or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 80% or more controlling interest of which consist of the Principal and/or such other Persons referred to in the immediately preceding clause (i).


    "REPLACEMENT ASSETS" means (i) a business permitted by the covenant entitled "Line of Business," (ii) a controlling equity interest in any Person engaged in a line of business permitted by the covenant entitled "Line of Business," or
(iii) tangible assets, product distribution rights or intellectual property or rights thereto used in a line of business permitted by the covenant entitled "Line of Business."

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "RIVER DIVESTITURE" means the discontinuance of the operations of River Medical, Inc. in June 1996.

    "SENIOR DEBT" means (a) with respect to the Company, (i) all Obligations permitted to be incurred pursuant to the Indenture under or in respect of the New Credit Facility and (ii) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture and any Hedging Obligation permitted to be incurred under the terms of the Indenture, unless the instrument under which the foregoing is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes and (b) with respect to any Guaranteeing Subsidiary, (i) all Obligations permitted to be incurred pursuant to the Indenture under or in respect of the New Credit Facility and
(ii) any other Indebtedness permitted to be incurred by such Guaranteeing Subsidiary under the terms of the Indenture and any Hedging Obligation permitted to be incurred under the terms of the Indenture, unless the instrument under which the foregoing is incurred expressly provides that such Indebtedness is on parity with or subordinated in right of payment to the Subsidiary Guarantee of such Guaranteeing Subsidiary. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (w) any liability for federal, state, local or other taxes; (x) any Indebtedness of the Company or any Guaranteeing Subsidiary to the Company or any Subsidiary of the Company or any of their respective Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture.

    "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof); PROVIDED, HOWEVER, that the Accounts Receivable Subsidiary and its Subsidiaries shall not be deemed Subsidiaries of the Company or any of its other Subsidiaries.

    "TAX SHARING AGREEMENT" means the tax sharing agreement, dated as of November 26, 1996, between the Company and Advanced Medical as in effect on the date of the Indenture.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (i) has no Indebtedness other than Non-Recourse Debt; (ii) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to

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the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the covenant entitled "Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant from the date of such incurrence). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) no Default or Event of Default would be in existence following such designation.

    "VOTING STOCK" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the total of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

    "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                       DESCRIPTION OF NEW CREDIT FACILITY

GENERAL

    In connection with the Merger, the Company entered into a credit facility (the "New Credit Facility") which is comprised of a Term Loan Facility and a Revolving Credit Facility. The following summary of certain provisions of the New Credit Facility is generalized, does not purport to be complete, and is subject to and is qualified in its entirety by reference to the provisions of the New Credit Facility, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part and to which exhibit reference is hereby made. Capitalized terms that are used but not otherwise defined herein shall have the meanings assigned to them in the New Credit Facility and those definitions are incorporated herein by reference.

    The New Credit Facility consists of a $200.0 million Term Loan Facility and a $50.0 million 68-month Revolving Credit Facility. The Term Loan Facility is comprised of $75.0 million of Tranche A Term Loans amortizing over 68 months, $42.5 million of Tranche B Term Loans amortizing over 83 months, $42.5 million of Tranche C Term Loans amortizing over 95 months and $40.0 million of Tranche D Term Loans amortizing over 101 months.

    The proceeds of the Term Loan Facility were used by the Company to fund certain amounts payable in connection with the Merger. The Revolving Credit Facility, in addition to being partially drawn upon to pay certain amounts in connection with the Merger, is also available for general corporate purposes.

INTEREST RATE; FEES

    Borrowings made as: (i) Revolving Credit Loans and Tranche A Term Loans bear interest at a rate equal to the Eurodollar Rate (as adjusted) plus 2.5% or the Base Rate plus 1.25% (in each case, less 0.25% if the leverage ratio on the test date is less than 3.0:1.0 and less 0.50% if the leverage ratio on such test date is less than 2.5:1.0); (ii) Tranche B Term Loans bear interest at a rate equal to the Eurodollar Rate (as adjusted) plus 3.0% or the Base Rate plus 1.75%;
(iii) Tranche C Term Loans bear interest at a rate equal to the Eurodollar Rate (as adjusted) plus 3.5% or the Base Rate plus 2.25%; and (iv) Tranche D Term Loans bear interest at a rate equal to the Eurodollar Rate (as adjusted) plus 3.75% or the Base Rate plus 2.50%. The "Base Rate" equal to the higher of 0.50% in excess of the Federal Reserve reported certificate of deposit rate and (ii) the prime rate, as in effect from time to time, of Bankers Trust Company. Overdue principal and interest will bear interest at a rate per annum equal to the greater of (i) the rate which is 2.0% in excess of the rate otherwise applicable to Base Rate Loans from time to time and (ii) the rate which is 2.0% in excess of the rate then borne by such borrowings.

    The commitment fee payable by the Company is calculated at a rate equal to 0.50% of 1.0% per annum of the Aggregate Unutilized Commitment (less 0.125% if the leverage ratio on the test date is less than 2.5:1.0). Such a fee was paid on the Merger Closing, and will be payable quarterly in arrears after the Merger Closing and upon the termination of the New Credit Facility.

    The letter of credit fee payable by the Company is calculated at a rate equal to the applicable margin for Eurodollar Loans under the Revolving Credit Facility plus an additional 0.25% per annum of the face amount of each letter of credit.

AMORTIZATION; PREPAYMENTS

    The final scheduled maturity of the Tranche A Term Loans is the date that is approximately five years and nine months after the Merger Closing, and such loans are subject to interim scheduled amortization (i) in equal quarterly installments totalling $10.4 million in the second year after the Merger Closing; (ii) in equal quarterly installments totalling $11.2 million in the third year after the Merger Closing; (iii) in equal quarterly installments totalling $12.4 million in the fourth year after the Merger Closing; (iv) in equal quarterly installments totalling $20.4 million in the fifth year after the Merger Closing; and (v) in equal quarterly installments totalling $20.6 million in the final nine months prior to the final maturity of the Tranche A Term Loans. The final scheduled maturity of the Tranche B Term Loans is the date that is approximately seven years after the Merger Closing, and such loans are subject to interim scheduled amortization (i) in equal quarterly installments totalling $425,000 in each of the first five years after the

Merger Closing; (ii) in equal quarterly installments totalling $7.6 million in the sixth year after the Merger Closing; and (iii) in equal quarterly installments totalling $32.8 million in the final year prior to final maturity of the Tranche B Term Loans. The final scheduled maturity of the Tranche C Term Loans is the date that is approximately eight years after the Merger Closing, and such loans are subject to interim scheduled amortization (i) in equal quarterly installments totalling $425,000 in each of the first seven years after the Merger Closing and (ii) in equal quarterly installments totalling $39.5 million during the final year prior to final maturity of the Tranche C Term Loans. The final scheduled maturity of the Tranche D Term Loans is the date that is approximately eight years and six months after the Merger Closing, and such loans will be subject to interim scheduled amortization (i) in equal quarterly installments totalling $400,000 in each of the first eight years after the Merger Closing; and (ii) in equal quarterly installments totalling $36.8 million in the final six months prior to final maturity of the Tranche D Term Loans. The commitments under the Revolving Credit Facility terminate automatically five years and nine months after the Merger Closing.

    The Company is required to make certain mandatory prepayments with (i) 100% of the Net Cash Proceeds from sales or other dispositions of property not in the ordinary course of business, equity issuances or capital contributions, insurance or condemnation proceeds, pension plan refunds or the incurrence of indebtedness, PROVIDED that the first $20.0 million of certain proceeds is not required to reduce indebtedness under the New Credit Facility, and (ii) 75% of the Excess Cash Flow for each fiscal year, PROVIDED that such percentage shall be reduced to 50% when the leverage ratio is less than 3.0:1.0. Such mandatory prepayments will be allocated among the tranches of the Term Loan Facility on a pro rata basis. Optional prepayments are permitted without premium or penalty.

GUARANTEES; SECURITY

    All obligations of the Company under the New Credit Facility are guaranteed by Advanced Medical and each existing and subsequently formed or acquired domestic subsidiary of Advanced Medical (other than the Company, Fidata and River).

    The New Credit Facility and the related guarantees (a) are secured by (i) a perfected first priority pledge of the security interest in all of the common stock owned by Advanced Medical in each existing and subsequently formed or acquired direct or indirect domestic subsidiary of Advanced Medical (other than Fidata and River but including the Company) and (ii) all assets of Advanced Medical and each of its direct and indirect domestic subsidiaries (other than Fidata and River but including the Company) and (b) are secured by a perfected first priority pledge of and security interest in 65% of the common stock owned by Advanced Medical in each existing and subsequently formed or acquired direct or indirect first-tier foreign subsidiary of Advanced Medical (other than IMED Holding Co. Ltd. British Virgin Islands).

CERTAIN COVENANTS


    The New Credit Facility contains numerous operating and financial covenants, including, without limitation, requirements relating to (i) maintenance of minimum consolidated EBITDA, consolidated net worth, and interest coverage and fixed charge coverage ratios, and (ii) maximum leverage ratio and amounts of capital expenditures. In addition, the New Credit Facility includes customary covenants relating to the delivery of financial statements, reports, notices, and other information, access to information and properties, maintenance of insurance, payment of taxes, maintenance of assets, nature of business, corporate existence and rights, compliance with applicable laws, transactions with affiliates, use of proceeds, limitations on indebtedness, limitations on liens, limitations on certain mergers and sales of assets, limitations on investments, limitations on dividends and other distributions and limitations on debt payments, including prepayment or redemption of the Notes.


EVENTS OF DEFAULT

    The New Credit Facility contains certain events of default after expiration of applicable grace periods, including failure to make payments under the New Credit Facility, breach of representations and warranties, breach of covenants, default under other agreements or conditions relating to indebtedness, certain events of insolvency or bankruptcy with respect to the Company or certain subsidiaries, certain ERISA violations, invalidity or disaffirmance of the guarantee or any pledge agreement, certain judgments and certain events relating to changes in control of the Company and Advanced Medical.

                              PLAN OF DISTRIBUTION

    Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company and the Guaranteeing Subsidiaries have agreed that for a period of 180 days after the Expiration Date, they will make this Prospectus, as it may be amended or supplemented from time to time, available to any Participating Broker-Dealer for
use in connection with any such resale. In addition, until         , 1997, all
dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of the New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the Expiration Date, the Company and the Guaranteeing Subsidiaries promptly will send additional copies of this Prospectus, as it may be amended or supplemented from time to time, to any Participating Broker-Dealer upon request. The Company and the Guaranteeing Subsidiaries have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for all of the holders of Old Notes) other than commissions or concessions of any brokers or dealers and transfer taxes and will indemnify the holders of the Old Notes against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the New Notes will be passed upon for the Company by Gordon Altman Butowsky Weitzen Shalov & Wein, New York, New York.

                                    EXPERTS


    The financial statements of IVAC Holdings, Inc. (formerly IMED Corporation) as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, the financial statements of IVAC Holdings, Inc. as of December 31, 1995 and for the year then ended, and the financial statements of IVAC Corporation as of December 31, 1994 and for the year then ended included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS


                                                                            PAGE
                                                                            ----

IVAC HOLDINGS, INC. (formerly IMED) (audited)

Report of Independent Accountants.........................................  F-2
Consolidated Balance Sheet at December 31, 1995 and 1996..................  F-3
Consolidated Statement of Operations for the years ended December 31,
  1994, 1995 and 1996.....................................................  F-4
Consolidated Statement of Cash Flows for the years ended December 31,
  1994, 1995 and 1996.....................................................  F-5
Consolidated Statement of Stockholder's Equity for the years ended
  December 31, 1994, 1995 and 1996........................................  F-6
Notes to the Consolidated Financial Statements............................  F-7

IVAC HOLDINGS, INC. (unaudited)

Condensed Consolidated Balance Sheet at December 31, 1995 and September
  30, 1996................................................................  F-25
Condensed Consolidated Statement of Operations for the nine months ended
  September 30, 1995 and 1996.............................................  F-26
Condensed Consolidated Statement of Cash Flows for the nine months ended
  September 30, 1995 and 1996.............................................  F-27
Notes to the Condensed Consolidated Financial Statements..................  F-28

IVAC HOLDINGS, INC. (audited)

Report of Independent Accountants.........................................  F-30
Consolidated Balance Sheet at December 31, 1995...........................  F-31
Consolidated Statement of Operations for the year ended December 31,
  1995....................................................................  F-32
Consolidated Statement of Cash Flows for the year ended December 31,
  1995....................................................................  F-33
Consolidated Statement of Shareholders' Equity (Deficit) for the year ended December 31, 1995.................................................  F-34
Notes to the Consolidated Financial Statements............................  F-35

IVAC Corporation (Predecessor Company) (audited)

Report of Independent Accountants.........................................  F-49
Consolidated Balance Sheet at December 31, 1994...........................  F-50
Consolidated Statement of Operations for the year ended December 31,
  1994....................................................................  F-51
Consolidated Statement of Cash Flows for the year ended December 31,
  1994....................................................................  F-52
Consolidated Statement of Shareholder's Equity for the year ended December
  31, 1994................................................................  F-53
Notes to the Consolidated Financial Statements............................  F-54

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
and Stockholder of IVAC Holdings, Inc.



    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of cash flows and of stockholder's equity present fairly, in all material respects, the financial position of IVAC Holdings, Inc. (formerly IMED Corporation) (a wholly owned subsidiary of Advanced Medical, Inc.) and its subsidiaries at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP


San Diego, California
March 27, 1997

                              IVAC HOLDINGS, INC.



                           CONSOLIDATED BALANCE SHEET



                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1995        1996
                                                                                            ----------  ----------
                                                      ASSETS
Current assets:
  Cash....................................................................................  $      436  $    9,148
  Receivables.............................................................................      27,014      87,874
  Inventories.............................................................................      15,829      58,976
  Prepaid expenses and other current assets...............................................       3,696      22,126
                                                                                            ----------  ----------
    Total current assets..................................................................      46,975     178,124
Net investment in sales-type and direct financing leases..................................      15,179      27,276
Property, plant and equipment, net........................................................      12,652      56,628
Other non-current assets..................................................................       5,485      17,310
Intangible assets, net....................................................................      42,306     306,803
                                                                                            ----------  ----------
                                                                                            $  122,597  $  586,141
                                                                                            ----------  ----------
                                                                                            ----------  ----------


                                    LIABILITIES, MANDATORILY REDEEMABLE EQUITY
                                       SECURITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Current portion of long-term debt.......................................................  $      140  $    3,963
  Accounts payable........................................................................       7,871      25,808
  Accrued expenses and other current liabilities..........................................      13,211      48,786
  Accrued restructuring and integration costs.............................................          --      15,098
                                                                                            ----------  ----------
    Total current liabilities.............................................................      21,222      93,655
                                                                                            ----------  ----------
Amounts due related parties...............................................................      28,004          --
Long-term debt............................................................................      11,213     419,978
Other non-current liabilities.............................................................       6,050      22,487
                                                                                            ----------  ----------
    Total non-current liabilities.........................................................      45,267     442,465
                                                                                            ----------  ----------
Contingent liabilities and commitments (Notes 9, 11 and 14)
Mandatorily redeemable equity securities..................................................      23,631          --
                                                                                            ----------  ----------
Common stock and other stockholder's equity:
  Common stock and capital in excess of par value, authorized 3,000 common shares at $.01 par value; 900 and 1,000 issued and outstanding at December 31, 1995 and 1996,
    respectively..........................................................................      24,398      96,646
  Retained earnings (accumulated deficit).................................................       8,049     (46,687)
  Equity adjustment from foreign currency translation.....................................          30          62
                                                                                            ----------  ----------
    Total common stock and other stockholder's equity.....................................      32,477      50,021
                                                                                            ----------  ----------
                                                                                            $  122,597  $  586,141
                                                                                            ----------  ----------
                                                                                            ----------  ----------



  The accompanying notes are an integral part of these consolidated financial statements.

                              IVAC HOLDINGS, INC.



                      CONSOLIDATED STATEMENT OF OPERATIONS



              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                             (DOLLARS IN THOUSANDS)



                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1994        1995        1996
                                                                               ----------  ----------  ----------
Sales........................................................................  $  112,122  $  112,551  $  136,371
Cost of sales................................................................      65,641      63,270      78,642
                                                                               ----------  ----------  ----------
  Gross margin...............................................................      46,481      49,281      57,729
                                                                               ----------  ----------  ----------
Selling and marketing expense................................................      16,850      16,567      22,273
General and administrative expense...........................................       8,726       8,893      13,434
Research and development expense.............................................       6,345       7,386       8,854
Purchased in-process research and development................................          --          --      44,000
Restructuring, integration, and other non-recurring charges..................          --          --      15,277
                                                                               ----------  ----------  ----------
    Total operating expense..................................................      31,921      32,846     103,838
Lease interest income........................................................       2,449       2,333       2,501
                                                                               ----------  ----------  ----------
  Income (loss) from operations..............................................      17,009      18,768     (43,608)

Other income (expense):
  Interest expense...........................................................      (2,805)     (2,052)     (6,303)
  Interest income............................................................          12          28         184
  Other, net.................................................................        (261)       (379)        323
                                                                               ----------  ----------  ----------
    Total other expense......................................................      (3,054)     (2,403)     (5,796)
                                                                               ----------  ----------  ----------
Income (loss) before income taxes............................................      13,955      16,365     (49,404)
Provision for income taxes...................................................       8,310       8,099       1,270
                                                                               ----------  ----------  ----------
Net income (loss)............................................................       5,645       8,266     (50,674)
Dividends on mandatorily redeemable preferred stock and adjustment of common
  stock warrant to redemption amount.........................................      (1,560)     (8,058)       (589)
                                                                               ----------  ----------  ----------
Net income (loss) attributable to common stock...............................  $    4,085  $      208  $  (51,263)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------



  The accompanying notes are an integral part of these consolidated financial statements.

                              IVAC HOLDINGS, INC.



                      CONSOLIDATED STATEMENT OF CASH FLOWS



              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                             (DOLLARS IN THOUSANDS)



                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1994       1995       1996
                                                                                   ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)................................................................  $   5,645  $   8,266  $ (50,674)
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization..................................................      6,969      6,790     10,453
  Loss on disposal/write-off of property, plant and equipment....................        525        220        234
  Write off of debt issue costs..................................................         --         --        657
  Purchased in-process research and development..................................         --         --     44,000
  Inventory purchase price allocation adjustment.................................         --         --      4,014
  Non-cash restructuring charges.................................................         --         --      1,616
  Loss on write-off of patent....................................................         --        150         --
(Increase) decrease in assets, net of effects of the Merger:
  Receivables....................................................................      1,210     (2,101)    (2,935)
  Inventories....................................................................       (976)     4,518     (1,223)
  Prepaid expenses and other current assets......................................      1,326       (625)        79
  Net investment in sales-type and direct financing leases.......................        458       (458)     1,830
  Other non-current assets.......................................................        326        105         66
Increase (decrease) in liabilities, net of effects of the Merger:
  Accounts payable...............................................................      2,368       (537)     2,981
  Accrued expenses and other current liabilities.................................     (9,038)     2,262      5,533
  Amounts due related parties....................................................     14,680      6,210        840
  Other non-current liabilities..................................................     (3,560)      (776)      (795)
                                                                                   ---------  ---------  ---------
Net cash provided by operating activities........................................     19,933     24,024     16,676
                                                                                   ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...........................................................     (4,549)    (4,803)    (9,502)
  Proceeds from disposal of property, plant and equipment........................        253         17        106
  Proceeds from sale of Irish operations.........................................      3,766         --         --
  Payments for product distribution rights.......................................         --     (3,402)   (12,556)
  Acquisition of business, net of cash acquired (Note 2).........................         --         --   (219,459)
                                                                                   ---------  ---------  ---------
Net cash used in investing activities............................................       (530)    (8,188)  (241,411)
                                                                                   ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (repayments) proceeds under former revolving credit facilities.............     (5,296)    (7,764)    10,006
  Principal payments on long-term debt...........................................    (34,690)      (530)      (140)
  Proceeds from issuance of long-term credit facilities..........................     23,793         --         --
  Dividends on preferred stock...................................................     (2,273)    (6,684)    (4,067)
  Redemption of preferred stock..................................................         --       (880)    (3,350)
  Debt issuance costs............................................................     (1,205)       (10)   (16,888)
  Debt repaid in merger..........................................................         --         --   (186,607)
  Capital contributions..........................................................         --         --     19,588
  Proceeds from issuances of long term debt......................................         --         --    400,000
  Proceeds from revolving credit facility........................................         --         --     15,200
  Other..........................................................................         99         --         --
                                                                                   ---------  ---------  ---------
Net cash (used in) provided by financing activities..............................    (19,572)   (15,868)   233,742
                                                                                   ---------  ---------  ---------
Effect of exchange rate changes on cash..........................................        312       (656)      (295)
                                                                                   ---------  ---------  ---------
Net (decrease) increase in cash..................................................        143       (688)     8,712
Cash at beginning of period......................................................        981      1,124        436
                                                                                   ---------  ---------  ---------
Cash at end of period............................................................  $   1,124  $     436  $   9,148
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------



  The accompanying notes are an integral part of these consolidated financial statements.

                              IVAC HOLDINGS, INC.



                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY



              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                             (DOLLARS IN THOUSANDS)



                                                                 COMMON STOCK
                                                                AND CAPITAL IN                       EQUITY
                                                             EXCESS OF PAR VALUE      RETAINED     ADJUSTMENT
                                                                                      EARNINGS    FROM FOREIGN      TOTAL
                                                            ----------------------  (ACCUMULATED    CURRENCY     STOCKHOLDER'S
                                                              SHARES      AMOUNT      DEFICIT)     TRANSLATION      EQUITY
                                                            -----------  ---------  ------------  -------------  ------------
Balance at January 1, 1994................................         900   $  24,398   $    3,657     $     459     $   28,514
Accrual of dividends on mandatorily redeemable preferred
  stock...................................................                      --       (1,560)           --         (1,560)
Other.....................................................          --          --           99            --             99
Equity adjustment from foreign currency translation.......          --          --           --           231            231
Net income for the year...................................          --          --        5,645            --          5,645
                                                                 -----   ---------  ------------        -----    ------------
Balance at December 31, 1994..............................         900      24,398        7,841           690         32,929
                                                                 -----   ---------  ------------        -----    ------------
Accrual of dividends on mandatorily redeemable preferred
  stock...................................................          --          --       (1,558)           --         (1,558)
Adjustment of common stock warrant to redemption amount...          --          --       (6,500)           --         (6,500)
Equity adjustment from foreign currency translation.......          --          --           --          (660)          (660)
Net income for the year...................................          --          --        8,266            --          8,266
                                                                 -----   ---------  ------------        -----    ------------
Balance at December 31, 1995..............................         900      24,398        8,049            30         32,477
                                                                 -----   ---------  ------------        -----    ------------
Dividends on mandatorily redeemable preferred stock.......          --          --         (589)           --           (589)
Cancellation of stock warrants............................                  11,500           --            --         11,500
Non-cash capital contribution from Advanced Medical.......          --      41,160           --            --         41,160
Dividends to Advanced Medical.............................          --          --       (3,473)           --         (3,473)
Capital contribution from Advanced Medical................          --      19,588           --            --         19,588
Shares issued due to merger...............................         100          --           --            --             --
Equity adjustment from foreign currency translation.......          --          --           --            32             32
Net loss for the year.....................................          --          --      (50,674)           --        (50,674)
                                                                 -----   ---------  ------------        -----    ------------
Balance at December 31, 1996..............................       1,000   $  96,646   $  (46,687)    $      62     $   50,021
                                                                 -----   ---------  ------------        -----    ------------
                                                                 -----   ---------  ------------        -----    ------------



  The accompanying notes are an integral part of these consolidated financial statements.

                              IVAC HOLDINGS, INC.



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



NOTE 1-- BUSINESS AND ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES



THE COMPANY:



    The consolidated financial statements include IVAC Holdings, Inc. (formerly IMED Corporation) and its subsidiaries (the "Company" or "IVAC Holdings"). On November 26, 1996, IMED Corporation ("IMED"), a wholly-owned subsidiary of Advanced Medical, Inc. ("AM"), acquired all of the outstanding stock of IVAC Holdings, Inc. (predecessor company) and its subsidiaries including IVAC Medical Systems, Inc. In connection with the acquisition, IMED and IVAC Medical Systems, Inc. were merged into IVAC Holdings (the "Merger"). The accompanying balance sheet as of December 31, 1996 reflects the assets, liabilities and stockholder's equity of the merged entity. The accompanying statements of operations, of cash flows and of stockholder's equity for the year ended December 31, 1996, reflect the operations and cash flows of IMED up to the date of the acquisition and the operations and cash flows of the merged entity subsequent to the acquisition date. The comparative historical information as of December 31, 1995 and for the years ended December 31, 1995 and 1994 represents the financial position, results of operations and cash flows of IMED.



BUSINESS:



    The Company designs, manufactures, distributes and services intravenous infusion therapy and vital signs measurement instruments and related disposables and accessories. The Company sells a full range of products to hospitals and alternate site facilities in the United States, Canada, Australia and Europe.



SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



CONSOLIDATION:



    The financial statements include the accounts of the Company and its greater than 50 percent-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.



USE OF ESTIMATES:



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



REVENUE RECOGNITION:



    Revenue is recorded upon product shipment, net of an allowance for estimated returns, or service delivery. The Company sells instruments via long-term financing arrangements to a number of customers under agreements which allow customers to acquire instruments with no initial payment. The sales price for the instruments is recovered via surcharges applied to minimum purchase commitments of related disposables. The term of the financing is generally three to five years, with interest at rates of 9% to 15%. Unearned finance revenue is calculated using the inherent rate of interest on each agreement, the expected disposable shipment period and the principal balance financed and is recognized as disposables are shipped using a reducing principal balance method which approximates the interest method. Contract provisions include liquidated damage clauses which are sufficient to recover the sales price of the

                              IVAC HOLDINGS, INC.

                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



NOTE 1-- BUSINESS AND ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
        (CONTINUED)


instruments in the event of customer cancellation. The Company also leases instruments to customers under non-cancelable capital and operating lease contracts with terms ranging generally from 1 to 6 years.



CONCENTRATIONS OF CREDIT RISK:



    The Company provides a variety of financing arrangements for its customers. The majority of the Company's accounts receivable are from hospitals throughout the United States and Europe with credit terms of generally 30 days. The Company maintains adequate reserves for potential credit losses and such losses, which have been minimal, have been within management's estimates.



INVENTORIES:



    Inventories are stated at the lower of cost, determined by the first-in, first-out (FIFO) method, or market. Cost of inventory acquired in the Merger was determined based on an allocation of the purchase price to all assets and liabilities including inventory, as determined by an independent appraisal, at the date of acquisition (Note 2).



PROPERTY, PLANT AND EQUIPMENT:



    Property, plant and equipment is stated at cost. Depreciation and amortization is provided using the straight-line method based upon the following estimated useful lives of the assets or lease terms, if shorter, for leasehold improvements and instrument operating leases:



Building and leasehold improvements...........................  3 to 10 years
Machinery and equipment.......................................  3 to 10 years
Furniture and fixtures........................................  4 to 8 years
Instruments on operating lease contracts......................  1 to 6 years



INTANGIBLE ASSETS:



    The Company has recorded goodwill for the excess purchase price over the estimated fair values of tangible and intangible assets acquired and liabilities assumed resulting from acquisitions. In connection with the Merger, a portion of the purchase price was allocated to various identifiable intangible assets, including patents, trademarks, workforce and supply agreements, based on their fair values at the date of acquisition. The excess purchase price over the estimated fair value of the net assets acquired has been assigned to goodwill. Additionally, the Company has recorded intangible assets related to purchases of patents and product distribution rights.



    Intangible assets are amortized as follows:



Supply agreements............. Straight-line  3 years
Patents....................... Straight-line  13 years (weighted average)
Workforce..................... Straight-line  16 years
Product distribution license fee............
  Straight-line                               15 years
Trademarks.................... Straight-line  30 years
Goodwill...................... Straight-line  30 to 35 years

                              IVAC HOLDINGS, INC.

                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



NOTE 1-- BUSINESS AND ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
        (CONTINUED)


IMPAIRMENT OF LONG-LIVED ASSETS:



    The Company investigates potential impairments of long-lived assets and certain identifiable intangibles including goodwill, on an exception basis, when there is evidence that events or changes in circumstances may have made recovery of an asset's carrying value unlikely. An impairment loss is recognized when the sum of the expected, undiscounted future net cash flows is less than the carrying amount of the asset. The Company has not identified any such losses.



DEBT ISSUE COSTS:



    Debt issue costs aggregating $877 and $16,936 at December 31, 1995 and 1996, respectively, are amortized using the interest method over the respective terms of the debt agreements and are included in other non-current assets.



FOREIGN CURRENCY TRANSLATION:



    The accounts of foreign subsidiaries which use local currencies as functional currencies are translated into U.S. dollars using year-end exchange rates for assets and liabilities, historical exchange rates for equity and weighted average exchange rates during the period for revenues and expenses. The gains or losses resulting from translations are excluded from results of operations and accumulated as a separate component of stockholder's equity.



RESEARCH AND DEVELOPMENT COSTS:



    Research and development costs are expensed as incurred.



FAIR VALUE OF FINANCIAL INSTRUMENTS:



    The carrying amount of the Company's financial instruments, including cash, trade receivables and payables, approximates their fair value due to their short term maturities. The fair values of the Company's long-term lease receivables are estimated by discounting future cash flows using discount rates that reflect the risk associated with similar types of loans. The fair value of the Company's long-term debt is estimated based on comparison with similar issues or current rates offered to the Company for debt of the same remaining maturities. The estimated fair values of both the Company's long-term lease receivables and long-term debt approximate their carrying values.



INCOME TAXES:



    The Company is included in Advanced Medical, Inc.'s consolidated Federal income tax return. The Company files income tax returns in multiple states on either a stand-alone or combined basis. Foreign subsidiaries file income tax returns in their respective jurisdictions based on their separate taxable income. The Company provides for deferred income taxes on undistributed earnings of its foreign subsidiaries.



    Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to

                              IVAC HOLDINGS, INC.

                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



NOTE 1-- BUSINESS AND ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
        (CONTINUED)


reverse. The Company provides a reserve against its net deferred assets when, in the opinion of management, it is more likely than not that such assets will not be realized.



STOCK-BASED COMPENSATION:



    During the year ended December 31, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company has continued to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, the Company has provided pro forma disclosures of results of operations as if the fair value-based method prescribed by SFAS 123 had been applied in measuring compensation expense.



NOTE 2--THE MERGER



    On November 26, 1996, IMED acquired all of the outstanding stock of IVAC Holdings, Inc. and its subsidiaries including IVAC Medical Systems, Inc., in exchange for $390,000 plus acquired cash of $7,225 less total debt assumed aggregating $173,314 plus related expenses (the "Merger"). The Merger was financed with $204,200 in bank debt and $200,000 in senior subordinated notes. Subsequent to the acquisition, IVAC Medical Systems, Inc. and IMED were merged into IVAC Holdings, Inc.



    The acquisition was accounted for as a purchase, whereby the purchase price, including related expenses, was allocated to identified assets, including intangible assets, acquired research and development and liabilities based upon their respective fair values. The excess of the purchase price over the value of identified assets and liabilities, in the amount of $132,482 was recorded as goodwill and is being amortized over its estimated life of thirty years.



    The consolidated balance sheets and statements of stockholder's equity of IVAC Holdings at December 31, 1996 includes the assets, liabilities and stockholder's equity of the combined companies. The consolidated statements of operations and of cash flows presents the revenues and related expenses and cash flows of IMED up to the date of merger and the revenues and related expenses and cash flows of the combined companies subsequent to the date of merger.



    The following unaudited pro forma financial information presents the operations of IVAC Holdings, Inc., as if the Merger had been consummated on January 1, of the respective year, adjusted for certain one time non-recurring charges related to the Merger.



                                                                              YEAR ENDED
                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1995        1996
                                                                        ----------  ----------
Sales:
  As reported.........................................................  $  112,551  $  136,371
  Pro forma...........................................................  $  352,728  $  346,348

Net income (loss):
  As reported.........................................................  $    8,266  $  (50,674)
  Pro forma...........................................................  $  (40,334) $     (150)

                              IVAC HOLDINGS, INC.

                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



NOTE 3--COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS



                                                                                       DECEMBER 31,
                                                                                  ----------------------
                                                                                     1995        1996
                                                                                  ----------  ----------
RECEIVABLES:
  Trade receivables.............................................................  $   20,473  $   75,164
  Allowance for doubtful accounts...............................................        (875)     (4,085)
                                                                                  ----------  ----------
                                                                                      19,598      71,079
  Current portion of net investment in sales-type and direct financing leases
    (Note 9)....................................................................       7,034      16,795
  Other.........................................................................         382          --
                                                                                  ----------  ----------
                                                                                  $   27,014  $   87,874
                                                                                  ----------  ----------
                                                                                  ----------  ----------
INVENTORIES:
  Raw materials.................................................................  $    6,946  $   24,711
  Work-in-process...............................................................       1,686       9,622
  Finished goods................................................................       7,197      24,643
                                                                                  ----------  ----------
                                                                                  $   15,829  $   58,976
                                                                                  ----------  ----------
                                                                                  ----------  ----------
PREPAID EXPENSES AND OTHER CURRENT ASSETS:
  Deferred income tax asset.....................................................       2,637      16,174
  Other.........................................................................       1,059       5,952
                                                                                  ----------  ----------
                                                                                  $    3,696  $   22,126
                                                                                  ----------  ----------
                                                                                  ----------  ----------
PROPERTY, PLANT AND EQUIPMENT:
  Land..........................................................................  $       --  $      640
  Building and leasehold improvements...........................................       2,681      10,073
  Machinery and equipment.......................................................       9,835      32,194
  Furniture and fixtures........................................................       3,371       5,215
  Instruments under operating lease contracts...................................      12,762      17,245
  Construction-in-process.......................................................       1,991       8,102
                                                                                  ----------  ----------
                                                                                      30,640      73,469
  Accumulated depreciation and amortization.....................................     (17,988)    (16,841)
                                                                                  ----------  ----------
                                                                                  $   12,652  $   56,628
                                                                                  ----------  ----------
                                                                                  ----------  ----------



    Depreciation expense was $3,886, $4,204 and $5,826 for 1994, 1995 and 1996,
respectively.

                              IVAC HOLDINGS, INC.

                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



NOTE 3--COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS (CONTINUED)



                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1995        1996
                                                              ----------  ----------
INTANGIBLE ASSETS:
  Goodwill..................................................  $   45,683  $  178,165
  Patents...................................................       5,676      28,661
  Product distribution license fee..........................       3,402       8,742
  Supply agreements.........................................          --      10,758
  Trademarks................................................          --      90,000
  Workforce.................................................          --       7,100
                                                              ----------  ----------
                                                                  54,761     323,426
  Accumulated amortization..................................     (12,455)    (16,623)
                                                              ----------  ----------
                                                              $   42,306  $  306,803
                                                              ----------  ----------
                                                              ----------  ----------



    Supply agreements represent noncancellable customer commitments to purchase specified quantities of disposable administration sets and probe covers at contractual prices.



    Amortization expense was $2,210, $2,338 and $4,168 during 1994, 1995 and 1996, respectively.



ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:
  Income taxes payable......................................  $   2,555  $   2,647
  Compensation..............................................      3,819      8,096
  Warranty..................................................      2,210     16,676
  Interest..................................................        144      3,357
  Other.....................................................      4,483     18,010
                                                              ---------  ---------
                                                              $  13,211  $  48,786
                                                              ---------  ---------
                                                              ---------  ---------
OTHER NON-CURRENT LIABILITIES:
  Deferred income tax liability.............................  $      --  $  15,550
  Deferred revenue..........................................      4,618        137
  Other.....................................................      1,432      6,800
                                                              ---------  ---------
                                                              $   6,050  $  22,487
                                                              ---------  ---------
                                                              ---------  ---------

                              IVAC HOLDINGS, INC.

                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



NOTE 4--NOTES PAYABLE AND LONG-TERM DEBT



    Long-term debt consists of the following:



                                                                                       DECEMBER 31,
                                                                                   ---------------------
                                                                                     1995        1996
                                                                                   ---------  ----------
Bank credit facility
  Term loan facilities...........................................................  $      --  $  200,000
  Revolving credit facilities....................................................         --      15,200
9.75% Senior subordinated notes due 2006.........................................                200,000
GECC revolving credit facility...................................................     10,733          --
Other............................................................................        620       8,741
                                                                                   ---------  ----------
                                                                                      11,353     423,941
  Current portion................................................................       (140)     (3,963)
                                                                                   ---------  ----------
Long-term debt...................................................................  $  11,213  $  419,978
                                                                                   ---------  ----------
                                                                                   ---------  ----------



    In connection with the Merger, the Company entered into a $250,000 bank credit facility (the "Facility") with a syndicate of financial institutions which consists of $200,000 of term loans ($75,000 Tranche A Term Loans maturing in 2002, $42,500 Tranche B Term Loans maturing in 2003, $42,500 Tranche C Term Loans maturing in 2004 and $40,000 Tranche D Term Loans maturing in 2005) and a $50,000 revolving credit facility maturing in 2002 of which $15,200 in principal was outstanding at December 31, 1996. Available funds under the revolving credit facility ($34,300 at December 31, 1996) are limited to the difference between $50,000 and the amounts of outstanding letters of credit and borrowings issued under the revolving credit facility.



    Tranche A, B, C and D term loans bear interest at a Eurodollar rate plus 2.5%, 3.0%, 3.5% and 3.75%, respectively. Such total rates were 8.0%, 8.5%, 9.0%
and 9.25%, respectively, at December 31, 1996. Borrowings under the revolving credit facility bear interest at the same rate as Tranche A term loans.



    All obligations of the Company under the Facility are guaranteed by AM and each existing and subsequently formed or acquired domestic subsidiary of AM.



    The Facility contains various operating and financial covenants, as well as certain covenants relating to reporting requirements.



    In connection with the Merger, on November 19, 1996, the Company issued $200,000 of senior subordinated notes (the "Notes") due 2006. The Notes bear interest at the rate of 9.75% per annum, which is payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1997. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes prior to maturity. The notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 2001 at the redemption prices set forth in the indenture plus accrued and unpaid interest to the date of redemption. In the event of a change of control, as defined in the indenture, holders of the Notes will have the right to require the Company to purchase their Notes in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior debt of the Company, including indebtedness pursuant to the Facility. The Notes are guaranteed by two wholly-owned nonoperating subsidiaries of the Company. Such subsidiaries have no material assets or liabilities and do not generate cash flow.

                              IVAC HOLDINGS, INC.

                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



NOTE 4--NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)



    The Company had a revolving credit agreement with GECC, which included a $38,500 revolving credit facility with an interest rate at the index rate as defined in the agreement plus 2% (10.75% at December 31, 1995). In connection with the Merger during November 1996, the Company repaid the outstanding balance on the GECC revolving credit facility in the amount of $20,739.



    Other debt primarily consists of consideration owed to Siemens Infusion Systems, Ltd. ("SIS") resulting from IVAC Medical Systems, Inc.'s acquisition of the MiniMed product line from SIS in 1993. In accordance with the acquisition agreement, the Company's remaining obligation to SIS is $3,000 per year or 8% of the prior year's product sales in 1997 through 1999. The original liability was discounted at an imputed interest rate of 7% and recorded as debt. The unamortized discount, which is amortized using the interest method over the term of the payments, is $739 at December 31, 1996.



    Maturities of long-term debt during the years subsequent to December 31, 1996 are as follows:



1997..............................................................  $   3,963
1998..............................................................     14,559
1999..............................................................     15,569
2000..............................................................     13,650
2001..............................................................     21,650
Thereafter........................................................    354,550
                                                                    ---------
                                                                    $ 423,941
                                                                    ---------
                                                                    ---------



NOTE 5--INCOME TAXES



    The provision for income taxes comprises the following:



                                                                                 YEAR ENDED DECEMBER 31,
                                                                             -------------------------------
                                                                               1994       1995       1996
                                                                             ---------  ---------  ---------
Current:
  Federal..................................................................  $   5,182      6,239  $      --
  State....................................................................      1,068      1,741        529
  Foreign..................................................................      1,049        157      1,000
                                                                             ---------  ---------  ---------
                                                                                 7,299      8,137      1,529
                                                                             ---------  ---------  ---------
Deferred:
  Federal..................................................................        827       (519)       421
  State....................................................................        268        474       (612)
  Foreign..................................................................        (84)         7        (68)
                                                                             ---------  ---------  ---------
                                                                                 1,011        (38)      (259)
                                                                             ---------  ---------  ---------
  Provision for income taxes...............................................  $   8,310  $   8,099  $   1,270
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

                              IVAC HOLDINGS, INC.

                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



NOTE 5--INCOME TAXES (CONTINUED)


    The principal items accounting for the differences in income taxes computed at the U.S. statutory rate (34%) and the effective income tax rate comprise the following:



                                                                               YEAR ENDED DECEMBER 31,
                                                                           --------------------------------
                                                                             1994       1995        1996
                                                                           ---------  ---------  ----------
Taxes computed at statutory rate.........................................  $   4,745  $   5,564  $  (16,797)
State income taxes (net of federal benefit)..............................        882      1,462         (55)
Taxes above the U.S. rate on earnings deemed repatriated.................      1,722        105       2,630
Foreign taxes............................................................         --         --         886
Amortization of non-deductible intangibles...............................        442        442         574
Acquired in-process research and development.............................         --         --      14,960
Items affected by valuation allowance....................................         --         --       1,029
Federal tax credits......................................................         --         --      (2,196)
Miscellaneous............................................................        519        526         239
                                                                           ---------  ---------  ----------
Provision for income taxes...............................................  $   8,310  $   8,099  $    1,270
                                                                           ---------  ---------  ----------
                                                                           ---------  ---------  ----------



    The components of the net deferred tax assets included in other assets as of December 31, 1995 and 1996 are as follows:



                                                                                       1995       1996
                                                                                     ---------  ---------
Deferred tax assets:
  Net operating loss carryforwards.................................................  $      --  $  13,056
  Accrued liabilities and reserves.................................................      3,003     19,943
  Unearned income..................................................................      2,085      1,979
  Inventory........................................................................        966      2,450
  Intangible assets................................................................        778         --
  Fixed assets.....................................................................         71         18
  Credit carryforwards.............................................................         --      2,432
  Miscellaneous....................................................................        369        213
                                                                                     ---------  ---------
                                                                                         7,272     40,091
  Valuation allowance..............................................................         --     (1,029)
                                                                                     ---------  ---------
  Total deferred tax assets........................................................      7,272     39,062
Deferred tax liabilities:
  Intangible assets................................................................         --     36,979
  Miscellaneous....................................................................        154      1,459
                                                                                     ---------  ---------
Net deferred tax assets............................................................  $   7,118  $     624
                                                                                     ---------  ---------
                                                                                     ---------  ---------



    As of December 31, 1996, the Company had federal and state net operating loss carryforwards of approximately $35,530 and $21,129, respectively. Additionally, as of December 31, 1996 the Company had a foreign tax credit carryforward of approximately $2,058 for federal tax purposes and research and development tax credits of approximately $138 and $358 for federal and state purposes, respectively. The federal and state net operating loss carryforwards expire from 1999 to 2011. The foreign tax credit expires in 2001 and the research and development tax credit expires from 2009 to 2011.

                              IVAC HOLDINGS, INC.

                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



NOTE 5--INCOME TAXES (CONTINUED)


    As a result of certain changes in the Company's stock ownership which occurred during the year, portions of the above described carryforwards are subject to annual income offset limitations on a prospective basis. Accordingly, approximately $25,874 and $4,629 of the federal and state net operating loss carryforwards and approximately $115 and $342 of the federal and state research and development credits are, in general, subject to annual limitations of approximately $3,700. Additionally, certain built-in gains recognized by the Company will increase the annual utilization rate of the net operating losses. Finally, the Company possesses certain unrealized built-in losses which will be subject to the annual utilization limitation when recognized.



NOTE 6--MANDATORILY REDEEMABLE EQUITY SECURITIES



    Mandatorily redeemable equity securities comprise the following:



                                                                                            DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1994       1995       1996
                                                                                   ---------  ---------  ---------
Preferred stock (includes accrued dividends of $5,137 and $11 at December 31,
  1994 and 1995).................................................................  $  18,137  $  12,131  $      --
Common stock warrant (includes cumulative accretion to estimated redemption price
  of $2,491 and $8,991 at December 31, 1994 and 1995)............................      5,000     11,500         --
                                                                                   ---------  ---------  ---------
                                                                                   $  23,137  $  23,631  $      --
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------



MANDATORILY REDEEMABLE PREFERRED STOCK:



    At December 31, 1995, the Company had 1,212 shares of $0.01 par value mandatorily redeemable preferred stock ("12% Preferred Stock") outstanding, all of which were owned by AM. The 12% Preferred Stock had a stated value of $10,000 per share. During 1995 and 1996, the Company redeemed 88 and 335 shares, respectively, of its 12% Preferred Stock from AM for $880 and $3,350, respectively. In June 1996, AM contributed to the Company $8,776 representing the outstanding par value and accrued dividends on all the remaining outstanding shares of the Company's 12% Preferred Stock. The preferred shares were then canceled. The Company made dividend payments to AM of $2,273, $6,684 and $4,067 during 1994, 1995 and 1996, respectively, related to the 12% Preferred Stock.



COMMON STOCK WARRANT:



    In connection with the GECC revolving credit facility (Note 4), IMED issued a warrant allowing GECC to purchase up to 10% of IMED's common stock on a fully-diluted basis for nominal consideration, subject to adjustment as provided in the loan agreement, and exercisable at any time until August 12, 2004. On an annual basis, IMED adjusted the carrying value of the warrant based on its estimated fair value. In June 1996, AM purchased the GECC warrant for $12,500. The warrant acquired by AM was then canceled.



NOTE 7--STOCK OPTION PLANS



    AM maintains several stock option plans under which incentive stock options may be granted to key employees of the Company and nonqualified stock options may be granted to key employees, directors, officers, independent contractors and consultants.

                              IVAC HOLDINGS, INC.

                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



NOTE 7--STOCK OPTION PLANS (CONTINUED)


    The exercise price for incentive stock options generally may not be less than the underlying stock's fair market value at the grant date. The exercise price for non-qualified stock options granted to non-directors will not be less than the par value of a share of common stock, as determined by a committee appointed by AM's Board of Directors ("the Committee"). The exercise price for non-qualified stock options granted to directors may not be less than the underlying stock's fair market value at the grant date.



    Options granted to non-directors generally vest and become exercisable as determined by the Committee. Options granted to directors generally vest and become exercisable over a three year period. Options granted to non-directors generally expire upon the earlier of the termination of the optionee's employment or ten years from the grant date. Options granted to directors generally expire upon the earlier of the date the optionee is no longer a director or five years from the grant date.



STOCK OPTION ACTIVITY:



    Activity for fiscal 1994, 1995 and 1996 with respect to these plans is as follows:



                                                                               SHARES
                                                                             UNDERLYING   OPTION PRICE
                                                                              OPTIONS      PER SHARE
                                                                             ----------  --------------
Outstanding at December 31, 1993...........................................     470,656  $  4.47-$16.94
  Canceled.................................................................    (143,150) $  6.93-$16.94
                                                                             ----------
Outstanding at December 31, 1994...........................................     327,506  $  4.47-$16.94
  Granted..................................................................   1,270,107  $  1.81-$ 3.03
  Canceled.................................................................    (504,796) $  1.81-$16.94
                                                                             ----------
Outstanding at December 31, 1995...........................................   1,092,817  $  1.81-$ 6.93
  Granted..................................................................   2,860,620  $  2.28-$ 3.78
  Exercised................................................................     (14,125) $  1.81-$ 1.81
  Canceled.................................................................    (307,466) $  1.81-$ 3.47
                                                                             ----------
Outstanding at December 31, 1996...........................................   3,631,846  $  1.81-$ 6.93
                                                                             ----------



    At December 31, 1996 options for 683,196 shares were exercisable at $1.81 - $6.93 under the plans and 2,404,209 shares were available for future grant. Additionally, as of December 31, 1996, 6,121,700 shares of common stock were reserved for issuance pursuant to AM's stock option plans.



    The Company adopted Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) during the year ended December 31, 1996. In accordance with the provisions of SFAS 123, the Company applied APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans other than for options granted to non-employees. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under

                              IVAC HOLDINGS, INC.

                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



NOTE 7--STOCK OPTION PLANS (CONTINUED)


these plans consistent with the methodology prescribed by SFAS 123, the Company's net income would be reduced to the pro forma amounts indicated below:



                                                                               DECEMBER 31,
                                                                           ---------------------
                                                                             1995        1996
                                                                           ---------  ----------
Net income (loss):
  As reported............................................................  $   8,266  $  (50,674)
  Pro forma..............................................................  $   7,787  $  (51,909)



    These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for the years ended December 31, 1996 and 1995, respectively; dividend yields of 0%, expected volatility of 180% and 183%, risk free interest rates of 6.2% and 6.5%, and expected lives ranging from 2 to 7 years.



    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because AM's employee stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock based compensation plans.



    The following table summarizes information about employee stock-based compensation plans outstanding at December 31, 1996:



   OPTIONS OUTSTANDING AND EXERCISABLE BY PRICE RANGE AS OF DECEMBER 31, 1996
               (OPTIONS OUTSTANDING AND EXERCISABLE IN THOUSANDS)



                               WEIGHTED
                                AVERAGE       WEIGHTED                  WEIGHTED
  RANGE OF                     REMAINING       AVERAGE                   AVERAGE
  EXERCISE       NUMBER       CONTRACTUAL     EXERCISE      NUMBER      EXERCISE
   PRICES      OUTSTANDING    LIFE-YEARS        PRICE     EXERCISABLE     PRICE
-------------  -----------  ---------------  -----------  -----------  -----------
$1.81-$2.94     1,220,962           8.04      $    2.08      216,062    $    1.94
$3.00-$3.78     2,410,484           9.85      $    3.07      466,734    $    3.08
$6.93-$6.93           400           3.81      $    6.93          400    $    6.93
               -----------                                -----------
                3,631,846                                    683,196
               -----------                                -----------
               -----------                                -----------



NOTE 8--BENEFIT PLANS



PENSION PLANS:



    The Company had a defined benefit pension plan (the "Plan") which covered substantially all of its U.S. employees as of December 31, 1993. On December 1, 1993, the Company's Board of Directors approved amendments to the Plan provisions which include, among other matters, cessation of benefit

                              IVAC HOLDINGS, INC.

                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



NOTE 8--BENEFIT PLANS (CONTINUED)


accruals after December 31, 1993. All earned benefits as of that date were preserved and the Company will continue to contribute to the Plan as necessary to fund earned benefits. No contributions to the Plan were required during 1995 or 1996 due to the prepaid position of the Plan during those years.



    The following table sets forth the Plan's estimated funded status and amounts recognized in the Company's balance sheet:



                                                                                        DECEMBER 31,
                                                                                    --------------------
                                                                                      1995       1996
                                                                                    ---------  ---------
DOMESTIC
Actuarial present value of benefit obligation:
  Vested benefit obligation.......................................................  $  10,343  $   9,733
                                                                                    ---------  ---------
                                                                                    ---------  ---------
  Accumulated benefit obligation..................................................  $  10,440  $   9,822
                                                                                    ---------  ---------
                                                                                    ---------  ---------
  Projected benefit obligation for service rendered to date.......................  $  10,440  $   9,822
Plan assets at fair value, consisting of equity and fixed income mutual funds.....     11,305     13,053
                                                                                    ---------  ---------
Plan assets greater than projected benefit obligation.............................        865      3,231
Unrecognized net gain.............................................................       (697)    (2,940)
                                                                                    ---------  ---------
Prepaid pension cost..............................................................  $     168  $     291
                                                                                    ---------  ---------
                                                                                    ---------  ---------



    The components of net periodic pension cost (benefit) are as follows:



                                                                                    YEAR ENDED
                                                                                   DECEMBER 31,
                                                                          -------------------------------
                                                                            1994       1995       1996
                                                                          ---------  ---------  ---------
Service cost-benefits earned during the period..........................  $     143  $     146  $     181
Interest cost on projected benefit obligation...........................        631        608        706
Actual return on Plan assets............................................        263     (2,494)    (1,896)
Amortization and deferred amounts.......................................     (1,075)     1,666        886
Employee contributions..................................................         --         --         --
                                                                          ---------  ---------  ---------
Net periodic pension cost (benefit).....................................  $     (38) $     (74) $    (123)
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------
Assumptions used in the accounting are as follows:
  Discount rates........................................................       8.56%      6.82%      7.45%
  Rates of increase in compensation levels..............................        N/A        N/A        N/A
  Expected long-term rates of return on assets..........................       9.00%      9.00%      9.00%

                              IVAC HOLDINGS, INC.

                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



NOTE 9--LEASES



LEASE RECEIVABLES:



    The Company leases instruments to customers under capital and operating lease contracts with terms ranging generally from 1 to 6 years. Certain capital lease agreements obligate the lessee to purchase a specified annual minimum of disposable sets and payment of liquidating damages if agreement is terminated by lessee. Anticipated future minimum lease receivables as of December 31, 1996 are as follows:



                                                                           CAPITAL    OPERATING
YEAR ENDING DECEMBER 31:                                                   LEASES      LEASES
------------------------------------------------------------------------  ---------  -----------
1997....................................................................  $  20,530   $   2,023
1998....................................................................     15,029       1,688
1999....................................................................     10,640       1,417
2000....................................................................      5,896         688
2001....................................................................      2,235          53
Thereafter..............................................................      2,204          30
                                                                          ---------  -----------
Total minimum lease receivables.........................................  $  56,534   $   5,899
                                                                          ---------  -----------
                                                                          ---------  -----------



    The net investment in sales-type and direct financing leases consists of the following:



                                                                               DECEMBER 31,
                                                                         ------------------------
                                                                            1995         1996
                                                                         -----------  -----------
Minimum lease payments.................................................      25,978       56,534
Unguaranteed residual value of leased equipment........................         727          789
Unearned interest income...............................................      (4,096)     (10,750)
Allowance for uncollectible receivables................................        (396)      (2,502)
                                                                         -----------  -----------
Net investment in sales-type and direct financing leases...............      22,213       44,071
Current portion........................................................      (7,034)     (16,795)
                                                                         -----------  -----------
Net investment in sales-type and direct financing leases...............      15,179       27,276
                                                                         -----------  -----------
                                                                         -----------  -----------



    Operating lease revenue totaled $2,033, $1,476 and $1,521 during 1994, 1995 and 1996, respectively.

                              IVAC HOLDINGS, INC.

                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



NOTE 9--LEASES (CONTINUED)


LEASE COMMITMENTS:



    The Company leases buildings and equipment under non-cancelable operating leases with terms ranging from 2 to 10 years. Scheduled future minimum lease commitments as of December 31, 1996 are as follows:



YEAR ENDING DECEMBER 31:
-----------------------------------------------------------------------------------
1997...............................................................................  $   4,838
1998...............................................................................      3,738
1999...............................................................................      3,355
2000...............................................................................      3,125
2001...............................................................................      3,144
Thereafter.........................................................................     14,301
                                                                                     ---------
                                                                                     $  32,501
                                                                                     ---------
                                                                                     ---------



    Rental expense was $3,679, $3,138 and $3,468 during 1994, 1995 and 1996, respectively.



NOTE 10--RESTRUCTURING CHARGES



    In connection with the Merger, management performed an extensive review of the operating activities of both IMED and IVAC in order to reduce costs and maximize synergies. Management identified duplicative costs to eliminate and developed and implemented plans to consolidate and integrate the companies' operations including product strategies, manufacturing, service centers, research and development, marketing plans and other administrative functions. As a result, the Company has recorded a non-recurring charge related to the implementation of these plans in the amount of approximately $15,300 in 1996.



    This restructuring and integration expense is comprised of approximately $10,600 of restructuring costs and approximately $4,700 of integration costs. Estimated dealer termination costs as well as severance and benefits costs related to the acquired company's personnel in the amount of approximately $2,800 were also accrued at the acquisition date. The remaining unpaid portion of approximately $2,700 is included in accrued restructuring costs at December 31, 1996 and is expected to be paid during 1997. In accordance with generally accepted accounting principles, such items effectively increased the amount of goodwill recorded in connection with the Merger and were not included in the approximately $15,300 restructuring and integration expense included in the consolidated statement of operations for the year ended December 31, 1996. At December 31, 1996, the Company has approximately $15,100 accrued related to restructuring and integration costs.



    In connection with the Company's restructuring plans, in December 1996 management provided termination notifications to 225 employees from all functional areas of the Company. Accrued restructuring costs at December 31, 1996 includes approximately $4,400 of employee termination costs which were charged to the 1996 consolidated operating results and approximately $1,800 of employee termination costs which were recorded in purchase accounting. Approximately $260 of termination costs were paid during 1996.

                              IVAC HOLDINGS, INC.

                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



NOTE 11--RELATED PARTY ARRANGEMENTS AND COMMITMENTS



    In October 1991, IMED sold certain European assets to Pharmacia and entered into a marketing, distribution and development arrangement with Pharmacia (the "Pharmacia Transaction"), pursuant to which Pharmacia obtained the exclusive right to market and distribute IMED's infusion products in a territory that includes most of Europe. In August 1994, the Company, IMED and Pharmacia amended their distribution agreement. Under the terms of the Amended and Restated Distribution Agreement ("Amended Distribution Agreement"), Pharmacia retains the exclusive right (subject to certain exceptions) to distribute IMED's infusion products in the territory that includes most of Europe. Under the Amended Distribution Agreement, Pharmacia has the right not to distribute certain products currently under development by IMED. In the event of such an election, IMED has the right to sell such products directly or through others, and under certain circumstances, has the right to repurchase from Pharmacia the distribution rights to IMED products currently distributed by Pharmacia in the territory. During 1996, the Company entered into an agreement with its European marketing and distribution partner, Pharmacia & Upjohn, Inc. ("Pharmacia") to reacquire for approximately $11,000 the European distribution rights to its intravenous infusion pumps and related disposable administration sets and certain related assets. The purchase price was allocated between the tangible assets and the distribution fee based upon their estimated fair values. The amount allocated to the distribution fee has been capitalized net of the unamortized deferred revenue resulting from the 1991 sale of its European distribution rights to Pharmacia which was being amortized over the 15-year term of the original agreement. The net distribution fee is being amortized over approximately 10 years, which represents the remaining term of the 1991 distribution agreement.



    In June 1996, AM purchased GECC's warrant to acquire common shares equal to 10% of IMED's common stock, on a fully diluted basis, for $12,500. The warrant acquired by AM was then canceled (Note 6).



    Effective June 30, 1996, AM made non-cash contributions totaling $41,160 to IMED. Included in this capital contribution was $2,885, representing AM's net carrying value of certain patents which up to June 30, 1996 had been licensed to IMED for $1,100 per year. Amounts accrued to AM under this license as well as other intercompany charges due to AM totaling $9,399 were contributed to IMED. Additionally, AM contributed $8,776 representing the outstanding par value and accrued dividends on all outstanding shares of the Company's 12% preferred stock. The preferred shares were then canceled (Note 6).



    Pursuant to IMED's tax sharing agreement with AM, for Federal and California income tax purposes, IMED was required to calculate its current income tax liability on a stand-alone basis as if it were not included in the AM consolidated income tax return. The resulting tax liability was payable to AM. Due to restrictions on payments from IMED to AM contained in the GECC revolving credit facility agreement, income tax payments to AM were limited to actual tax liabilities of the AM consolidated group. Due to losses incurred at the AM level which have served to reduce the consolidated taxable income, the income tax liabilities recorded by IMED on a stand-alone basis have been significantly greater than the amounts actually paid to AM. As of June 30, 1996 AM agreed to contribute to IMED's stockholder's equity, income tax payments due from IMED but which could not be paid pursuant to the GECC revolving credit facility. As a result of this agreement, approximately $20,100 was credited to IMED's capital in excess of par and the corresponding income tax liabilities were eliminated from the IMED consolidated balance sheet. Such liabilities amounted to approximately $18,900 at December 31, 1995 and were included in non-current liabilities as amounts due to related parties at December 31, 1995.

                              IVAC HOLDINGS, INC.

                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



NOTE 11--RELATED PARTY ARRANGEMENTS AND COMMITMENTS (CONTINUED)


    During November 1996, in connection with the Merger, AM contributed $19,588 to IMED.



NOTE 12--GEOGRAPHIC INFORMATION



                                                                          YEAR ENDED DECEMBER 31,
                                                                     ----------------------------------
                                                                        1994        1995        1996
                                                                     ----------  ----------  ----------
NET SALES TO UNAFFILIATED CUSTOMERS:
  United States....................................................  $   99,228  $  102,830  $  111,877
  Australia........................................................       5,020       5,841       7,723
  United Kingdom...................................................          --          --       6,100
  Canada...........................................................       3,489       3,880       5,377
  Other............................................................       4,385          --       5,294
                                                                     ----------  ----------  ----------
    Net sales as reported in the accompanying statement of
      operations...................................................  $  112,122  $  112,551  $  136,371
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------
INTERGEOGRAPHIC SALES:
  United States....................................................  $    7,668  $    6,973  $   17,133
  United Kingdom...................................................          --          --       2,891
  Other............................................................       6,565          --          --
                                                                     ----------  ----------  ----------
    Total intergeographic sales....................................  $   14,233  $    6,973  $   20,024
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------
INCOME (LOSS) BEFORE INCOME TAXES:
  United States....................................................  $   14,276  $   16,650  $  (45,023)
  Australia........................................................         753       1,123       1,253
  United Kingdom...................................................          --          --      (2,050)
  Canada...........................................................        (289)       (194)       (248)
  Other............................................................       1,633          --         468
  Lease interest income............................................       2,449       2,333       2,501
  Eliminations and adjustments.....................................      (1,813)     (1,144)       (509)
                                                                     ----------  ----------  ----------
  Income (loss) from operations....................................      17,009      18,768     (43,608)
                                                                     ----------  ----------  ----------
  Interest expense.................................................      (2,805)     (2,052)     (6,303)
  Interest income..................................................          12          28         184
  Other income (expense), net......................................        (261)       (379)        323
                                                                     ----------  ----------  ----------
    Income (loss) before income taxes..............................  $   13,955  $   16,365  $  (49,404)
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------

                              IVAC HOLDINGS, INC.

                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



NOTE 12--GEOGRAPHIC INFORMATION (CONTINUED)



                                                                                       DECEMBER 31,
                                                                                  ----------------------
                                                                                     1995        1996
                                                                                  ----------  ----------
IDENTIFIABLE ASSETS:
  United States.................................................................  $  124,756  $  546,088
  Australia.....................................................................       3,794       6,405
  United Kingdom................................................................          --      28,243
  Canada........................................................................       3,258       5,855
  Other.........................................................................          51      24,583
  Eliminations and adjustments..................................................      (9,262)    (25,033)
                                                                                  ----------  ----------
    Total assets as reported in the accompanying balance sheet..................  $  122,597  $  586,141
                                                                                  ----------  ----------
                                                                                  ----------  ----------



    Other net sales to unaffiliated customers, intergeographic sales and income
(loss) before income taxes include results of operations in Germany, Spain, France, Sweden, Holland, and Belgium that are individually less than 10% of the absolute amount of net sales to unaffiliated customers, intergeographic sales and income (loss) before income taxes.



NOTE 13--SUPPLEMENTAL INFORMATION TO STATEMENTS OF CASH FLOWS



    Federal, state and foreign income taxes paid during 1994, 1995 and 1996 totaled $1,325, $1,487 and $3,592, respectively. Interest paid during 1994, 1995 and 1996 totaled $2,365, $1,765 and $1,865, respectively.



NOTE 14--LITIGATION AND CONTINGENCIES



    The Company is a defendant in a lawsuit which alleges infringement of two patents used in the Company's vital signs products. The lawsuit seeks injunctive relief, treble damages and the recovery of costs and attorney fees. The discovery phase of the lawsuit has recently commenced. The Company believes it has sufficient defenses to all claims, including the defenses of noninfringement and invalidity. However, there can be no assurance that the Company will successfully defend all claims and the failure of the Company to successfully prevail in this lawsuit could have a material adverse effect on the Company's operations, financial condition and cash flows.



    The Company is also a defendant in various actions, claims, and legal proceedings arising from its normal business operations. Management believes they have meritorious defenses and intends to vigorously defend against all allegations and claims. As the ultimate outcome of these matters is uncertain, no contingent liabilities or provisions have been recorded in the accompanying financial statements for such matters. However, in management's opinion, based on discussions with legal counsel, liabilities arising from such matters, if any, will not have a material adverse effect on consolidated financial position, results of operations or cash flows.

                              IVAC HOLDINGS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET


                    (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)


                                                                     DECEMBER     SEPTEMBER
                                                                        31,          30,
                                                                       1995          1996
                                                                    -----------  ------------
                                                                                 (UNAUDITED)
                                           ASSETS
Current assets:
  Cash and cash equivalents.......................................  $   18,308   $    10,447
  Accounts receivable, net........................................      54,133        46,435
  Current portion of contract receivables, net....................       5,414         6,034
  Inventories, net................................................      34,625        39,646
  Prepaid expenses and other assets...............................       3,143         2,490
                                                                    -----------  ------------
        Total current assets......................................     115,623       105,052

Long-term contract receivables, net...............................      19,957        18,232
Property, plant and equipment, net................................      48,277        44,966
Intangible assets, net............................................      30,893        21,105
Other long-term assets............................................       1,245         1,626
                                                                    -----------  ------------
                                                                    $  215,995   $   190,981
                                                                    -----------  ------------
                                                                    -----------  ------------

                       LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable and accrued warranty...........................  $   21,355   $    20,565
  Accrued employee liabilities....................................       9,528         8,182
  Current portion of long-term debt...............................       8,091        17,534
  Other current liabilities.......................................      34,799        34,599
                                                                    -----------  ------------
        Total current liabilities.................................      73,773        80,880

Long-term debt....................................................     157,694       142,955
Other non-current liabilities.....................................       5,043         2,737

Shareholders' equity (deficit):
  Common stock:
  Class A, $.01 par value; 60,000,000 shares authorized;
    20,000,938 and 20,017,627 issued and outstanding at December
    31, 1995 and September 30, 1996, respectively.................         200           200
  Class B, $.01 par value; 20,000,000 shares authorized;
    19,532,630 and 19,654,744 issued and outstanding at December
    31, 1995 and September 30, 1996, respectively.................         195           197
  Additional paid-in capital......................................      33,308        33,458
  Note receivable from stockholder................................          (8 )          (6 )
  Deferred compensation...........................................          --           (64 )
  Accumulated deficit.............................................     (56,057 )     (70,166 )
  Foreign currency translation adjustment.........................       1,847           790
                                                                    -----------  ------------
        Total shareholders' equity (deficit)......................     (20,515 )     (35,591 )
                                                                    -----------  ------------
                                                                    $  215,995   $   190,981
                                                                    -----------  ------------
                                                                    -----------  ------------

     See accompanying notes to condensed consolidated financial statements.

                              IVAC HOLDINGS, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


                                                                                           NINE MONTHS ENDED
                                                                                             SEPTEMBER 30,
                                                                                         ----------------------
                                                                                            1995        1996
                                                                                         ----------  ----------
Net sales..............................................................................  $  174,663  $  170,155
Cost of sales..........................................................................     118,255      98,836
                                                                                         ----------  ----------
        Gross profit...................................................................      56,408      71,319

Sales and marketing....................................................................      32,470      28,872
General and administrative.............................................................      18,529      17,479
Research and development...............................................................      10,111       7,663
Restructuring and special items........................................................       4,460      17,396
Purchased research and development.....................................................      19,883          --
                                                                                         ----------  ----------

        Total operating expense........................................................      85,453      71,410

Contract interest income...............................................................       2,130       1,812
                                                                                         ----------  ----------
        (Loss) income from operations..................................................     (26,915)      1,721

Interest expense, net..................................................................     (19,686)    (13,396)
                                                                                         ----------  ----------
Loss before income taxes...............................................................     (46,601)    (11,675)
Provision for (benefit from) income taxes..............................................      (3,270)      2,434
                                                                                         ----------  ----------
Net loss...............................................................................  $  (43,331) $  (14,109)
                                                                                         ----------  ----------
                                                                                         ----------  ----------


     See accompanying notes to condensed consolidated financial statements.

                              IVAC HOLDINGS, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


                                                                                           NINE MONTHS ENDED
                                                                                             SEPTEMBER 30,
                                                                                        -----------------------
                                                                                           1995         1996
                                                                                        -----------  ----------
Net cash provided by operating activities.............................................  $    28,544  $   15,485

Cash flows from investing activities:
  Acquisitions, net of cash and cash equivalents acquired.............................     (185,955)         --
  Capital expenditures, net...........................................................       (7,738)    (12,957)
                                                                                        -----------  ----------
Net cash used by investing activities.................................................     (193,693)    (12,957)
                                                                                        -----------  ----------

Cash flows from financing activities:
  Capital contributions...............................................................       20,000          --
  Borrowings under term loan and revolving credit arrangements........................       68,500       3,000
  Exercise of stock options...........................................................           --          37
  Payment on note receivable from stockholder.........................................           --           2
  Proceeds from bridge notes..........................................................       80,000          --
  Proceeds from junior notes..........................................................       30,000          --
  Repayment of term loan and revolving debt...........................................      (10,000)     (7,500)
  Payment of other debt obligations...................................................           --      (4,533)
  Debt issue costs....................................................................       (6,566)        (39)
  Capital lease payments..............................................................         (260)       (299)
                                                                                        -----------  ----------
Net cash (used) provided by financing activities......................................      181,674      (9,332)
                                                                                        -----------  ----------
Effect of exchange rate changes on cash...............................................        1,401      (1,057)
                                                                                        -----------  ----------
Net (decrease) increase in cash and cash equivalents..................................       17,926      (7,861)
Cash and cash equivalents at the beginning of the period..............................            0      18,308
                                                                                        -----------  ----------
Cash and cash equivalents at the end of the period....................................  $    17,926  $   10,447

Supplemental disclosure of non-cash financing activities:
  Contribution of River capital stock.................................................  $    13,333          --
                                                                                        -----------  ----------
                                                                                        -----------  ----------


     See accompanying notes to condensed consolidated financial statements.

                              IVAC HOLDINGS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

NOTE 1--BUSINESS

    IVAC Holdings, Inc. ("Holdings" or the "Company"), through its wholly owned subsidiaries, designs, manufactures, distributes and services intravenous infusion therapy and vital signs measurement instruments and related disposables and accessories. The Company sells a full range of products to hospitals and alternate site facilities in the United States, Canada and Europe.

    In management's opinion, the accompanying unaudited condensed consolidated financial statements of the Company for the nine months ended September 30, 1996 and 1995 have been prepared in accordance with generally accepted accounting principles for interim financial statements and include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position, results of operations and cash flows for all periods presented. All such financial statements are unaudited except for the December 31, 1995 balance sheet. The unaudited condensed consolidated financial statements include the accounts and results of operations of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated. Interim operating results are not necessarily indicative of operating results for the full year. These financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 1995.

NOTE 2--INVENTORIES

    Inventories at December 31, 1995 and September 30, 1996 consisted of:

                                                                  DECEMBER 31,  SEPTEMBER 30,
                                                                      1995          1996
                                                                  ------------  -------------
Finished products...............................................   $   14,998     $  16,464
Work-in-process.................................................        3,472         7,237
Raw materials...................................................       17,867        19,254
                                                                  ------------  -------------
                                                                       36,337        42,955
Less reserves...................................................       (1,712)       (3,309)
                                                                  ------------  -------------
                                                                   $   34,625     $  39,646
                                                                  ------------  -------------
                                                                  ------------  -------------

NOTE 3--LONG-TERM DEBT


    On March 29, 1996, the Company amended and restated its Bank Credit Facility. Outstanding indebtedness under the amended and restated senior credit facility (the "Facility") matures on March 29, 1999. The facility provides for borrowings of up to $40,000 and is secured by substantially all of the Company's domestic assets. Borrowings under the Facility bear interest at a rate equal to the Alternate Base Rate (as defined in the Facility) plus 0.25% or Adjusted LIBOR plus 1.50%, at the option of the Company. The interest rate is also subject to change quarterly based upon certain debt and interest coverage ratios. The Company has in place an interest rate swap agreement to fix the rate of interest payable on a portion of the term loan principal borrowed under the Bank Credit Facility. The interest rate swap agreement was not amended or terminated in connection with the amendment and restatement of the Bank Credit Facility.

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

NOTE 4--LITIGATION

    The Company is a party to various other legal actions which have occurred in the normal course of business. Management believes the Company has meritorious defenses and intends to defend vigorously against these allegations and claims. In management's opinion, liabilities arising from the above matters, if any, will not have a material adverse effect on the Company's consolidated financial position or results of operations.


NOTE 5--RIVER MEDICAL, INC. DIVESTITURE



    The Company closed River on June 30, 1996 and is divesting the subsidiary's assets. River's primary assets include patents, technologies, trade secrets, inventories and manufacturing equipment which were unique to River. During the three months ended June 30, 1996, the Company recorded a restructuring charge of $17,396, including the write down of $5,280 in intangibles, $5,137 in property and equipment and $1,395 of inventory, based upon estimated salvage and resale values of the assets. The restructuring charge also included approximately $5,584 in exit and severance costs calculated at the present value of the estimated amount to be paid. At September 30, 1996, the related accrual balance of $6,159 was comprised primarily of severance, legal and building lease costs.



    Revenues directly attributable to River for the nine-month periods ended September 30, 1995 and 1996 were $555 and $373, respectively. Related costs and expenses were $14,660 and $19,259, respectively.


NOTE 6--MERGER AGREEMENT


    On August 23, 1996, the Company entered into an Agreement and Plan of Merger among the Company; IVAC Medical Systems, Inc.; IMED Corporation ("IMED"), a subsidiary of Advanced Medical, Inc.; a wholly owned subsidiary of IMED and the holders of Common Stock of Holdings named therein, pursuant to which IMED will acquire, directly or indirectly through a wholly owned subsidiary, 100% of the capital stock of Holdings for approximately $400,000 less certain indebtedness.The proposed transaction received regulatory approval in October 1996 and is subject to certain other closing conditions, including the completion of the financing necessary to consummate the merger (the "Merger").

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of IVAC Holdings, Inc.

    In our opinion, the, accompanying consolidated balance sheet and the related consolidated statements of operations, of cash flows and of shareholders' equity (deficit) present fairly, in all material respects, the financial position of IVAC Holdings, Inc. and its subsidiaries at December 31, 1995, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

San Diego, California
March 29, 1996

                              IVAC HOLDINGS, INC.

                           CONSOLIDATED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

                                                                                                      DECEMBER 31,
                                                                                                          1995
                                                                                                      -------------
                                                      ASSETS
Current assets:
  Cash and cash equivalents.........................................................................  $     18,308
  Accounts receivable, net..........................................................................        54,133
  Current portion of contract receivables, net......................................................         5,414
  Inventories.......................................................................................        34,625
  Prepaid expenses and other assets.................................................................         3,143
                                                                                                      -------------
      Total current assets..........................................................................       115,623

Long-term contract receivables, net.................................................................        19,957
Property, plant and equipment, net..................................................................        48,277
Intangible assets, net..............................................................................        30,893
Other long-term assets..............................................................................         1,245
                                                                                                      -------------
                                                                                                      $    215,995
                                                                                                      -------------
                                                                                                      -------------

                                  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable..................................................................................  $     14,407
  Accrued warranty..................................................................................         6,948
  Accrued employee liabilities......................................................................         9,528
  Current portion of long-term debt.................................................................         8,091
  Other current liabilities.........................................................................        34,799
                                                                                                      -------------
      Total current liabilities.....................................................................        73,773

Long-term debt......................................................................................       157,694
Other non-current liabilities.......................................................................         5,043

Commitments and contingencies (Note 11)

Shareholders' equity (deficit):
Common stock:
  Class A, $.01 par value; 60,000,000 shares authorized;
    20,000,938 issued and outstanding...............................................................           200
  Class B, $.01 par value; 20,000,000 shares authorized;
    19,532,630 issued and outstanding...............................................................           195
Additional paid-in capital..........................................................................        33,308
Note receivable from shareholder....................................................................            (8)
Accumulated deficit.................................................................................       (56,057)
Foreign currency translation adjustment.............................................................         1,847
                                                                                                      -------------
      Total shareholders' equity (deficit)..........................................................       (20,515)
                                                                                                      -------------
                                                                                                      $    215,995
                                                                                                      -------------
                                                                                                      -------------

          See accompanying notes to consolidated financial statements.

                              IVAC HOLDINGS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                             (DOLLARS IN THOUSANDS)


                                                                                                       YEAR ENDED
                                                                                                      DECEMBER 31,
                                                                                                          1995
                                                                                                      ------------
Net sales...........................................................................................   $  240,971
        Cost of sales...............................................................................      157,869
                                                                                                      ------------
Gross profit........................................................................................       83,102

Sales and marketing.................................................................................       43,994
General and administrative..........................................................................       28,381
Research and development............................................................................       12,083
Purchased research and development..................................................................       22,883
Restructuring and special items.....................................................................        5,944
Other expense, net..................................................................................        1,497
                                                                                                      ------------

        Total operating expense.....................................................................      114,782

Contract interest income............................................................................        3,013
                                                                                                      ------------
        Loss from operations........................................................................      (28,667)
Interest expense, net...............................................................................      (27,476)
                                                                                                      ------------
Loss before income taxes............................................................................      (56,143)
Benefit from income taxes...........................................................................          378
                                                                                                      ------------
Net loss............................................................................................   $  (55,765)
                                                                                                      ------------
                                                                                                      ------------


          See accompanying notes to consolidated financial statements.

                              IVAC HOLDINGS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)


                                                                                                    YEAR ENDED
                                                                                                 DECEMBER 31, 1995
                                                                                                 -----------------
Cash flows from operating activities:
Net loss.......................................................................................      $ (55,765)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization................................................................         23,736
  Debt issuance cost amortization..............................................................          5,902
  Purchased research and development...........................................................         22,883
  Deferred income taxes........................................................................         (1,898)
  Gain on disposal of property, plant and equipment............................................            (55)
  Accretion of discount on Junior Subordinated Notes and Siemens Infusion System Debt..........          4,664
  Changes in assets and liabilities:
    Receivables................................................................................        (11,837)
    Inventories................................................................................         23,176
    Prepaid expenses and other assets..........................................................            223
    Accounts payable...........................................................................          4,975
    Accrued warranty...........................................................................           (557)
    Accrued employee liabilities...............................................................           (900)
    Other current liabilities..................................................................          9,265
    Other non-current liabilities..............................................................           (829)
    Payables to and receivables from Lilly, net................................................         15,160
                                                                                                      --------
        Net cash provided by operating activities..............................................         38,143
                                                                                                      --------
Cash flows from investing activities:
  Acquisitions, net of cash and cash equivalents acquired......................................       (190,793)
  Capital expenditures, net....................................................................        (13,752)
  Proceeds from sale of facility, net..........................................................         25,258
                                                                                                      --------
        Net cash used by investing activities..................................................       (179,287)
                                                                                                      --------
Cash flows from financing activities:
  Capital contributions........................................................................         20,000
  Exercise of stock options....................................................................             70
  Borrowings under term loan and revolving credit arrangements.................................         68,500
  Proceeds from bridge notes...................................................................         80,000
  Proceeds from senior notes...................................................................        100,000
  Proceeds from junior subordinated notes......................................................         30,000
  Repayment of term loan and revolving debt....................................................        (49,000)
  Repayment of bridge notes....................................................................        (80,000)
  Debt issue costs.............................................................................        (11,486)
  Capital lease payments.......................................................................           (479)
                                                                                                      --------
        Net cash provided by financing activities..............................................        157,605
                                                                                                      --------
Effect of exchange rate changes on cash........................................................          1,847
                                                                                                      --------
Net increase in cash and cash equivalents......................................................         18,308
Cash and cash equivalents at the beginning of the year.........................................              0
                                                                                                      --------
Cash and cash equivalents at the end of the year...............................................      $  18,308
                                                                                                      --------
                                                                                                      --------
Supplemental disclosure of cash flow information:
  Cash paid for interest.......................................................................      $  15,380
  Cash paid for income taxes...................................................................      $      12
Supplemental disclosure of non-cash financing activities:
  Contribution of River capital stock..........................................................      $  13,333
  Stock dividend (3 for 1).....................................................................      $     292
  Capital lease financing......................................................................      $   1,200


          See accompanying notes to consolidated financial statements.

                              IVAC HOLDINGS, INC.

            CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

                             (DOLLARS IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31, 1995
                           -------------------------------------------------------------------------------------------------------
                                CLASS A             CLASS B                                                 FOREIGN       TOTAL
                              COMMON STOCK        COMMON STOCK     ADDITIONAL   SHAREHOLDER                CURRENCY    SHAREHOLDERS'
                           ------------------  ------------------    PAID-IN       NOTE      ACCUMULATED  TRANSLATION    EQUITY
                             SHARES    AMOUNT    SHARES    AMOUNT    CAPITAL    RECEIVABLE     DEFICIT    ADJUSTMENT    (DEFICIT)
                           ----------  ------  ----------  ------  -----------  -----------  -----------  -----------  -----------
Contribution of capital:
  Cash....................                                         $   20,000                                          $   20,000
  River capital stock.....  5,000,000  $  50    4,740,388  $  47       13,236                                              13,333
Foreign currency
  translation
  adjustment..............                                                                                $    1,847        1,847
Stock dividend (3 for
  1)...................... 15,000,000    150   14,221,164    142                             $     (292)
Exercise of stock
  options.................        938             571,078      6           72   $       (8)                                    70
Net loss..................                                                                      (55,765)                  (55,765)
                                                                                        --
                           ----------  ------  ----------  ------  -----------               -----------  -----------  -----------
Balance at December 31,
  1995.................... 20,000,938  $ 200   19,532,630  $ 195   $   33,308   $       (8)  $  (56,057)  $    1,847   $  (20,515)
                                                                                        --
                                                                                        --
                           ----------  ------  ----------  ------  -----------               -----------  -----------  -----------
                           ----------  ------  ----------  ------  -----------               -----------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                              IVAC HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

NOTE 1--DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    IVAC Holdings, Inc. ("Holdings" or the "Company"), through its wholly owned subsidiaries, designs, manufactures, distributes and services intravenous infusion therapy and vital signs measurement instruments and related disposables and accessories. The Company sells a full range of products to hospitals and alternate site facilities in the United States, Canada and Europe.


    All outstanding common stock of IVAC Medical Systems, Inc. ("IVAC") is owned by Holdings. On December 30, 1994, DLJ Merchant Banking Partners, L.P. and the related investors (collectively, "DLJMB") and River Medical, Inc. ("River") and related investors ("the River Group") formed Holdings to acquire all of the outstanding stock of IVAC Corporation ("IVAC") from Eli Lilly and Company ("Lilly"). Holdings was formed through the contribution of $20,000 cash from an DLJMB in exchange for 5,000,000 shares (20,000,000 shares after giving effect to 3 for 1 stock split effected in the form of a dividend) of Class A Common Stock and the issuance of 4,740,388 shares (18,961,552 shares after giving effect to 3 for 1 stock split offered in the form of a dividend) of Class B Common Stock in exchange for 100% of the outstanding capital stock of River.



    In connection with the formation of Holdings, after the close of business on December 31, 1994, the Company acquired the outstanding capital stock of IVAC from Lilly for approximately $195,000 in cash, including transaction costs ("the Acquisition"). Concurrently with the closing of the Acquisition, Holdings contributed all of the outstanding capital stock of River to IVAC and, as a result, River became a wholly owned subsidiary of IVAC, renamed as IVAC Medical Systems, Inc. The proceeds received from the investor group were contributed as capital to IVAC Medical Systems, Inc. and recorded as Additional Paid-in Capital in IVAC's financial statements.



    In connection with the Acquisition, Holdings issued Junior Subordinated Notes due 2006 (the "Subordinated Notes") to DLJMB, the River Group and others for an aggregate of $30,000. Interest accrues to principal annually at an effective fixed rate of 13.2%. IVAC does not guarantee repayment of the notes on behalf of Holdings nor are these notes secured by IVAC's assets. The proceeds from the Subordinated Notes were contributed as capital to IVAC Medical Systems, Inc.



    The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated.


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

    Cash equivalents consist of highly liquid investments with maturities of 90 days or less at date purchased.

REVENUE RECOGNITION


    Revenue is recorded upon product shipment, net of an allowance for estimated returns, or service delivery. The Company also sells instruments via long-term financing arrangements to a number of hospitals under No Capital Agreements ("NCA's"). These agreements allow hospitals to acquire instruments with no initial payment. The sales price for the instruments is recovered via surcharges applied to minimum purchase commitments of related disposables. The transactions are akin to sales-type leases as provided for in SFAS 13. The term of the financing is generally three to five years, with interest at rates of

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
9% to 15%. The related contract receivables at December 31, 1995 are presented net of unearned finance revenue of $6,813 which reflects the remaining interest to be earned on unshipped disposables. Unearned finance revenue is calculated using the inherent rate of interest on each NCA, the expected disposable shipment period and the principal balance financed. Finance revenue is recognized as disposables are shipped using a reducing principal balance method which approximates the interest method. Contract provisions include liquidated damage clauses which are sufficient to recover the sales price of the instruments in the event of customer cancellation.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Credit risk associated with this concentration is limited due to the large number and geographic dispersion of the accounts and the overall stability of the hospital industry. Management believes that adequate provision has been made for such credit risk.

INVENTORIES

    Inventories are stated at the lower of cost, determined by the first-in, first-out (FIFO) method, or market. Cost of inventories at the beginning of the year was determined based on an allocation of the purchase price to all assets and liabilities including inventory, as determined by an independent appraisal, at the date of acquisition.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated on the basis of cost. Cost of acquired assets (see Note 3) was determined based on an allocation of the purchase price to all assets and liabilities, as determined by an independent appraisal, at the date of acquisition. Additions to property, plant and equipment, including significant betterments and renewals, are capitalized. Maintenance and repair costs are charged to expense as incurred. Depreciation is computed using the straight-line method over estimated useful lives of 3 to 20 years. Depreciation expense amounted to $15,076 for the year ended December 31, 1995.

INCOME TAXES

    Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax basis of assets and liabilities as well as the expected future tax benefit to be derived from tax loss and tax credit carryforwards. Deferred income tax expense (benefit) is determined as the net change during the year in the deferred income tax asset or liability. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount "more likely than not" to be realized in future tax returns. Tax rate changes are reflected in income during the period such changes are enacted.

FOREIGN CURRENCY TRANSLATION

    The financial statements of the Company's foreign subsidiaries are translated into U.S. dollars using period-end exchange rates for assets and liabilities and weighted average exchange rates during the period

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) for revenues and expenses. Gains and losses from translation are excluded from results of operations and accumulated as a separate component of shareholders' equity.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of the Company's financial instruments, including cash and cash equivalents, trade receivables and payables, approximates their fair value due to their short term maturities. The fair values of the Company's long-term contract receivables are estimated by discounting future cash flows using discount rates that reflect the risk associated with similar types of loans. The fair value of the Company's long-term debt is estimated based on comparison with similar issues or current rates offered to the Company for debt of the same remaining maturities. The estimated fair values of both the Company's long-term contract receivables and long-term debt approximate their carrying values.

STOCK OPTIONS

    In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which establishes a fair value based method of accounting for compensation costs related to stock option plans and other forms of stock based compensation plans as an alternative to the intrinsic value based method of accounting defined under Accounting Principles Board Opinion No. 25. Companies that do not elect the new method of accounting beginning in 1996 will be required to provide pro forma disclosures as if the fair value based method had been applied. The Company anticipates that it will not elect the fair value based method of accounting and will provide pro forma disclosure as required.

INTANGIBLE ASSETS

    Intangible assets are amortized as follows:

Supply agreements.............................    Straight-line         3 years
Trademarks....................................    Straight-line         10 years
Patents.......................................    Straight-line         10 years
Debt acquisition costs........................    Interest method       Terms of related debt
Excess purchase price.........................    Straight-line         10 years

    Intangibles are presented net of accumulated amortization of $11,776. In connection with the acquisition of IVAC, Lilly agreed to continue providing certain administrative services on behalf of IVAC for a period of six months. The amount capitalized as service support agreement ($2,786) has been fully amortized as of December 31, 1995.

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
IMPAIRMENT OF LONG-LIVED ASSETS


    During 1995, the FASB issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which establishes accounting standards for measuring the impairment of long-lived assets, certain identifiable intangibles and excess purchase price related to those assets to be held and used and for long-lived assets and certain intangible assets to be disposed of. In the fourth quarter of 1995, the Company elected to early adopt the new accounting pronouncement. Based upon an analysis performed in accordance with SFAS 121, the Company believes that no material impairments exist at December 31, 1995. Prior to the adoption of SFAS 121, management reviewed long-lived assets for impairment on an annual basis based on undiscounted future cash flows.



PRODUCT WARRANTY



    The Company provides warranties for up to one year on all products and for up to two years on certain products. A provision for the estimated future costs of warranty repair or replacement is provided at the time of sale based upon the Company's historical warranty experience.



REBATES



    The Company provides rebates to customers under certain programs. The estimated costs of these rebates are accrued at the time revenue is recognized.


NOTE 3--THE ACQUISITION AND THE RIVER TRANSACTION


    The Acquisition and the River Transaction have been accounted for under the purchase method as the voting common stock issued was not identical; accordingly, the purchased assets and liabilities have been recorded at their estimated fair value, as determined by independent appraisal, at the date of acquisition. The purchase price of River of $13,333 was determined based on the fair value of the River assets contributed to Holdings relative to the purchase price paid by the DLJMB led investor group for their initial equity in Holdings. The application of the purchase method to the Acquisition and the River Transaction resulted in an excess of cost over net assets acquired of approximately $90,804. The excess purchase price has been allocated to property, plant and equipment ($20,315), inventory ($14,774), intangibles ($23,356) and in-process research and development ($22,883) with a remaining excess purchase price over net assets acquired of $9,476. The allocation of the purchase price to inventory, and subsequent sales of such inventory, resulted in a reduction of $14,744 in 1995 gross profit. The in-process research and development of River and IVAC were charged to earnings in 1995 as the associated products had not reached technological feasibility and had no alternative use. The purchase price allocations reflect the resolution of certain purchase contingencies including the arbitration settlement of a dispute with Lilly over the final IVAC purchase price subsequent to December 31, 1995, the resolution of certain contingent liabilities, and the ultimate realization of certain acquired receivables and property, plant and equipment. Additionally, the Company and Lilly jointly elected to make an Internal Revenue Code Section 338(h)(10) election for Federal and state tax purposes in the third quarter of 1995. This election resulted in treatment of the acquisition as if Lilly sold assets in a taxable transaction and resulted in adjustments to reflect the fair value of the acquired tax assets and liabilities as of the date of purchase.

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--THE ACQUISITION AND THE RIVER TRANSACTION (CONTINUED)
    In conjunction with purchase accounting, the Company recorded a severance liability in the amount of $5,659 pursuant to a plan in place as of the purchase date to subsequently terminate employees. The liability was determined based on the expected employee resources to be terminated at an estimated cost of severance benefits as provided for in the purchase agreement at the time of the Acquisition to include separation payments based on years of service, continued medical benefits and outplacement assistance for a specified time. These costs were paid to employees terminated during the six month period following the Acquisition and did not materially differ from the amount initially accrued.

    In connection with the Acquisition and the River Transaction, certain stockholders of Holdings received approximately $3,650 in connection with the exchange of their capital stock or services rendered. These amounts have been capitalized as a component of the purchase price.

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 4--COMPOSITION OF CERTAIN CONSOLIDATED FINANCIAL STATEMENT CAPTIONS


                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  ------------
Accounts receivable:
  Trade.........................................................................   $   58,677
  Less allowance for doubtful accounts..........................................       (4,544)
                                                                                  ------------
                                                                                   $   54,133
                                                                                  ------------
                                                                                  ------------
Inventories:
  Finished products.............................................................   $   14,998
  Work-in-process...............................................................        3,472
  Raw materials.................................................................       17,867
                                                                                  ------------
                                                                                       36,337
  Less reserves.................................................................       (1,712)
                                                                                  ------------
                                                                                   $   34,625
                                                                                  ------------
                                                                                  ------------
Property, plant and equipment:
  Land..........................................................................   $      640
  Buildings.....................................................................        4,554
  Equipment.....................................................................       50,179
  Construction in process.......................................................        6,341
                                                                                  ------------
                                                                                       61,714
  Less accumulated depreciation.................................................      (13,437)
                                                                                  ------------
                                                                                   $   48,277
                                                                                  ------------
                                                                                  ------------
Intangibles:
  Excess purchase price.........................................................   $    9,476
  Supply agreements.............................................................       10,296
  Trademarks....................................................................        5,140
  Patents.......................................................................        5,186
  Debt acquisition costs........................................................       11,486
  Other.........................................................................        1,085
                                                                                  ------------
                                                                                       42,669
  Less accumulated amortization.................................................      (11,776)
                                                                                  ------------
                                                                                   $   30,893
                                                                                  ------------
                                                                                  ------------
Supply agreements represent noncancellable customer commitments to purchase specified quantities of disposable administration sets and probe covers at contractual prices.

Other current liabilities:
  Accrued expense reimbursement to former parent................................   $   12,212
  Other.........................................................................       22,587
                                                                                  ------------
                                                                                   $   34,799
                                                                                  ------------
                                                                                  ------------

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 5--LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  ------------
Senior notes....................................................................   $  100,000
Term loan borrowings under the Bank Credit Facility.............................       19,500
Junior subordinated notes.......................................................       33,961
Other...........................................................................       12,324
                                                                                  ------------
                                                                                      165,785
Less current portion............................................................       (8,091)
                                                                                  ------------
Long-term debt..................................................................   $  157,694
                                                                                  ------------
                                                                                  ------------

    In connection with the acquisition of IVAC, the Company entered into an $80,000 credit facility (the "Bank Credit Facility") with a syndicate of financial institutions which consists of $60,000 of term loans and a $20,000 revolving credit facility, each of which matures on December 30, 1999. Available funds under the revolving credit facility are limited to the difference between $20,000 and the amount of letters of credit issued under the Bank Credit Facility, which cannot exceed $15,000. Borrowings under the Bank Credit Facility bear interest at a rate equal to the Alternate Base Rate plus 1.75% or Adjusted LIBOR plus 3.00%, at the option of the Company, payable quarterly (10.25% and 8.69%, respectively, at December 31, 1995). The Bank Credit Facility is secured by the stock of IVAC and all of its subsidiaries and substantially all of the assets of Holdings, IVAC and IVAC's domestic subsidiaries. The Bank Credit Facility is guaranteed by Holdings and substantially all of the Company's subsidiaries. As more fully discussed in Note 13, subsequent to December 31, 1995, the Company amended and restated certain terms of the Bank Credit Facility.


    Immediately following the Acquisition, the Company entered into an interest rate swap agreement to fix the rate of interest payable on a portion of the term loan principal borrowed under the Bank Credit Facility. The swap has a three year term and an initial notional amount of $30,000, which amortizes at a rate equal to 50% of the original term loan principal paydown schedule, with quarterly payments at a fixed rate of 11.05% of the outstanding notional amount and quarterly receipts at a LIBOR-based floating rate plus 3.00%. Interest expense related to the swap was $565 for the year ended December 31, 1995.


    The Bank Credit Facility contains covenants which, among other matters, restrict or limit the ability of the Company to pay dividends, incur indebtedness, and make capital expenditures. The Company must also maintain certain ratios regarding interest coverage and leverage, among other restrictions.

    On November 8, 1995, the Company issued $100,000 of senior unsecured public notes (the "Notes") due December 1, 2002. The Notes bear interest at the rate of 9.25% annually, which is payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 1996. The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes prior to maturity. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 1998 at the redemption prices set forth in the indenture plus accrued and unpaid interest to the date of redemption. In addition, at any time prior to December 1, 1998, the Company may redeem the Notes with the proceeds of one or more public offerings of common stock at a redemption price equal to 108.25% of the principal amount plus accrued and unpaid interest; provided that at least

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 5--LONG-TERM DEBT (CONTINUED)
$65,000 in aggregate principal amount of the Notes remain outstanding immediately after the occurrence of each such redemption. In the event of a Change of Control (as defined in the indenture), holders of the Notes will have the right to require the Company to purchase their Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase. The Notes are senior unsecured obligations of the Company and rank senior in right of payment to all subordinated indebtedness of the Company.

    The indenture contains covenants which, among other matters, restrict or limit the ability of the Company to pay dividends, incur indebtedness, make asset sales, create liens and restrict the ability of the Company to enter into mergers, consolidations or sales of all or substantially all of its assets.

    The Company also issued $30,000 of Junior Subordinated Notes due 2006. The notes accrue interest at 13.2% per annum, compounded annually.

    The net proceeds from the bridge notes, Junior Subordinated Notes, and term loan were used to pay the cash purchase price in connection with the Acquisition and to pay fees and expenses related to the Acquisition. The proceeds of the revolving loan will be used for general corporate purposes in the ordinary course of the business.

    Other debt consists of consideration owed to Siemens Infusion Systems, Ltd. ("SIS") resulting from IVAC's acquisition of the MiniMed product line from SIS in 1993. In accordance with the acquisition agreement, IVAC is obligated to pay SIS $1,571 in 1996 based on 1994 product sales and the greater of $3,000 per year or 8% of the prior year's product sales in 1996 through 1999. The minimum $12,000 liability was discounted at an imputed interest rate of 7% and recorded as debt. The unamortized discount, which is amortized using the interest method over the term of the payments, is $1,247 at December 31, 1995.

    The aggregate minimum annual maturities on long-term debt are as follows:

1996..............................................................  $   8,091
1997..............................................................      7,375
1998..............................................................      7,901
1999..............................................................      8,457
2000..............................................................         --
Thereafter........................................................    133,961
                                                                    ---------
                                                                    $ 165,785
                                                                    ---------
                                                                    ---------

NOTE 6--LEASES

    Leases are generally for buildings, computers and office equipment. The leases for the Company's San Diego corporate headquarters and manufacturing facilities provide for scheduled rent increases. Total rent expense amounted to approximately $2,035 for the year ended December 31, 1995.

    The Company maintains a lease line of credit with a leasing company for acquisitions of equipment under capital lease arrangements.

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 6--LEASES (CONTINUED)
    Future minimum payments are as follows:

                                                                                           NONCANCELLABLE
                                                                                 CAPITAL     OPERATING
                                                                                 LEASES        LEASES
                                                                                ---------  --------------
  1996........................................................................  $     770    $    3,413
  1997........................................................................        722         2,931
  1998........................................................................        425         2,990
  1999........................................................................        241         2,916
  2000........................................................................         --         2,803
  Thereafter..................................................................         --        11,298
                                                                                ---------       -------
                                                                                    2,158    $   26,351
                                                                                                -------
                                                                                                -------
  Less amounts representing interest..........................................       (304)
                                                                                ---------
  Capital lease obligations...................................................      1,854
  Less current portion........................................................       (595)
                                                                                ---------
                                                                                $   1,259
                                                                                ---------
                                                                                ---------

NOTE 7--INCOME TAXES

    The benefit from income taxes is as follows:

                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  ------------
Current:
  Federal.......................................................................   $       --
  Foreign.......................................................................        3,307
  State.........................................................................            5
                                                                                  ------------
                                                                                        3,312
                                                                                  ------------
Deferred:
  Federal.......................................................................       (3,192)
  Foreign.......................................................................          142
  State.........................................................................         (640)
                                                                                  ------------
                                                                                       (3,690)
                                                                                  ------------
Total...........................................................................   $     (378)
                                                                                  ------------
                                                                                  ------------

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 7--INCOME TAXES (CONTINUED)
    Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  ------------
Deferred tax assets:
  Net operating loss and research and development credit carryforwards..........   $    5,742
  Intangibles...................................................................        3,666
  State income taxes............................................................        2,987
  Product return/warranty reserves..............................................        1,895
  Rebate reserve................................................................        1,479
  Other.........................................................................        5,430
                                                                                  ------------
Total deferred tax assets.......................................................       21,199
  Valuation allowance...........................................................      (21,199)
                                                                                  ------------
Net deferred tax assets.........................................................            0
                                                                                  ------------

Deferred tax liabilities:
  Foreign taxes.................................................................         (142)
                                                                                  ------------
Total deferred tax liabilities..................................................         (142)
                                                                                  ------------
Net deferred taxes..............................................................   $     (142)
                                                                                  ------------
                                                                                  ------------

    The Company has recorded a valuation allowance against deferred tax assets since it is more likely than not that the deferred tax assets will not be realized.

    As of December 31, 1994, River net operating loss carryforwards for Federal and state tax purposes totaled approximately $4,156 and $1,513, respectively. As specified in the Internal Revenue Code, a more than 50% ownership change by a combination of significant shareholders during any three year period would result in certain limitations on the Company's ability to utilize net operating loss carryforwards and research and development credit carryforwards. Such a change is likely to have occurred in connection with the acquisition transaction discussed in Note 3. These net operating loss and research and development credit carryforwards expire from 2008 to 2009 for Federal tax purposes and from 1998 and 1999 for state tax purposes.

    During 1995, net operating loss carryforwards for Federal and state tax purposes totaling approximately $4,245 and $236, respectively, were generated by the consolidated group. These net operating loss carryforwards expire in 2010 for Federal tax purposes and in 2000 for state tax purposes.

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 7--INCOME TAXES (CONTINUED)
    Following is a reconciliation of the effective income tax rate:

                                                                                    YEAR ENDED
                                                                                   DECEMBER 31,
                                                                                       1995
                                                                                  ---------------
Tax benefit at statutory rate...................................................         (35.0)%
Add (deduct):
  Foreign taxes.................................................................           6.2
  State taxes...................................................................          (5.8)
  Other.........................................................................           (.2)
                                                                                         -----
                                                                                         (34.8)
  Valuation allowance...........................................................          34.1
                                                                                         -----
                                                                                           (.7)%
                                                                                         -----
                                                                                         -----

NOTE 8--BENEFITS

    Effective December 30, 1994, in connection with the purchase of IVAC discussed in Note 1, the Company's U.S. noncontributory defined benefit plan was terminated and the assets and liabilities of the IVAC Retirement Plan were merged into The Lilly Retirement Plan. All eligible participants in the IVAC Retirement Plan became participants in The Lilly Retirement Plan, and all benefits previously earned will be paid by The Lilly Retirement Plan.

    In connection with the River Transaction, all outstanding stock options issued under the River Medical Stock Option Plan were assumed by Holdings subject to the same terms, vesting, duration and cancellation existing prior to the acquisition. On a converted basis, there were 467,370 options exercisable into Holdings Class B common stock outstanding at December 31, 1995 at exercise prices ranging from $.13 to $.52. The options expire not more than ten years from the date of grant and were fully vested at December 31, 1995.

    A summary of Class B stock option transactions follows:

                                                                 YEAR ENDED DECEMBER 31, 1995
                                                                      OPTIONS OUTSTANDING
                                                               ---------------------------------
                                                                NUMBER OF   NUMBER OF
                                                                 SHARES      SHARES
                                                                 AT $.52     AT $.13
                                                                PER SHARE   PER SHARE    TOTAL
                                                               -----------  ---------  ---------
Converted from River Plan....................................      24,611   1,013,837  1,038,448
Options exercised............................................      (8,204)   (562,874)  (571,078)
                                                               -----------  ---------  ---------
Balance at December 31, 1995.................................      16,407     450,963    467,370
                                                               -----------  ---------  ---------
                                                               -----------  ---------  ---------

    The 1995 Stock Option/Stock Issuance Plan (the "Plan") of Holdings authorizes up to 4,000,000 shares of Holdings Class A common stock to be granted no later than February 2005. Under the Plan, the Board of Directors of Holdings may grant options to selected key employees, directors and consultants to the Company to purchase shares of Holdings common stock, at a price not less than 85% of the fair market

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 8--BENEFITS (CONTINUED)

value of the stock at the date of grant, as determined by the Board of Directors of Holdings. The Plan provides for the grant of both incentive stock options and non-qualified stock options. Generally, options outstanding vest over a four to eight year period and are exercisable for up to ten years from the grant date. At December 31, 1995, 633,343 options were exercisable at $1.00 for an aggregate exercise price of $633.


    A summary of Class A stock option transactions follows:

                                                                                                 YEAR ENDED
                                                                                              DECEMBER 31, 1995
                                                                                             OPTIONS OUTSTANDING
                                                                                OPTIONS    -----------------------
                                                                               AVAILABLE   NUMBER OF    PRICE PER
                                                                               FOR GRANT     SHARES       SHARE
                                                                              -----------  ----------  -----------
Options authorized..........................................................    4,000,000          --          --
Options granted.............................................................   (3,668,656)  3,668,656   $    1.00
Options exercised...........................................................           --        (938)         --
Options forfeited on termination of employment..............................      360,516    (360,516)         --
                                                                              -----------  ----------       -----
Balance at December 31, 1995................................................      691,860   3,307,202   $    1.00
                                                                              -----------  ----------       -----
                                                                              -----------  ----------       -----


    During 1995, the Company consummated a 3 for 1 stock split effected in the form of a dividend to all holders of record of Class A and Class B common stock held at the close of business on February 1, 1995. All share amounts presented herein reflect the 3 for 1 split.


    The Company maintains a defined contribution savings plan which covers substantially all of its U.S. employees. Contributions under the plan amounted to $757 for the year ended December 31, 1995.

    The Company was self-insured for medical benefits through June 30, 1995. Effective July 1, 1995, the Company transitioned its medical and dental insurance to coverage under a health maintenance organization.

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 9--GEOGRAPHIC INFORMATION

                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  ------------
Net sales to unaffiliated customers:
  United States.................................................................   $  163,323
  United Kingdom................................................................       18,217
  Germany.......................................................................       18,516
  Spain.........................................................................       10,248
  Other.........................................................................       30,667
                                                                                  ------------
                                                                                   $  240,971
                                                                                  ------------
                                                                                  ------------
Income (loss) before income taxes:
  United States.................................................................   $  (61,462)
  United Kingdom................................................................        3,869
  Germany.......................................................................          127
  Spain.........................................................................          587
  Other.........................................................................        1,398
  Eliminations and adjustments..................................................         (662)
                                                                                  ------------
                                                                                   $  (56,143)
                                                                                  ------------
                                                                                  ------------

                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  ------------
Total assets:
  United States.................................................................   $  190,640
  United Kingdom................................................................       17,384
  Germany.......................................................................        7,230
  Spain.........................................................................       11,860
  Other.........................................................................       17,216
  Eliminations and adjustments..................................................      (28,335)
                                                                                  ------------
                                                                                   $  215,995
                                                                                  ------------
                                                                                  ------------

    Transfers between geographic areas are made at prices calculated to reflect a profit attributable to manufacturing operations.

    Remittances to the United States are subject to various regulations of the respective governments as well as to fluctuations in exchange rates.

NOTE 10--LITIGATION

    River is a defendant in an action alleging misappropriation of trade secrets and other proprietary information of the plaintiff. The Company believes the allegations to be without merit and has filed a countersuit with respect to this matter. In addition, the Company is a party to various other legal actions which have occurred in the normal course of business. Management believes the Company has meritorious

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 10--LITIGATION (CONTINUED)
defenses and intends to defend vigorously against these allegations and claims. In management's opinion, liabilities arising from the above matters, if any, will not have a material adverse effect on the Company's consolidated financial position or results of operations.

NOTE 11--COMMITMENTS AND CONTINGENCIES

    In connection with the Acquisition, Lilly agreed to perform certain administrative functions for the Company's foreign subsidiaries including the collection of receivables and the payment of certain direct expenses incurred by Lilly on behalf of the Company. The Company agreed to reimburse Lilly for such direct expenses and anticipates that a payment of less than $8,000 will be made to Lilly in 1996. The Company is currently waiting for notification from Lilly of the amount owed under this arrangement. Management does not believe that this amount will be materially different from the amount accrued at December 31, 1995.

    The Company is obligated to pay additional purchase consideration related to previous acquisitions. As discussed in Note 5, the Company is obligated to pay additional consideration to SIS. In connection with another acquisition, the Company is contingently liable to certain prior shareholders of the acquiree for up to approximately $1,850 for additional purchase consideration through 1996, based upon the acquired entity achieving certain sales and pre-tax performance in each year subsequent to such acquisition. Any additional consideration paid will be treated as additional cost of the acquired entity.

NOTE 12--RESTRUCTURING

    In 1995, management approved and committed the Company to a non-voluntary termination plan in compliance with the terms of the Acquisition purchase agreement in an effort to reduce operating expenses. The terminations were not concentrated in one particular area of the Company's operations and the plan does not contemplate any significant changes to the operations or product lines that the Company offers. In connection with these terminations the Company charged severance and related costs of $5,319 to earnings. As of December 31, 1995, the remaining accrual related to these terminations totaled $1,510.

NOTE 13--SUBSEQUENT EVENT


    On March 29, 1996, the Company amended and restated its Bank Credit Facility. The amended and restated senior credit facility (the "Facility") matures on March 29, 1999 and provides for borrowings of up to $40,000, secured by substantially all U.S. domestic assets. Borrowings under the Facility bear interest at a rate equal to the Alternate Base Rate ("ABR") plus 0.25% or Adjusted LIBOR plus 1.50%, at the option of the Company. The ABR is equal to the greatest of the (i) prime rate in effect on such day; (ii) base certificate of deposit rate in effect on such day plus 1%; and (iii) federal funds effective rate in effect on such day plus 1/2 of 1%. The pricing is subject to change quarterly based upon certain debt and interest coverage ratios.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of IVAC Corporation

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of cash flows and of shareholder's equity present fairly, in all material respects, the financial position of IVAC Corporation and its subsidiaries at December 31, 1994, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

San Diego, California
June 29, 1995

                                IVAC CORPORATION


                           CONSOLIDATED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)


                                                                                                   AT DECEMBER 31,
                                                                                                        1994
                                                                                                   ---------------
                                                      ASSETS
Current assets:
  Cash and cash equivalents......................................................................    $     3,226
  Accounts receivable, net.......................................................................         43,324
  Receivable from Lilly..........................................................................          1,581
  Current portion of contract receivables, net...................................................          7,014
  Inventories....................................................................................         43,828
  Prepaid expenses and other current assets......................................................          3,333
                                                                                                   ---------------
      Total current assets.......................................................................        102,306
Long-term contract receivables, net..............................................................         18,164
Property, plant and equipment, net...............................................................         50,095
Intangible assets, net...........................................................................          3,579
                                                                                                   ---------------
                                                                                                     $   174,144
                                                                                                   ---------------
                                                                                                   ---------------

                                       LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
  Accounts payable...............................................................................    $     7,950
  Accrued warranty...............................................................................          7,339
  Accrued employee liabilities...................................................................          4,715
  Current portion of long-term debt..............................................................          1,571
  Other current liabilities......................................................................          6,607
                                                                                                   ---------------
      Total current liabilities..................................................................         28,182
Long-term debt...................................................................................         10,050
Other non-current liabilities....................................................................          5,931

Commitments and contingencies (Note 14)

Shareholder's equity:
  Common stock, no par value; 100 shares authorized, issued and outstanding......................             --
  Additional paid-in capital.....................................................................         58,343
  Retained earnings..............................................................................         73,574
  Foreign currency translation adjustment........................................................         (1,936)
                                                                                                   ---------------
      Total shareholder's equity.................................................................        129,981
                                                                                                   ---------------
                                                                                                     $   174,144
                                                                                                   ---------------
                                                                                                   ---------------


          See accompanying notes to consolidated financial statements.

                                IVAC CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                             (DOLLARS IN THOUSANDS)


                                                                                                       YEAR ENDED
                                                                                                      DECEMBER 31,
                                                                                                          1994
                                                                                                      ------------
Net Sales...........................................................................................   $  223,227
Cost of sales.......................................................................................      146,659
                                                                                                      ------------
        Gross profit................................................................................       76,568

Sales and marketing.................................................................................       45,055
General and administrative..........................................................................       21,586
Research and development............................................................................       18,504
Excess purchase price write-down....................................................................       13,143
Expense allocation from Lilly.......................................................................        7,480
Other expense, net..................................................................................        3,560
                                                                                                      ------------

        Total operating expense.....................................................................      109,328

Contract interest income............................................................................        2,927
                                                                                                      ------------
Loss from operations................................................................................      (29,833)
Interest expense, net...............................................................................       (2,227)
                                                                                                      ------------
Income (loss) before income taxes...................................................................      (32,060)
Provision for income taxes..........................................................................        3,793
                                                                                                      ------------
Net income (loss)...................................................................................   $  (35,853)
                                                                                                      ------------
                                                                                                      ------------


          See accompanying notes to consolidated financial statements.

                                IVAC CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)


                                                                                                    YEAR ENDED
                                                                                                   DECEMBER 31,
                                                                                                       1994
                                                                                                 -----------------
Cash flows from operating activities:
  Net income (loss)............................................................................     $   (35,853)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization..............................................................          15,119
    Excess purchase price write-down...........................................................          13,143
    Lilly allocated expenses contributed as paid-in-capital....................................           7,480
    Loss on disposal of fixed assets...........................................................           1,363
    Changes in assets and liabilities:
      Receivables..............................................................................             766
      Inventories..............................................................................           5,481
      Prepaid expenses and other assets........................................................           3,864
      Accounts payable.........................................................................          (1,744)
      Accrued warranty.........................................................................           1,584
      Accrued employee liabilities.............................................................          (2,514)
      Other liabilities........................................................................           2,523
      Payables to and receivables from Lilly, net..............................................          (4,710)
                                                                                                       --------
        Net cash provided by operating activities..............................................           6,502
                                                                                                       --------

Cash flows from investing activities:
  Capital expenditures, net....................................................................          (9,000)
                                                                                                       --------
        Net cash used by investing activities..................................................          (9,000)
                                                                                                       --------
Effect of exchange rate changes on cash........................................................           1,041
                                                                                                       --------
Net decrease in cash and cash equivalents......................................................          (1,457)
Cash and cash equivalents at the beginning of the year.........................................           4,683
                                                                                                       --------
Cash and cash equivalents at the end of the year...............................................     $     3,226
                                                                                                       --------
                                                                                                       --------

Supplemental disclosure of cash flow information:
  Cash paid for income taxes...................................................................     $     1,854

Supplemental non-cash financing activities:
  Dividends paid through forgiveness of intercompany receivable from Lilly.....................     $    48,699
  Net liabilities assumed by Lilly credited to paid-in-capital.................................     $    13,663


          See accompanying notes to consolidated financial statements.

                                IVAC CORPORATION

                 CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY

                             (DOLLARS IN THOUSANDS)


                                                                                                              FOREIGN      TOTAL
                                                             COMMON STOCK        ADDITIONAL                  CURRENCY      SHARE-
                                                       ------------------------    PAID-IN    ACCUMULATED   TRANSLATION   HOLDERS'
                                                         SHARES       AMOUNT       CAPITAL      DEFICIT     ADJUSTMENT     EQUITY
                                                       -----------  -----------  -----------  ------------  -----------  ----------
Balance at December 31, 1993.........................         100    $     162    $  37,200    $  158,126    $  (2,977)  $  192,511
  Transactions with Lilly:
    Lilly corporate expense allocation...............          --           --        7,480            --           --        7,480
    Assumption of net liabilities....................          --           --       13,663            --           --       13,663
    Non-cash dividend................................          --           --           --       (48,699)          --      (48,699)
    Other............................................          --         (162)          --            --           --         (162)
  Foreign currency translation adjustment............          --           --           --            --        1,041        1,041
  Net income.........................................          --           --           --       (35,853)          --      (35,853)
                                                              ---        -----   -----------  ------------  -----------  ----------
Balance at December 31, 1994.........................         100    $      --    $  58,343    $   73,574    $  (1,936)  $  129,981
                                                              ---        -----   -----------  ------------  -----------  ----------
                                                              ---        -----   -----------  ------------  -----------  ----------


          See accompanying notes to consolidated financial statements.

                                IVAC CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

NOTE 1--DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    IVAC Corporation ("IVAC" or the "Company") designs, manufactures, distributes and services intravenous infusion therapy and vital signs measurement instruments and related disposables and accessories. Prior to and during fiscal 1994, the Company operated as a wholly owned subsidiary of Eli Lilly and Company ("Lilly"). As more fully discussed in Note 15, after the close of business on December 31, 1994, the outstanding capital stock of IVAC was acquired by IVAC Holdings, Inc. ("Holdings"). The accompanying consolidated financial statements do not reflect adjustments resulting from this subsequent purchase transaction.

    The consolidated financial statements include the accounts and results of operations of the Company, its wholly owned subsidiary MIS Scandinavia A.B., and affiliate activities conducted through subsidiaries or divisions of Lilly. Where activities were conducted through a subsidiary or division of Lilly or related to the joint venture in Spain, productive assets such as accounts receivable, inventory and equipment specifically related to IVAC operations are included in the accompanying consolidated balance sheets. With respect to the operations of Germany, there are certain assets and liabilities included in the accompanying consolidated balance sheets prior to 1994 which related to affiliated companies. Management believes the value of these net assets is not material. All significant intercompany accounts and transactions have been eliminated in consolidation. These statements reflect the financial position, results of operations, and cash flows of the Company as a component of Lilly and may not be indicative of the actual results of operations and financial position of the Company under new ownership.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

    Cash equivalents consist of highly liquid investments with maturities of 90 days or less at date purchased.

REVENUE RECOGNITION


    Revenue is recorded upon product shipment, net of an allowance for estimated returns, or service delivery. The Company also sells instruments via long-term financing arrangements to a number of hospitals under No Capital Agreements ("NCA's"). These agreements allow hospitals to acquire instruments with no initial payment. The sales price for the instruments is recovered via surcharges applied to minimum purchase commitments of related disposables. The transactions are akin to sales-type leases as provided for in SFAS 13. The term of the financing is generally three to five years, with interest at rates of 9% to 15%. The related contract receivables at December 31, 1994 are presented net of unearned finance revenue of $6,468 which reflects the remaining interest to be earned on unshipped disposables. Unearned finance revenue is calculated using the inherent rate of interest on each NCA, the expected disposable shipment period and the principal balance financed. Finance revenue is recognized as disposables are shipped using a reducing principal balance method which approximates the interest method. Contract provisions include liquidated damage clauses which are sufficient to recover the sales price of the instruments in the event of customer cancellation.

                                IVAC CORPORATION

                             (DOLLARS IN THOUSANDS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Credit risk associated with this concentration is limited due to the large number and geographic dispersion of the accounts and the overall stability of the hospital industry. Management believes that adequate provision has been made for such credit risk.

INVENTORIES

    Inventories are stated at the lower of cost, determined by the first-in, first-out (FIFO) method, or market.

EXCESS PURCHASE PRICE


    Excess purchase price arising from acquisitions is amortized over estimated useful lives, ranging from 5 to 7 years, using the straight-line method. At December 31, 1994, excess purchase price is presented net of accumulated amortization of $1,186.


    At each balance sheet date, the Company evaluates the realizability of excess purchase price based upon management's best estimations of future discounted cash flows. If future discounted cash flows are less than the carrying amount of the excess purchase price, an adjustment is recorded to reduce the excess purchase price to its fair value. Based on its most recent analysis, the Company believes that no material impairment existed at December 31, 1994 (Notes 3 and 4).

PROPERTY, PLANT AND EQUIPMENT


    Property, plant and equipment are stated on the basis of cost. Additions to property, plant and equipment, including significant betterments and renewals are capitalized. Maintenance and repair costs are charged to expense as incurred. Depreciation is computed using the straight-line method over estimated useful lives of 3 to 50 years. Depreciation expense amounted to $12,274 during fiscal 1994. Management reviewed long-lived assets for impairment on an annual basis based on undiscounted future cash flows.


INCOME TAXES

    The Company's operations have historically been included in consolidated income tax returns filed by Lilly. Income tax expense in the accompanying consolidated financial statements has been determined on a separate return basis, in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109").

    Differences between income tax expense computed on a separate return basis and the amount actually charged to IVAC by Lilly has been reflected on the consolidated balance sheet as an adjustment to paid-in capital.

FOREIGN CURRENCY TRANSLATION

    The financial statements of the Company's foreign subsidiary and affiliates are translated into U.S. dollars using period-end exchange rates for assets and liabilities and weighted average exchange rates

                                IVAC CORPORATION

                             (DOLLARS IN THOUSANDS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) during the period for revenues and expenses. Gains and losses from translation are excluded from results of operations and accumulated as a separate component of shareholder's equity.

FAIR VALUE OF FINANCIAL INSTRUMENTS


    At December 31, 1994, the carrying amount of the Company's financial instruments including cash and cash equivalents, trade receivables and payables, approximated their fair value due to their short term maturities. The fair value of the Company's long-term contract receivables are estimated by discounting future cash flows using discount rates that reflect the risk associated with similar types of loans. At December 31, 1994, the estimated fair values of both the Company's long-term contract receivables and long-term debt approximate their carrying values.


EARNINGS PER SHARE

    The ownership change of IVAC Corporation that occurred after the close of business on December 31, 1994 (Note 15) has resulted in the historical earnings per share calculations becoming irrelevant for purposes of comparability with future periods. As such, historical earnings per share calculations have not been presented.


PRODUCT WARRANTY



    The Company provides warranties for up to one year on all products and for up to two years on certain products. A provision for the estimated future costs of warranty repair or replacement is provided at the time of sale based upon the Company's historical warranty experience.



REBATES



    The Company provides rebates to customers under certain programs. The estimated costs of these rebates are accrued at the time revenue is recognized.


NOTE 3--ACQUISITIONS


    In September 1993, IVAC completed the acquisitions of certain of the assets of the MiniMed product line, a three-channel infusion pump system, from Siemens Infusion Systems, Ltd. ("SIS"). The acquisition was accounted for as a purchase. Under provisions of the acquisition agreement, the Company is required to pay royalties to SIS in 1995 based on 1994 product sales and will pay in 1996 through 1999 based on the greater of 8% of the prior year product sales or a guaranteed minimum of $3,000 per year. Excess purchase price and other intangibles associated with this acquisition are being amortized on a straight-line basis over 7 years (Note 4).



NOTE 4--EXCESS PURCHASE PRICE ADJUSTMENT


    Since the Company's acquisition of the MiniMed product line from SIS in September 1993, the Company discovered design and other defects of the product line and evaluated market conditions. Upon the discontinuance of production in the fourth quarter of 1994, the Company determined that sales and earnings of the product line acquired from SIS were significantly below that projected at the time of

                                IVAC CORPORATION

                             (DOLLARS IN THOUSANDS)


NOTE 4--EXCESS PURCHASE PRICE ADJUSTMENT (CONTINUED)

acquisition. Accordingly, the Company recorded a write-down of excess purchase price of $13,143 to reduce the carrying value of the excess purchase price to its estimated fair value.

    The methodology used to assess the recoverability of the excess purchase price recorded in connection with the acquisition was to discount future projected cash flows over the remaining estimated useful life of the product line. The projected cash flows represent management's best estimate of the Company's future results of operations related to this product line. The Company discounted the resulting projected cash flows using a discount rate of 12% which is considered a reasonable approximation of the Company's cost of capital at the time of impairment. Based on the estimated discounted cash flows, the Company determined that approximately $1,100 of the remaining unamortized excess purchase price would be recoverable.

                                IVAC CORPORATION

                             (DOLLARS IN THOUSANDS)


NOTE 5--COMPOSITION OF CERTAIN CONSOLIDATED FINANCIAL STATEMENT CAPTIONS



                                                                               AT DECEMBER 31,
                                                                                    1994
                                                                               ---------------
Accounts Receivable:
  Trade......................................................................    $    47,064
  Less allowance for doubtful accounts.......................................         (3,740)
                                                                               ---------------
                                                                                 $    43,324
                                                                               ---------------
                                                                               ---------------
Inventories:
  Finished products..........................................................    $    18,974
  Work-in-process............................................................          5,985
  Raw materials..............................................................         22,129
                                                                               ---------------
                                                                                      47,088
  Less reserve...............................................................         (3,260)
                                                                               ---------------
                                                                                 $    43,828
                                                                               ---------------
                                                                               ---------------
Property, plant and equipment:
  Land.......................................................................    $     1,788
  Buildings..................................................................         42,421
  Equipment..................................................................         68,031
  Construction in process....................................................          5,112
                                                                               ---------------
                                                                                     117,352
  Less accumulated depreciation..............................................        (67,257)
                                                                               ---------------
                                                                                 $    50,095
                                                                               ---------------
                                                                               ---------------
Other current liabilities:
  Accrued contract termination costs.........................................    $     1,500
  Deferred revenue...........................................................          1,057
  Other miscellaneous accruals...............................................          4,050
                                                                               ---------------
                                                                                 $     6,607
                                                                               ---------------
                                                                               ---------------
Other non-current liabilities:
  Minority interest..........................................................    $     3,625
  Other......................................................................          2,306
                                                                               ---------------
                                                                                 $     5,931
                                                                               ---------------
                                                                               ---------------



NOTE 6--DEBT



    In connection with the acquisition of the MiniMed product line, the Company is obligated to pay additional consideration to SIS of $1,571 based on 1994 product sales and the greater of $3,000 per year or 8% of the prior year's product sales in 1996 through 1999. In 1994, the minimum $12,000 liability was discounted at an imputed interest rate of 7% with a corresponding reduction in excess purchase price. The unamortized discount, which is amortized using the interest method over the term of the payments, is $1,950 at December 31, 1994.

                                IVAC CORPORATION

                             (DOLLARS IN THOUSANDS)


NOTE 7--TRANSACTIONS WITH LILLY


    Operating expenses include certain services performed by Lilly or its affiliates and billed directly to IVAC and certain corporate expenses which have been allocated to the Company based on established allocation methods which in the opinion of management reflect IVAC's proportionate share of such expenses. Other transactions include intercompany purchases and sales, service fees and interest.

    A summary of significant actual expenditures charged by or (billed to) Lilly follows:


                                                              DECEMBER 31,
                                                                  1994
                                                              ------------
Personnel and benefits......................................   $    8,321
Insurance...................................................        1,265
Information systems.........................................       (2,589)
Interest....................................................        1,088
Miscellaneous...............................................       (3,099)
                                                              ------------
                                                               $    4,986
                                                              ------------
                                                              ------------


    A summary of corporate expense allocations follows:


Business planning...........................................   $   1,902
Corporate expenses..........................................       3,676
International expenses......................................       1,103
Other.......................................................         799
                                                              -----------
                                                               $   7,480
                                                              -----------
                                                              -----------


    Lilly did not require the intercompany payable resulting from corporate expense allocations to be paid. Accordingly, these amounts have been reflected as an increase to additional paid-in capital.

    In addition, other intercompany balances due to and from Lilly during 1994 were settled in contemplation of and pursuant to the sale of IVAC. In May 1994, IVAC forgave a net receivable due from Lilly in the amount of $48,699. This transaction has been reflected as a dividend to Lilly in the accompanying financial statements. In December 1994, Lilly forgave a net intercompany receivable from IVAC amounting to $19,689. This transaction has been reflected as an increase to additional paid-in capital in the accompanying financial statements.

    In accordance with the terms of the sale of IVAC, Lilly also assumed responsibility for employee-related and certain other liabilities existing prior to December 31, 1994 and IVAC forgave certain additional intercompany balances due from Lilly. The net effect of this transaction was a reduction in additional paid-in capital of $6,026.


NOTE 8--LEASES



    Total rental expense amounted to approximately $2,368 for the year ended December 31, 1994. Leases are generally for computer and office equipment. Future minimum rental commitments as of December 31, 1994 for noncancellable leases are not material.

                                IVAC CORPORATION

                             (DOLLARS IN THOUSANDS)


NOTE 9--INCOME TAXES


    The Company accounts for income taxes on the liability method under SFAS
109. The following is the composition of income taxes:


                                                                                  DECEMBER 31,
                                                                                      1994
                                                                                  ------------
Current:
  Federal.......................................................................   $   (1,208)
  Foreign.......................................................................          748
  State.........................................................................          495
                                                                                  ------------
                                                                                           35
Deferred:
  Federal.......................................................................       (8,369)
  State.........................................................................       (1,937)
                                                                                  ------------
Total before valuation allowance................................................      (10,271)
Valuation allowance.............................................................       14,064
                                                                                  ------------
Total...........................................................................   $    3,793
                                                                                  ------------
                                                                                  ------------


    Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                                               AT DECEMBER 31,
                                                                                    1994
                                                                               ---------------
Deferred tax assets:
  Excess purchase price write-down...........................................    $     5,187
  Inventory..................................................................          2,484
  Product return/warranty reserves...........................................          2,937
  State income tax...........................................................          2,017
  Rebate reserve.............................................................          1,649
  Allowance for doubtful accounts............................................          1,311
  Other......................................................................          1,794
                                                                               ---------------
Total deferred tax assets....................................................         17,379
                                                                               ---------------
Deferred tax liabilities:
  Property and equipment.....................................................         (3,315)
                                                                               ---------------
Total deferred tax liabilities...............................................         (3,315)
                                                                               ---------------
Net deferred tax assets......................................................         14,064
                                                                               ---------------
Valuation allowance..........................................................        (14,064)
                                                                               ---------------
Net deferred taxes...........................................................    $         0
                                                                               ---------------
                                                                               ---------------


    SFAS 109 specifies that deferred tax assets are to be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based on uncertainty as to whether IVAC will generate adequate future income to recover its deferred tax assets at December 31, 1994, management recorded a valuation allowance against such net deferred tax assets.

                                IVAC CORPORATION

                             (DOLLARS IN THOUSANDS)


NOTE 9--INCOME TAXES (CONTINUED)

    Following is a reconciliation of the effective income tax rate:


                                                                               DECEMBER 31,
                                                                                   1994
                                                                              --------------
Tax benefit at statutory rate...............................................         (34.0)%
Add (deduct):
  State taxes, net of federal tax benefit...................................          (1.7)
  Benefit from foreign sales corporation....................................           (.5)
  Research tax credit.......................................................          (1.1)
  Effect of international operations........................................           3.6
  Revisions of prior year estimates.........................................          (2.2)
  Lilly's assumption of net liabilities.....................................           3.9
                                                                                     -----
                                                                                     (32.0)
  Valuation allowance.......................................................          43.9
                                                                                     -----
                                                                                      11.9%
                                                                                     -----
                                                                                     -----



NOTE 10--BENEFITS



    Effective December 30, 1994, in connection with the subsequent sale of IVAC discussed in Note 14, the Company's U.S. noncontributory defined benefit retirement plan was terminated and the assets and liabilities of the IVAC Retirement Plan were merged into The Lilly Retirement Plan. All eligible participants in the IVAC Retirement Plan became participants in The Lilly Retirement Plan, and all benefits previously earned will be paid by The Lilly Retirement Plan.


    The Company's U.S. noncontributory defined benefit retirement plan covered substantially all United States employees. Benefits under the domestic plan were calculated by using one of several formulas. These formulas were based on a combination of the following: (1) years of service; (2) final average earnings;
(3) primary social security benefit; and (4) age.

    The Company's funding policy was consistent with local governmental and tax funding regulations. Generally, pension costs accrued were funded. Plan assets, which were maintained in a trust with Lilly and other Lilly affiliate plan assets, consisted primarily of equity and fixed income instruments.

    Net pension expense for the Company's U.S. noncontributory defined benefit retirement plan included the following components:


                                                                               DECEMBER 31,
                                                                                   1994
                                                                               ------------
Service cost--benefits earned during the year................................   $    1,743
Interest cost on projected benefit obligations...............................        1,394
Actual return on assets (gain)...............................................       (1,492)
Net amortization and deferral................................................          466
                                                                               ------------
                                                                                $    2,111
                                                                               ------------
                                                                               ------------

                                IVAC CORPORATION

                             (DOLLARS IN THOUSANDS)


NOTE 10--BENEFITS (CONTINUED)


    The assumptions used to develop net periodic pension expense and the actuarial present value of projected benefit obligations are shown below:



                                                                               DECEMBER 31,
                                                                                   1994
                                                                               -------------
Discount rate................................................................          7.5%
Rate of increase in future compensation levels...............................      4.5-8.0%
Expected long-term return on assets..........................................         11.0%



    In addition to employees covered by the above U.S. noncontributory defined benefit retirement plan, the Company also had employees outside the U.S. who were covered by retirement plans maintained by Lilly or its affiliates. No allocation of expenses for the Company's employees participating in these plans has been included in the above information. However, expenses attributable to the Company's employees at these locations are included in the consolidated statements of operations.



    The Company was self-insured for medical and dental benefits. Medical and dental expense recorded in 1994 was $6,884.


    Lilly has assumed responsibility for all employee benefit related liabilities as of December 31, 1994.


    The Company's employees are eligible to contribute to the Company's defined contribution savings plan, which may be matched by the Company. The Company's expense under the plan totaled $1,215 for the year ended December 31, 1994.



NOTE 11--GEOGRAPHIC INFORMATION



                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,
                                                                                      1994
                                                                                  ------------
Net sales to unaffiliated customers:
  United States.................................................................   $  153,383
  United Kingdom................................................................       17,332
  Germany.......................................................................       14,960
  Spain.........................................................................        9,146
  Other.........................................................................       28,406
                                                                                  ------------
                                                                                   $  223,227
                                                                                  ------------
                                                                                  ------------
Income (loss) before income taxes:
  United States.................................................................   $  (35,218)
  United Kingdom................................................................        3,576
  Germany.......................................................................          423
  Spain.........................................................................          983
  Other.........................................................................         (500)
  Eliminations and adjustments..................................................       (1,324)
                                                                                  ------------
                                                                                   $  (32,060)
                                                                                  ------------
                                                                                  ------------

                                IVAC CORPORATION

                             (DOLLARS IN THOUSANDS)


NOTE 11--GEOGRAPHIC INFORMATION (CONTINUED)



                                                                               AT DECEMBER 31,
                                                                                    1994
                                                                               ---------------
Total assets:
  United States..............................................................    $   140,706
  United Kingdom.............................................................          9,345
  Germany....................................................................          3,827
  Spain......................................................................          7,766
  Other......................................................................         14,949
  Eliminations and adjustments...............................................         (2,449)
                                                                               ---------------
                                                                                 $   174,144
                                                                               ---------------
                                                                               ---------------


    Transfers between geographic areas are made at prices calculated to reflect a profit attributable to manufacturing operations.

    Remittances to the United States are subject to various regulations of the respective governments as well as to fluctuations in exchange rates.


NOTE 12--LITIGATION


    Prior to and in connection with the sale of IVAC, Lilly assumed responsibility for the anticipated cost of resolution of certain legal claims existing at December 31, 1994. Consequently, the related accrual is not reflected within the accompanying financial statements. In addition, the Company is a party to various other legal actions which have occurred in the normal course of business. Management believes the Company has meritorious defenses and intends to defend vigorously against these allegations and claims. As the ultimate outcome of the matters is uncertain, no loss provisions have been recorded in the accompanying financial statements. In management's opinion, liabilities arising from these matters, if any, will not have a material adverse effect on the Company's consolidated financial position or results of operations.


NOTE 13--COMMITMENTS AND CONTINGENCIES


    The Company is obligated to pay additional purchase consideration related to two previous acquisitions. As discussed in Note 7, the Company is obligated to pay additional consideration to SIS. In connection with another acquisition, the Company is contingently liable for up to approximately $3,050 for additional purchase consideration through 1996 based upon the acquired entity achieving certain sales and pre-tax performance in each year.


NOTE 14--SUBSEQUENT EVENTS



    After the close of business on December 31, 1994, Lilly sold the outstanding stock of IVAC to Holdings, which was formed through the contribution of the outstanding capital stock of River Medical, Inc. and cash from an investor group including DLJ Merchant Banking Partners, L.P. and related investors, and other investors. Through a series of subsequent transactions, River Medical, Inc. became a wholly owned subsidiary of IVAC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE GUARANTEEING SUBSIDIARIES OR ANY OTHER PERSON. THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                           --------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Available Information.....................................................    3
Prospectus Summary........................................................    4
Risk Factors..............................................................   20
The Exchange Offer........................................................   30
Certain Federal Income Tax Consequences...................................   39
The Merger................................................................   40
Use of Proceeds...........................................................   43
Pro Forma Condensed Consolidated Financial Statements.....................   44
Selected Historical Consolidated Financial Data of the Company............   48
Management's Discussion and Analysis of Financial Condition and Results of
 Operations of the Company................................................   50
Selected Historical Consolidated Financial Data of IVAC...................   58
Management's Discussion and Analysis of Financial Condition and Results of
 Operations of IVAC.......................................................   61
Business..................................................................   70
Management................................................................   94
Principal Stockholders....................................................  103
Certain Relationships and Related Transactions............................  105
Description of Notes......................................................  106
Description of New Credit Facility........................................  135
Plan of Distribution......................................................  137
Legal Matters.............................................................  137
Experts...................................................................  137
Index to Financial Statements.............................................  F-1


    UNTIL             , 1997 ( DAYS AFTER THE COMMENCEMENT OF THE EXCHANGE
OFFER), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THE UNSOLD ALLOTMENTS AND SUBSCRIPTIONS.

                                  $200,000,000

                              IVAC HOLDINGS, INC.

                             OFFER TO EXCHANGE ITS
                        9 3/4% SENIOR SUBORDINATED NOTES
                           DUE 2006, WHICH HAVE BEEN
                      REGISTERED UNDER THE SECURITIES ACT
                        OF 1933, AS AMENDED, FOR ANY AND
                             ALL OF ITS OUTSTANDING
                        9 3/4% SENIOR SUBORDINATED NOTES
                                    DUE 2006

                                           , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Each of IVAC Holdings, Inc. (the "Company"), IVAC Overseas Holdings, Inc. ("IVAC Overseas") and IMED International Trading Corp. ("IMED Trading") is incorporated under the laws of the State of Delaware. Each of (i) Section 145 of the Delaware General Corporate Law, as amended, (ii) Articles SIXTH and SEVENTH of the Company's Amended and Restated Certificate of Incorporation, (iii) Article NINTH of IVAC Overseas' Certificate of Incorporation, (iv) Articles SEVENTH and EIGHTH of IMED Trading's Certificate of Incorporation and (v)
ARTICLE IX of each of the Company's, IVAC Overseas' and IMED Trading's Amended and Restated By-Laws contain indemnification provisions.

    Set forth below is the text of Articles SIXTH and SEVENTH of the Company's Amended and Restated Certificate of Incorporation:

        SIXTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director except: (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

        SEVENTH: The corporation shall, to the fullest extent permitted by
    Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    Set forth below is the text of Article NINTH of IVAC Overseas' Certificate of Incorporation:

        NINTH: 1. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

        2. (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE NINTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE NINTH shall be a contract right.

          (b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

        3. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law.

        4. The rights and authority conferred in this ARTICLE NINTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

        5. Neither the amendment nor repeal of this ARTICLE NINTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE NINTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

    Set forth below is the text of Articles SEVENTH and EIGHTH of IMED Trading's Certificate of Incorporation:

        SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director except: (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

        EIGHTH: The corporation shall, to the fullest extent permitted by
    Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    Set forth below is the text of ARTICLE IX of each of the Company's, IVAC Overseas' and IMED Trading's Amended and Restated By-Laws:

                                   ARTICLE IX
                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

        SECTION 1. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the

    Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this ARTICLE IX with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

        SECTION 2. RIGHT TO ADVANCEMENT OF EXPENSES. The right to indemnification conferred in Section 1 of this ARTICLE IX shall include the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this ARTICLE IX shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

        SECTION 3. RIGHT OF INDEMNITEE TO BRING SUIT. If a claim under Section 1 or 2 of this ARTICLE IX is not paid in full by the Corporation within sixty
    (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not meet the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE IX or otherwise shall be on the Corporation.

        SECTION 4. NON-EXCLUSIVITY OF RIGHTS. The rights to indemnification and to the advancement of expenses conferred in this ARTICLE IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

        SECTION 5. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

        SECTION 6. INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this ARTICLE IX with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

    The Company has entered into indemnification agreements with certain of its directors, officers and employees providing each such person with indemnification (and advancement of expenses) to the fullest extent permitted by Delaware law.

    The Company maintains officers' and directors' liability insurance which insures against liabilities that officers and directors of the Company may incur in such capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS.

    (a) Exhibits


EXHIBIT NO.                                           DESCRIPTION OF EXHIBIT
-------------  -----------------------------------------------------------------------------------------------------
       1.1     Purchase Agreement dated November 19, 1996 among IMED Corporation, IMED International Trading Corp.,
               Donaldson, Lufkin & Jenrette Securities Corporation, BT Securities Corporation, Bear, Stearns & Co.,
               Inc. and Paribas Corporation.*

       1.2     Purchase Agreement Assumption Agreement dated as of November 26, 1996 between IVAC Holdings, Inc. and
               IVAC Overseas Holdings, Inc.*

       2.1     Agreement and Plan of Merger dated August 23, 1996 among the Participating Stockholders, IMED
               Corporation, IMED Merger Sub, Inc., IVAC Holdings, Inc. and IVAC Medical Systems, Inc. (Incorporated
               by reference to Exhibit 2 to Advanced Medical Inc.'s report on Form 8-K dated August 23, 1996 (the
               "AM August 8-K")).

       2.2     Agreement of Stock Purchase and Plan of Recapitalization dated November 26, 1996 among Advanced
               Medical, Inc., Decisions Incorporated and Jeffry M. Picower (Incorporated by reference to Exhibit
               10.3 to Advanced Medical's report on Form 8-K dated December 11, 1996 (the "AM December 8-K")).

       3.1     Amended and Restated Certificate of Incorporation of IVAC Holdings, Inc.*

       3.2     Amended and Restated By-Laws of IVAC Holdings, Inc.*

       3.3     Certificate of Incorporation of IVAC Overseas Holdings, Inc.*

EXHIBIT NO.                                           DESCRIPTION OF EXHIBIT
-------------  -----------------------------------------------------------------------------------------------------
       3.4     Amended and Restated By-Laws of IVAC Overseas Holdings, Inc.*

       3.5     Certificate of Incorporation of IMED International Trading Corp.*

       3.6     Amended and Restated By-Laws of IMED International Trading Corp.*

       4.1     Indenture dated as of November 26, 1996 among IMED Corporation, IMED International Trading Corp. and
               United States Trust Company of New York, as trustee (including form of Notes) (Incorporated by reference to Exhibit 10.2 to the AM December 8-K).

       4.2     Indenture Assumption Agreement dated as of November 26, 1996 between IVAC Holdings, Inc. and United
               States Trust Company of New York, as trustee.*

       4.3     Supplemental Indenture dated as of November 26, 1996 between IVAC Overseas Holdings, Inc. and United
               States Trust Company of New York, as trustee.*

       4.4     Registration Rights Agreement dated as of November 26, 1996 among IMED Corporation, IMED
               International Trading Corp., Donaldson, Lufkin and Jenrette Securities Corporation, BT Securities
               Corporation, Bear, Stearns & Co. Inc. and Paribas Corporation.*

       4.5     Registration Rights Assumption Agreement dated as of November 26, 1996 between IVAC Holdings, Inc.
               and IVAC Overseas Holdings, Inc.*

       5       Opinion of Gordon Altman Butowsky Weitzen Shalov & Wein.**

      10.1     Credit Agreement dated as of November 26, 1996 among Advanced Medical, Inc., IMED Corporation,
               Various Lending Institutions, Bankers Trust Company, Banque Paribas and Donaldson, Lufkin & Jenrette
               Securities Corporation (Incorporated by reference to Exhibit 10.1 to the AM December 8-K).

      10.2     Employment Agreement dated as of August 23, 1996 among William J. Mercer, IMED Corporation and
               Advanced Medical, Inc. (Incorporated by reference to Exhibit 10.4 to the AM December 8-K).

      10.3     Employment Agreement dated as of August 23, 1996 among Joseph W. Kuhn, IMED Corporation and Advanced
               Medical, Inc. (Incorporated by reference to Exhibit 10.5 to the AM December 8-K).

      10.4     Advanced Medical, Inc.'s Third Amended and Restated 1988 Stock Option Plan (Incorporated by reference to Annex IV to Advanced Medical, Inc.'s Proxy Statement dated July 25, 1994 for its Special Meeting of Stockholders held on August 11, 1994 (the "AM August 1994 Proxy Statement")).

      10.5     Advanced Medical, Inc.'s Second Amended and Restated 1990 Non-Qualified Stock Option Plan for
               Non-Employee Directors (Incorporated by reference to Annex V to the AM August 1994 Proxy Statement).

      10.6     Form of Indemnification Agreements between IVAC Holdings, Inc. and certain of its directors and officers (Incorporated by reference to Exhibit 10.2 to IVAC Medical System, Inc.'s Report on Form
               10-Q for the quarter ended June 30, 1996).

      10.7     Wateridge Plaza Office Building Lease Agreement dated as of December 1, 1995 between California
               Public Employees' Retirement System and IVAC Corporation (Incorporated by reference to Exhibit 10.12 to IVAC Medical Systems, Inc.'s Report on Form 10-K for the year ended December 31, 1995 (the "IVAC
               1995 Form 10-K")).

      10.8     Activity Road Lease Agreement dated as of October 25, 1995 between Rancho Bernardo Corporate Center
               Ltd. and IVAC Corporation (Incorporated by reference to Exhibit 10.13 to the IVAC 1995 Form 10-K).

EXHIBIT NO.                                           DESCRIPTION OF EXHIBIT
-------------  -----------------------------------------------------------------------------------------------------
      10.9     Kenamar Court Lease Agreement dated as of January 24, 1996 between Brentcrest Properties, Inc. and
               IVAC Corporation (Incorporated by reference to Exhibit 10.14 of the IVAC 1995 Form 10-K).

      10.10    Development and Exclusive Distribution Agreement dated May 8, 1995 between Debiotech SA and IMED
               Corporation (Incorporated by reference to Exhibit 10.7 of Amendment No. 2 dated January 31, 1996 to
               Advanced Medical, Inc.'s Report on Form 10-Q for the quarter ended September 30, 1995).

      10.11    Asset Transfer Agreement dated June 26, 1996 among IMED Ltd., IMED Corporation, Pharmacia AB and
               Pharmacia & Upjohn Limited with respect to the acquisition of certain European assets (Incorporated by reference to Exhibit 10.28 to Advanced Medical, Inc.'s Report on Form 10-Q for the quarter ended
               June 30, 1996 (the "AM June 1996 Form 10-Q")).

      10.12    Assignment Agreement dated June 26, 1996 among IMED Corporation, IMED International Trading Corp.,
               Advanced Medical, Inc. and Pharmacia, AB with respect to the acquisition of European distribution rights (Incorporated by reference to Exhibit 10.29 to the AM June 1996 Form 10-Q).

      12       Computation of Ratio of Earnings to Fixed Charges.

      21       List of Subsidiaries of the Company.*

      23.1     Consent of Price Waterhouse LLP.

      23.2     Consent of Gordon Altman Butowsky Weitzen Shalov & Wein (included in Exhibit 5.1).**

      24       Power of Attorney (included on the Company's signature page of the Registration Statement on Form S-4
               (333-18687) of the Company, IVAC Overseas Holdings, Inc. and IMED International Trading Corp. dated
               December 24, 1996).

      25       Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of United
               States Trust Company of New York, as trustee.*

      27       Financial Data Schedule, 12 months.


------------------------


* Filed as an exhibit to the Registration Statement on Form S-4 (333-18687) of the Company, IVAC Overseas Holdings, Inc. and IMED International Trading Corp. dated December 24, 1996.



**  To be filed by amendment.


    (b) Financial Statement Schedule

    Report of Independent Accountants on Financial Statement Schedule.

    Schedule II--Valuation and Qualifying Accounts and Reserves.

    All other schedules are omitted because they are not applicable or not required, or because the information required therein is included in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS.


    The undersigned registrant hereby undertakes:



        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and



           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.



        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 28, 1997.


                                IVAC HOLDINGS, INC.

                                By:  /s/ WILLIAM J. MERCER
                                     -----------------------------------------
                                     Name: William J. Mercer
                                     Title:  President


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  NAME                               TITLE(S)                     DATE
----------------------------------------  ------------------------------  --------------------

                   *
----------------------------------------  Director, Chairman of the          March 28, 1997
           Jeffry M. Picower                Board

                                          Director, President, Chief
         /s/ WILLIAM J. MERCER              Executive Officer, Chief
----------------------------------------    Financial Officer, Chief         March 28, 1997
           William J. Mercer                Accounting Officer,
                                            Treasurer and Secretary

                   *
----------------------------------------  Director                           March 28, 1997
             Norman M. Dean

                   *
----------------------------------------  Director                           March 28, 1997
              Henry Green

                   *
----------------------------------------  Director                           March 28, 1997
           Frederic Greenberg

                   *
----------------------------------------  Director                           March 28, 1997
           Richard B. Kelsky

    *By:      /s/ WILLIAM J. MERCER
---------------------------------------
            Attorney-in-Fact

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 28, 1997.


                                IVAC OVERSEAS HOLDINGS, INC.

                                By:  /s/ WILLIAM J. MERCER
                                     -----------------------------------------
                                     Name: William J. Mercer
                                     Title:  President

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  NAME                               TITLE(S)                     DATE
----------------------------------------  ------------------------------  --------------------

          /s/ JOHN A. DE GROOT
----------------------------------------  Director                           March 28, 1997
            John A. de Groot

                                          Director, President, Chief
         /s/ WILLIAM J. MERCER              Executive Officer, Chief
----------------------------------------    Financial Officer and Chief      March 28, 1997
           William J. Mercer                Accounting Officer

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 28, 1997.



                                IMED INTERNATIONAL TRADING CORP.

                                By:  /s/ WILLIAM J. MERCER
                                     -----------------------------------------
                                     Name: William J. Mercer
                                     Title:  President


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  NAME                               TITLE(S)                     DATE
----------------------------------------  ------------------------------  --------------------

         /s/ GRANTLAND E. BRYCE
----------------------------------------  Director, Vice President and       March 28, 1997
           Grantland E. Bryce               Secretary

                                          Director, President, Chief
         /s/ WILLIAM J. MERCER              Executive Officer, Chief
----------------------------------------    Financial Officer, Chief         March 28, 1997
           William J. Mercer                Accounting Officer and
                                            Treasurer

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE


To the Board of Directors
and Stockholder of IVAC Holdings, Inc.



    Our audits of the consolidated financial statements referred to in our report dated March 27, 1997 appearing on page F-2 of the Prospectus forming a part of the registration statement to which this report is filed also included an audit of the accompanying Financial Statement Schedule. In our opinion, this schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.


PRICE WATERHOUSE LLP


San Diego, California
March 27, 1997

                      IVAC HOLDINGS, INC. AND SUBSIDIARIES


           SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995

                             (DOLLARS IN THOUSANDS)


                                                                    ADDITIONS      ADDITIONS
                                                    BALANCE AT     CHARGED TO       CHARGED                      BALANCE AT
                                                     BEGINNING      COSTS AND      TO OTHER                        END OF
                                                     OF PERIOD      EXPENSES      ACCOUNTS(1)    DEDUCTIONS(2)     PERIOD
                                                   -------------  -------------  -------------  ---------------  -----------
Deducted from receivables
Allowance for doubtful accounts:
  Year ended December 31, 1994...................    $     804      $     100             --       $     (49)     $     855
  Year ended December 31, 1995...................          855            100             --             (80)           875
  Year ended December 31, 1996...................          875            100      $   3,320            (210)         4,085


------------------------


(1) Represents amount of allowance for doubtful accounts assigned to accounts receivable acquired in the Merger.



(2) Represents accounts written-off as uncollectible, net of collections on accounts previously written-off.

                                 EXHIBIT INDEX


                                                                                                         SEQUENTIALLY
                                                                                                           NUMBERED
 EXHIBIT NO.                                    DESCRIPTION OF EXHIBIT                                       PAGE
-------------  ----------------------------------------------------------------------------------------  -------------
       1.1     Purchase Agreement dated November 19, 1996 among IMED Corporation, IMED International
               Trading Corp., Donaldson, Lufkin & Jenrette Securities Corporation, BT Securities
               Corporation, Bear, Stearns & Co., Inc. and Paribas Corporation.*

       1.2     Purchase Agreement Assumption Agreement dated as of November 26, 1996 between IVAC
               Holdings, Inc. and IVAC Overseas Holdings, Inc.*

       2.1     Agreement and Plan of Merger dated August 23, 1996 among the Participating Stockholders,
               IMED Corporation, IMED Merger Sub, Inc., IVAC Holdings, Inc. and IVAC Medical Systems,
               Inc. (Incorporated by reference to Exhibit 2 to Advanced Medical Inc.'s report on Form
               8-K dated August 23, 1996 (the "AM August 8-K")).

       2.2     Agreement of Stock Purchase and Plan of Recapitalization dated November 26, 1996 among
               Advanced Medical, Inc., Decisions Incorporated and Jeffry M. Picower (Incorporated by
               reference to Exhibit 10.3 to Advanced Medical's report on Form 8-K dated December 11,
               1996 (the "AM December 8-K")).

       3.1     Amended and Restated Certificate of Incorporation of IVAC Holdings, Inc.*

       3.2     Amended and Restated By-Laws of IVAC Holdings, Inc.*

       3.3     Certificate of Incorporation of IVAC Overseas Holdings, Inc.*

       3.4     Amended and Restated By-Laws of IVAC Overseas Holdings, Inc.*

       3.5     Certificate of Incorporation of IMED International Trading Corp.*

       3.6     Amended and Restated By-Laws of IMED International Trading Corp.*

       4.1     Indenture dated as of November 26, 1996 among IMED Corporation, IMED International
               Trading Corp. and United States Trust Company of New York, as trustee (including form of
               Notes) (Incorporated by reference to
               Exhibit 10.2 to the AM December 8-K).

       4.2     Indenture Assumption Agreement dated as of November 26, 1996 between IVAC Holdings, Inc.
               and United States Trust Company of New York, as trustee.*

       4.3     Supplemental Indenture dated as of November 26, 1996 between IVAC Overseas Holdings,
               Inc. and United States Trust Company of New York, as trustee.*

       4.4     Registration Rights Agreement dated as of November 26, 1996 among IMED Corporation, IMED
               International Trading Corp., Donaldson, Lufkin and Jenrette Securities Corporation, BT
               Securities Corporation, Bear, Stearns & Co. Inc. and Paribas Corporation.*

       4.5     Registration Rights Assumption Agreement dated as of November 26, 1996 between IVAC
               Holdings, Inc. and IVAC Overseas Holdings, Inc.*

       5       Opinion of Gordon Altman Butowsky Weitzen Shalov & Wein.**

      10.1     Credit Agreement dated as of November 26, 1996 among Advanced Medical, Inc., IMED
               Corporation, Various Lending Institutions, Bankers Trust Company, Banque Paribas and
               Donaldson, Lufkin & Jenrette Securities Corporation (Incorporated by reference to
               Exhibit 10.1 to the AM December 8-K).

                                                                                                         SEQUENTIALLY
                                                                                                           NUMBERED
 EXHIBIT NO.                                    DESCRIPTION OF EXHIBIT                                       PAGE
-------------  ----------------------------------------------------------------------------------------  -------------
      10.2     Employment Agreement dated as of August 23, 1996 among William J. Mercer, IMED
               Corporation and Advanced Medical, Inc. (Incorporated by reference to Exhibit 10.4 to the
               AM December 8-K).

      10.3     Employment Agreement dated as of August 23, 1996 among Joseph W. Kuhn, IMED Corporation and Advanced Medical, Inc. (Incorporated by reference to Exhibit 10.5 to the AM December
               8-K).

      10.4     Advanced Medical, Inc.'s Third Amended and Restated 1988 Stock Option Plan (Incorporated
               by reference to Annex IV to Advanced Medical, Inc.'s Proxy Statement dated July 25, 1994 for its Special Meeting of Stockholders held on August 11, 1994 (the "AM August 1994
               Proxy Statement")).

      10.5     Advanced Medical, Inc.'s Second Amended and Restated 1990 Non-Qualified Stock Option
               Plan for Non-Employee Directors (Incorporated by reference to Annex V to the AM August
               1994 Proxy Statement).

      10.6     Form of Indemnification Agreements between IVAC Holdings, Inc. and certain of its directors and officers (Incorporated by reference to Exhibit 10.2 to IVAC Medical
               System, Inc.'s Report on Form 10-Q for the quarter ended June 30, 1996).

      10.7     Wateridge Plaza Office Building Lease Agreement dated as of December 1, 1995 between
               California Public Employees' Retirement System and IVAC Corporation (Incorporated by
               reference to Exhibit 10.12 to IVAC Medical Systems, Inc.'s Report on Form 10-K for the
               year ended December 31, 1995 (the "IVAC 1995 Form 10-K")).

      10.8     Activity Road Lease Agreement dated as of October 25, 1995 between Rancho Bernardo
               Corporate Center Ltd. and IVAC Corporation (Incorporated by reference to Exhibit 10.13 to the IVAC 1995 Form 10-K).

      10.9     Kenamar Court Lease Agreement dated as of January 24, 1996 between Brentcrest
               Properties, Inc. and IVAC Corporation (Incorporated by reference to Exhibit 10.14 of the
               IVAC 1995 Form 10-K).

      10.10    Development and Exclusive Distribution Agreement dated May 8, 1995 between Debiotech SA and IMED Corporation (Incorporated by reference to Exhibit 10.7 of Amendment No. 2 dated
               January 31, 1996 to Advanced Medical, Inc.'s Report on Form 10-Q for the quarter ended
               September 30, 1995).

      10.11    Asset Transfer Agreement dated June 26, 1996 among IMED Ltd., IMED Corporation,
               Pharmacia AB and Pharmacia & Upjohn Limited with respect to the acquisition of certain
               European assets (Incorporated by reference to Exhibit 10.28 to Advanced Medical, Inc.'s
               Report on Form 10-Q for the quarter ended June 30, 1996 (the "AM June 1996 Form 10-Q")).

      10.12    Assignment Agreement dated June 26, 1996 among IMED Corporation, IMED International
               Trading Corp., Advanced Medical, Inc. and Pharmacia, AB with respect to the acquisition of European distribution rights (Incorporated by reference to Exhibit 10.29 to the AM
               June 1996 Form 10-Q).

      12       Computation of Ratio of Earnings to Fixed Charges.

      21       List of Subsidiaries of the Company.*

      23.1     Consent of Price Waterhouse LLP.

                                                                                                         SEQUENTIALLY
                                                                                                           NUMBERED
 EXHIBIT NO.                                    DESCRIPTION OF EXHIBIT                                       PAGE
-------------  ----------------------------------------------------------------------------------------  -------------
      23.2     Consent of Gordon Altman Butowsky Weitzen Shalov & Wein (included in Exhibit 5.1).**

      24       Power of Attorney (included on the IVAC Holdings, Inc. signature page of the
               Registration Statement on Form S-4 (33-18687) of the Company, IVAC Overseas Holdings,
               Inc. and IMED International Trading Corp. dated December 24, 1996).

      25       Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of
               1939 of United States Trust Company of New York, as trustee.

      27       Financial Data Schedule, 12 months.


------------------------


* Filed as an exhibit to the Registration Statement on Form S-4 (333-18687) of the Company, IVAC Overseas Holdings, Inc. and IMED International Trading Corp. dated December 24, 1996.



**  To be filed by amendment.